As filed with the Securities and Exchange Commission on November
7
, 2022
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEPTUNE WELLNESS SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Quebec	2836	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
545 Promenade du Centropolis
Suite 100
Laval, Quebec, Canada H7T 0A3
(450)
687-2262
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
28 Liberty Street
New York, NY 10005
(212)
894-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communication sent to agent for service, should be sent to

François Paradis	John S. Wirt	Thomas M. Rose
Osler, Hoskin & Harcourt LLP	General Counsel	Nicole Edmonds
1000 De La Gauchetiére Street West	c/o Neptune Wellness Solutions Inc.	Troutman Pepper Hamilton Sanders LLP
Suite 2100	545 Promenade du Centropolis, Suite 100	401 9th Street, NW, Suite 1000
Montréal, Québec, H3B 4W5	Laval, Quebec, H7T 0A3	Washington, DC 20004
Canada	Canada	United States
(514) 904-8100	(450) 687-2262	(757) 687-7715

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 7, 2022.

PRELIMINARY PROSPECTUS

Neptune Wellness Solutions Inc.

Up to 6,417,114 Common Shares Underlying Warrants

This prospectus relates to the issuance by us and the resale by the selling security holders named in this prospectus (the “Selling Shareholders”) of up to an aggregate of 6,417,114 of our common shares, no par value (“Common Shares”), upon the exercise of warrants to purchase our common shares (the “Warrants”) that we issued to Selling Shareholders in a private placement that closed pursuant to that certain Securities Purchase Agreement dated October 6, 2022 (the “Purchase Agreement”) with certain institutional investors, pursuant to which Neptune Wellness Solutions Inc. (the “Company”) agreed to issue and sell, in a registered direct offering, 3,208,557 of its Common Shares and the Warrants in a concurrent private placement (the “Private Placement”).

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Shareholders will issue, offer or sell, as applicable, any of the securities hereby registered. The Selling Shareholders may offer, sell, or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of our Common Shares by the Selling Shareholders pursuant to this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of our common shares. See “Plan of Distribution” beginning on page 101 of this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “NEPT”. On November 4, 2022, the last reported sale price of our Common Shares was $1.10 per share on the Nasdaq.

Our business and investing in our securities involve a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2022.

MARKET AND OTHER INDUSTRY DATA

Certain market and industry data included in this prospectus, including the size of certain markets and our size or position within these markets, including our products, are based on estimates of our management and third-party reports. Management estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate, which, in each case, we believe are reliable.

We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance but is inherently imprecise.

Assumptions and estimates of our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors-Risks Relating to our Business and Industry.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the services that we offer. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks, service marks and trade names are the property of their respective owners.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Shareholders of the securities offered by them described in this prospectus. We will not receive any proceeds from the sale of Common Shares underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we, nor the Selling Shareholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Shareholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise indicated, all references to “$” or “US$” in this registration statement refer to U.S. dollars, and all references to “C$” refer to Canadian dollars.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Unless the context indicates otherwise, references in this prospectus to the “Company,” the “Corporation,” “Neptune,” “we,” “us,” “our,” and similar terms refer to Neptune Wellness Solutions Inc. and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain information and statements that may constitute forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of U.S. federal securities laws, both of which we refer to as forward-looking statements, including, without limitation, statements relating to certain expectations, projections, new or improved product introductions, market expansion efforts, and other information related to our business strategy and future plans. Forward-looking statements can, but may not always, be identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “would”, “should”, “believe”, “objective”, “ongoing”, “assumes”, “goal”, “likely” and similar references to future periods or the negatives of these words and expressions and by the fact that these statements do not relate strictly to historical or current matters. The statements we make regarding the following matters are forward-looking by their nature and are based on certain of the assumptions noted below. Forward-looking statements in this prospectus may include, but are not limited to, statements about expectations regarding being subject to taxation in both Canada and the United States; our ability to obtain additional financing in the future and continue as a going concern; uncertainties related to general economic, political, business, industry, and market conditions, including the ongoing COVID-19 pandemic, inflationary pressures, and geopolitical conflicts, the planned divestiture of our cannabis business, our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our expectations regarding potential pursuit of strategic acquisitions, joint venture or partnerships, our ability to retain members of our management team and our employees; competition existing today or that will likely arise in the future; and our ability to satisfy the continued listing requirements of the NASDAQ Capital Market or any other exchange on which our securities may trade on.

These forward-looking statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including market and economic conditions, the effect of the COVID-19 pandemic, business prospects or opportunities, future plans and strategies, projections, technological developments, anticipated events and trends and regulatory changes that affect us, our customers and our industries. Although the Company and management believe that the expectations reflected in such forward-looking statements are reasonable and based on reasonable assumptions and estimates, there can be no assurance that these assumptions or estimates are accurate or that any of these expectations will prove accurate. Forward-looking statements are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies that could cause actual events to differ materially from those expressed or implied in such statement.

Undue reliance should not be placed on forward-looking statements. Actual results and developments are likely to differ, and may differ materially, from those anticipated by the Company and expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus. Such statements are based on a number of assumptions and risks that may prove to be incorrect, including, without limitation, assumptions about:

•	our ability to successfully manage our liquidity and expenses, and continue as a going concern;

•	our ability to complete the planned divestiture of our cannabis business;

•	our ability to maintain customer relationships and demand for our products;

•	the impact of current and future substantial litigation, investigations and proceedings;

•	the overall business and economic conditions;

•	the potential financial opportunity of our addressable markets;

•	the competitive environment;

•	the protection of our current and future intellectual property rights;

•	our ability to recruit and retain the services of our key personnel;

•	our ability to develop commercially viable products;

•	our ability to pursue new business opportunities;

•	our ability to obtain financing on reasonable terms or at all;

•	our ability to integrate our acquisitions and generate synergies; and

•	the impact of new laws and regulations in Canada, the United States or any other jurisdiction in which we currently do or intend to do business.

Certain forward-looking statements contained herein and incorporated by reference concerning the cannabis industry and the general expectations of the Company concerning the cannabis industry and the Company’s business and operations are based on estimates prepared by the Company using data from publicly available governmental sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which the Company believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While the Company is not aware of any misstatement regarding any industry or government data presented herein, the cannabis industry involves risks and uncertainties and is subject to change based on various factors.

•

Many factors could cause our actual results, level of activity, performance, achievements, future events or developments to differ materially from those expressed or implied by forward-looking statements, including, without limitation, the factors discussed under “Risk Factors” beginning on page 14 and in our Annual Report on Form 10-K for the year ended March 31, 2022, as amended. In particular, you should consider the following risks that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements:

•	our inability to complete the planned divestiture of our cannabis business;

•	our inability to continue as a going concern;

•

geopolitical events, such as terrorism, war or other military conflict, including increased uncertainty regarding the ongoing hostility between Russia and the Ukraine and the related impact on macroeconomic conditions as a result of such conflict;

•	changes in our industry;

•	increased competition within the industries that we operate, particularly the nutraceutical, beauty & personal care and organic foods and beverages industries;

•	changes in laws and/or government regulations affecting our business;

•	the political environments in the U.S. and Canada;

•	systems failures or cybersecurity incidents;

•	exposure to current and future claims and litigation, including product liability claims;

•	exposure to currency fluctuations and restrictions as well as credit risks;

•	potential significant increases in tax liabilities;

•	product liability claims;

•	our inability to attract or retain key personnel or additional employees required for the development and future success of our business;

•	our inability to protect our intellectual property rights;

•	changes in intellectual property laws;

•	our inability to obtain adequate insurance coverage;

•	significant sales to a limited number of customers;

•	our failure to maintain any regulatory approvals, licenses and/or permits required for operating our business;

•	adverse actions by governmental bodies that regulate our products, business or operations;

•	our inability to maintain our liquidity position and manage expenses; and

•	our failure to comply with, or remedy deficiencies with, the listing standards of The Nasdaq Capital Market or other securities exchange in which our Common Shares are listed and trade on.

There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those expressly or impliedly expected or estimated in such statements. Shareholders and investors should not place undue reliance on forward-looking statements as the plans, intentions or expectations upon which they are based might not occur. Although the Company cautions that the foregoing list of risk factors, as well as those risk factors presented under the heading “Risk Factors” and elsewhere in this prospectus, are not exhaustive, shareholders and investors should carefully consider them and the uncertainties they represent and the risks they entail. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Unless otherwise indicated, forward-looking statements in this prospectus describe our expectations as of the date of this prospectus and, accordingly, are subject to change after such date. We do not undertake to update or revise any forward-looking statements for any reason, except as required by applicable securities laws.

RISK FACTORS SUMMARY

Investing in our securities involves risks. You should carefully consider the risks described under the heading “Risk Factors” beginning on page 14 before deciding to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of the principal risks we face:

Risks Relating to our Business and Industry

•	If we are unable to complete the planned divestiture of our cannabis business, our results of operations and financial condition could be adversely affected.

•	COVID-19 has and will continue to impact our operations and could have a material adverse effect on our business, results of operations and financial condition.

•

Increasing awareness of health and wellness are driving changes in the consumer products industry, and if we are unable to react in a timely and cost-effective manner, our results of operations and future growth may be adversely affected.

•	Markets for our products and services are highly competitive, and we may be unable to compete effectively.

•	We may be unable to manage our growth effectively.

•

We depend on significant customers for a substantial portion of our revenue. If we fail to retain or expand our customer relationships or significant customers reduce their purchases, our revenue could decline significantly.

•	Significant interruptions in our access to certain supply chains, for key inputs such as raw materials, electricity, water, and other utilities may impair our operations.

•	Our future success depends on the sales of our consumer products and turnkey solutions products.

•

Our activities rely on certain third-party suppliers, contract manufacturers and distributors, and such reliance may adversely affect us if the third parties are unable or unwilling to fulfill their obligations.

•	Our products may be subject to recalls for a variety of reasons, which could require us to expend significant management and capital resources.

•	We may not meet timelines for project development.

•

Product contamination or tampering or issues or concerns with respect to product quality, safety and integrity could adversely affect our business, reputation, financial condition or results of operations.

•	The Company may have difficulty obtaining insurance to cover its operational risks and, even where available, may not be sufficient to cover losses we may incur.

Risks Relating to Our Accounting and Financial Policies

•

Although our consolidated financial statements have been prepared on a going concern basis, our management believe that our recurring losses and negative cash flows from operations and other factors have raised substantial doubt about our ability to continue as a going concern for the twelve-month period ended March 31, 2022 and three-month period ended June 30, 2022.

•	We have recorded long-lived asset impairment charges and may be required to record additional charges to future earnings if our long-lived assets become impaired.

Risks Relating to Our Liquidity

•

We are actively managing our liquidity and expenses, including by extending payables due and reducing investment in our businesses, and it is not certain that we will be ultimately successful in developing our business and remaining a going concern.

•

We are actively managing our liquidity and expenses, including by extending payables due and reducing investment in our businesses, and it is not certain that we will be ultimately successful in developing our business and remaining a going concern.

•	The Company may have difficulty accessing public and private capital and banking services, which could negatively impact its ability to finance its operations.

Legal and Regulatory Risks Relating to Our Business

•

We identified material weaknesses in our internal control over financial reporting. This may adversely affect the accuracy and reliability of our financial statements and, if we fail to maintain effective internal control over financial reporting, it could impact our reputation, business, and the price of our common shares, as well as lead to a loss of investor confidence in us.

•	As a non-accelerated filer, we are not required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act.

•	Sources of hemp-derived CBD depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under state law.

•	We must comply with requirements for licenses and permits in Canada and the failure to maintain these could adversely affect our operations.

•	We expect to be subject to taxation in both Canada and the United States, which could have a material adverse effect on our financial condition and results of operations.

•	We are subject to laws and regulations and guidelines, changes in which could increase our costs and individually or in the aggregate adversely affect our business.

•	We are subject to risks inherent to the nutraceutical industry.

•	We are subject to anti-money laundering laws and regulations in multiple jurisdictions.

•	Potential regulation by the FDA could have a material adverse effect on our business, financial condition and results of operations.

•	We could be materially adversely impacted due to restrictions under U.S. border entry laws.

•	We may not have access to United States bankruptcy protections available to non-cannabis businesses.

•	There is doubt regarding our ability to enforce contracts.

•	Our inability to maintain our regulatory approvals and permits could adversely affect our business and financial results.

•

We are currently, and may in the future be, subject to substantial litigation, investigations and proceedings that could cause us to incur significant legal expenses and result in harm to our business.

Risks Relating to Our Human Resources

•	We may be unable to attract or retain key personnel, and we may be unable to attract, develop and retain additional employees required for our development and future success.

•	We face exposure to fraudulent or illegal activity by employees, contractors, consultants and agents, which may subject us to investigations and actions.

Risks Relating to Our Information Technology

•

We must successfully maintain and/or upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition or results of operations.

•

We may be exposed to risks and costs associated with security breaches, data loss, credit card fraud and identity theft that could cause us to incur unexpected expenses and loss of revenue as well as other risks.

Risks Relating to Our Intellectual Property

•

Our commercial success depends, in part, on our intellectual property rights and a failure by us to protect our intellectual property may have a material adverse effect on our ability to develop and commercialize our products.

•	We have limited trademark protection.

Risks Relating to This Offering and Ownership of Our Common Shares

•	We do not currently intend to pay any cash dividends on our Common Shares in the foreseeable future.

•	If there is insufficient liquidity in our Common Shares, it could adversely affect your ability to sell your shares.

•	U.S. investors may be unable to enforce certain judgments against us in Canada.

•	Certain Canadian laws could delay or deter a change of control.

•	Our shareholders may be subject to dilution resulting from future offerings of Common Shares by us.

•	Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our Common Shares.

•

Our constating documents permit us to issue an unlimited amount of additional Common Shares or Preferred Shares, which may prevent a third-party takeover or cause our shareholders to experience dilution in the future.

•

Because the Company is a “smaller reporting company,” we may take advantage of certain scaled disclosures available to us, resulting in holders of our securities receiving less Company information than they would receive from a public company that is not a smaller reporting company

•	Any acquisitions, strategic investments, divestures, mergers, or joint ventures we make may require the issuance of a significant amount of equity or debt securities and may not be successful.

•	We have reported negative cash flows from operating activities and may do so in future periods.

•	We may not be able to maintain our operations without additional funding.

•	We are subject to foreign currency fluctuations, which could adversely affect our financial results.

General Risk Factors

•	Catastrophic events outside of our control, including pandemics, may harm our results of operations or damage our facilities.

•	The market price of the Company’s Common Shares may be highly volatile.

PROSPECTUS SUMMARY

The following summary highlights selected information included in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider or that may be important to you in making an investment decision. You should carefully read the entire prospectus before making an investment in our common shares. You should carefully read this entire prospectus, including the information under, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Overview

We are a modern consumer packaged goods (“CPG”) company driven by a singular purpose: to transform the everyday for a healthier tomorrow. Neptune is a diversified and fully integrated health and wellness company with multiple brand units. With a mission to redefine health and wellness, Neptune is focused on building a broad portfolio of high quality, affordable consumer products in response to long-term secular trends and market demand for natural, plant-based, sustainable and purpose-driven lifestyle brands. The Company utilizes a highly flexible, cost efficient manufacturing and supply chain infrastructure that can be scaled up and down or into adjacent product categories to identify new innovation opportunities, quickly adapt to consumer preferences and demand, and bring new products to market through its mass retail partners and e-commerce channels. Leveraging decades of expertise in extraction and product formulation, Neptune is a provider of turnkey product development and supply chain solutions to business customers across several health and wellness verticals, including nutraceuticals and white label consumer packaged goods. Neptune has expanded its operations since June 2020 into several brand units in order to better address its markets. The main brand units are the following: Nutraceuticals, Beauty & Personal Care, and Organic Foods & Beverages. All amounts in this prospectus are in US dollars, unless otherwise noted.

Our Business Strategy

Neptune’s vision is to change consumer habits through the creation and distribution of environmentally friendly, ethical and innovative consumer product goods. Our mission is to redefine health and wellness and help humanity thrive by providing sustainable consumer focused solutions. Despite the decline in global economic activity since the outbreak of the COVID-19 virus, Neptune has taken transformative, and successful, actions to increase its sales, distribution and reach in both the business-to-business (“B2B”) and business-to-consumer (“B2C”) model in the consumer-packaged goods (“CPG”) market. Neptune has a dual go-to market B2B and B2C strategy focused on expanding its global distribution reach. The strategy sets Neptune apart from its competition and has started to yield consistent, long-term revenue opportunities for the Company.

The Company’s long-term strategy is focused on the health and wellness sector with an emphasis on select CPG verticals, including Nutraceuticals, Beauty & Personal Care, and Organic Foods & Beverages. Neptune’s current brand portfolio across these verticals include Sprout®, Neptune Wellness™, Forest Remedies®, and MaxSimil®.

Our Products and Markets

Our Nutraceutical, Beauty and Personal Care products and Organic Foods and Beverages are manufactured by third party manufacturers. In order to meet demand for our products, we have developed relationships with selected contract manufacturers. We believe that we are not dependent on any single contract manufacturer and that, if necessary, our current selected contract manufacturers could be replaced with minimal disruption to our operations.

Nutraceuticals

Neptune offers a variety of specialty ingredients, including our licensed specialty ingredient MaxSimil®, a technology that helps increase digestion and absorption of fat-soluble and nutritional ingredients. Additionally, the Company sources a variety of other marine oils, seed oils and specialty ingredients that are available for sale as raw material or transformed into finished products. The Company has recently launched a new line of Vitamin Sprays and Pumps for both children and adults. Neptune is focused on expanding its exclusive Omega-3 delivery technology MaxSimil® while improving growth and profitability in its Nutraceuticals vertical through its brand Biodroga.

Neptune’s core strength is product innovation with a focus on specialty ingredients offered in bulk soft gels and liquid delivery systems. The Company continues to expand its delivery system capabilities with projects for pumps, sprays, roll-ons and CBD enhancements. All of Neptune’s Nutraceutical products are available under distributors’ private labels, primarily sold in the Canadian and U.S. nutraceutical markets. Neptune, through its nutraceuticals products business, also formulates, develops and provides customers with turnkey nutrition solutions.

Beauty & Personal Care

The Company sells wellness products to the Beauty & Personal Care market through its Forest Remedies brand. Forest Remedies offers plant-based supplements, including first-of-its kind multi-omega gummies and soft gels with packaging that is 100% plastic-free.

Organic Foods and Beverages

In February 2021, Neptune acquired a controlling interest in Sprout Foods, Inc., an organic plant-based baby food and toddler snack company. Sprout is an integral piece of Neptune’s health and wellness portfolio and represents a key brand within the Organic Foods and Beverages vertical.

Competition

The nutraceutical, beauty & personal care and organic foods and beverages industries are highly competitive. There are many companies, public and private universities, and research organizations actively engaged in the research and development of products that may be similar to our products. It is probable that the number of companies seeking to develop products similar to our products will increase. Many of these and other existing or potential competitors have substantially greater financial, technical and human resources than we do and may be better equipped to develop, manufacture and market products.

Recent Developments

Liquidity and Going Concern—We are actively managing our liquidity and expenses, including by extending payables due and reducing investment in our businesses. There is substantial doubt about our ability to continue as a going concern. As of November 1, 2022, we had approximately $4.6 million in cash and cash equivalents. We believe our current cash position will be sufficient to operate our business for two to three months under our current business plan. In addition, we are pursuing several cash generating transactions as well as planning for further expense reductions. There can be no assurance that any cash generating transaction will be completed or that our expense reductions measures will be sufficient to allow as to continue operating our business. We need substantial additional funding to continue operating our business. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. We may have to liquidate our assets in the very near term if additional funding is not received in the upcoming months.

On July 13, 2022, Sprout Foods, Inc., a Delaware corporation (“Sprout”), a subsidiary of the Company, issued an amended and restated secured promissory note (the “Amended Note”) in favor of NH Expansion Credit Fund Holdings LP, an investment fund managed by Morgan Stanley Expansion Capital (“MSEC”), in the principal amount of $13,000,000. The Amended Note amended and restated the prior promissory note in the principal amount of $10,000,00 in connection with a loan of an additional $3,000,000 to Sprout from MSEC.

On October 17, 2022, the Company announced that it had entered into a binding agreement for the sale of its Canadian cannabis business, including the Sherbrooke building, for C$5.15 million to be paid to the Company in cash. The Company expects to record a loss on remeasurement of the assets to fair value less cost of sale in the approximate amount of $15 million in the second quarter interim financial statements for the three and six-months ended September 30, 2022. In addition, in our upcoming financial statements for the three and six-months ended September 30, 2022, it is possible we may incur additional impairment charges of intangibles and goodwill.

On October 11, 2022, the Company announced the closing of a registered direct offering of 3,208,557 of its Common Shares and the Warrants in the concurrent Private Placement. The Company received gross proceeds of approximately $6.0 million in connection with the offering, before deducting placement agent fees and related offering expenses. The net proceeds to the Company from the offering, after deducting the placement agent fees and expenses, and the Company’s estimated offering expenses, were approximately $5.15 million.

On October 21, 2022, the Company announced that it had agreed to settle and resolve a putative shareholder class action lawsuit filed against Neptune and certain of its current and former officers and directors, captioned Gong v. Neptune Wellness Solutions, Inc. (Case No. 2:21-cv-01386-ENV-ARL) pending in the United States District Court for the Eastern District of New York, for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Company’s control and dependent on the type of consideration used. The settlement is subject to court approval and certification by the court of the class, and the Company has a right to terminate the agreement within 30 days under certain circumstances. The Company will record a litigation settlement expense for the full amount in the second quarter interim financial statements for the three and six-months ended September 30, 2022.

History of the Company

Neptune was incorporated under Part IA of the Companies Act (Québec) on October 9, 1998 under the name Neptune Technologies & Bioressources Inc. Since its incorporation, Neptune has amended its articles of incorporation on numerous occasions. The Company first amended its articles on May 30, 2000 to convert its then issued and outstanding shares into newly-created classes of shares. The Company’s articles were also amended on May 31, 2000 to create Series A Preferred Shares. On August 29, 2000, the Company converted all its issued and outstanding Class A shares into Class B subordinate shares. On September 25, 2000, the Company further amended its share capital to eliminate its Class A shares and converted its Class B subordinate shares into Common Shares. On November 1, 2013, the Company amended its articles of incorporation to reflect certain changes to items relating to board matters. On June 9, 2022, we effected a one for thirty five (1-for-35) reverse split of our common shares, which we refer to as the “Share Consolidation,” as approved by our Board of Directors. Trading of our common shares on both the Toronto Stock Exchange (“TSX”) and Nasdaq on a post-consolidated basis commenced as of the open of markets on June 13, 2022. On August 15, 2022, the Company voluntarily delisted its Common Shares from the TSX.

Corporate Information

Our principal executive offices are located at 545 Promenade du Centropolis, Suite 100, Laval, Québec, Canada, H7T 0A3 and the telephone number to our offices is (450) 687-2262.

THE OFFERING

Issuer:	Neptune Wellness Solutions Inc.

Common shares offered by the Selling Shareholders:	6,417,114 common shares that are issuable or potentially issuable upon the exercise of all the Warrants (after giving effect to certain potential anti-dilution adjustments)

Shares of common shares outstanding prior to this offering:	11,725,451 shares (as of November , 2022)

Exercise price of Warrants:	$1.62 per share

Terms of the offering	The Selling Shareholders will determine when and how they will dispose of the Common Shares registered under this prospectus for resale.

Use of proceeds	The Selling Shareholders will receive the proceeds from the sale of shares of common shares offered hereby. We will not receive any proceeds from the sale of Common Shares by the Selling Shareholders.

Risk factors	See “Risk Factors” on page 14 and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Ticker symbols	Our Common Shares are listed on the Nasdaq under the symbol “NEPT”.

MARKET AND INDUSTRY DATA AND FORECASTS

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

RISK FACTORS

Investing in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in this registration statement, including our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our Common Shares. If any of the events or developments described below occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our Common Shares could decline, and investors could lose all or part of their investment. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Notes Regarding Forward-Looking Statements.”

Risks Relating to our Business and Industry

If we are unable to complete the divestiture of our cannabis business, our results of operations and financial condition could be adversely affected.

On October 16, 2022, we entered into an Asset Purchase Agreement with PurCann Pharma, Inc. (“Purchaser”), pursuant to which Purchaser agreed to purchase substantially all of the assets relating to our Canadian cannabis business, including the our processing plant and property located in Sherbrooke, Quebec. Generally, we believe this divestiture will allow us to focus our resources on our CPG strategy and accelerate cost savings through the Company. However, there is no assurance that this contemplated divestiture will be completed, will be completed within our contemplated timeframe, or will be completed on terms favorable to us or on terms sufficient to allow us to achieve our strategy. Additionally, the results of operations for the cannabis business and the potential losses on the sale of the cannabis business may adversely affect our profitability. The Company expects to record a loss on remeasurement of the assets to fair value less cost of sale in the approximate amount of $15 million in the second quarter interim financial statements for the three and six-months ended September 30, 2022.

Our planned divestiture activities may present financial, managerial, and operational risks. Those risks include diversion of management attention from improving existing operations; additional restructuring charges and the related impact from separating personnel, renegotiating contracts, and restructuring financial and other systems; adverse effects on existing business relationships with patients and third-party payors; and the potential that the collectability of any accounts receivable retained from the cannabis business may be adversely impacted. Any of these factors could adversely affect our financial condition and results of operations.

COVID-19 has and will continue to impact our operations and could have a material adverse effect on our business, results of operations and financial condition.

The global outbreak of the novel strain of the coronavirus known as COVID-19 has resulted in governments worldwide enacting emergency measures to combat the spread of the virus, including public health directives and orders in the United States, or the U.S., Canada and the European Union that, among other things and for various periods of time, directed individuals to shelter at their places of residence, directed businesses and governmental agencies to cease non-essential operations at physical locations, prohibited certain non-essential gatherings and events and ordered cessation of non-essential travel. The public health crisis caused by COVID-19 and the measures taken and continuing to be taken by governments, businesses and the public have, and we expect will continue to have, certain negative impacts on our business operations, and could have a material adverse effect on our business, results of operations and financial condition. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions.

The full extent to which COVID-19 may impact our business, including our operations and the market for our securities and our financial condition, will depend on future developments, which are highly uncertain and cannot be predicted at this time. These include the duration, severity and scope of the outbreak, and further action taken by the government and other third parties in response to COVID-19 or new variants thereof. In particular, COVID-19 and government efforts to curtail COVID-19 could impede our production facilities, increase operating expenses, result in loss of sales, affect our supply chains, impact performance of contractual obligations or could require additional expenditures to be incurred. While most of these restrictions have since been lifted or eased, increases in new COVID-19 cases, including as a result of new COVID-19 variants, may lead to restrictions being reinstated, or new restrictions imposed.

Future remote work policies and similar government orders or other restrictions on the conduct of business operations related to the COVID-19 pandemic may negatively impact productivity and may disrupt our ongoing research and development activities and our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. We have and continue to update our operational procedures and safety protocols at our facilities to comply with mandates and guidance from governmental authorities. If such measures are not effective or governmental authorities implement further restrictions, we may be required to take more extreme action, which could include short or long-term closures of our facilities or reductions in workforce. These measures may impair our production levels or cause us to close or severely limit production at one or more facilities. Further, our operations could be adversely impacted if suppliers, contractors, customers and/or transportation carriers are restricted or prevented from conducting business activities.

Consumer demand for our products may also be impacted by COVID-19 as a result of reductions in consumers’ disposable income associated with layoffs, and work or pay limitations due to mandatory social distancing and lockdown measures implemented by government authorities. As demand for our products decreases, we may be required to record additional asset impairments, including an impairment of the carrying value of our goodwill, along with other accounting charges.

Given the ongoing and dynamic nature and significance of COVID-19 and its impact globally, we are not able to enumerate all potential risks and uncertainties to our business or financial condition. Any of the negative impacts of COVID-19, including those described above, alone or in combination with others, may have a material adverse effects on our business, results of operations or financial condition. Further, any of these negative impacts, alone or in combination with others, could exacerbate many of the other risk factors outlined in this prospectus, our annual report on Form 10-K filed with the Commission on July 8, 2022 and in other reports that we file with the Commission from time to time.

Increasing awareness of health and wellness are driving changes in the consumer products industry, and if we are unable to react in a timely and cost-effective manner, our results of operations and future growth may be adversely affected.

We must continually anticipate and react, in a timely and cost-effective manner, to changes in consumer preferences and demands, including changes in demand driven by increasing awareness of health and wellness and demands for transparency or cleaner labels with respect to product ingredients by consumers and regulators. Consumers, especially in developed economies such as the U.S. and Canada, are rapidly shifting away from products containing artificial ingredients to all-natural, healthier alternatives. In addition, there has been a growing demand by consumers, non-governmental organizations and, to a lesser extent, governmental agencies to provide more transparency in product labeling and our customers have been taking steps to address this demand, including by voluntarily providing product-specific ingredients disclosure. These two trends could affect the types and volumes of our ingredients and compounds that our customers include in their consumer product offerings and, therefore, affect the demand for our products. If we are unable to react to or anticipate these trends in a timely and cost-effective manner, our results of operations and future growth may be materially adversely affected.

Markets for our products and services are highly competitive, and we may be unable to compete effectively.

Our products and services, including our consumer products, are offered in highly competitive markets that may be characterized by aggressive price competition and resulting downward pressure on gross margins, frequent introduction of new products and services, short product life cycles, evolving industry standards, continual improvement in product price and performance characteristics, rapid adoption of technological advancements by competitors and price sensitivity on the part of consumers and businesses.

Additionally, our consumer products may compete on the basis of product performance, brand recognition and price. Advertising, promotion, merchandising and packaging also have significant impacts on consumer purchasing decisions. A newly introduced consumer product (whether improved or newly developed) usually encounters intense competition requiring substantial expenditures for advertising, sales promotion and trade merchandising. If a product gains consumer acceptance, it typically requires continued advertising, promotional support and product innovations to maintain its relative market position. If our advertising, marketing and promotional programs are not effective or adequate, our net sales may be negatively impacted.

Some of our competitors are larger than us and have greater financial resources. These competitors may be able to spend more aggressively on advertising and promotional activities, introduce competing products more quickly and respond more effectively to changing business and economic conditions than we can. Competitive activity may require the Company to increase its spending on advertising and promotions and/or reduce prices, which could lead to reduced sales, margins and net earnings.

We may be unable to manage our growth effectively.

Our future financial performance and our ability to commercialize our products and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to continue to improve our operational and financial systems, managerial controls and procedures and we will need to continue to expand, train and manage our technology and workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales functions. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

To support our growth, we may have to further increase our investment in technology, facilities, personnel and financial and management systems and controls. We may also have to further expand our procedures for monitoring and assuring our compliance with applicable regulations, and may need to integrate, train and manage a growing employee base. The expansion of our existing businesses, and expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

We depend on significant customers for a substantial portion of our revenue. If we fail to retain or expand our customer relationships or significant customers reduce their purchases, our revenue could decline significantly.

For the twelve-month period ended March 31, 2022 and three-month period ended June 30, 2022, one customer accounted for 10.26% and 8.71% of revenue, respectively, and one customer accounted for 14.86% and 10.75% of revenue for the twelve-month period ended March 31, 2021 and three-month period ended June 30, 2022, respectively.

We believe that our operating results for the foreseeable future will continue to depend on sales to a small number of customers. These customers have no purchase commitments and may cancel, change or delay purchases with little or no notice or penalty. As a result of this customer concentration, our revenue could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of these customers or any other significant customer. In the future, these customers may decide to purchase less product from us than they have in the past, may alter purchasing patterns at any time with limited notice, or may decide not to continue to purchase our products at all, any of which could cause our revenue to decline materially and materially harm our financial condition and results of operations. If we are unable to diversify our customer base, we will continue to be susceptible to risks associated with customer concentration.

In addition, the Company is subject to credit risk of its customers, and its profitability and cash flow are dependent on receipt of timely payments from clients. Any delay in payment by the Company’s customers may have an adverse effect on the Company’s profitability, working capital and cash flow. There is no assurance that the Company will be able to collect all or any of its trade receivables in a timely matter. If any of the Company’s clients face unexpected situations such as financial difficulties, the Company may not be able to receive full or any payment of the uncollected sums or enforce any judgment debts against such clients, and the Company’s business, results of operations and financial condition could be materially and adversely affected.

Significant interruptions in our access to certain supply chains, for key inputs such as raw materials, electricity, water, and other utilities may impair our operations.

Our business is dependent on a number of key inputs and their related costs (certain of which are sourced in other countries and on different continents), including raw materials, supplies and equipment related to our operations, as well as electricity, water and other utilities. Governments may regulate or restrict the flow of our labor or our products, and the Company’s operations, suppliers, customers, and distribution channels could be severely impacted. Any significant future government-mandated or market-related interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, rising or volatile energy costs could curtail or preclude our ability to continue production. In addition, our operations would be significantly affected by a prolonged power outage.

No assurances can be given that we will be successful in maintaining our required supply of materials, labor, equipment, parts, and components. See also “COVID-19 has and will continue to impact our operations and could have a material adverse effect on our business, results of operations and financial condition”.

Our future success depends on the sales of our consumer products and turnkey solutions products.

We derive a large portion of our revenues from the sale of our turnkey solutions products and expect to derive an increasing portion of our revenues from the sale of consumer products. Our investments in and strategies used for our brand marketing are critical to achieve brand awareness with current customers, educate potential new customers and convert potential new customers into customers. However, there can be no assurance that our principal products will continue to receive, maintain or increase market acceptance. The inability to successfully commercialize our turnkey solutions and specialty ingredient products, in the future, for any reason, would have a material adverse effect on our financial condition, prospects and ability to continue operations. The overall commercialization success of our products depends on several factors, including:

•	continued market acceptance of our products by the nutraceutical market;

•	the amount of resources devoted by our distribution partners to continue the commercialization efforts of our products in our core geographic markets;

•	maintaining supply of our products to meet the purchase orders of our distribution partners;

•	receipt of regulatory approvals for our products from regulatory agencies in certain territories in which we wish to expand our commercialization efforts;

•	the number of competitors in our market; and

•	protecting and enforcing our intellectual property and avoiding patent infringement claims.

Our activities rely on certain third-party suppliers, contract manufacturers and distributors, and such reliance may adversely affect us if the third parties are unable or unwilling to fulfill their obligations.

For our consumer product and nutraceutical activities, we purchase certain important ingredients and raw materials from third-party suppliers and, in certain cases, we engage contract manufacturers to supply us with finished products. Part of our strategy is to enter into and maintain arrangements with third parties related to the development, testing, production, packaging, and commercialization of our products to our customers which are then responsible for the marketing and distribution of the products. Our revenues are dependent to a great extent on the successful efforts of these third parties. Entering into strategic relationships can be a complex process and our interests and the interests of our partners may not be or remain aligned with our interests.

Real or perceived quality control problems with raw materials outsourced from certain regions or finished products manufactured by contract manufacturers could negatively impact consumer confidence in our products or expose us to liability. In addition, disruption in the operations of any such supplier or manufacturer or material increases in the price of raw materials, for any reason, such as changes in economic and political conditions, tariffs, trade disputes, regulatory requirements, import restrictions, loss of certifications, power interruptions, fires, hurricanes, drought or other climate-related events, war, or other events, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Also, currency fluctuations could result in higher costs for raw materials purchased abroad.

The Company’s third-party manufacturers are subject to laws and regulations, including current Good Manufacturing Practices regulations (“cGMP”), which are enforced by the U.S. Food and Drug Administration, or the FDA, and other regulatory authorities. The Company’s third-party manufacturers may be unable to comply with cGMP or other regulatory requirements. A failure to comply with these requirements may result in fines, product recalls or seizures and related publicity requirements, injunctions, total or partial suspension of production, civil penalties, warning or untitled letters, import or export bans or restrictions and criminal prosecution and penalties. Any of these penalties could delay or prevent the promotion, marketing, or sale of the Company’s products. If the safety of any products supplied to the Company is compromised due to a third-party manufacturer’s failure to adhere to applicable laws or for other reasons, the Company may not be able to successfully sell its products and our business, financial condition and operations may be materially adversely affected.

Some of our current and future partners may decide to compete with us, refuse or be unable to fulfill or honor their contractual obligations to us, or change their plans to reduce their commitment to, or even abandon, their relationships with us. There can be no assurance that our partners will market our products successfully or that any such third-party collaboration will be on favorable terms. We may not be able to control the amount and timing of resources our partners devote to our potential products. In addition, we may incur liabilities relating to the distribution and commercialization of our products. While the agreements with such customers generally include customary indemnification provisions indemnifying us for liabilities relating to third-party manufacturing or packaging of our potential products, there can be no assurance that these indemnification rights will be sufficient in amount, scope or duration to fully offset the potential liabilities associated with our potential products. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition or results of operations.

Our products may be subject to recalls for a variety of reasons, which could require us to expend significant management and capital resources.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, adulteration, unintended harmful side effects, or interactions with other substances, packaging safety, and inadequate or inaccurate labeling disclosure. If any of the products produced by or for us are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. As a result of any such recall, our sales may be significantly affected and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention or damage our reputation and goodwill or that of our products or brands.

Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies and authorities, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses. Any product recall affecting the cannabis or hemp industry more broadly, whether or not involving us, could also lead consumers to lose confidence in the safety and security of the products sold by us generally.

We may not meet timelines for project development.

The Company’s business is dependent on a number of key inputs and their related costs including raw materials and supplies related to its operations, as well as electricity, water and other utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition operating results, and timelines for project development of the Company. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, operating results, and timelines for project development of the Company.

Product contamination or tampering or issues or concerns with respect to product quality, safety and integrity could adversely affect our business, reputation, financial condition or results of operations.

Product contamination or tampering, or allegations of product contamination or tampering or product quality issues (whether or not valid) with respect to products in our portfolio may reduce demand for such products, and cause production and delivery disruptions or increase costs, which could adversely affect our business, reputation, financial condition or results of operations. Moreover, even if allegations of product contamination or tampering or suggestions that our products were not fit for consumption or use are meritless, the negative publicity surrounding assertions against us or products in our portfolio or processes could adversely affect our reputation or brands. Our business could also be adversely affected if consumers lose confidence in product quality, safety and integrity generally, even if such loss of confidence is unrelated to products in our portfolio.

Any of the foregoing could adversely affect our business, reputation, financial condition or results of operations. In addition, if we do not have adequate insurance, if we do not have enforceable indemnification from suppliers, manufacturers, distributors, joint venture partners or other third parties or if indemnification is not available, the liability relating to such product claims or disruption as a result of recall efforts could materially adversely affect our business, financial condition or results of operations.

The Company may have difficulty obtaining insurance to cover its operational risks and, even where available, may not be sufficient to cover losses we may incur.

Due to the Company’s involvement in the hemp industry, it may have difficulty obtaining the various insurances that are desired to operate its business, which may expose the Company to additional risk and financial liability. Insurance that is otherwise readily available, such as general liability, and directors’ and officers’ insurance, may be more difficult to find, and more expensive, because of the regulatory regime applicable to our industry. There are no guarantees that the Company will be able to find such insurance coverage in the future, or that the cost will be affordable. If the Company is unable to obtain insurance coverage on acceptable terms, it may prevent it from entering into certain business sectors, may inhibit growth, and may expose the Company to additional risks and financial liabilities.

Moreover, our current and expected business activities expose us to the risk of liabilities arising from our operations. For example, we may be liable for claims brought by users of our products or by employees, customers or other third parties for personal injury or property damage occurring in the course of our operations. We seek to minimize these risks through various insurance contracts from third-party insurance carriers. However, our insurance coverage is subject to large individual claim deductibles, individual claim and aggregate policy limits, and other terms and conditions. We retain an insurance risk for the deductible portion of each claim and for any gaps in insurance coverage. We do not view insurance, by itself, as a material mitigant to these business risks.

We cannot assure that our insurance will be sufficient to cover our losses. Any losses that insurance does not substantially cover could have a material adverse effect on our business, results of operations, financial condition and cash flows. The insurance industry has become more selective in offering some types of insurance, such as product liability, product recall, property and directors’ and officers’ liability insurance. Our current insurance program is consistent with both our past level of coverage and our risk management policies. However, we cannot assure that we will be able to obtain comparable insurance coverage on favorable terms, or at all, in the future.

Risks Relating to Our Accounting and Financial Policies

Although our consolidated financial statements have been prepared on a going concern basis, our management believe that our recurring losses and negative cash flows from operations and other factors have raised substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements for the twelve-month period ended March 31, 2022 and three-month period ended June 30, 2022 were prepared on a going concern basis, which presumes that the Company will continue realizing its assets and discharging its liabilities in the normal course of business for the foreseeable future. Thus, our consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Our recurring losses, negative cash flow, need for additional financing and the uncertainties surrounding our ability to raise such financing, raise substantial doubt about our ability to continue as a going concern. For the twelve-month period ended March 31, 2022 and three-month period ended June 30, 2022, the Company incurred a net loss of $84.4 million and $6.5 million, respectively, negative cash flows from operations of $54.3 million and $7.2 million, respectively, and had an accumulated deficit of $323.2 million and $327.5 million as at March 31, 2022 and June 30, 2022, respectively. Our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into critical contractual relations with third parties, meet our obligations as they become due and otherwise execute our business strategy. The Company currently has no committed sources of financing available. If we are unable to raise additional financing, increase sales or reduce expenses we will be unable to continue to fund our operations, develop our products, realize value from our assets, or discharge our liabilities in the normal course of business. If we become unable to continue as a going concern, we could have to liquidate our assets, and potentially realize significantly less than the values at which they are carried on our financial statements, and shareholders could lose all or part of their investment in our Common Shares.

We have recorded significant long-lived asset impairment charges and may be required to record additional charges to future earnings if our long-lived assets become impaired.

As of June 30, 2022, our goodwill balance was $22.1 million and our intangible asset balance was $21.0 million, which represented 22.6% and 21.5% respectively of total consolidated assets. We are required to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our intangible assets and/or goodwill may not be recoverable include a decline in share price and market capitalization, slower growth rates in our industry or our own operations, and/or other materially adverse events that have implications on the profitability of our business or business verticals.

In addition, the Company announced that it had entered into a binding agreement for the sale of its Canadian cannabis business, including the Sherbrooke building, for C$5.15 million to be paid to the Company in cash. The

Company expects to record a loss on remeasurement of the assets to fair value less cost of sale in the approximate amount of $15 million in the second quarter interim financial statements for the three and six-months ended September 30, 2022.

We may be required to record additional charges during the period in which any impairment of our goodwill, intangible assets or other long-lived assets is determined which could have a material adverse impact on our results of operations. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities.

In some cases, we cannot determine with any certainty whether we have priority of invention in relation to any new product or new process covered by a patent application or if we were the first to file a patent application for any such new invention. Furthermore, in the event of patent litigation there can be no assurance that our patents would be held valid or enforceable by a court of competent jurisdiction or that a court would rule that the competitor’s products or technologies constitute patent infringement.

Moreover, part of our technological know-how constitutes trade secrets. We require that our employees, consultants, advisers and collaborators sign confidentiality agreements. However, these agreements may not provide adequate protection in the event of unauthorized use or disclosure of our trade secrets, know-how or other proprietary information.

Claims that our technology or products infringe on intellectual property rights of others could be costly to defend or settle, could cause reputational injury and would divert the attention of our management and key personnel, which in turn could have a material adverse effect on our business, results of operations, financial condition and cash flows. Any adverse outcome of such litigation or settlement of such a dispute could subject us to significant liabilities, could put one or more of our patents at risk of being invalidated or interpreted narrowly, could put one or more of our pending patent applications at risk of not issuing, or could facilitate the entry of generic products. Any such litigation could also divert our research, technical and management personnel from their normal responsibilities.

Risks Relating to Our Liquidity

We are actively managing our liquidity and expenses, including by extending payables due and reducing investment in our businesses, and it is not certain that we will be ultimately successful in developing our business and remaining a going concern.

As of the date of this prospectus, we are actively managing our liquidity and expenses, and there is substantial doubt that our current cash position will be sufficient to continue as a going concern. The Company currently has minimal available cash balances, and we are also continuing to incur expenses that will cause us to expend cash in the short term. Payables are now in excess of available cash balances and payments of payables are not being made as the amounts become due for certain suppliers. As of the date of this prospectus, we have approximately $4.6 million in cash and cash equivalents, which is expected to be sufficient to operate the business for the next two to three months under the current business plan. We have no arranged sources of financing available to us. Our failure to obtain any required additional financing on favorable terms, or at all, would have a material adverse effect on our business, financial condition and results of operations. We are pursuing several cash generating transactions, including the strategic plan described herein, as well as further expense reduction measures, but there can be no assurance that any transaction will be completed or that our expense reduction measures will be sufficient to continue as a going concern.

The Company may have difficulty accessing public and private capital and banking services, which could negatively impact its ability to finance its operations.

The Company anticipates that funding sources may be available pursuant to private and public offerings of equity and/or debt and bank lending. However, if equity and/or debt financing was not available in the public capital markets, then the Company expects that it would have access to raise equity and/or debt financing privately. Commercial banks, private equity firms and venture capital firms have approached the cannabis industry cautiously to date. Although there has been an increase in the amount of financing available to companies in the cannabis industry over the last several years, there is neither a broad nor deep pool of institutional capital that is available to cannabis industry participants. There can be no assurance that additional financing, if raised privately or publicly, will be available to the Company when needed or on terms which are acceptable. The Company’s inability to raise financing to fund capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon future profitability. If the Company cannot achieve profitability, it may be forced to cease operations and you may suffer a total loss of your investment.

Legal and Regulatory Risks Relating to Our Business

We identified material weaknesses in our internal control over financial reporting. This may adversely affect the accuracy and reliability of our financial statements and, if we fail to maintain effective internal control over financial reporting, it could impact our reputation, business, and the price of our common shares, as well as lead to a loss of investor confidence in us.

The Company has and may continue to fail to maintain the adequacy of its internal controls over financial reporting as such standards are modified, supplemented or amended from time to time, and the Company cannot ensure that it will conclude on an ongoing basis that it has effective internal controls over financial reporting. The Company’s failure to satisfy the requirements of Canadian and United States legislation on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements or in a cease trade order, which in turn could harm the Company’s business and negatively impact the trading price and market value of its shares or other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations.

The Company also has and may continue to fail to maintain the adequacy of its disclosure controls. Disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in reports filed with securities regulatory agencies is recorded, processed, summarized and reported on a timely basis and is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure.

No evaluation can provide complete assurance that the Company’s financial and disclosure controls will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. The effectiveness of the Company’s controls and procedures could also be limited by simple errors or faulty judgements.

Material weaknesses in the Company’s internal control over financial reporting were determined to exist at March 31, 2022 and these material weaknesses have not been remediated to date. The Company’s management, including the Chief Executive Officer and Chief Financial Officer, concluded that our internal control over financial reporting was not effective as of March 31, 2022 due to the presence of these material weaknesses. While new and revised controls are being adopted to remediate these weaknesses, if these and other controls fail to adequately remediate these material weaknesses, it could result loss of investor confidence, which could lead to a decline in our share price. In addition, if we do not maintain adequate financial and management personnel, processes, and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our share price and harm our ability to raise capital. Failure to accurately report our financial performance on a timely basis could also jeopardize our continued listing on Nasdaq or any other exchange on which our common shares may be listed.

As a non-accelerated filer, we are not required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act.

We are a non-accelerated filer under the Securities Exchange Act of 1934 (the “Exchange Act”) and we are not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. Therefore, our internal controls over financial reporting will not receive the level of review provided by the process relating to the auditor attestation included in annual reports of issuers that are subject to the auditor attestation requirements. In addition, we cannot predict if investors will find our common shares less attractive because we are not required to comply with the auditor attestation requirements. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and trading price for our common shares may be negatively affected.

Sources of hemp-derived CBD depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under state law.

Hemp-derived cannabidiol, or CBD, can only be legally produced in states that have laws and regulations that allow for such production and that comply with the Agricultural Improvement Act of 2018 (the “2018 Farm Act”), apart from state laws legalizing and regulating medical and recreational cannabis or marijuana, which remains illegal under federal law and regulations. We purchase all of our hemp-derived CBD from licensed growers and processors in states where such production is legal. In the event of repeal or amendment of laws and regulations which are now favorable to the cannabis/hemp industry in such states, we would be required to locate new suppliers in states with laws and regulations that qualify under the 2018 Farm Act. If we were to be unsuccessful in arranging new sources of supply of our raw ingredients, or if our raw ingredients were to become legally unavailable, our intended business plan with respect to such products could be adversely impacted.

We must comply with requirements for licenses and permits in Canada and the failure to maintain these could adversely affect our operations.

As a holder of a license for standard processing, we will be subject to ongoing inspections by Health Canada to monitor our compliance with its licensing requirements. Our license(s) that we obtained, or may in the future obtain, in Canada may be revoked or restricted at any time in the event that we are found not to be in compliance. Should we fail to comply with the applicable regulatory requirements or with conditions set out under our license(s), should our license(s) not be renewed when required, or be renewed on different terms, or should our license(s) be revoked, we may not be able to produce, process or distribute cannabis products.

We operate in Canada out of our existing facility located in Sherbrooke, Québec, which is required to comply with Health Canada requirements. Our facility is therefore subject to the adherence of ongoing standards and thresholds in order to maintain the appropriate certificate. Although the Company believes it will continue to meet such ongoing requirements, there is no guarantee that the required certification will be maintained. Any loss in certification would have a material adverse effect on the business, financial condition, and results of the operations of the Company.

Prior to the expiration of our current license, we must submit to Health Canada an application for renewal of such license. There can be no assurance that we will be able to renew our existing license and any failure to renew such license would have a material adverse impact on our business, financial condition, and operating results.

We expect to be subject to taxation in both Canada and the United States, which could have a material adverse effect on our financial condition and results of operations.

We are a Canadian corporation, and as a result generally would be classified as a non-United States corporation under the general rules of U.S. federal income taxation. Section 7874 of the Code, however, contains rules that can cause a non-United States corporation to be taxed as a United States corporation for U.S. federal income tax purposes. Under Section 7874 of the Code, a corporation created or organized outside of the United States will nevertheless be treated as a United States corporation for U.S. federal income tax purposes, which is referred to as an inversion, if each of the following three conditions are met: (i) the non-United States corporation acquires, directly or indirectly, or is treated as acquiring under applicable U.S. Treasury regulations, substantially all of the assets held, directly or indirectly, by a United States corporation, (ii) after the acquisition, the former shareholders of the acquired United States corporation hold at least 80% (by vote or value) of the shares of the non-United States corporation by reason of holding shares of the acquired United States corporation, and (iii) after the acquisition, the non-United States corporation’s expanded affiliated group does not have substantial business activities in the non-United States corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities.

Pursuant to Section 7874 of the Code, we are classified as a U.S. corporation for U.S. federal income tax purposes and are subject to U.S. federal income tax on our worldwide income. Regardless of any application of Section 7874, however, we expect to be treated as a Canadian resident company for purposes of the Canadian Income Tax Act, as amended. As a result, we are subject to taxation both in Canada and the U.S., which could have a material adverse effect on our financial condition and results of operations.

We are subject to laws and regulations and guidelines, changes in which could increase our costs and individually or in the aggregate adversely affect our business.

We are subject to laws and regulations affecting our operations in a number of areas. These laws and regulations affect the Company’s activities in areas including, but not limited to, the cannabis industry in Canada, the hemp, organic food and beverage products, consumer protection, labor, intellectual property ownership and infringement, import and export requirements, and environmental, health and safety.

The successful execution of our business objectives is contingent upon compliance with all applicable laws and regulatory requirements and obtaining all other required regulatory approvals, which may be onerous and expensive. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation and the expansion of the Company’s business, could individually or in the aggregate make the Company’s products and services less attractive to our customers, delay the introduction of new products, or cause the Company to implement policies and procedures designed to ensure compliance with applicable laws and regulations. There can be no assurance that the Company’s employees, contractors, or agents will not violate such laws and regulations or our policies and procedures.

We are subject to risks inherent to the nutraceutical industry.

We are heavily dependent on the export of products to the United States. The FDA is able to block the import entry of any product that “appears” to violate U.S. law, which represents a low evidentiary standard for the FDA. Future changes in U.S. requirements and interpretations of those requirements, coupled with the “appears” to violate the law standard for refusing entry of imported products, increases the possibility that our products may not have full access to the U.S. market and poses additional risks to our business.

We are subject to anti-money laundering laws and regulations in multiple jurisdictions.

The Company will be subject to a variety of laws and regulations in Canada and in the United States that involve money laundering, financial recordkeeping and proceeds of crime, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), as amended and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada.

If any of the Company’s investments, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such investments in the United States or Canada were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while the Company has no current intention to declare or pay dividends on its Common Shares in the foreseeable future, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Potential regulation by the FDA could have a material adverse effect on our business, financial condition and results of operations.

Should the United States federal government legalize cannabis, it is possible that the FDA would seek to regulate it under the Federal Food, Drug, and Cosmetic Act. Additionally, the FDA may issue rules and regulations, including good manufacturing practices related to the growth, cultivation, harvesting and processing of medical cannabis. Clinical trials may be needed to verify efficacy and safety of our medical cannabis products. It is also possible that the FDA would require that facilities where medical-use cannabis is grown register with the agency and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, the impact on the cannabis industry is uncertain and could include the imposition of new costs, requirements, and prohibitions. If we are unable to comply with the regulations or registration as prescribed by the FDA, it may have an adverse effect on our business, operating results, and financial condition.

We could be materially adversely impacted due to restrictions under U.S. border entry laws.

Because cannabis remains illegal under U.S. federal law, those investing in Canadian companies with operations in the U.S. cannabis industry could face detention, denial of entry or lifetime bans from the United States as a result of their business associations with U.S. cannabis businesses. Entry into the United States happens at the sole discretion of United States Customs and Border Patrol, or CBP, officers on duty, and these officers have wide latitude to ask questions to determine the admissibility of a non-U.S. citizen or foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by U.S. federal law, could mean denial of entry to the United States. Business or financial involvement in the cannabis industry in the United States could also be reason enough for denial of entry into the United States. On September 21, 2018, the CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of U.S. laws regarding controlled substances. According to the statement, because cannabis continues to be a controlled substance under U.S. law, working in or facilitating the proliferation of the marijuana industry in U.S. states where it is legal under state law may affect admissibility to the United States. On October 9, 2018, the CBP released an additional statement regarding the admissibility of Canadian citizens working in the legal cannabis industry in Canada. CBP stated that a Canadian citizen working in or facilitating the proliferation of the legal cannabis industry in Canada who seeks to come into the United States for reasons unrelated to the cannabis industry will generally be admissible to the United States; however, if such person is found to be coming into the United States for reasons related to the cannabis industry, such person may be deemed inadmissible. As a result, the CBP has affirmed that employees, directors, officers, and managers of and investors in companies involved in business activities related to cannabis in the United States who are not U.S. citizens face the risk of being barred from entry into the United States for life.

We may not have access to United States bankruptcy protections available to non-cannabis businesses.

Because cannabis is a Schedule I controlled substance under the CSA, many courts have denied cannabis businesses federal bankruptcy protections, which has made it difficult for lenders to be made whole on their investments in the cannabis industry in the event of a bankruptcy. If we were to experience a bankruptcy, there is no guarantee that United States federal bankruptcy protections would be available to us, which would have a material adverse effect on us and may make it more difficult for us to obtain debt financing.

There is doubt regarding our ability to enforce contracts.

A fundamental principle of law is that a contract will not be enforced if it involves a violation of law or public policy. Because cannabis remains illegal at a federal level in the United States, judges in multiple states have on a number of occasions refused to enforce contracts for the repayment of money when the loan was used in connection with activities that violate U.S. federal law, even if there is no violation of state law. There remains doubt and uncertainty that we will be able to legally enforce our contracts. If we are unable to realize the benefits of or otherwise enforce the contracts into which we enter, it could have a material adverse effect on our business, financial condition and results of operations.

Our inability to maintain our regulatory approvals and permits could adversely affect our business and financial results.

The Company is required to obtain and maintain certain federal and state permits, licenses and approvals in the jurisdictions where its products are manufactured and/or sold. There can be no assurance that the Company will be able to obtain or maintain necessary licenses, permits or approvals. Any material delay or inability to receive these items is likely to delay and/or inhibit the Company’s ability to conduct its business, and would have an adverse effect on its business, financial condition and results of operations.

We are currently, and may in the future be, subject to substantial litigation, investigations and proceedings that could cause us to incur significant legal expenses and result in harm to our business.

We and our subsidiaries are subject to federal, state, local, foreign and provincial health, safety, and labeling laws and regulations, including but not limited to the federal Food, Drug, and Cosmetic Act and regulations promulgated by the federal Food and Drug Administration; laws and regulations promulgated by the United States Department of Agriculture; the National Organic Program; and state, local, foreign, and provincial law equivalents. In addition, the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65) and implementing regulations impose testing and warning requirements for products containing any chemical known to the State of California to cause cancer and/or reproductive toxicity. Product recall laws and regulations also apply to our products.

The failure by us to comply with applicable health, safety, and labeling requirements could result in fines, penalties, injunctions, product recalls, enforcement actions, third-party claims for property damage and personal injury, regulatory or judicial orders requiring corrective measures, and attorneys’ fees associated with prosecuting such actions, which could have a material adverse effect on our business, financial condition, or results of operations.

We rely on contract manufacturers to produce products in compliance with applicable health, safety, and labeling requirements. Further, as with any consumer-facing company selling food or nutraceutical products, there is always a chance of microbial contamination even under the most stringent manufacturing practices; thus, the risk of fines, penalties, injunctions, product recalls, enforcement actions, third-party claims for property damage and personal injury, regulatory or judicial orders requiring corrective measures, and attorneys’ fees associated with prosecuting such actions is heightened where the company is not actively involved in the manufacturing practices.

On February 4, 2021, the United States House of Representatives Subcommittee on Economic and Consumer Policy, Committee on Oversight and Reform (“Subcommittee”), published a report, “Baby Foods Are Tainted with Dangerous Levels of Arsenic, Lead, Cadmium, and Mercury” (the “Report”), which stated that, with respect to Sprout, a company in which Neptune acquired a 50.1% stake, “Independent testing of Sprout Organic Foods” has confirmed that their baby foods contain concerning levels of toxic heavy metals.” The Report further stated that after receiving reports alleging high levels of toxic metals in baby foods, the Subcommittee requested information from Sprout but did not receive a response. On February 11, 2021, the Subcommittee contacted Sprout, reiterating its requests for documents and information about toxic heavy metals in Sprout’s baby foods.

Sprout provided an initial response to the Subcommittee on February 25, 2021. The pending inquiries and potential findings could have a material adverse effect on our business, financial condition, or results of operations.

On March 16, 2021, a purported class action, captioned Marvin Gong v. Neptune Wellness Solutions, et al., was filed in the United States District Court for the Eastern District of New York against the Company and certain of its current and former officers. On October 21, 2022, the Company announced that it had agreed to settle and resolve the lawsuit for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Company’s control and dependent on the type of consideration used. The settlement is subject to court approval and certification by the court of the class, and the Company has a right to terminate the agreement within 30 days under certain circumstances.

We also are subject to federal, state, local, foreign and provincial laws, rules and regulations concerning advertising and marketing, including but not limited to those prohibiting unfair, deceptive, and/or abusive trade practices. Violations of advertising and marketing requirements can result in fines, penalties, injunctions, disgorgement of profits, full restitution for injury suffered by consumers, rescission of contracts, enforcement actions, regulatory or judicial orders requiring corrective measures, and attorneys’ fees associated with prosecuting such actions.

Accordingly, we are exposed to potential liabilities and reputational risk associated with litigation, regulatory proceedings and government investigations and enforcement actions for the failure of us to comply with applicable health, safety, and labeling requirements and advertising and marketing requirements. Any adverse judgment in or settlement of any pending or any future litigation or investigation could result in payments, fines and penalties that could adversely affect our business, results of operations and financial condition and which may not be covered by insurance. Regardless of the merits of the claims and the outcome, legal proceedings have resulted in, and may continue to result in, significant legal fees and expenses as well as diversion of management’s and employee time and other resources, and adverse publicity. Such proceedings could also adversely affect our business, results of operations and financial condition. If the Company is unsuccessful in its defense of material litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damage awards or other remedies against it including injunctive relief that could have a material adverse effect on the Company’s business, financial condition and results of operations. Administrative or regulatory actions against the Company or its employees could also have a material adverse effect on the Company’s business, financial condition and results of operations. For more information on our pending legal proceedings, see “Legal Proceedings.”

Risks Relating to Our Human Resources

We may be unable to attract or retain key personnel, and we may be unable to attract, develop and retain additional employees required for our development and future success.

Our success is largely dependent on the performance of our management team and certain employees and our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. The loss of the services of any key personnel, or an inability to attract other suitably qualified persons when needed, could prevent us from executing on our business plan and strategy, and we may be unable to find adequate replacements on a timely basis, or at all. We do not currently maintain key-person insurance on the lives of any of our key personnel.

Further, officers, directors, and certain key personnel at our facility that is licensed by Health Canada are subject to the requirement under the Cannabis Act to obtain and maintain a security clearance from Health Canada. Moreover, an individual with security clearance must be physically present on site when other individuals are conducting activities with cannabis. A security clearance is valid for a limited time and must be renewed before the expiry of a current security clearance. There is no assurance that any of our existing personnel who presently or may in the future require a security clearance will be able to obtain or renew such clearances or that new personnel who require a security clearance will be able to obtain one. A failure by an individual in a key operational position to maintain or renew his or her security clearance could result in a reduction or complete suspension of our operations. In addition, if an individual in a key operational position leaves us, and we are unable to find a suitable replacement who is able to obtain a security clearance in a timely manner, or at all, we may not be able to conduct our operations at planned production volume levels or at all.

We face exposure to fraudulent or illegal activity by employees, contractors, consultants and agents, which may subject us to investigations and actions.

We are exposed to the risk that any of our employees, independent contractors and consultants and our subsidiaries may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate (i) government regulations, (ii) manufacturing standards, (iii) federal and local healthcare fraud and abuse laws and regulations, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It may not always be possible for us to identify and deter misconduct by our employees and other third parties, and the precautions taken by us to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. We cannot provide assurance that our internal controls and compliance systems will protect us from acts committed by our employees, agents or business partners in violation of U.S. or Canadian federal, provincial or state or local laws. If any such actions are instituted against us, and we are not successful in defending or asserting our rights, those actions could have a material impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

Risks Relating to Our Information Technology

We must successfully maintain and/or upgrade our information technology systems, and our failure to do so could have a material adverse effect on our business, financial condition or results of operations.

We rely on various information technology systems to manage our operations. Over the last several years, we have implemented, and we continue to implement, modifications and upgrades to such systems, including changes to legacy systems, replacing legacy systems with successor systems with new functionality, and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into our current systems. These implementations, modifications, and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the difficulties with implementing new technology systems may cause disruptions in our business operations and have a material adverse effect on our business, financial condition, or results of operations.

We may be exposed to risks and costs associated with security breaches, data loss, credit card fraud and identity theft that could cause us to incur unexpected expenses and loss of revenue as well as other risks.

The Company’s operations are increasingly dependent on IT systems and the management of information; thus, the protection of customers, employees, suppliers and other business data is critical. A portion of our sales require the collection of certain customer data, such as credit card information. In order for our sales channel to function, we and other parties involved in processing customer transactions must be able to transmit confidential information, including credit card information, securely over public networks. The use of credit payment systems makes us more susceptible to a risk of loss, particularly with respect to an external security breach of customer information controlled by us, or by third parties under arrangements with us (including those with whom we have strategic alliances). Despite of all efforts, the Company experienced a cyber-attack in July 2021 as a consequence of increased digital interactions with customers, suppliers and consumers, and changes in ways of working of our employees and these external stakeholders due to the COVID-19 outbreak. Also, we are particularly reliant on service providers and thus the impact of COVID-19 on their operations also imposed a risk for us. Cyber-attacks will continue to impose threats to our operations.

In addition, federal, state, provincial and international laws and regulations govern the collection, retention, sharing, and security of data that we manage. The regulatory environment surrounding information security and privacy has been increasingly demanding in recent years and may see the imposition of new and additional requirements by provincial, state, and federal governments as well as foreign jurisdictions in which we do business. Compliance with these requirements may result in cost increases due to necessary systems changes and the development of new processes to meet these requirements by us.

In the event of a security breach, theft, leakage, accidental release or other illegal activity with respect to employees, customers, suppliers or other company data, we could become subject to various claims, including those arising out of thefts and fraudulent transactions, and may also result in the suspension of credit card services. This could cause consumers to lose confidence in our security measures, harm our reputation as well as divert management attention, and expose us to potentially unreserved claims and litigation. Any loss in connection with these types of claims could be substantial. If our electronic payment systems are damaged or cease to function properly, we may have to make significant investments to fix or replace them, and we may suffer interruptions in our operations in the interim. In addition, we are reliant on these systems, not only to protect the security of the information stored, but also to appropriately track and record data. Any failures or inadequacies in these systems could expose us to significant unreserved losses, which could materially and adversely affect our earnings and the market price of securities. Our brand reputation would likely be damaged as well.

Risks Relating to Our Intellectual Property

Our commercial success depends, in part, on our intellectual property rights and a failure by us to protect our intellectual property may have a material adverse effect on our ability to develop and commercialize our products.

Our success depends in part on our ability to develop products, obtain patents, protect our trade secrets and operate without infringing third-party exclusive rights or without others infringing our exclusive rights or those granted to us under license. The patent position of a corporation is generally uncertain and involves complex legal, factual and scientific issues, several of which remain unresolved. We do not know whether we will be able to develop other patentable proprietary technology and/or products. Furthermore, we cannot be completely certain that our future patents, if any, will provide a definitive and competitive advantage or afford protection against competitors with similar technology. Furthermore, we cannot give any assurance that such patents will not be challenged or circumvented by others using alternative technology or whether existing third-party patents will prevent us from marketing our products. In addition, competitors or potential competitors may independently develop, or have independently developed products as effective as ours or invent or have invented other products based on our patented products.

If third-party licenses are required, we may not be able to obtain them, or if obtainable, they may not be available on reasonable terms. Furthermore, we could develop or obtain alternative technologies related to third-party patents that may inadvertently cover their products. Inability to obtain such licenses or alternative technologies could delay the market launch of certain of our products, or even prevent us from developing, manufacturing or selling certain products. In addition, we could incur significant costs in defending ourselves in patent infringement proceedings initiated against us or in bringing infringement proceedings against others.

We have limited trademark protection.

We will not be able to register any federal trademarks in the United States for our cannabis products. Because producing, manufacturing, processing, possessing, distributing, selling and using cannabis currently illegal under the Controlled Substances Act, as amended (the “CSA”), the U.S. Patent and Trademark Office will not permit the registration of any trademark that identifies cannabis products. As a result, we likely will be unable to protect our cannabis product trademarks beyond the geographic areas in which we conduct business. The use of our trademarks outside the states in which we operate by one or more other persons could have a material adverse effect on the value of such trademarks.

Risks Relating to This Offering and Ownership of Our Common Shares

We do not currently intend to pay any cash dividends on our Common Shares in the foreseeable future.

We have never paid any cash dividends on our Common Shares. We do not anticipate paying any cash dividends on our Common Shares in the foreseeable future because, among other reasons, we currently intend to retain any future earnings to finance our business. The future payment of cash dividends will be dependent on factors such as cash on hand and achieving profitability, the financial requirements to fund growth, our general financial condition and other factors our board of directors may consider appropriate in the circumstances. Until we pay cash dividends, which we may never do, our shareholders will not be able to receive a return on their Common Shares unless they sell them.

If there is insufficient liquidity in our Common Shares, it could adversely affect your ability to sell your shares.

Shareholders of the Company may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that there will be sufficient liquidity of the Common Shares on the trading market, and that the Company will continue to meet the listing requirements of the NASDAQ or achieve listing on any other public stock exchange. There can be no assurance that an active and liquid market for the Common Shares will be maintained and an investor may find it difficult to resell Common Shares.

U.S. investors may be unable to enforce certain judgments against us in Canada.

Neptune is a corporation existing under the Business Corporations Act (Québec). A number of our directors and officers are residents of Canada or other jurisdictions outside of the United States, and substantially all of our assets are located outside the United States. As a result, it may be difficult to effect service within the United States upon the Company or upon its directors and officers. Execution by United States courts of any judgment obtained against the Company or any of the Company’s directors or officers in United States courts may be limited to the assets of such companies or such persons, as the case may be, located in the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon civil liability and the civil liability of the Company’s directors and executive officers under the United States federal securities laws. The Company has been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. However, there may be doubt as to the enforceability in Canada against these non-U.S. entities or their controlling persons, directors and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

Certain Canadian laws could delay or deter a change of control.

The Investment Canada Act (Canada) subjects an acquisition of control of a corporation by a non-Canadian to government review if the value of the assets as calculated pursuant to the legislation exceeds a threshold amount.

A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to be a net benefit to Canada. Any of the foregoing could prevent or delay a change of control and may deprive or limit strategic opportunities for our shareholders to sell their shares.

Our shareholders may be subject to dilution resulting from future offerings of Common Shares by us.

We may raise additional funds in the future by issuing Common Shares or equity-linked securities. Holders of our securities have no pre-emptive rights in connection with such further issuances. Our board of directors has the discretion to determine if an issuance of our capital stock is warranted, the price at which such issuance is to be affected and the other terms of any future issuance of capital stock. In addition, additional common shares will be issued by us in connection with the exercise of warrants, options or grant of other equity awards granted by us. Such additional equity issuances could, depending on the price at which such securities are issued, substantially dilute the interests of the holders of our existing securities.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our Common Shares.

If we fail to continue to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq will take steps to de-list our Common Shares. As a result of several factors, including but not limited to our financial performance, the ongoing outbreak of COVID-19, recent volatility in the financial markets generally due to the expectation of a tightening in monetary policy by the U.S. Federal Reserve and other geopolitical events, the per share price of our Common Shares has declined below the minimum bid price threshold required for continued listing. Such a de-listing would likely have a negative effect on the price of our Common Shares and would impair your ability to sell or purchase our Common Shares when you wish to do so, as well as adversely affect our ability to issue additional securities and obtain additional financing in the future.

On August 30, 2021, we received a deficiency notice from Nasdaq (the “Deficiency Notice”) informing us that our Common Shares have failed to comply with the $1.00 minimum bid price required for continued listing under Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”) based upon the closing bid price of our Common Shares for the 30 consecutive business days prior to the date of the Deficiency Notice. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were initially given 180 calendar days from August 30, 2021, or until February 28 2022, to regain compliance with Rule 5550(a)(2). On March 1, 2022, the Company was granted an additional 180 calendar day period to regain compliance. If at any time before August 30, 2022, the bid price of our Common Shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq will provide written confirmation that we have regained compliance.

Our common shares may be de-listed if we do not regain compliance with Rule 5550(a)(2) by August 30, 2022 and our shareholders could face significant material adverse consequences, including:

•	Limited availability or market quotations for our common shares;

•	Reduced liquidity of our common shares;

•

Determination that our common shared are “penny stock”, which would require brokers trading in our common shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common shares;

•	Limited amount of news an analysts’ coverage of us; and

•	Decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

In the event of a de-listing, however, we would take actions to restore our compliance with Nasdaq Marketplace Rules, but we can provide no assurances that the listing of our Common Shares would be restored, that our

Common Shares will remain above the Nasdaq minimum bid price requirement or that we otherwise will remain in compliance with the Nasdaq Marketplace Rules.

On June 9, 2022, Neptune announced the completion of the Company’s proposed consolidation of its common shares (the “Common Shares”) on the basis of one (1) post-consolidation Common Share for every thirty-five (35) pre-consolidation Common Shares (the “Share Consolidation”). The post-Share Consolidation Common Shares commenced trading on the NASDAQ and the TSX at the market open on June 13, 2022. The Share Consolidation reduced the number of Common Shares issued and outstanding from approximately 198 million Common Shares to approximately 5.7 million Common Shares as at June 13, 2022.

As of the date of this prospectus, the Company has regained compliance with the Nasdaq minimum bid price requirement.

Our constating documents permit us to issue an unlimited amount of additional Common Shares or Preferred Shares, which may prevent a third-party takeover or cause our shareholders to experience dilution in the future.

Our constating documents authorize us to issue an unlimited number of Common Shares and an unlimited number of preferred shares (“Preferred Shares”). Our board of directors has the authority to cause us to issue additional Common Shares and Preferred Shares and to determine the special rights and restrictions of the shares of one or more series of our Preferred Shares, each without consent of our shareholders. The issuance of any such securities may result in a reduction of the book value or market price of our Common Shares. Given the fact that we operate in a capital-intensive industry with significant working capital requirements, we may be required to issue additional Common Shares or other securities that are dilutive to existing shareholders in the future in order to continue our operations, which may result in dilution to existing shareholders. Further, any such issuances could result in a change of control or a reduction in the market price for our Common Shares. Additionally, the rights of the holders of Common Shares will be subject to, and may be adversely affected by, the rights of holders of any Preferred Shares that may be issued in the future. For example, Preferred Shares typically rank senior to Common Shares as to dividend rights, liquidation preference or both and may be convertible into Common Shares. Lastly, our ability to issue Preferred Shares could make it more difficult for a third-party to acquire a majority of our outstanding voting shares, particularly in the event we issue Preferred Shares with special voting rights, the effect of which may be to deprive our shareholders of a control premium that might otherwise be realized in connection with an acquisition of us.

Because the Company is a “smaller reporting company,” we may take advantage of certain scaled disclosures available to us, resulting in holders of our securities receiving less Company information than they would receive from a public company that is not a smaller reporting company

We are a “smaller reporting company” as defined in the Exchange Act. As a smaller reporting company, we may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our common shares held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and our common shares held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of any reduced disclosure obligations, it may make it harder for investors to analyze the Company’s results of operations and financial prospectus in comparison with other public companies.

As a smaller reporting company, we are permitted to comply with scaled-back disclosure obligations in our SEC filings compared to other issuers, including with respect to disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We have elected to adopt the accommodations available to smaller reporting companies. Until we cease to be a smaller reporting company, the scaled-back disclosure in our SEC filings will result in less information about our company being available than for other public companies.

If investors consider our common shares less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common shares and our share price may be more volatile.

Any acquisitions, strategic investments, divestures, mergers, or joint ventures we make may require the issuance of a significant amount of equity or debt securities and may not be successful.

As part of our business strategy, we expect to selectively pursue strategic acquisitions, as well as additional strategic and other investments such as joint ventures or partnerships, to obtain additional businesses, products and/or technologies, capabilities, and personnel. Acquisitions and other investments present challenges, including geographical coordination, personnel integration and retention of key management personnel, systems integration, the potential disruption of each company’s respective ongoing businesses, possible inconsistencies in standards, controls, procedures, and policies, unanticipated costs of terminating or relocating facilities and operations, unanticipated expenses relating to such integration, contingent obligations, and the reconciliation of corporate cultures. Those operations could divert management’s attention from the business, cause a temporary interruption of or loss of momentum in the business, and adversely affect our results of operations and financial condition. The inability to consummate and integrate new acquisitions on advantageous terms, or the failure to achieve a favorable return on our strategic and other investments, could adversely affect our ability to grow and compete effectively. Additionally, if we make one or more acquisitions in which the consideration includes the Company’s securities, we may be required to issue a substantial amount of equity, debt, warrants, convertible instruments, or other similar securities. Such an issuance could result in dilution to shareholders or increase our interest expense and other expenses.

We have reported negative cash flows from operating activities and may do so in future periods.

The Company reported negative cash flow from operating activities of $54.3 million, $56.6 million and $7.2 million for the fiscal years ended March 31, 2022 and March 31, 2021 and the three-month period ended June 30, 2022, respectively. The Company has historically and may also continue to have negative cash flow from operating activities until sufficient levels of sales are achieved. The Company cannot guarantee that future positive cash flow from operating activities will be obtained. In addition, negative cash flows may continue longer than the Company has planned for which could cause liquidity issues.

The Company may also be unable to obtain borrowings in an amount sufficient to enable them to pay debt or to fund other liquidity needs. If sufficient liquidity is not obtained, the Company may need to refinance or restructure all or a portion of its debt on or before maturity, sell assets or borrow money or issue equity, which may not be possible on terms satisfactory to the Company, or at all. If the Company continues to report negative cash flows from operating activities, or any failure to obtain any required additional financing on favorable terms, or at all, such events could have a material adverse effect on the business, financial condition, and results of operation of the Company.

We may not be able to maintain our operations without additional funding.

As of June 30, 2022, Neptune had $6.2 million of cash and cash equivalents. We had negative cash flows from operating activities of $54.3 million during the twelve-month period ended March 31, 2022 and $7.2 million during the three-month period ended June 30, 2022. We may be unable to generate sufficient cash flow from operations or to obtain future borrowings in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. If we do not have sufficient liquidity, we may need to refinance or restructure all or a portion of our debt on or before maturity, sell assets or borrow more money or issue equity, which we may not be able to do on terms satisfactory to us or at all. In addition, any refinancing could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations. We may also try to raise the necessary capital through securities offerings. Such offerings are subject to market conditions and are beyond our control.

We are subject to foreign currency fluctuations, which could adversely affect our financial results.

We are exposed to the financial risk related to the fluctuation of foreign exchange rates and the degrees of volatility of those rates. Currency risk relates to the portion of our business transactions denominated in currencies other than the Canadian dollar.

For the twelve-month period ended March 31, 2022, approximately 70% of our revenues were in U.S. dollars, and most of our expenses, including the purchase of raw materials, were in U.S. dollars. If the value of the United States dollar fluctuates significantly more than expected in the foreign exchange markets, our operating results and financial condition may be adversely affected.

General Risk Factors

Catastrophic events outside of our control, including pandemics, may harm our results of operations or damage our facilities.

A catastrophic events, or the perception of such events, such as earthquakes, tsunamis, floods, typhoons, fires, power disruptions or other natural or manmade disasters, computer viruses, cyber-attacks, terrorist attacks, wars (such as the ongoing military conflict between Russia and Ukraine), riots, civil unrest or other conflicts, or an outbreak of a public health crisis including epidemics, pandemics (such as the COVID-19 pandemic), outbreaks of new infectious diseases or viruses, or related events that can result in volatility and disruption to global supply chains, operations, mobility of people, patterns of consumption and service, and the financial markets could disrupt the Company’s operations, or those of its material contractors. Such disruptions could impair production or distribution of the Company’s potential products, damage inventory or our facilities, interrupt critical functions or otherwise materially adversely affect its business, which could materially harm the Company’s financial condition or results of operations.

The market price of the Company’s Common Shares may be highly volatile.

The stock market, from time-to-time, experiences significant price and volume fluctuations unrelated to the operating performance of particular companies. Future announcements concerning the Company, its competitors, including those pertaining to financing arrangements, government regulations, developments concerning regulatory actions affecting the Company, litigation, additions or departures of key personnel, cash flow, and economic conditions and political factors in Canada and the United States may have a significant impact on the market price of the Company’s Common Shares. In addition, there can be no assurance that the Company’s Common Shares will continue to be listed on Nasdaq.

The market price of the Company’s Common Shares could fluctuate significantly for many other reasons, including for reasons unrelated to the Company’s specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by its subscribers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within its industry experience declines in their stock price, the share price of the Company’s Common Shares may decline as well. In addition, when the market price of a company’s shares drops significantly, shareholders often institute securities class action lawsuits against the company.

Litigation resulting from these claims could be costly and time-consuming and could divert the attention of management and other key personnel from the Company’s business and operations. The complexity of any such claims and the inherent uncertainty of commercial or class action, litigation increases these risks. In recognition of these considerations, the Company could suffer significant litigation expenses in defending any of these claims and enter into settlement agreements. If the Company is unsuccessful in its defense of material litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damage awards or other remedies against it including injunctive relief that could have a material adverse effect on the Company’s business, financial condition and results of operations. Administrative or regulatory actions against the Company or its employees could also have a material adverse effect on the Company’s business, financial condition and results of operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our Common Shares in this offering. We will receive proceeds from the exercise of the Warrants but not on the sale of the Common Shares underlying the Warrants. The Selling Shareholders will receive all of the proceeds from this offering. We will, however, receive the net proceeds of any Warrants exercised for cash. Proceeds, if any, received from the exercise of such Warrants will be used for working capital for general corporate purposes. No assurances can be given that any of such Warrants will be exercised. The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the Common Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Common Shares covered by this prospectus, including all registration and filing fees, and fees and expenses for our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

The offering price of the Common Shares underlying the Warrants offered hereby is determined by reference to their exercise price of $1.62 per share.

We cannot currently determine the price or prices at which shares of Common Shares may be sold by the Selling Shareholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Our common shares trade under the symbol “NEPT” on Nasdaq.

The following table sets forth the high and low intraday sales prices per Common Share as reported on Nasdaq beginning on April 1, 2020 and taking into account the Share Consolidation that took effect on June 13, 2022:

Period		Low Trading Price	High Trading Price
		($)	($)
Year Ending March 31, 2023
Third Quarter	(through November 2,2022)	$1.21	$1.92
Second Quarter	(September 30, 2022)	$1.00	$3.74
First Quarter	(June 30, 2022)	$1.34	$1.41
Year Ended March 31, 2022
Fourth Quarter	(March 31, 2022)	$7.35	$19.60
Third Quarter	(December 31, 2021)	$12.25	$22.40
Second Quarter	(September 30, 2021)	$19.25	$41.30
First Quarter	(June 30, 2021)	$37.10	$55.30
Year Ended March 31, 2021
Fourth Quarter	(March 31, 2021)	$45.15	$110.25
Third Quarter	(December 31, 2020)	$52.15	$86.80
Second Quarter	(September 30, 2020)	$73.85	$113.05
First Quarter	(June 30, 2020)	$35.70	$110.25

As of November 3, 2022, we had 39 shareholders of record based on the records of our transfer agent, which does not include beneficial owners of our Common Shares whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

Dividends

We do not anticipate paying any dividend on our Common Shares in the foreseeable future. We presently intend to retain future earnings to finance the expansion and growth of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and other factors the Board of Directors deems relevant. In addition, the terms of any future debt or credit facility may preclude us from paying dividends.

Securities Authorized for Issuance under Equity Compensation Plans

Information about our equity compensation plans, as set forth in this prospectus under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters”, is incorporated herein by reference.

Unregistered Sales of Equity Securities

Except as set forth below, since November 3, 2019, we have not sold any securities that were not registered under the Securities Act.

(1)

In October 2022, we issued to accredited investors the Warrants in the Private Placement, which permits the investors to purchase an aggregate of 6,417,114 of our common shares at an exercise price of $1.62 per common share.

(2)	In July and September 2022, we issued to two accredited investors an aggregate of 409,435 common shares in connection with loans to Sprout Foods, Inc.

(3)	In June 2022 we issued 7,104 common shares to our financial advisor in connection with our proposed divestiture of our Canadian cannabis business.

(4)	In October 2020, we issued 462,963 common shares and 300,926 warrants to purchase common shares at an offering of $75.60 per share to institutional investors.

Repurchases of Equity Securities

We did not repurchase any of our equity securities during the years ended March 31, 2022 and 2021 or the interim period ended September 30, 2022.

BUSINESS

OVERVIEW

GENERAL

Neptune Wellness Solutions Inc. (“Neptune”, the “Company”, “we”, “us” or “our”) is a modern consumer packaged goods (“CPG”) company driven by a singular purpose: to transform the everyday for a healthier tomorrow. Neptune is a diversified and fully integrated health and wellness company with multiple brand units. With a mission to redefine health and wellness, Neptune is focused on building a broad portfolio of high quality, affordable consumer products in response to long-term secular trends and market demand for natural, plant-based, sustainable and purpose-driven lifestyle brands. The Company utilizes a highly flexible, cost efficient manufacturing and supply chain infrastructure that can be scaled up and down or into adjacent product categories to identify new innovation opportunities, quickly adapt to consumer preferences and demand, and bring new products to market through its mass retail partners and e-commerce channels. Leveraging decades of expertise in extraction and product formulation, Neptune is a provider of turnkey product development and supply chain solutions to business customers across several health and wellness verticals, including nutraceuticals and white label consumer packaged goods. Neptune has expanded its operations since June 2020 into several brand units in order to better address its markets. The main brand units are the following: Nutraceuticals, Beauty & Personal Care, and Organic Foods & Beverages. All amounts in this prospectus are in US dollars, unless otherwise noted.

HISTORY

Neptune was incorporated under Part IA of the Companies Act (Québec) on October 9, 1998 under the name Neptune Technologies & Bioressources Inc. Since its incorporation, Neptune has amended its articles of incorporation on numerous occasions. The Company first amended its articles on May 30, 2000 to convert its then issued and outstanding shares into newly-created classes of shares. The Company’s articles were also amended on May 31, 2000 to create Series A Preferred Shares. On August 29, 2000, the Company converted all its issued and outstanding Class A shares into Class B subordinate shares. On September 25, 2000, the Company further amended its share capital to eliminate its Class A shares and converted its Class B subordinate shares into Common Shares. On November 1, 2013, the Company amended its articles of incorporation to reflect certain changes to items relating to board matters. The Company’s Common Shares are listed and posted for trading on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol, “NEPT”.

On June 9, 2022, we effected a one for thirty five (1-for-35) reverse split of our common shares, which we refer to as the “Share Consolidation,” as approved by our Board of Directors. Trading of our common shares on both the Toronto Stock Exchange and NASDAQ on a post-consolidated basis commenced as of the open of markets on June 13, 2022. On August 15, 2022, the Company voluntarily delisted its Common Shares from the TSX.

OUR PROPERTIES AND OPERATIONS

Our headquarters is located in leased offices in Laval, Québec, where our general and administrative departments primarily operate. We also lease laboratory space in Laval, Quebec where testing and development of many of our products takes place. We lease offices in Jupiter, Florida which will serve as the U.S. headquarters once leasehold improvements are completed which is expected to be in the second quarter of fiscal year 2023.

We own a production facility in Sherbrooke, Quebec where we conduct our cannabis operations including laboratory testing. On June 8, 2022, we announced the planned accelerated divestiture of our cannabis business, and on October 17, 2022, we announced that we had entered into a binding agreement for the sale of our cannabis business, which would include the sale of our cannabis brands and the Sherbrooke building in one or more transactions.

We also have leased offices in Vaudreuil, Province of Québec, Canada, which is unoccupied facility housed our SugarLeaf operations, and we are in the process of selling the remaining equipment and prepare the building to be returned to the lessor in the third quarter of our fiscal year 2023. The Vaudreuil offices were previously used for the Company’s Biodroga business. The Company intends to sub-lease the Vaudreuil offices.

BUSINESS STRATEGY

Neptune’s vision is to change consumer habits through the creation and distribution of environmentally friendly, ethical and innovative consumer product goods. Our mission is to redefine health and wellness and help humanity thrive by providing sustainable consumer focused solutions. Despite the decline in global economic activity since the outbreak of the COVID-19 virus, Neptune has taken transformative, and successful, actions to increase its sales, distribution and reach in both the business-to-business (“B2B”) and business-to-consumer (“B2C”) model in the consumer-packaged goods (“CPG”) market. Neptune has a dual go-to market B2B and B2C strategy focused on expanding its global distribution reach. The strategy sets Neptune apart from its competition and has started to yield consistent, long-term revenue opportunities for the Company.

The Company’s long-term strategy is focused on the health and wellness sector with an emphasis on select CPG verticals, including Nutraceuticals, Beauty & Personal Care, and Organic Foods & Beverages. Neptune’s current brand portfolio across these verticals include Sprout®, Neptune Wellness™, Forest Remedies®, and MaxSimil®.

On June 9, 2021, Neptune announced a multi-year licensing agreement between Sprout and CoComelon, the world’s leading children’s entertainment brand, owned and operated by Moonbug Entertainment. In addition, on July 27, 2021, an initial launch was announced for Sprout products into Canada, in Metro grocery stores in the province of Ontario.

Neptune’s future will be focused on brand creation, accelerating organic growth with emphasis on increased efficiency and margin expansion. This will be complimented by accretive acquisitions with a proven track record of operational excellence. On July 22, 2021, the Company launched Forest Remedies’ plant-based Omega 3-6-9 gummies and soft gels. Neptune is focused on expanding its exclusive Omega-3 delivery technology MaxSimil® while improving growth and profitability in its Nutraceuticals vertical. The MaxSimil® product lineup will be expanded with the launch of two new consumer products: MaxSimil® with CoQ10 and MaxSimil® with Curcumin. Additionally, the Company launched a new consumer line of Vitamin Sprays and Pumps for both children and adults with selected retail partners. To support anticipated accelerated growth, the Nutraceuticals U.S. sales force has been expanded to maximize awareness and distribution of the capabilities and expertise in CBD formulation, prebiotics and probiotics, and proteins within this important vertical.

PRODUCTS, PRINCIPAL MARKETS, METHODS OF DISTRIBUTION AND BRANDS

Products

Our Nutraceutical, Beauty and Personal care products and Organic Foods and Beverages are manufactured by third party manufacturers. In order to meet demand for our products, we have developed relationships with selected contract manufacturers. We believe that we are not dependent on any single contract manufacturer and that, if necessary, our current selected contract manufacturers could be replaced with minimal disruption to our operations.

We currently purchase raw materials for the manufacturing of our products from suppliers recognized for their quality and consistency. Our quality control staff requires full disclosure on the part of our suppliers and we periodically conduct on-site audits of their facilities. For strategic reasons, certain of our key raw materials are sourced from single suppliers. However, in the event that we were unable to source an ingredient from a current supplier, we believe that we could generally obtain the same ingredient or an equivalent from an alternative supplier, with minimal disruption to our operations.

Canadian Cannabis Products—Extracts and Formulations

We retrofitted our existing production facility located in Sherbrooke, Province of Québec, Canada to comply with Health Canada requirements under the Cannabis Act, in order to produce our cannabis extracts and formulations at our existing site. Our GMP (Good Manufacturing Practices, mandated by the Natural Health Products Directorate of Health Canada) production facility features robust safety measures and equipment, which allows for enhanced manufacturing practices. We also operate a laboratory at our facility, which allows us to conduct research, new product development and quality control analysis in-house.

As a condition for obtaining our license to produce cannabis oil under the Cannabis Act, Health Canada required multiple compliance measures to be taken, including the addition of physical barriers, visual monitoring, recording devices, intrusion detection, as well as other important controls around access to the Company’s existing Sherbrooke facility.

On June 8, 2022, the Company announced a planned accelerated divestiture of the Canadian cannabis business including the sale of our cannabis brands and the Sherbrooke building in one or more transactions, and on October 17, 2022 we announced that we had entered into a binding agreement for the sale of our cannabis business.

MARKETS

Nutraceuticals

Neptune offers a variety of specialty ingredients, including our licensed specialty ingredient MaxSimil®, a technology that helps increase digestion and absorption of fat-soluble and nutritional ingredients. Additionally, the Company sources a variety of other marine oils, seed oils and specialty ingredients that are available for sale as raw material or transformed into finished products. The Company has recently launched a new line of Vitamin Sprays and Pumps for both children and adults. Neptune is focused on expanding its exclusive Omega-3 delivery technology MaxSimil® while improving growth and profitability in its Nutraceuticals vertical through its brand Biodroga.

Neptune’s core strength is product innovation with a focus on specialty ingredients offered in bulk soft gels and liquid delivery systems. The Company continues to expand its delivery system capabilities with projects for pumps, sprays, roll-ons and CBD enhancements. All of Neptune’s Nutraceutical products are available under distributors’ private labels, primarily sold in the Canadian and U.S. nutraceutical markets. Neptune, through its nutraceuticals products business, also formulates, develops and provides customers with turnkey nutrition solutions.

Beauty & Personal Care

The Company sells wellness products to the Beauty & Personal Care market through its Forest Remedies brand. Forest Remedies offers plant-based supplements, including first-of-its kind multi-omega gummies and soft gels with packaging that is 100% plastic-free. Neptune announced, on March 10, 2022, the launch of its Forest Remedies Multi Omega 3-6-9 line of supplements into more than 340 Sprouts Farmers Market stores across the U.S. This distribution agreement marks another important milestone in our efforts to transform Neptune into a high-growth branded CPG company.

Organic Foods and Beverages

In February 2021, Neptune acquired a controlling interest in Sprout Foods, Inc., an organic plant-based baby food and toddler snack company. Sprout is an integral piece of Neptune’s health and wellness portfolio and represents a key brand within the Organic Foods and Beverages vertical. Since completing the Sprout acquisition, the Company has begun expansion efforts in Sprout’s distribution across substantially all of Target’s U.S. retail stores. The Company also announced, on July 27, 2021, the initial launch of Sprout products into Canada, in Metro grocery stores in the province of Ontario. Neptune further expects to launch Sprout products in North America throughout the remainder of the fiscal year. The Company expects the Neptune/Sprout combination to result in significant incremental revenue growth, with several near and long-term revenue synergy opportunities identified within Neptune’s existing relationships and current sales channels. As described above, Neptune also announced on June 9, 2021, an exclusive multi-year licensing agreement between Sprout and CoComelon, the #1 children’s entertainment and educational show in the world with more than 110 million subscribers worldwide. We expect to announce product availability and provide additional information about the rollout of CoComelon licensed products in the near future.

SALES AND DISTRIBUTION

Nutraceutical Products

The Company sells its nutraceutical products mainly in bulk softgels or liquids to multiple distributors and customers, who commercialize these products under their private label. While the Company may have orders in place with approximately 100 different distributors and customers at any one time, the majority of the Company’s sales are concentrated with a small group of distributors and customers. Agreements with these distribution partners may be terminated or altered by them unilaterally in certain circumstances.

Beauty & Personal Care

The Company sells its Beauty and Personal Care products through distributors and directly to retail outlets in the United States. It also sells its products online through its own website forestremedies.com as well as e-commerce sites.

Organic Foods and Beverages

The Company, though its Sprout subsidiary, sells its products to mass retailers, grocery stores and other retail outlets, as well as online through e-commerce sites and its own website sproutorganics.com.

OUR B2C BRAND PORTFOLIO STRATEGY

We are currently working on accelerating brand equity for our brand portfolio:

Biodroga™. Neptune, through its Biodroga subsidiary, provides product development and turnkey solutions (4PL) to its customers throughout North America. Biodroga offers a full range of services, whether it is leveraging our global network of suppliers to find the best ingredients or developing unique formulations that set our customer apart from their competition. Biodroga’s core products are MaxSimil, various Omega-3 fish oils and a line of CBD enhanced products, as well as softgel solutions.

MaxSimil. Neptune’s patented MaxSimil is an omega-3 fatty acid delivery technology that uses enzymes that mimic the natural human digestive system to predigest omega-3 fatty acids. The Journal of Nutrition by the Oxford University Press, recently released the results of a clinical study that evidences MaxSimil’s superior absorption as compared with standard fish oil supplements. MaxSimil was first introduced to the market in 2018, and is sold as a straight omega-3 supplement with standard and unique concentration of EPA/DHA. MaxSimil is also starting to be presented in combination with specialty ingredients such as Curcumin, Vitamin K2 and CBD.

Forest Remedies®. Under our Forest Remedies® brand, we offer first-of-their kind vegan multi-omega gummies and soft gels with packaging that is 100% plastic-free. Launched on March 10, 2022, our Forest Remedies Multi Omega 3-6-9 line of supplements is available into more than 340 Sprouts Farmers Market stores across the U.S. This distribution agreement marks another important milestone in our efforts to transform Neptune into a high-growth branded CPG company.

Sprout®. Neptune entered a new market with the Neptune/Sprout combination. Sprout has created a trusted organic baby food brand with a comprehensive range of products that are always USDA certified organic, non-GMO and contain nothing artificial. Sprout’s products target four segments: Stage 2 (children 6 months and up), Stage 3 (children 8 months and up), Toddler (children aged 12 months and up) and Snacks (children 8 months and up). Since our acquisition of a controlling interest in Sprout, the Company has begun expansion efforts in Sprouts’ distribution substantially in all of Target’s U.S. retail stores. The Company also announced on July 27, 2021, its initial launch into the Canadian market through its partnership with food retailer Metro Inc. Certain toddler snacks under this brand label are now available in Metro grocery stores in the province of Ontario.

COMPETITION

The nutraceutical, beauty & personal care and organic foods and beverages industries are highly competitive. There are many companies, public and private universities, and research organizations actively engaged in the research and development of products that may be similar to our products. It is probable that the number of companies seeking to develop products similar to our products will increase. Many of these and other existing or potential competitors have substantially greater financial, technical and human resources than we do and may be better equipped to develop, manufacture and market products.

We seek to differentiate our products and marketing from our competitors based on product quality, customer service, marketing support, pricing and innovation, and believe that our strategy enables us to effectively compete in the marketplace. For additional information regarding the competitive nature of our businesses, see “Risks Related to Our Business” under the heading “Risk Factors” of this prospectus.

REGULATORY

Our Nutraceutical, Beauty, Personal Care and Organic Food and Beverage businesses are subject to varying degrees of regulation by a number of government authorities in Canada and the U.S., including Health Canada, the FDA, the Federal Trade Commission (FTC), the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. Various provincial, state and local agencies in areas where we operate and in which our products are sold also regulate our business. The areas of our business regulated by both these and other authorities include, among others:

•	product claims and advertising;

•	product labels;

•	product ingredients;

•	how we manufacture, package, distribute, import, export, sell and store our products; and

•	our classification as an essential business and our right to continue operations during government shutdowns.

Health Canada and the FDA, in particular, regulate the formulation, manufacturing, packaging, storage, labeling, promotion, distribution and sale of vitamins and other nutritional supplements in Canada and the U.S., while other agencies regulate marketing and advertising claims. Under Health Canada and FDA rules, companies that manufacture, package, label, distribute or hold nutritional supplements are required to meet certain GMP’s to ensure such products are of the quality specified and are properly packaged and labeled. We are committed to meeting or exceeding the standards set by Health Canada and the FDA and believe we are currently operating within the mandated GMP.

Health Canada and he FDA also regulate the labeling and marketing of dietary supplements and nutritional products, including the following:

•	the identification of dietary supplements or nutritional products and their nutrition and ingredient labeling;

•	requirements related to the wording used for claims about nutrients, health claims, and statements of nutritional support;

•	labeling requirements for dietary supplements or nutritional products for which “high potency” and “antioxidant” claims are made;

•	notification procedures for statements on dietary supplements or nutritional products; and

•	premarket notification procedures for new dietary ingredients in nutritional supplements.

We are also subject to a variety of other regulations in Canada and the U.S., including those relating to health, safety, bioterrorism, taxes, labor, employment, import and export, the environment and intellectual property. All of these regulations require significant financial and operational resources to ensure compliance, and we cannot assure you we will always be in compliance despite our best efforts to do so or that being in compliance will not become prohibitively costly to our business.

Cannabis Regulatory Framework

On June 8, 2022, we announced the planned accelerated divestiture of our cannabis business including the sale of our brands as well as the Sherbrooke building in one or more transactions. On October 17, 2022, we announced that we had entered into a binding agreement for the sale of our cannabis business.

On October 17, 2018, the Cannabis Act (Canada) and the Cannabis Regulations came into force in Canada, legalizing the sale of cannabis for adult recreational use. Prior to the promulgation of the Cannabis Act and the Cannabis Regulations, only the sale of cannabis for medical purposes was legal, which was regulated by the Access to Cannabis for Medical Purposes Regulations (“ACMPR”) under the Controlled Drugs and Substances Act (“CDSA”). The Cannabis Act and the Cannabis Regulations replaced the CDSA and the ACMPR as the governing laws and regulations in respect of the production, processing, sale and distribution of cannabis for medical and adult recreational use.

The Cannabis Regulations, among other things, set out regulations relating to the following matters: (1) licences, permits and authorizations; (2) security clearances and physical security measures; (3) good production practices; (4) cannabis products; (5) packaging and labelling; (6) cannabis for medical purposes; (7) drugs containing cannabis; (8) combination products and devices; (9) importation and exportation for medical or scientific purposes; (10) document retention; and (11) reporting and disclosure.

INTELLECTUAL PROPERTY

We constantly evaluate the importance of obtaining intellectual property protection for our technology brands, products, applications and processes and maintaining trade secrets. When applicable to our business and products, we seek to obtain, license and enforce patents, protect our proprietary information and maintain trade secret protection without infringing the proprietary rights of third parties. We also make use of trade secrets, proprietary unpatented information and trademarks to protect our technology and enhance our competitive position.

Brand Names and Trademarks

Mood Ring™, PanHash™, Sprout®, NurturMe®, Nosh!®, Neptune Wellness™, MaxSimil®, Forest Remedies®, and Ocean Remedies® are trademarks of the Company. On June 8, 2022 we announced the planned accelerated divestiture of our cannabis business including the sale of our Cannabis Brands, Mood Ring and PanHash, as well as the Sherbrooke building in one or more transactions, and on October 17, 2022 we announced that we had entered into a binding agreement for the sale of our cannabis business.

Patent Applications

On August 9, 2018, Neptune filed two applications with the United States Patent and Trademark Office (USPTO) for patents related to the extraction of cannabis material. The extraction processes provide highly-efficient methods to obtain cannabinoids and other desired compounds from the cannabis plant at a greater purity than conventional methods. Both processes are applicable to marijuana and hemp and have been incorporated into the Company’s GMP-certified extraction facility in Sherbrooke. The first patent application outlines a method of extracting and isolating compounds from plants of the Cannabis genus at low temperature by using a cold organic solvent. The second patent application similarly provides for a method for extracting compounds from cannabis at low temperature, but without the use of organic solvents. Specifically, this patent relates to a process for high recovery of cannabinoids and terpenes by using natural solvents.

Licenses

On November 27, 2017, Neptune entered into an exclusive, worldwide, and royalty-bearing licensing agreement for the use of the MaxSimil® technology, in combination with cannabis-derived products. This new agreement allows Neptune to research, manufacture, formulate, distribute, and sell monoglyceride omega-3-rich ingredients in combination with cannabis and/or cannabinoid-rich or hemp derived ingredients for medical and adult use applications. The Company believes the MaxSimil® technology has the ability to enhance absorption of lipidbased and lipid soluble ingredients such as cannabinoids, essential fatty acids including EPA and DHA omega-3s, vitamins A, D, K and E, CoQ10 and others. This could be especially beneficial in increasing the absorption of ingredients which are not easily absorbed, such as CBD.

On June 9, 2021, Sprout Foods entered into a multi-year licensing agreement with Moonbug, providing Sprout with an exclusive license to utilize certain properties relating to CoComelon®, the world’s leading children’s entertainment brand, owned and operated by Moonbug, with Sprout products.

EMPLOYEES

As of September 30, 2022, we had 66 employees working at our business offices in Laval, at our facility in Sherbrooke or remotely. Our employees possess specialized skills and knowledge in the following fields, which we believe are valuable assets of the Company. 3 of our employees occupy executive management positions while 11 were employed in research, laboratory and quality, 13 were in sales and marketing and 4 were in production and administration. As of September 30, 2022, 32 of our employees were in Canada while 34 were in the United States. We also had 3 temporary personnel. One of our employees were represented by a union. We consider our relations with our employees to be good and our operations have never been interrupted as the result of a labor dispute.

SEASONALITY

In addition to general economic factors, we are impacted by seasonal factors and trends such as major cultural events and other unpredictable matters. Although we believe the impact or seasonality on our consolidated results of operations is minimal, our quarterly results may vary significantly in the future due to the timing of nutraceutical contract manufacturing orders as well promotions and ordering patterns of our other customers. We cannot provide assurance future revenues will follow historical patterns. The market price of our common shares may be adversely affected by these factors.

BUSINESS UPDATE

Financial Positioning

We are taking the steps necessary to shore up cash reserves in the immediate term and position our balance sheet properly to fund our growth initiatives as we push towards profitability. To this end, we have explored multiple options to balance the need for providing near-term financial stability while ensuring we continue to build long-term shareholder value. As a result, we have entered into two agreements for the purchase and sale of shares of our common stock and pre-funded warrants. Taking into account all considerations, we believe these actions are in the best interest of the company and will benefit shareholders in the long-term. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Going Concern. Unless otherwise specified, all dollar amounts are in US dollars (“USD”).

Growth Drivers

We remain enthusiastic about the growth prospects of our business, with opportunity across all three of our core verticals. We have successfully made the transition to a fully-integrated consumer packaged goods company with a diverse suite of better-for-you brands, available in some of the country’s largest retail chains. At the same time, we are driving consumer relevance by pursuing the right strategic partnerships for co-branded product lines and expanding our product offerings in key wellness categories.

Major Distribution Gains

Since acquiring a majority stake in Sprout Organics in February 2021, we have expanded Sprout baby foods and toddler snacks substantially, both online and in store at major retailers like Target and Wal-Mart. Earlier in March 2022, we announced the launch of our Forest Remedies Multi Omega 3-6-9 line of supplements into more than 340 Sprouts Farmers Market stores across the U.S. This distribution agreement marks another important milestone in our efforts to transform Neptune into a high-growth branded CPG company.

Strategic Partnerships

In February 2022, we brought Walmart a first-of-its-kind collaboration between Sprout Organics and popular kids’ entertainment platform CoComelon. This co-branded product line is now available on Walmart.com and in 900 Walmart stores next month, and has been very well-received. With this launch, Sprout Organics now sells into the top organic baby food retailers in the U.S., accounting for approximately 90 percent of the overall market.

Investing in Our Prospects

On November 15, 2021 we initiated a strategic review and made some big changes to get on track to becoming a profitable diversified CPG company. These actions have taken effect, and we are starting to see the results. The third quarter of fiscal year 2022 was the first quarter where we posted a positive gross margins since transitioning to a CPG-focused model. We also delivered four consecutive quarter of sequential revenue growth before a decrease in the fourth quarter of the year ended March 31, 2022.

We expect these positive trends to continue in fiscal year 2023. We are very excited about what the future holds for Neptune Wellness, and we are putting our money where our mouth is. Neptune’s executive management team, including the Board of Directors, recently completed the purchase of more than one million common shares in the public market, reinforcing our confidence in the direction we’re headed.

While the global market can be unstable during turbulent times, we are taking steps to ensure we remain well-positioned to execute against our stated plan: controlling our costs while pursuing high-growth opportunities. To that effect, Neptune announced on June 8, 2022 the launch of a new Consumer Packaged Goods (“CPG”) focused strategic plan to reduce costs, improve the Company’s path to profitability and enhance current shareholder value. This plan focuses on two primary actions: (1) planned accelerated divestiture of the Canadian cannabis business and (2) a realignment of focus and operational resources toward increasing the value of Neptune’s consumer products business. With the planned divestiture of its cannabis business, Neptune is renewing its focus on the core brands – Sprout Organics and Biodroga Solutions – that align closely with future consumer trends and show a greater potential for future growth and profitability.

The intended divestiture of the cannabis business would include the sale of the Mood Ring™ and PanHash™ brands, along with the Company’s Sherbrooke, Quebec facility, in one or more transactions. The value of the facility was recently appraised at $21 million CAD by a third-party appraisal company. Neptune has retained Stifel GMP to support the divestiture efforts, with a focus on maximizing the value to Neptune shareholders. In order to accelerate its cost savings, the Company will focus on winding up its cannabis operations pending a transaction. This planned action is intended to provide significant cost savings and help maximize operational efficiencies, resulting in a 50% reduction in workforce, over 30% reduction of total payroll costs and an estimated annual cost savings of $5.8 million CAD. In addition, the Company expects to see additional cost savings from corresponding reductions in corporate overhead costs and professional fees.

Finally, the exit of the Canadian cannabis business may impact the amount and structure of financing the company is currently seeking. It is expected to reduce the amount of financing the Company seeks, given a lower anticipated expense structure, along with anticipated cash inflows from the planned divestiture. Additionally, the divestiture is expected to facilitate working with a broader set of financing sources – including traditional banks and financial institutions that have policies restricting dealing with businesses exposed to regulated cannabis operation.

RECENT CORPORATE DEVELOPMENTS

Neptune’s Presence in Canada’s Cannabis Market

During the year ended on March 31, 2022, Neptune supplied the market with premium cannabis extracts and dried flower, under its Mood Ring™ and PanHash™ brands, and completed its launch of all significant regulated product categories. All cannabis products were manufactured and packaged at the Company’s purpose-built facility in Sherbrooke, Quebec. On June 8, 2022, the Company announced a planned accelerated divestiture of the Canadian cannabis business and the Company will focus on winding up its cannabis operations pending one or more sales transactions, and on October 17, 2022 we announced that we had entered into a binding agreement for the sale of our cannabis business.

Neptune Completes its Strategic Transition from Extraction to Consumer Packaged Goods

In April 2021, Neptune completed its transition from revenue derived from hemp and cannabis extraction to revenue from consumer packaged goods and branded products, such as Mood Ring™ — an end-to-end developed and manufactured cannabinoid-based product portfolio targeting both wellness-focused CBD consumers looking for natural products, and the recreational market with multiple high THC products.

On June 8, 2022, Neptune announced that the launch of a new Consumer Packaged Goods (“CPG”) focused strategic plan to reduce costs, improve the Company’s path to profitability and enhance current shareholder value. This plan builds on the Company’s initial strategic review that took place in fall of 2021 and focuses on two primary actions: (1) planned accelerated divestiture of the Canadian cannabis business and (2) a realignment of focus and operational resources toward increasing the value of Neptune’s consumer products business. With the planned divestiture of its cannabis business, Neptune is renewing its focus on the core brands – Sprout Organics and Biodroga Solutions – that align closely with future consumer trends and show a greater potential for future growth and profitability. The strategic plan is expected to lower costs and reduce global headcount by approximately 50%.

Changes to the Board of Directors

On May 17, 2021, Neptune announced that Richard Schottenfeld resigned as a director of the Company for personal considerations.

Jane Pemberton and Frank Rochon did not stand for re-election at the Annual General Meeting (“AGM”) that was held on August 26, 2021 and their mandates ceased on that date.

Ms. Julie Phillips was elected as Director at the AGM. Ms. Phillips currently serves as Vice President for Herschend Family Entertainment where she has held this and prior roles since 2013. Ms. Phillips also serves since April 2019 as a member of the Board of Directors of the Lane Thomas Foundation, which is dedicated to supporting families of children needing lifesaving organ transplants.

Mr. John Moretz, the previous Chairman of the Board of Directors, announced his retirement from the Company’s Board of Directors on February 9, 2022 and Ms. Julie Phillips was appointed as the successor Chair of the Board of Directors.

On May 19, 2022, Neptune announced that Phil Sanford has joined the Neptune Board of Directors and will serve as Audit Chair. Mr. Sanford previously served on the executive team at N3 LLC, a global technology-enabled inside sales organization that was acquired by Accenture in 2020. He has advised a number of leading private equity firms and investment banks on mergers and acquisitions and going-private transactions in the consumer sector. This includes Bain Capital, Carlyle, Moelis, Blackstone, Kelso, Mid-Ocean Partners, Morgan Stanley Private Equity and Morgan Stanley Expansion Capital. He currently serves on the Advisory Board of Morgan Stanley Expansion Capital Funds, as well as the Boards of Ecentria, CMX and Image Skincare and formerly served as Chairman of the Board of Sprout Organics. Mr. Sanford has previously served on the Boards of Chattem, Inc and Caribou Coffee.

Neptune Announces Exclusive Licensing Agreement Between Sprout Foods and CoComelon®

On June 9, 2021, the Company announced a multi-year licensing agreement between Sprout and CoComelon®, the world’s leading children’s entertainment brand, owned and operated by Moonbug Entertainment Ltd (“Moonbug”). With more than 110 million subscribers worldwide, CoComelon is the #1 children’s entertainment and educational show in the world claiming a #1 ranking on YouTube with its top three episodes generating nearly nine billion views around the world. Additionally, the show was #1 on Netflix and maintains a Top 10 ranking across all genres with the recent launch of Season 3. Sprout products bearing the licensed property are expected to launch in the near future in North America.

Further to this agreement, Neptune announced on May 26, 2022 a new line up of CoComelon co-branded organic snack bars for toddlers. The snack bars are the latest innovation in the Sprout Organics x CoComelon product line launched earlier this year, which features a range of organic baby and toddler food pouches and toddler snacks. New snack bars will be available online and at select retailers nationwide. Sprout Organics CoComelon Snack Bars are available in two flavor combinations: Banana and Banana with Peas and Carrots. Each snack bar contains a blend of unsweetened fruits, veggies and gluten-free oats and packs an impressive 4g of plant-based protein and 2g of dietary fiber to help fuel growing bodies.

Neptune Launches Forest Remedies Plant-Based Omega 3-6-9 Supplements

On July 22, 2021, Neptune announced the launch of Forest Remedies’ plant-based Multi Omega 3-6-9 gummies and soft gels. Forest Remedies’ new plant-based multi-omega soft gels and gummies use all natural oil from Ahiflower® grown in the United Kingdom, which is a much sustainable and eco-friendly source of omegas 3, 6, and 9 in contrast to fish or krill oil. The product is vegan.

Neptune Launches Sprout Foods, Inc. Products in Canada

On July 27, 2021, Neptune announced the initial launch of Sprout Organic Foods products into Canada, in Metro grocery stores in the province of Ontario. The initial launch includes Broccoli Curlz and White Cheddar Curlz toddler snacks as well as Blueberry Apple and Pumpkin Butter & Jelly Wafflez toddler snacks. The Company will expand its Metro offerings with additional products from its Crinklez toddler snacks.

Changes to Management

On August 19, 2021, Neptune announced the appointment of John S. Wirt as the Company’s Executive Vice President of Business and Legal Affairs, Chief Legal Officer and General Counsel. Mr. Wirt comes to Neptune Wellness from Epic Sports & Entertainment, a sports and entertainment company, where he served as President and General Counsel. Prior to that, Mr. Wirt served as the Chief Executive Officer and General Counsel for Roy Jones, Jr.’s Square Ring Promotions, a global sports and entertainment promotion company. He has been a director of publicly traded corporations, including, the audit chair of a NASDAQ-listed company. As General Counsel, Mr. Wirt leads Neptune’s internal legal department in addition to managing Neptune’s businesses generally.

On September 27, 2021, the Company appointed Randy Weaver as Interim Chief Financial Officer. Mr. Weaver joins Neptune as Interim Chief Financial Officer with a successful track record of leading numerous CPG companies as a senior executive, bringing the knowledge and experience to help Neptune build a solid foundation of growth.

As part of the Company’s renewed focus on its CPG brands and Sprout Organics in particular, Neptune announced on June 8, 2022 that Sarah Tynan, Sprout’s Chief Customer Officer, was promoted to CEO of Sprout. Ms. Tynan has been instrumental in garnering big distribution gains for Sprout, including Walmart and Target, and leading the highly successful CoComelon partnership. She brings deep sales experience and business acumen, including previous roles at Newell Brands and Unilever, and will continue to drive the Sprout business forward.

On June 14, 2022, Neptune announced the appointment of Raymond Silcock as Chief Financial Officer, effective July 25, 2022. Mr. Silcock, who will be based out of Neptune’s Jupiter, Florida office, previously served as Executive Vice President and Chief Financial Officer at Perrigo Plc, as well as CFO at Diamond Foods, The Great Atlantic and Pacific Tea Company, US Tobacco Inc., and Cott Corporation. In addition, he has previously served as Chair of both Audit and Strategy Committees on several Boards including Pinnacle Foods Inc, American Italian Pasta Company, Prestige Brands and Bacardi Limited.

Receipt of Nasdaq Notification

On August 31, 2021, Neptune announced that that the Company has received a written notification (the “Notification Letter”) from the Nasdaq Stock Market LLC (“Nasdaq”) on August 30, 2021, notifying the Company that it is not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule

5550(a)(2), which requires that the closing bid price for the Company’s common shares listed on Nasdaq be maintained at a minimum of US$1.00.

Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s common shares for the 30 consecutive business days from July 16, 2021, to August 27, 2021, the Company no longer met the minimum bid price requirement.

The Notification Letter has no immediate effect on the listing of the Company’s common shares on Nasdaq.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided 180 calendar days, or until February 28, 2022, to regain compliance with the minimum bid price requirement, during which time the Company’s common shares will continue to trade on the Nasdaq Capital Market. To regain compliance, the Company’s common shares must have a closing bid price of at least US$1.00 for a minimum of 10 consecutive trading days. The Company has requested and received an additional 180-day period to regain compliance, and now has until August 27, 2022 to comply.

On June 9, 2022, Neptune announced the completion of the Company’s proposed consolidation of its common shares (the “Common Shares”) on the basis of one (1) post-consolidation Common Share for every thirty-five (35) pre-consolidation Common Shares (the “Share Consolidation”). The post-Share Consolidation Common Shares commenced trading on the NASDAQ and the TSX at the market open on June 13, 2022. The Share Consolidation reduced the number of Common Shares issued and outstanding from approximately 198 million Common Shares to approximately 5.7 million Common Shares as at June 13, 2022.

As of the date of this prospectus, the Company has regained compliance with the Nasdaq minimum bid price requirement.

Change in Auditor

On November 4, 2021, the Company announced the appointment of KPMG LLP (“KPMG”) as its independent registered public accounting firm, effective October 22, 2021, following the resignation of Ernst & Young LLP (“EY”) on September 23, 2021. The appointment of KPMG was made after a thorough evaluation process and has been approved by Neptune’s Board of Directors and its Audit Committee. KPMG replaces EY as Neptune’s independent registered public accounting firm for the fiscal year ending March 31, 2022. Previously, on July 10, 2020, the Company dismissed KPMG and proposed EY as its independent registered public accounting firm, which was effective following the Company’s annual and special meeting of shareholders held on August 12, 2020.

Loss of Foreign Private Issuer Status

As of September 30, 2021, the Company was no longer considered a foreign private issuer and accordingly, such change in status required the Company to file as a U.S. domestic filer, effective April 1, 2022, and comply with all periodic disclosures and reporting requirements of the Exchange Act applicable to U.S. domestic issuers including the requirement to transition from IFRS to US GAAP for the year ended March 31, 2022. The Company was also required to modify certain of its policies to comply with governance practices associated with U.S. domestic issuers. As a result, the loss of foreign private issuer status increases the Company’s legal and financial compliance costs and make some activities more time consuming and costly.

Neptune Launches Forest Remedies Multi-Omega 3-6-9 Supplements in 340+ Sprouts Farmers Market Stores Across U.S.

On March 8, 2022, Neptune announced the launch of Forest Remedies Multi Omega 3-6-9, a line of innovative supplements made with Ahiflower oil, in Sprouts Farmers Market stores nationwide. A plant-based, vegan alternative to fish oil, Ahiflower oil delivers more quality omegas than other natural plants or seed oils, proven up to four times more effective than flaxseed oil*. The Forest Remedies Multi Omega product line also comes in compostable, plastic-free packaging. Forest Remedies Multi-Omega supplements contain a balanced blend of 100 percent plant-based omega 3, 6 and 9 fatty acids, with no unpleasant aftertaste or fish smell. As part of Neptune Wellness’ dedication to plant-based products, a portion of the proceeds from the sales of Forest Remedies products will be donated to One Tree Planted, a non-profit tree planting charity, to help rebuild forests around the world.

Closing of a $8,000,000 Registered Direct Offering

On March 14, 2022, Neptune announced that it has closed a registered direct offering with a single strategic consumer-focused institutional investor for the purchase and sale of (i) 18,500,000 common shares of the Company (“Common Shares”) and (ii) 6,500,000 pre-funded warrants (the “Pre-Funded Warrants”), with each Pre-Funded Warrant exercisable for one Common Share. The Common Shares and the Pre-Funded Warrants were sold together with Series A Warrants (the “Series A Warrants”) to purchase up to an aggregate of 25,000,000 Common Shares and Series B Warrants (the “Series B Warrants” and collectively with the Series A Warrants, the “Common Warrants”) to purchase up to an aggregate of 25,000,000 Common Shares. Each Common Share and the accompanying Common Warrants were sold together at a combined offering price of $0.32 , and each Pre-funded Warrant and accompanying Common Warrants were sold together at a combined offering price of $0.32 , for aggregate gross proceeds of $8.0 million before deducting fees and other estimated offering expenses. The Pre-Funded Warrants are funded in full at closing except for a nominal exercise price of $0.0001 and are exercisable commencing on the closing date, and will terminate when such Pre-Funded Warrant is exercised in full. The Series A Warrants have an exercise price of $0.32 per share and are exercisable six months after the closing date, and will expire five and one half years from the date of issuance. The Series B Warrants have an exercise price of $0.32 per share and are exercisable six months after the closing date, and expire 18 months from the date of issuance (collectively the “Offering”). The Company expects to use the net proceeds from the Offering for working capital and other general corporate purposes. The Pre-Funded Warrants were exercised in full on March 29, 2022 for gross proceeds of $650.

Closing of a $5,000,000 Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

On June 22, 2022, Neptune announced that it entered into definitive agreements with several institutional investors for the purchase and sale of an aggregate of 1,945,526 common shares (including common share equivalents) of the Company, and accompanying two series of warrants to purchase up to an aggregate of 3,891,052 common shares per series of warrants, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market under Nasdaq rules. Each series of warrants have an exercise price of $2.32 per share and are immediately exercisable upon issuance. One series of warrants will expire two years following the date of issuance and one series of warrants will expire five years following the date of issuance. The gross proceeds from the offering are $5 million, prior to deducting placement agent’s fees and other offering expenses payable by Neptune and assuming none of the warrants issued in the offering are exercised for cash. Neptune intends to use the net proceeds from the offering for working capital and other general corporate purposes. The offering closed on June 23, 2022. The pre-funded warrants issued in the offering were fully exercised on June 24, 2022 for $64.55.

Closing of a $6,000,000 Offering

On October 11, 2022, Neptune announced that it had closed an offering of 3,208,557 of common shares of the Company pursuant to a registered direct offering priced at-the-market under Nasdaq rules, and warrants to

*

Consumption of Buglossoides arvensis seed oil is safe and increases tissue long-chain n-3 fatty acid content more than flax seed oil – results of a phase I randomised clinical trial”; Journal of Nutritional Science , Volume 5 , 2016 , e2

purchase up to 6,417,114 of common shares of the Company in a concurrent private placement with institutional investors, at a combined offering price for one common share and one warrant of $1.87, for aggregate gross proceeds of $6 million before deducting fees and other offering expenses. The warrants have an exercise price of $1.62 per common share, are exercisable immediately following the date of issuance and will expire five years from the date of issuance.

ADDITIONAL INFORMATION

The Company’s head office and registered office is located at 545 Promenade du Centropolis, Suite 100, Laval, Québec, Canada, H7T 0A3. The Company’s website address is www.neptunecorp.com. The information provided on the Neptune website is not part of this or any other report we file with or furnish to the SEC. The Exchange Act requires us to file reports, proxy statements, and other information with the SEC. These materials may be obtained electronically by accessing the SEC’s home page at www.sec.gov.

Our Code of Conduct is available on our website, www.neptunewellness.com. We will post on our website amendments to the Code of Conduct or waivers from its provisions, if any, which are applicable to any of our directors or executive officers in accordance with the requirements of the SEC or Nasdaq.

The information on our website is not a part of, nor is it incorporated by reference, into this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual references only.

Properties

The following table sets forth the Company’s principal physical properties:

Type	Material Properties Location	Leased / Owned
Production Facility	Sherbrooke, Québec	Owned
Office	Laval, Québec	Leased
Office	Vaudreuil, Québec	Leased
Office / Laboratory	Laval, Québec	Leased
Office	Jupiter, Florida	Leased

Our headquarters is located in leased offices in Laval, Québec, where our general and administrative departments primarily operate. We also own a production facility in Sherbrooke, Québec, where we also conduct laboratory activities, and lease laboratory offices in Laval, Québec. We also have leased offices in Vaudreuil, Province of Québec, Canada, which was previously used for the Company’s Biodroga business. The Company intends to sub-lease the Vaudreuil offices. In addition, Neptune has leased office space in Jupiter, Florida. On June 8, 2022, we announced the planned accelerated divestiture of our cannabis business which would include the sale of our cannabis brands and the Sherbrooke building in one or more transactions.

Legal Proceedings

The Company is engaged from time-to-time in various legal proceedings and claims that have arisen in the ordinary course of business. The outcome of such proceedings and claims against the Company is subject to future resolution, including the uncertainties of litigation. Based on information currently known to the Company, the most significant outstanding proceedings and claims are as follows:

(i) In September 2020, Neptune submitted a claim and demand for arbitration against Peter M. Galloway and PMGSL Holdings, LLC (collectively “PMGSL”) in accordance with the SugarLeaf Asset Purchase Agreement (“APA”) dated May 9, 2019 between Neptune, PMGSL, Peter M. Galloway and Neptune Holding USA, Inc. Separately, PMGSL submitted a claim and demand for arbitration against Neptune. The Neptune claims and PMGSL claims have been consolidated into a single arbitration and each are related to the purchase by Neptune of substantially all of the assets of the predecessor entities of PMGSL Holdings, LLC. Neptune is claiming, among other things, breach of contract and negligent misrepresentation by PMGSL in connection with the APA and is seeking, among other things, equitable restitution and any and all damages recoverable under law. PMGSL is claiming, among other things, breach of contract by Neptune and is seeking, among other things, payment of certain compensation contemplated by the APA. A merit hearing in the arbitration took place in April 2022 and August 1, 2022. While Neptune believes there is no merit to the claims brought by PMGSL, a judgment in favor of PMGSL may have a material adverse effect on our business and Neptune intends to continue vigorously defending itself. Based on currently available information, a provision of $0.6 million has been recognized for this case as at March 31, 2022 ($ 0.6 million as at March 31, 2021).

(ii) On February 4, 2021, the United States House of Representatives Subcommittee on Economic and Consumer Policy, Committee on Oversight and Reform (the “Subcommittee”), published a report, “Baby Foods Are Tainted with Dangerous Levels of Arsenic, Lead, Cadmium, and Mercury” (the “Report”), which stated that, with respect to Sprout, “Independent testing of Sprout Organic Foods” has confirmed that their baby foods contain concerning levels of toxic heavy metals.” The Report further stated that after receiving reports alleging high levels of toxic metals in baby foods, the Subcommittee requested information from Sprout but did not receive a response.

On February 11, 2021, following the acquisition of a 50.1% stake in Sprout by Neptune, the Subcommittee contacted Sprout, reiterating its requests for documents and information about toxic heavy metals in Sprout’s baby foods. Sprout provided an initial response to the Subcommittee on February 25, 2021 and is cooperating with the Subcommittee requests. Further, on February 24, 2021, the Office of the Attorney General of the State of New Mexico (“NMAG”) delivered to Sprout a civil investigative demand requesting similar documents and information with regards to the Report and the NMAG’s investigation into possible violations of the False Advertising Act of New Mexico. Sprout has responded to the requests of the NMAG.

Since February 2021, several putative consumer class action lawsuits have been brought against Sprout alleging that its products (the “Products”) contain unsafe and undisclosed levels of various naturally-occurring heavy metals, namely lead, arsenic, cadmium and mercury. Sprout has denied the allegations in these lawsuits and contends that its baby foods are safe and properly labeled. The claims raised in these lawsuits were brought in the wake of the highly publicized Report. All such putative class actions have since been dismissed.

In addition to the consumer class actions discussed above, Sprout is currently named in one lawsuit filed on June 16, 2021 in California state court alleging some form of personal injury from the ingestion of Sprout’s Products, purportedly due to unsafe and undisclosed levels of various naturally occurring heavy metals. This lawsuit generally alleges injuries related to neurological development disorders such as autism spectrum disorder and attention deficit hyperactivity disorder. Sprout denies that its Products contributed to any of these injuries and will defend the cases vigorously. In addition, the Office of the Attorney General for the District of Columbia (“OAG”) recently sent a letter to Sprout, similar to letters sent to other baby food manufacturers, alleging potential labeling and marketing misrepresentations and omissions regarding the health and safety of its baby food products, constituting an unlawful trade practice. Sprout has agreed to meet with the OAG and will vigorously defend against the allegations. No provision has been recorded in the financial statements for this matter. This matter may have a material adverse effect on our business, financial results or results of operations.

(iii) On March 16, 2021, a purported shareholder class action was filed in United States District Court for the Eastern District of New York against the Company and certain of its current and former officers alleging violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, with respect to the Company’s acquisition of SugarLeaf Labs, Inc. On October 21, 2022, the Company announced that it had agreed to settle and resolve the lawsuit for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Company’s control and dependent on the type of consideration used. The settlement is subject to court approval and certification by the court of the class.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references in this management’s discussion and analysis of financial condition and results of operations, or MD&A, to the “Company”, “Neptune”, “we”, “us”, or “our” refer to Neptune Wellness Solutions Inc., unless otherwise indicated or the context requires otherwise. The following MD&A is for the year ended March 31, 2022 and for the three months ended June 30, 2022 and should be read in conjunction with the audited consolidated financial statements for the year ended March 31, 2022 and 2021 and the unaudited condensed consolidated interim financial statements for the three months ended June 30, 2022 and 2021 included in this Registration Statement/prospectus (collectively, the “Financial Statements”), which have been prepared by management in accordance with GAAP as issued by the FASB. All dollar amounts refer to U.S. dollars, except as stated otherwise. Unless otherwise stated herein, all share and per share numbers relating to the Company’s Common Shares prior to the effectiveness of the Reverse Share Split have been adjusted to give effect to the Reverse Share Split.

All amounts in the tables contained in this MD&A are in millions of dollars, except for basic and diluted income (loss) per share which are shown in dollars.

GOING CONCERN

The Company’s condensed consolidated interim financial statements have been prepared on a going concern basis, which presumes that the Company will continue realizing its assets and discharging its liabilities in the normal course of business for the foreseeable future. The Company has incurred significant operating losses and negative cash flows from operations since inception. To date, the Company has financed its operations through the public offering and private placement of Common Shares, units consisting of Common Shares and warrants, and convertible debt, the proceeds from research grants and research tax credits, and the exercises of warrants, rights and options. For the three-month period ended June 30, 2022, the Company incurred a net loss of $6.5 million and negative cash flows from operations of $7.2 million, and had an accumulated deficit of $327.5 million as at June 30, 2022. For the year ended March 31, 2022, the Company incurred a net loss of $84.4 million and negative cash flows from operations of $54.3 million. Furthermore, as at June 30, 2022, the Company’s current liabilities and expected level of expenses for the next twelve months exceed cash on hand of $6.2 million. The Company currently has no committed sources of financing available.

As of the date of this prospectus, the Company is required to actively manage its liquidity and expenses. The Company currently has minimal available cash balances. Payables are now in excess of available cash balances and payments of payables are not being made as the amounts become due for certain suppliers. The Company requires immediate funding in order to continue its operations. As of the date of this prospectus, the cash balance is expected to be sufficient to operate the business for only the next two to three months under the current business plan. The Company requires funding in the very near term in order to continue its operations. If the Company is unable to obtain funding in the upcoming days, it may have to liquidate its assets.

These conditions cast substantial doubt about the Corporation’s ability to continue as a going concern.

Going forward, the Company will seek additional financing in various forms as part of its plan to have the right funding structure in place to support its growth trajectory and path to profitability. To achieve the objectives of its business plan, Neptune plans to raise the necessary funds through additional securities offerings and the establishment of strategic alliances as well as additional research grants and research tax credits. While the Company has limited debt, all of which is subordinated, assets available for financing include real estate, accounts receivable and inventories. The ability of the Company to complete the needed financing and ultimately achieve profitable operations is dependent on a number of factors outside of the Company’s control. The Company’s business plan is dependent upon, amongst other things, its ability to achieve and maintain profitability, and/or continue to obtain adequate ongoing debt and/or equity financing with creditors, officers, directors and stakeholders to finance operations within and beyond the next twelve months, and the Company has a right to terminate the agreement within 30 days under certain circumstances.

While the Company has been successful in obtaining financing from public issuances, private placements, and related parties in the past, there is no certainty as to future financings.

The consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the going concern basis not be valid. These adjustments could be material.

SUBSEQUENT EVENTS

Neptune announced on June 8, 2022 the intended divestiture of the cannabis business, which would include the sale of the Mood Ring™ and PanHash™ brands, along with the Company’s Sherbrooke, Quebec facility, in one or more transactions. On October 17, 2022, the Company announced that it had entered into a binding agreement for the sale of its Canadian cannabis business, including the Sherbrooke building, for C$5.15 million to be paid to the Company in cash. The Company expects to record a loss on remeasurement of the assets to fair value less cost of sale in the approximate amount of $15 million in the second quarter interim financial statements for the three and six-months ended September 30, 2022. In addition, in our upcoming financial statements for the three and six-months ended September 30, 2022, it is possible we may incur additional impairment charges of intangibles and goodwill.

On June 22, 2022, Neptune announced that it entered into definitive agreements with several institutional investors for the purchase and sale of an aggregate of 1,945,526 common shares (including common share equivalents) of the Company, and accompanying two series of warrants to purchase up to an aggregate of 3,891,052 common shares per series of warrants, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market under Nasdaq rules. Each series of warrants have an exercise price of $2.32 per share and are immediately exercisable upon issuance. One series of warrants will expire two years following the date of issuance and one series of warrants will expire five years following the date of issuance. The gross proceeds from the offering are $5 million, prior to deducting placement agent’s fees and other offering expenses payable by Neptune and assuming none of the warrants issued in the offering are exercised for cash. Neptune intends to use the net proceeds from the offering for working capital and other general corporate purposes. The offering closed on June 23, 2022.

On October 11, 2022, the Company announced the closing of a registered direct offering of 3,208,557 of its Common Shares and the Warrants in the concurrent Private Placement. The Company received gross proceeds of approximately $6.0 million in connection with the offering, before deducting placement agent fees and related offering expenses. The net proceeds to the Company from the offering, after deducting the placement agent fees and expenses, and the Company’s offering expenses were approximately $5.15 million.

On October 21, 2022, the Company announced that it had agreed to settle and resolve a putative shareholder class action lawsuit filed against Neptune and certain of its current and former officers and directors, captioned Gong v. Neptune Wellness Solutions, Inc. (Case No. 2:21-cv-01386-ENV-ARL) pending in the United States District Court for the Eastern District of New York, for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Company’s control and dependent on the type of consideration used. The settlement is subject to court approval and certification by the court of the class, and the Company has a right to terminate the agreement within 30 days under certain circumstances. The Company will record a litigation settlement expense for the full amount in the second quarter interim financial statements for the three and six-months ended September 30, 2022.

SELECTED CONSOLIDATED ANNUAL AND QUARTERLY INFORMATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION (in thousands)

The following tables set out selected consolidated financial information and are prepared in accordance with US GAAP.

	Three-month periods ended		Twelve-month periods ended
	March 31, 2022 $	March 31, 2021 $	March 31, 2022 $	March 31, 2021 $
Total revenues	11.532	4.669	48.797	35.400
Adjusted EBITDA[1]	(14.283)	(18.081)	(42.284)	(39.444)
Net loss	(36.237)	(43.540)	(84.425)	(124.264)
Net loss attributable to equity holders of the Corporation	(31.536)	(42.445)	(74.972)	(123.170)
Net loss attributable to non-controlling interest	(4.701)	(1.094)	(9.453)	(1.094)
Basic and diluted loss per share	(7.25)	(0.29)	(17.50)	(35.86)
Basic and diluted loss per share attributable to equity holders of the Corporation	(6.31)	(0.29)	(15.54)	(35.55)
Basic and diluted loss per share attributable to non-controlling interest	(0.94)	(0.01)	(1.96)	(0.32)

	As at March 31, 2022 $	As at March 31, 2021 $	As at March 31, 2020 $
Total assets	104.955	186.948	120.060
Working capital[2]	7.071	54.718	15.346
Non-current financial liabilities	13.800	14.593	4.854
Equity attributable to equity holders of the Corporation	48.116	115.368	102.962
Equity attributable to non-controlling interest	12.722	22.178	—

[1]	The Adjusted EBITDA is a non-GAAP measure. It is not a standard measure endorsed by US GAAP requirements. A reconciliation to the Company’s net loss is presented below.
[2]

Working capital is calculated by subtracting current liabilities from current assets. Because there is no standard method endorsed by US GAAP, the results may not be comparable to similar measurements presented by other public companies. Current assets as at March 31, 2022, 2021 and 2020 were $37.388, $89.528 and $27.589 respectively, and current liabilities as at March 31, 2022, 2021 and 2020 were $30.317, $34.809 and $12.243 respectively.

The following table sets out selected consolidated financial information.

	Three-month periods ended
	June 30, 2022 $	June 30, 2021 $
Total revenues	16.272	10.079
Adjusted EBITDA[1]	(9.779)	(12.916)
Net loss	(6.504)	(18.856)
Net loss attributable to equity holders of the Corporation	(4.284)	(16.908)
Net loss attributable to non-controlling interest	(2.220)	(1.948)
Basic and diluted loss per share	(1.09)	(3.97)
Basic and diluted loss per share attributable to equity holders of the Corporation	(0.72)	(3.56)
Basic and diluted loss per share attributable to non-controlling interest	(0.37)	(0.41)

	As at June 30, 2022 $	As at March 31, 2022 $	As at March 31, 2021 $
Total assets	97.756	104.955	186.948
Working capital[2]	20.981	7.071	54.718
Non-current financial liabilities	13.768	13.800	14.593
Equity attributable to equity holders of the Corporation	43.277	48.116	115.368
Equity attributable to non-controlling interest	10.502	12.722	22.178

[1]	The Adjusted EBITDA is a non-GAAP measure. It is not a standard measure endorsed by US GAAP requirements. A reconciliation to the Company’s net loss is presented below.
[2]

Working capital is calculated by subtracting current liabilities from current assets. Because there is no standard method endorsed by US GAAP, the results may not be comparable to similar measurements presented by other public companies. Current assets as at June 30, 2022, March 31, 2022 and March 31, 2021 were $51.190, $37.388 and $89.528 respectively, and current liabilities as at June 30, 2022, March 31, 2022 and March 31, 2021 were $30.209, $30.317 and $34.809 respectively.

CONSOLIDATED FINANCIAL ANALYSIS

NON-GAAP FINANCIAL PERFORMANCE MEASURES

The Company uses one adjusted financial measure, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) to assess its operating performance. This non-GAAP financial measure is presented in a consistent manner, unless otherwise disclosed. The Company uses this measure for the purposes of evaluating its historical and prospective financial performance, as well as its performance relative to competitors. The measure also helps the Company to plan and forecast for future periods as well as to make operational and strategic decisions. The Company believes that providing this information to investors, in addition to GAAP measures, allows them to see the Company’s results through the eyes of Management, and to better understand its historical and future financial performance. Neptune’s method for calculating Adjusted EBITDA may differ from that used by other corporations.

A reconciliation of net loss to Adjusted EBITDA is presented below.

ADJUSTED EBITDA

Although the concept of Adjusted EBITDA is not a financial or accounting measure defined under US GAAP and it may not be comparable to other issuers, it is widely used by companies. Neptune obtains its Adjusted EBITDA measurement by adding to net loss, net finance costs (income) and depreciation and amortization, and income tax expense (recovery). Other items such as stock-based compensation, non-employee compensation related to warrants, litigation provisions, business acquisition and integration costs, signing bonuses, severances and related costs, impairment losses on non-financial assets, write-downs of non-financial assets, costs related to a cybersecurity incident, revaluations of derivatives, system migration, conversion and implementation, CEO directors and officers insurance, costs related to conversion from IFRS to US GAAP and other changes in fair values are also added back. The exclusion of net finance costs (income) eliminates the impact on earnings derived from non-operational activities. The exclusion of depreciation and amortization, stock-based compensation, non-employee compensation related to warrants, litigation provisions, impairment losses, write-downs revaluations of derivatives and other changes in fair values eliminates the non-cash impact, and the exclusion of acquisition costs, integration costs, signing bonuses, severance and related costs, costs related to cybersecurity and costs related to conversion from IFRS to US GAAP present the results of the on-going business. From time to time, the Company may exclude additional items if it believes doing so would result in a more effective analysis of underlying operating performance. In Q4 2022, the Company added the costs related to the conversion from IFRS to US GAAP as an adjustment to the definition of Adjusted EBITDA. Adjusting for these items does not imply they are non-recurring. For purposes of this analysis, the Net finance costs (income) caption in the reconciliation below includes the impact of the revaluation of foreign exchange rates.

Adjusted EBITDA1 reconciliation, in millions of dollars

	Three-month periods ended		Twelve-month periods ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Net loss for the period	$(36.237)	$(43.540)	$(84.425)	$(124.264)
Add (deduct):
Depreciation and amortization	1.656	2.425	6.791	8.830
Acceleration of amortization of long-lived non-financial assets	—	(0.156)	—	10.552
Revaluation of derivatives	1.247	(3.856)	(7.035)	(7.975)
Net finance costs	1.266	1.119	2.823	5.012
Equity classified stock-based compensation	1.565	2.505	7.817	9.885
Non-employee compensation related to warrants	—	0.244	0.179	1.904
Litigation provisions	(0.024)	0.859	0.627	1.290
Business acquisition and integration costs	(0.003)	0.300	1.027	0.300
System migration, conversion, implementation	(0.001)	—	0.327	—
CEO D&O insurance	(2.267)	—	4.697	—
Signing bonuses, severances and related costs	(0.003)	(0.007)	0.851	0.454
Costs related to cybersecurity incident	—	(0.022)	—	1.500
Write-down of inventories and deposits	0.776	13.290	3.772	18.962
Impairment loss on long-lived assets	17.177	8.814	19.581	37.753
Costs related to conversion from IFRS to US GAAP	0.577	—	0.577	—
Change in revaluation of marketable securities	—	(0.178)	0.107	(0.169)
Income tax expense (recovery)	(0.012)	0.122	—	(3.478)

Adjusted EBITDA[1]	$(14.283)	$(18.081)	$(42.284)	$(39.444)

[1]	The Adjusted EBITDA is not a standard measure endorsed by US GAAP requirements.

Adjusted EBITDA1 reconciliation, in millions of dollars

	Three-month periods ended
	June 30, 2022	June 30, 2021
Net loss for the period	$(6.504)	$(18.856)
Add (deduct):
Depreciation and amortization	1.039	1.344
Revaluation of derivatives	(9.524)	(1.933)
Net finance costs	1.635	1.638
Equity classified stock-based compensation	2.706	3.080
Non-employee compensation related to warrants	—	0.093
Litigation provisions	(0.263)	0.116
Business acquisition and integration costs	—	1.048
CEO D&O insurance	(3.154)	—
Signing bonuses, severances and related costs	0.390	—
Write-down of inventories and deposits	3.080	—
Impairment loss on long-lived assets	0.816	0.530
Change in revaluation of marketable securities	—	0.012
Income tax expense (recovery)	—	0.012

Adjusted EBITDA1	$(9.779)	$(12.916)

[1]	The Adjusted EBITDA is not a standard measure endorsed by US GAAP requirements.

OPERATING SEGMENTS

The Company’s management structure and performance is measured based on a single segment, which is the consolidated level, as this is the level of information used in internal management reports that are reviewed by the Company’s Chief Operating Decision Maker.

Geographical information for the year ended March 31, 2022

Revenue is attributed to geographical locations based on the origin of customers’ location.

	Three-month periods ended		Twelve-month periods ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
	Total Revenues	Total Revenues	Total Revenues	Total Revenues
Canada	$3.527	$0.512	$12.447	$13.434
United States	7.686	3.982	35.330	20.856
Other countries	0.319	0.175	1.020	1.110

	$11.532	$4.669	$48.797	$35.400

The Company’s property plant and equipment, intangible assets and goodwill are attributed to geographical locations based on the location of the assets.

			As at March 31, 2022
	Property, plant and equipment	Goodwill	Intangible assets
Canada	$20.725	$2.626	$2.353
United States	0.723	19.542	19.302

Total	$21.448	$22.168	$21.655

			As at March 31, 2021
	Property, plant and equipment	Goodwill	Intangible assets
Canada	$35.645	$2.614	$3.793
United States	1.701	22.839	22.164

Total	$37.346	$25.453	$25.957

Geographical information for the quarter ended June 30, 2022

Revenue is attributed to geographical locations based on the origin of customers’ location.

	Three-month periods ended
	June 30, 2022	June 30, 2021
	Total Revenues	Total Revenues
Canada	$5.056	$2.283
United States	10.932	7.560
Other countries	0.284	0.236

	$16.272	$10.079

The Company’s property plant and equipment, intangible assets and goodwill are attributed to geographical locations based on the location of the assets.

				As at June 30, 2022
	Property, plant and equipment	Goodwill	Intangible assets	Assets held for sale
Canada	$0.309	$2.551	$2.066	$21.834
United States	1.103	19.542	18.948	—

Total	$1.412	$22.093	$21.014	$21.834

				As at March 31, 2022
	Property, plant and equipment	Goodwill	Intangible assets	Assets held for sale
Canada	$20.725	$2.626	$2.353	$—
United States	0.723	19.542	19.302	—

Total	$21.448	$22.168	$21.655	$—

RESULTS ANALYSIS FOR THE YEAR ENDED MARCH 31, 2022

Adoption of US GAAP—Comparative Period Amounts

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). Comparative figures, which were previously presented in accordance with International Financial Reporting Standards (”IFRS”) as issued by the International Accounting Standards Board, have been adjusted as required to be compliant with the Company’s accounting policies under US GAAP.

Revenues

Consolidated revenue summary, in millions of dollars:

	March 31,		Changes
	2022	2021	Changes in $	Changes in %
Three-month periods ended	11.5	4.7	6.9	147%
Twelve-month periods ended	48.8	35.4	13.4	38%

Total consolidated revenues for the three-month period ended March 31, 2022 amounted to $11.5 million representing an increase of $6.9 million or 147% compared to $4.7 million for the three-month period ended March 31, 2021.

For the twelve-month period ended March 31, 2022, consolidated revenues totaled $48.8 million representing an increase of $13.4 million or 38% compared to $35.4 million for the twelve-month period ended March 31, 2021.

When compared to the previous quarter, the consolidated revenues decreased by $3.1 million or 21%, which was mainly attributable to timing of shipping of nutraceuticals products (decrease of $1.3 million) as well as decrease of cannabis products sales ($1.5 million) due to the Company’s cash restrictions preventing prepayment to its suppliers.

Three-month period ended March 31, 2022 compared to March 31, 2021

Food and beverages revenues represented a $3.8 million increase in comparison to the three-month period ended March 31, 2021, resulting from the sales growth efforts as well as the Cocomelon partnership. Revenues for the cannabis market increased by $1.9 million as Neptune has expanded its product portfolio in its existing markets with new cannabis products in comparison to last year.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

For the twelve-month period ended March 31, 2022, the $13.4 million increase was mainly attributable to decreases of revenues from Health and Wellness products offset by an increase in the Food and Beverages revenues. Health and Wellness revenues decreased by $10.9 million due to a reduction in sales in hand sanitizers and other COVID-19 related products by the Company. This was offset by the addition of $23.2 million of Food and Beverages revenues, representing average quarterly sales for the first three quarters of fiscal 2022 of over $8 million, which were due to the acquisition of Sprout in the last quarter of fiscal 2021 that were not present in full in the comparative fiscal year.

Geographic Revenues

From a geographic point of view, revenues for the current quarter increased by $3.0 million or 589% in Canada, increased by $3.7 million or 93% in the United States and increased by $0.1 million or 82% for other countries (all royalty revenues) compared to the quarter ended March 31, 2021.

Revenues for the year decreased by $1.0 million or 7% in Canada, increased by $14.5 million or 69% in the United States and decreased by $0.1 million or 8% for other countries (all royalty revenues) compared to the twelve-month period ended March 31, 2021.

The increase of revenue in Canada for the quarter variance is mainly due to the repositioning of the Cannabis business from the B2B Cannabis market to the B2C Cannabis market, which is in a growth state. However, the Company announced its planned divestiture of Cannabis business in June 2022. The decrease in revenue in Canada for the year to date variance is mainly due to timing of shipment to customers for nutraceutical products. The increase in revenues for the twelve month period ended March 31, 2022 in the United States is due to an increase in sales in Sprout (acquired on February 10, 2021).

Gross Profit (Loss)

Gross profit (loss) is calculated by deducting the cost of sales from total revenues. Cost of sales consists primarily of costs incurred to manufacture products, including sub-contractors, freight expenses and duties on raw materials, storage and handling costs and lab testing on raw materials, and to acquire finished goods.

Consolidated gross profit (loss) summary, in millions of dollars

	March 31,		Changes
	2022	2021	Changes in $	Changes in %
Three-month periods ended	(5.7)	(18.6)	12.9	69%
Twelve-month periods ended	(7.5)	(27.4)	19.8	72%

The consolidated gross profit (loss) for the three-month period ended March 31, 2022 amounted to $(5.7) million compared to $(18.6) million for the three-month period ended March 31, 2021, an improvement of $12.9 million or 69%.

As for the twelve-month period ended March 31, 2022, the consolidated gross profit (loss) amounted to $(7.5) million compared to $(27.4) million for the twelve-month period ended March 31, 2021, an improvement of $19.8 million or 72%.

Three-month period ended March 31, 2022 compared to March 31, 2021

The change for the quarter is mainly attributable to reduction in sales and related cost of sales from the Health and Wellness products, increases in volumes of sales from cannabis products, and an increase in sales from food and beverages resulting from the acquisition of Sprout on February 10, 2021. For Health and Wellness products, there was a $15.0 million reduction in the gross loss of Health and Wellness products in the December 31, 2021 period, resulting from a reduction in sales in hand sanitizers and other COVID-19 related products by the Company as part of its strategic review plan. The gross margin for cannabis products declined by $1.9 million for the March 31, 2022 period which was driven by the repositioning of the business.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

As for the twelve-month period ended March 31, 2022, the improvement is mainly attributable to reduction in sales and related cost of sales from the Health and Wellness products and partially offset by inventory write-downs as well as government wage subsidies. For the March 31, 2022 period, the gross loss improved by $20.2 million for the Health and Wellness products resulting from the reduction in sales in hand sanitizers and other COVID-19 related products, a gross margin improvement of $25.6 million. The gross loss improvement was partially offset by an increased gross loss from cannabis sales of $3.6 million. During the last six months of fiscal 2021, the Company was also ceasing placing order in its SugarLeaf facility in North Carolina for the B2B market in the USA, due to a continuous decline in pricing and demand. This resulted in a decrease of gross margin loss of $1.0 million for the period ended March 31, 2022 in comparison to 2021.

Gross Margin Percentage

For the three-month periods ended March 31, 2022 and 2021, the consolidated gross margin went from (398.8)% in 2021 to (49.4)% in 2022, an increase of 349.4%. As for the twelve-month periods ended March 31, 2022 and 2021, the consolidated gross margin went from (28.5)% in 2021 to (15.4%) in 2022, an increase of 61.9%.

All changes in gross margins result from the changes in revenues and gross profit (loss), and are described above.

Research and Development (“R&D”) Expenses

Three-month period ended March 31, 2022 compared to March 31, 2021

For the quarter ended March 31, 2022, the consolidated R&D expenses net of tax credits and grants amounted to $0.2 million, compared to $0.6 million for the quarter ended March 31, 2021, a decrease of $0.4 million or 61% mainly due to the recognition of the warrants issued to non-employees for co-development recognized over the services rendered.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

Consolidated R&D expenses net of tax credits and grants amounted to $0.9 million in the twelve-month period ended March 31, 2022 compared to $1.9 million for the same period the prior year, a decrease of $1 million or 54% mainly due to the recognition of the warrants issued to non-employees for co-development recognized over the services rendered.

Selling, General and Administrative (“SG&A”) Expenses

Three-month period ended March 31, 2022 compared to March 31, 2021

Consolidated SG&A expenses net of subsidies for the quarter ended March 31, 2022 amounted to $10.6 million compared to $18.3 million for the same period the prior year, a decrease of $7.7 million or 42% primarily due to the benefits of the strategic review and continued cost controls.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

Regarding the twelve-month period ended March 31, 2022 compared to the same period in 2021, consolidated SG&A expenses net of subsidies amounted to $60.5 million compared to $63.8 million, a decrease of $3.3 million or 5% primarily from cost reduction measures related to the previously announced strategic review partially offset by higher legal and other costs.

Finance costs

Three-month period ended March 31, 2022 compared to March 31, 2021

Net finance costs, foreign exchange and derivatives revaluations amounted to a loss of $2.5 million for the quarter ended March 31, 2022, compared to a gain of $2.9 million for the three-month period ended March 31, 2021, a change of $5.4 million or 186% for the quarter ended March 31, 2022. The variation for this period is mainly attributable to the revaluation of warrant liabilities as well as foreign exchange impact. The gain on revaluation of the warrants was primarily driven by the decrease in the Company’s stock price.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

As for the twelve-month period ended March 31, 2022, the net finance costs, foreign exchange and derivatives revaluations amounted to a gain of $4.1 million, compared to a gain of $3.1 million for the twelve-month period ended March 31, 2021, a change of $1 million or 31% for the twelve-month period ended March 31, 2022. The variation for this period is mainly attributable to an improvement in foreign currency losses partially offset by lower gains on the revaluation of warrants.

Income taxes

For the three-month periods ended March 31, 2022 and 2021, income tax expense (recovery) were nil. As the other entities are in carry forward loss positions, there is no impact to income taxes for the twelve-month period ended March 31, 2022.

Adjusted EBITDA

Three-month period ended March 31, 2022 compared to March 31, 2021

Consolidated Adjusted EBITDA loss decreased by $3.8 million or 21% for the quarter ended March 31, 2022 to an Adjusted EBITDA loss of $14.3 million compared to $18.1 million for the quarter ended March 31, 2021. The decrease in Adjusted EBITDA loss for the quarter ended March 31, 2022 compared to the quarter ended March 31, 2021 was driven by the quarter’s improved performance over the comparative quarter as explained in the net loss section.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

Consolidated Adjusted EBITDA loss increased by $2.8 million or 7% for the twelve-month period ended March 31, 2022 to an Adjusted EBITDA loss of $42.3 million compared to $39.4 million for the twelve-month period ended March 31, 2021. The increase in Adjusted EBITDA loss for the twelve-month period ended March 31, 2022 compared to the twelve-month period ended March 31, 2021 is explained by the Company’s execution of its strategic review plan of refocusing over its core products, including additional costs for settlements with suppliers, warehousing of legacy products as well as legacy litigations.

Net loss

Three-month period ended March 31, 2022 compared to March 31, 2021

For the quarter ended March 31, 2022, the net loss amounted to $36.2 million compared to $43.5 million for the quarter ended March 31, 2021, a decrease of $7.3 million or 17%. The Company’s execution of its strategic review plan by refocusing on its core businesses is primarily responsible for the lower loss.

Twelve-month period ended March 31, 2022 compared to March 31, 2021

The net loss for the twelve-month period ended March 31, 2022 totaled $84.4 million compared to $124.3 million for the twelve-month period ended March 31, 2021, a decrease of $39.8 million or 32%. The Company’s execution of its strategic review plan of refocusing over its core products and businesses and lower impairments and asset write-downs have decreased the loss.

RESULTS ANALYSIS FOR THE QUARTER ENDED JUNE 30, 2022

Adoption of US GAAP—Comparative Period Amounts

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). Comparative figures, which were previously presented in accordance with International Financial Reporting Standards (”IFRS”) as issued by the International Accounting Standards Board, have been adjusted as required to be compliant with the Company’s accounting policies under US GAAP.

Revenues

Consolidated revenue summary, in millions of dollars:

	June 30,		Changes
	2022	2021	Changes in $	Changes in %
Three-month periods ended	16.3	10.1	6.2	61%

Total consolidated revenues for the three-month period ended June 30, 2022 amounted to $16.3 million representing an increase of $6.2 million or 61% compared to $10.1 million for the three-month period ended June 30, 2021.

When compared to the previous quarter, the consolidated revenues increased by $4.7 million or 41%, which was mainly attributable to timing of shipping of nutraceuticals products (increase of $2.5 million) as well as increase in food and beverages products sales ($1.9 million) partially derived from the CoComelon partnership as well as organic growth.

Food and beverages revenues represented a $2.5 million increase in comparison to the three-month period ended June 30, 2021, resulting from organic sales growth as well as derived from the CoComelon partnership. Nutraceutical products sales increased by $1.9 million due to timing of shipping as well as sales growth. Revenues for the cannabis market increased by $1.7 million as Neptune had expanded its product portfolio in its existing markets with new cannabis products in comparison to last year. On June 8, 2022, the Company announced the planned divestiture of the Canadian cannabis business and the Company will focus on winding up its cannabis operations pending one or more sales transactions. Revenues from cannabis products will decrease in the future.

Geographic Revenues

From a geographic point of view, revenues for the current quarter increased by $2.8 million or 121% in Canada, increased by $3.4 million or 45% in the United States and increased by $0.048 million or 20% for other countries (all royalty revenues) compared to the quarter ended June 30, 2021.

The increase of revenue in Canada for the quarter variance is mainly due to the cannabis product sales. However, the Company announced its planned divestiture of Cannabis business in June 2022. The increase of revenue in the United States for the quarter variance is derived from timing of shipments and sales growth of nutraceutical products as well as food and beverages products.

Gross Profit (Loss)

Gross profit (loss) is calculated by deducting the cost of sales from total revenues. Cost of sales consists primarily of costs incurred to manufacture products, including sub-contractors, freight expenses and duties on raw materials, storage and handling costs and lab testing on raw materials, and to acquire finished goods.

Consolidated gross profit (loss) summary, in millions of dollars

	June 30,		Changes
	2022	2021	Changes in $	Changes in %
Three-month periods ended	(2.9)	(2.3)	(0.6)	-25%

The consolidated gross profit (loss) for the three-month period ended June 30, 2022 amounted to $(2.9) million compared to $(2.3) million for the three-month period ended June 30, 2021, a deterioration of $0.6 million or 25%.

The gross loss net increase was mainly attributable to two factors. Stronger product mixes from cannabis, nutraceuticals, and food and beverages products as well as continued cost controls measures improved gross margin for the quarter, which was offset by write-downs of inventories for cannabis products of $3.1 million, resulting in the net gross loss of $(2.9) million. The write-down of inventories during the quarter ended June 30, 2022 is related to assets held for sale inventories from the cannabis disposal group that are not expected to be realized.

Gross Margin Percentage

For the three-month periods ended June 30, 2022 and 2021, the consolidated gross margin went from (23.0)% in 2021 to (17.8)% in 2022, an increase of 5.3%.

All changes in gross margins result from the changes in revenues and gross profit (loss), and are described above.

Research and Development (“R&D”) Expenses

Three-month period ended June 30, 2022 compared to June 30, 2021

For the quarter ended June 30, 2022, the consolidated R&D expenses net of tax credits and grants amounted to $0.2 million, compared to $0.3 million for the quarter ended June 30, 2021, a decrease of $0.045 million or 17% mainly due to the vesting in prior fiscal year of the warrants issued to non-employees.

Selling, General and Administrative (“SG&A”) Expenses

Consolidated SG&A expenses net of subsidies for the quarter ended June 30, 2022 amounted to $10.6 million compared to $16.0 million for the same period the prior year, a decrease of $5.5 million or 34%. The decrease is mainly explained by decreases in legal fees by approximately $1.5 million as well as decreases in integration costs of $1.0 million related to the acquisition of Sprout that occurred in the last quarter of fiscal 2021. Further decreases in SG&A expenses are due to the benefits of the strategic review and continued cost controls.

Finance costs

Net finance costs, foreign exchange and derivatives revaluations amounted to a gain of $10.0 million for the quarter ended June 30, 2022, compared to a gain of $0.3 million for the three-month period ended June 30, 2021, a change of $9.7 million for the quarter ended June 30, 2022. The variation for this period is mainly attributable to the revaluation of warrant liabilities as well as foreign exchange impact. The gain on revaluation of the warrants was primarily driven by the decrease in the Company’s stock price.

Income taxes

For the three-month periods ended June 30, 2022 and 2021, income tax expense (recovery) were nil. As the other entities are in carry forward loss positions, there is no impact to income taxes for the three-month period ended June 30, 2022.

Adjusted EBITDA

Consolidated Adjusted EBITDA loss decreased by $3.1 million or 24% for the quarter ended June 30, 2022 to an Adjusted EBITDA loss of $9.8 million compared to $12.9 million for the quarter ended June 30, 2021. The decrease in Adjusted EBITDA loss for the quarter ended June 30, 2022 compared to the quarter ended June 30, 2021 was driven by the quarter’s improved performance over the comparative quarter as explained in the net loss section.

Net loss

For the quarter ended June 30, 2022, the net loss amounted to $6.5 million compared to $18.9 million for the quarter ended June 30, 2021, a decrease of $12.4 million or 66%. Foreign exchange and derivatives revaluations contributed significantly to the improvement of the net loss. The Company’s continuous execution of its strategic review plan by refocusing on its core businesses is additionally responsible for the lower loss.

FINANCIAL AND CAPITAL MANAGEMENT FOR THE YEAR ENDED MARCH 31, 2022

USE OF PROCEEDS

The use of proceeds for the three and twelve-month periods ended March 31, 2022 and 2021, in millions of dollars, was as follows:

	Three-month periods ended		Twelve-month periods ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Sources:
Proceeds from the issuance of shares through an At-The-Market Offering	$—	$—	$—	$13.737
Proceeds from the issuance of shares through a Direct Offering	8.000	—	8.000	12.834
Proceeds from the issuance of shares and warrants through a Private Placement	—	—	—	35.301
Proceeds from the issuance of shares and warrants through a Direct Offering Priced At-The-Market and Concurrent Private Placement	—	55.000	—	55.000
Proceeds from exercise of options	0.001	2.653	0.001	7.479
Proceeds from sale of property, plant and equipment	—	0.015	—	0.015
Proceeds from sale of Acasti shares1	—	(0.236)	0.044	—
Maturity of short-term investment1	—	—	—	0.009
Foreign exchange gain on cash and cash equivalents held in foreign currencies	0.072	—	0.001	(0.001)

	8.073	57.432	8.046	124.374

Uses:
Acquisition of a subsidiary, net of cash acquired	—	3.137	—	3.137
Acquisition of property, plant and equipment	0.904	1.937	1.939	6.618
Acquisition of intangible assets	(0.001)	0.156	0.433	0.390
Repayment of loans and borrowings	—	2.458	—	2.458
Costs of issuance of shares	0.637	2.705	0.637	6.174

Withholding taxes paid pursuant to the settlement of non-treasury RSUs	0.440	0.092	1.412	0.717
Foreign exchange loss on cash and cash equivalents held in foreign currencies	(0.001)	6.232	0.390	0.187
Cash flows used in operating activities	10.526	6.187	54.346	56.645

	12.505	22.904	59.157	76.326

Net cash (outflows)	$(4.432)	$34.528	$(51.111)	$48.048

Sources of Funds

For the three-month period ended March 31, 2022, gross proceeds from a direct offering totaling $8.0 million were raised, and the proceeds were used for operating activities resulting in cash outflows of $4.4 million. For the three-month period ended March 31, 2021, gross proceeds from a direct offering of $55.0 million were raised. In the same period, funds were used for the acquisition of a subsidiary, acquisition of equipment, loan repayments and operating activities. During the quarter, there were net cash proceeds of $34.7 million.

For the twelve-month period ended March 31, 2022, gross proceeds of $8.0 million were raised with $53.3 million of cash being used for operating activities and an additional $5.9 million for other purposes bringing net cash outflows in the year to $51.1 million. During the twelve month period ending March 31, 2021, proceeds from financings and other sources totaled $124.4 million with $55.9 million being used to fund operating expenses and an additional $20.4 million for other purposes. Net cash proceeds for the twelve months ended March 31, 2021 were $48.0 million.

At-The-Market Offering

During the three-month period ended June 30, 2020, the Company sold a total of 154,619 shares (5,411,649 pre-consolidation shares) through the At-The-Market offering (the “ATM Offering”) over the NASDAQ stock market, for gross proceeds of $19.0 million and net proceeds of $18.2 million. The shares were sold at the prevailing market prices which resulted in an average of approximately $88.55 per share (or $2.53 per pre-consolidation share). Effective February 16, 2021, the ATM Offering was terminated and Neptune will make no further sales under the ATM Offering. As of that date, Neptune had sold 273,450 of its common shares (9,570,735 pre-consolidation shares) under the ATM Offering, raising approximately $18.6 million in gross proceeds.

Direct Offerings

On March 14, 2022, Neptune issued a total of 528,572 (18,500,000 pre-consolidation) common shares of the Company (“Common Shares”), along with 185,715 (6,500,000 pre-consolidation) pre-funded warrants (“Pre-Funded Warrants”), as part of a registered direct offering (“Direct Offering”), with each Pre-Funded Warrant exercisable for one Common Share. The Common Shares and the Pre-Funded Warrants were sold together with 714,286 (25,000,000 pre-consolidation) Series A Warrants (the “Series A Warrants”) and 714,286 (25,000,000 pre-consolidation) Series B Warrants (the “Series B Warrants” and collectively with the Series A Warrants, the “Common Warrants”) to purchase up to an aggregate of 1,428,572 (50,000,000 pre-consolidation) Common Shares. Each Common Share and Pre-Funded Warrants and the accompanying Common Warrants were sold together at a combined offering price of $11.20 (or $0.32 pre-consolidation), for aggregate gross proceeds of $5.0 million before deducting fees and other estimated offering expenses. The Pre-Funded Warrants a funded in full at closing except for a nominal exercise price of $0.0035 (or $0.0001 pre-consolidation) and are exercisable commencing on the closing date, and will terminate when such Pre-Funded Warrants are exercised in full. The Series A Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date, and will expire five and one half years from the date of issuance. The Series B Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date, and expire 18 months from the date of issuance. The net proceeds of the transaction amounted to $3.6 million.

On July 13, 2020, Neptune entered into definitive agreements with certain healthcare-focused institutional investors for the sale of 136,389 common shares (4,733,584 pre-consolidation shares) at an offering price of $92.75 per share ($2.65 per pre-consolidation share) for gross proceeds of approximately $12.65 million before deducting fees and other estimated offering expenses, pursuant to a registered direct offering (the “Offering”). The Offering closed on July 15, 2020 with one of its existing institutional investors and two new U.S. institutional investors. The net proceeds of the direct offering were of $12.0 million.

Private Placement

On October 20, 2020, Neptune entered into definitive agreements with certain US healthcare focused institutional investors for a private placement of 462,963 (16,203,700 pre-consolidation) common shares and 300,926 (10,532,401 pre-consolidation) warrants to purchase 300,926 (10,532,401 pre-consolidation) common shares for gross proceeds of approximately $35 million before deducting fees and other estimated offering expenses (the “Private Placement”). Each warrant will entitle the holder thereof to acquire one common share at an exercise price of $78.75 (or $2.25 pre-consolidation) per share for a period beginning on April 22, 2021 through

October 22, 2025. The Company used the net proceeds from the Private Placement, which closed on October 22, 2020, for purchase order fulfilment, working capital and other general corporate purposes. The net proceeds of the Private Placement amounted to $32.9 million.

Registered Direct Offering Priced At-The-Market Under Nasdaq Rules and Concurrent Private Placement

On February 17, 2021, Neptune announced it had entered into definitive agreements with institutional investors for the purchase of 785,715 common shares (27,500,000 pre-consolidation shares). The Company also agreed to issue to the investors, in a concurrent private placement, unregistered common share purchase warrants (the “Warrants”) to purchase an aggregate of 196,429 common shares (6,875,000 pre-consolidation shares). Each common share and accompanying quarter of a Warrant were sold together at a combined offering price of $70.00 (or $2.00 pre-consolidation), pursuant to a registered direct offering, priced at-the-market under Nasdaq rules, for aggregate gross proceeds of approximately $55.0 million before deducting fees and other estimated offering expenses (the “Offering”). The Warrants will have an exercise price of $78.75 per share (or $2.25 per pre-consolidation share), will be exercisable commencing on the six-month anniversary of the date of issuance, and will expire 5.5 years from the date of issuance. Proceeds were allocated first to the warrants based on their fair value and then the residual to the common shares, resulting in an initial warrant liability of $6.3 million and $48.7 million recorded in the equity of the Corporation. Purchase warrants are recognized as liabilities, as the exercise price of the warrants is in USD, whereas the Corporation’s functional currency is the Canadian dollar. The net proceeds of the registered direct offering were of $52.9 million. The Offering closed on February 19, 2021, following the satisfaction of customary closing conditions and the receipt of regulatory approvals, including the approval of the Toronto Stock Exchange.

Offerings subsequent to the year end

On June 23, 2022, Neptune closed agreements with several institutional investors for the purchase and sale of an aggregate of 1,300,000 common shares of the Corporation, 645,526 pre-funded warrants and accompanying series of warrants to purchase up to an aggregate of 2,591,052 common shares warrants, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market under Nasdaq rules. Each series of warrants have an exercise price of $2.32 per share and are immediately exercisable upon issuance. One series of warrants will expire two years following the date of issuance and one series of warrants will expire five years following the date of issuance. The gross proceeds from the offering are $5 million, prior to deducting placement agent’s fees and other offering expenses payable by Neptune. The Prefunded warrants were fully exercised on June 24, 2022 for $64.55.

FINANCIAL AND CAPITAL MANAGEMENT FOR THE QUARTER ENDED JUNE 30, 2022

USE OF PROCEEDS

The use of proceeds for the three-month periods ended June 30, 2022 and 2021, in millions of dollars, was as follows:

	Three-month periods ended
	June 30, 2022	June 30, 2021
Sources:
Proceeds from the issuance of shares through a Direct Offering	$5.000	$—
Foreign exchange gain on cash and cash equivalents held in foreign currencies	0.169	0.133

	5.169	0.133

Uses:
Acquisition of property, plant and equipment	—	0.470
Acquisition of intangible assets	—	0.074
Costs of issuance of shares	0.465	—
Withholding taxes paid pursuant to the settlement of non-treasury RSUs	—	0.979
Cash flows used in operating activities	7.198	19.270

	7.663	20.793

Net cash (outflows)	$(2.494)	$(20.660)

Sources and Uses of Funds

For the three-month period ended June 30, 2022, gross proceeds from a direct offering totaling $5.0 million were raised, and the proceeds were used for operating activities, primarily inventory procurement, salaries and professional fees, resulting in net cash outflows of $2.5 million.

For the three-month period ended June 30, 2021, there were no significant sources of funds. In the same period, uses of funds were used for operating activities, primarily inventory procurement, payments for legacy Health and Wellness COVID-19 related products, salaries and professional fees, as well as acquisition and integration costs, resulting in net cash outflows of $20.7 million.

Direct Offering

On June 23, 2022, Neptune closed agreements with several institutional investors for the purchase and sale of an aggregate of 1,300,000 common shares of the Corporation, 645,526 pre-funded warrants and accompanying series of warrants to purchase up to an aggregate of 2,591,052 common shares warrants, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market under Nasdaq rules. Each series of warrants have an exercise price of $2.32 per share and are immediately exercisable upon issuance. One series of warrants will expire two years following the date of issuance and one series of warrants will expire five years following the date of issuance. The gross proceeds from the offering are $5 million, prior to deducting placement agent’s fees and other offering expenses payable by Neptune. The pre-funded warrants were fully exercised on June 24, 2022 for $65.

CAPITAL RESOURCES FOR THE FISCAL YEAR ENDED MARCH 31, 2022

Liquidity position

As at March 31, 2022, the Company’s liquidity position, consisting of cash and cash equivalents, was $8.7 million. The Company also has a short-term investment of $0.02 million.

Liquidity and Capital Resources

Cash flows and financial condition between the three-month periods ended March 31, 2022 and 2021

Summary

As at March 31, 2022, cash and cash equivalent totaled $8.7 million, a decrease of $51.1 million or 85% compared to cash and cash equivalents totaling $59.8 million as at March 31, 2021.

Operating activities

During the three-month period ended March 31, 2022 our operating activities used cash of $10.5 million compared to $6.2 million in the three-month period ended March 31, 2021. For the twelve months ended March 31, 2022, our operating activities used cash of $54.3 million compared to $56.6 million in the prior year.

Investing activities

The Company’s business models require low capital expenditures future investments. For the year ended March 31, 2022, $2.3 million was used for investing activities. In the prior year, $10.1 million was used for investing activities.

Financing activities

The Company has been successful in obtaining financing from public issuances, private placements, and related parties. The Company also previously had a term facility for one of its subsidiaries, which was repaid in its entirety during the last quarter of fiscal year 2021 and since then, it has not incurred financing until the $8.0 million Registered Direct Offering closed on March 14, 2022. The Company has limited debt, all of which is subordinated.

On January 28, 2022, a shelf registration statement on Form F-3 (the “Form F-3”) was filed with the SEC, allowing the Company to issue up to $50 million in publicly traded securities within a three-year timeframe. In connection with the Company’s loss of foreign private issuer status, the Company intended to withdraw the Form F-3 following the date of its Annual Report. The Company has preferred shares authorized (none issued) as well unlimited class A shares. As part of financing options, we may choose to issue such classes of shares subject to securities laws restrictions.

The Company’s current cash position will be sufficient to support its financial needs for two to three months. Should the Company’s financing initiatives discussed above not materialize, further actions such as further cost reduction initiatives and Company spinoffs of subsidiaries remain as viable options. These represent short-term and long-term financing options to management. Management believes that, absent any unexpected economic circumstances or other unknown factors, Neptune will be able to obtain sufficient financial resources to fund its current operations to make the investments needed to execute on the Company’s strategic plans. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Going Concern.

The financial commitments and obligations of the Company are limited. Furthermore, certain liabilities, such as the warrant liabilities, are dependent on Neptune’s share price and would only become payable if they are in the money. The warrants, if exercised, settle in common shares of the Company and therefore do impact on the Company’s cash. Indeed, warrant holders are required to pay the cash strike price to exercise the warrant and thus the exercise of warrants would result in a cash infusion to the Company.

Loans and borrowings

On February 10, 2021, as part of the Sprout acquisition, Sprout issued a promissory note of $10.0 million guaranteed by the Company and secured by a first-ranking mortgage on all movable assets of Sprout current and future, corporeal and incorporeal, and tangible and intangible. The outstanding principal balance bears interest at the rate of 10.0% per annum. Interest is accrued and added to the principal amount of the loan. The principal is payable on February 1, 2024.

On July 13, 2022, Neptune announced that Sprout Foods Inc. (“Sprout”), the Corporation’s organic plant-based baby food and toddler snack company, has entered into an amendment of each of its existing Secured Promissory Notes. In connection with this amendment, investment funds managed by Morgan Stanley Expansion Capital (“Morgan Stanley” or “MSEC”) invested an additional $3 million in Sprout in exchange for Secured Promissory Notes. The maturity date of the note facility of February 1, 2024 is consistent with the maturity date of the existing Secured Promissory Notes with MSEC and Neptune. The $13.0 million of amended Secured Promissory Notes have a 10% interest rate per annum, increasing by 1% per annum every three months during the term of the Secured Promissory Notes. The interest will be compounded and added to the principal amount on a quarterly basis. The amended Secured Promissory Notes may be converted, in whole or in part, at any time upon the mutual consent of Sprout, the Corporation and MSEC, into common shares of the Corporation. MSEC was issued 372,670 common shares of Neptune, of an approximate value of $500,000, in connection with this commitment.

In September 2022, we issued to one additional accredited investor 36,765 common shares in connection with loans to Sprout Foods, Inc. and the issuance of a Secured Promissory Note.

In June 2022 we issued 7,104 common shares to our financial advisor in connection with our proposed divestiture of our Canadian cannabis business.

Equity

Equity consists of the following items:

	March 31, 2022	March 31, 2021
Share capital	$317.051	$306.618
Warrants	6.080	5.901
Additional paid-in capital	55.981	59.625
Accumulated other comprehensive loss	(7.814)	(8.567)
Deficit	(323.182)	(248.210)

Total equity attributable to equity holders of the Corporation	$48.116	$115.367
Total equity attributable to non-controlling interest	12.722	22.178

Total equity	$60.838	$137.545

CAPITAL RESOURCES FOR THE QUARTER ENDED JUNE 30, 2022

Liquidity position

As at June 30, 2022, the Company’s liquidity position, consisting of cash and cash equivalents, was $6.2 million. The Company also has a short-term investment of $0.02 million.

Liquidity and Capital Resources

Cash flows and financial condition between the three-month periods ended June 30, 2022 and 2021

Summary

As at June 30, 2022, cash and cash equivalent totaled $6.2 million, a decrease of $2.5 million or 29% compared to cash and cash equivalents totaling $8.7 million as at June 30, 2021.

Operating activities

During the three-month period ended June 30, 2022 our operating activities used cash of $7.2 million compared to $19.3 million in the three-month period ended June 30, 2021. The main sources of decrease in cash flows used in operating activities of $13.1 million are derived from payments related to legacy Health and Wellness COVID-19 related products as well as acquisition and integration costs during the first quarter of fiscal 2022.

Investing activities

The Company’s business models require low capital expenditures future investments. For the quarter ended June 30, 2022, $0.0 million was used for investing activities. In the same period the prior year, $0.5 million was used for investing activities.

Financing activities

The Company has been successful in obtaining financing from public issuances, private placements, and related parties. The Company also previously had a term facility for one of its subsidiaries, which was repaid in its entirety during the last quarter of fiscal year 2021 and since then, it has not incurred financing until the Registered Direct Offerings closed on March 14, 2022 ($8.0 million) and June 23, 2022 ($5.0 million). The Company has limited debt, all of which is subordinated.

On January 28, 2022, a shelf registration statement on Form F-3 (the “Form F-3”) was filed with the SEC, allowing the Company to issue up to $50 million in publicly traded securities within a three-year timeframe. In connection with the Company’s loss of foreign private issuer status, the Company has withdrawn the Form F-3. The Company has preferred shares authorized (none issued) as well unlimited class A shares. As part of financing options, we may choose to issue such classes of shares subject to securities laws restrictions.

The Company’s current cash position will be sufficient to support its financial needs for two to three months. Should the Company’s various financing initiatives such as potential public issuances, private placements, related parties financings, preferred shares issuances, or debt financings not materialize, further actions such as further cost reduction initiatives and Company spinoffs of subsidiaries remain as viable options. These represent short-term and long-term financing options to management. Management believes that, absent any unexpected economic circumstances or other unknown factors, Neptune will be able to obtain sufficient financial resources to fund its current operations to make the investments needed to execute on the Company’s strategic plans. See the Going Concern section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The financial commitments and debt of the Company are limited. Furthermore, certain liabilities, such as the warrant liabilities, are dependent on Neptune’s share price and would only become payable if they are in the money. The warrants, if exercised, settle in common shares of the Company and therefore do impact on the Company’s cash. Indeed, warrant holders are required to pay the cash strike price to exercise the warrant and thus the exercise of warrants would result in a cash infusion to the Company.

Loans and borrowings

On February 10, 2021, as part of the Sprout acquisition, Sprout issued a promissory note of $10.0 million guaranteed by the Company and secured by a first-ranking mortgage on all movable assets of Sprout current and future, corporeal and incorporeal, and tangible and intangible. The outstanding principal balance bears interest at the rate of 10.0% per annum. Interest is accrued and added to the principal amount of the loan. The principal is payable on February 1, 2024.

On July 13, 2022, Neptune announced that Sprout Foods Inc. (“Sprout”), the Corporation’s organic plant-based baby food and toddler snack company, has entered into an amendment of each of its existing Secured Promissory Notes. In connection with this amendment, investment funds managed by Morgan Stanley Expansion Capital (“Morgan Stanley” or “MSEC”) have agreed to immediately commit an additional $3 million in Secured Promissory Notes to Sprout. The maturity date of the note facility of February 1, 2024 is consistent with the maturity date of the existing Secured Promissory Notes with MSEC and Neptune. The $13.0 million of amended Secured Promissory Notes have a 10% interest rate per annum, increasing by 1% per annum every three months during the term of the Secured Promissory Notes. The interest will be compounded and added to the principal amount on a quarterly basis. The amended Secured Promissory Notes may be converted, in whole or in part, at any time upon the mutual consent of Sprout, the Corporation and MSEC, into common shares of the Corporation. MSEC was issued 372,670 common shares of Neptune, of an approximate value of $500,000, in connection with this commitment.

Equity

Equity consists of the following items:

	June 30, 2022	March 31, 2022
Share capital	$318.922	$317.051
Warrants	6.080	6.080
Additional paid-in capital	56.347	55.981
Accumulated other comprehensive loss	(10.606)	(7.814)
Deficit	(327.466)	(323.182)

Total equity attributable to equity holders of the Corporation	$43.277	$48.116
Total equity attributable to non-controlling interest	10.502	12.722

Total equity	$53.779	$60.838

CONTRACTUAL OBLIGATIONS FOR THE FISCAL YEAR ENDED MARCH 31, 2022

The following are the contractual maturities of financial liabilities and other contracts as at March 31, 2022:

Required payments per year	Carrying amount	Contractual Cash flows	Less than 1 year	1 to 3 years	4 to 5 years	March 31, 2022 More than 5 years
Trade and other payables and long-term payables	$22.701	$22.701	$22.701	$—	$—	$—
Lease liabilities1	2.705	3.861	0.798	1.612	1.091	0.360
Loans and borrowings2	11.648	12.088	1.000	11.088	—	—
Other liability3	0.089	15.000	—	—	—	15.000

	$37.143	$53.650	$24.499	$12.700	$1.091	$15.360

(1)	Includes interest payments to be made on lease liabilities corresponding to discounted effect.
(2)	Includes interest payments to be made on loans and borrowings.
(3)	According to the employment agreement with the CEO, a long-term incentive is payable if the Company reaches a level of market capitalization.

Liabilities related to warrants are excluded from the table above, as they are to settled in shares.

Under the terms of its financing agreements, the Company is not required to meet financial covenants.

On November 14, 2021, the Company and its CEO entered into an agreement pursuant to which the CEO’s existing employment agreement was amended to waive the Company’s obligation to procure directors and officers insurance coverage of up to $15 million for the period covering July 1, 2021 to July 31, 2022. The parties agreed that if the Company had successfully completed a strategic partnership prior to December 31, 2021, the CEO would have been entitled to approximately $6.9 million in cash and would have been granted fully vested options to purchase 8.5 million shares of the Company’s common stock. The parties also agreed that if certain contingencies did not occur by December 31, 2021, the parties would negotiate for a period of 30 days and, in the absence of an agreement, would be entitled to a grant of vested restricted stock units (“RSUs”) with a value of approximately $4.7 million (or if the Company is unable to grant such RSUs, then a combination of cash and vested RSUs with equivalent value). On January 31, 2022, the parties agreed to extend the 30-day negotiation period for an additional 30 days. As the strategic partnership was not consummated by December 31, 2021, the CEO will be entitled to the compensation mentioned above. The Company has accrued in trade and other payable the liability to the CEO of $4.7 million as at March 31, 2022. The related charge for the three-month and twelve-month periods ended March 31, 2022 is nil and $4.7 million, respectively, is included in selling general and administrative expenses.

The Company is required to pay royalties of 1% of its revenues in semi-annual instalments, for an unlimited period to the former CEO. A provision of $0.4 million for royalty payments is included in the table above for amounts currently due and is not otherwise included in table above.

Refer also to provisions disclosed in note 11, commitments disclosed in note 22(a) and legal proceedings in note 22(b) of the consolidated financial statements for the years ended March 31, 2022 and 2021.

The Company has no significant off-balance sheet arrangements as at March 31, 2022, other than those mentioned above and the commitments disclosed in note 22 of the consolidated financial statements for the years ended March 31, 2022 and 2021.

CONTRACTUAL OBLIGATIONS FOR THE QUARTER ENDED JUNE 30, 2022

The following are the contractual obligations as at June 30, 2022:

Required payments per year	Carrying amount	Contractual Cash flows	Less than 1 year	1 to 3 years	4 to 5 years	June 30, 2022 More than 5 years
Trade and other payables and long-term payables	$21.296	$21.296	$21.296	$—	$—	$—
Lease liabilities1	2.501	2.900	0.673	1.130	0.273	0.824
Loans and borrowings2	11.882	10.496	—	10.496	—	—
Other liability3	0.013	15.000	—	—	—	15.000

	$35.692	$49.692	$21.969	$11.626	$0.273	$15.824

(1)	Includes interest payments to be made on lease liabilities corresponding to discounted effect.

(2)	Includes interest payments to be made on loans and borrowings.
(3)	According to the employment agreement with the CEO, a long-term incentive is payable if the Company reaches a level of market capitalization.

Liabilities related to warrants are excluded from the table above, as they are to settle in shares.

Under the terms of its financing agreements, the Company is not required to meet financial covenants.

On November 14, 2021, the Company and its CEO entered into an agreement pursuant to which the CEO’s existing employment agreement was amended to waive the Company’s obligation to procure directors and officers insurance coverage of up to $15 million for the period covering July 1, 2021 to July 31, 2022. The parties agreed that if the Company had successfully completed a strategic partnership prior to December 31, 2021, the CEO would have been entitled to approximately $6.9 million in cash and would have been granted fully vested options to purchase 8.5 million shares of the Company’s common stock. As the strategic partnership was not consummated by December 31, 2021, the CEO will be entitled to a grant of vested RSUs with a value of approximately $0.8 million. The balance of the liability accrual to the CEO is $833,786 as at June 30, 2022, in trade and other payables. The revaluation of the liability amounted to a gain of $3,154,328 for the three-month period ended June 30, 2022 and was recorded into SG&A. During the three-months ended June 30, 2022, settlement in RSUs was of $1,187,221. The compensation to be settled in RSUs or if the Corporation is unable to grant such RSUs, then a combination of cash and vested RSUs with equivalent value, is not reflected in the number of RSUs outstanding above.

The Company is required to pay royalties of 1% of its revenues in semi-annual instalments, for an unlimited period to the former CEO. A provision of $0.5 million for royalty payments is included in the table above for amounts currently due and is not otherwise included in table above.

Refer also to provisions disclosed in note 7, commitments disclosed in note 15(a) and legal proceedings in note 15(b) of the condensed consolidated interim financial statements for the three-month periods ended June 30, 2022 and 2021.

The Company has no significant off-balance sheet arrangements as at June 30, 2022, other than those mentioned above and the commitments disclosed in note 15 of the condensed consolidated interim financial statements for the three-month periods ended June 30, 2022 and 2021.

ACCOUNTING POLICIES

OUR ACCOUNTING POLICIES

Please refer to Note 3 of the annual consolidated financial statements as at March 31, 2022 for more information about significant accounting policies used to prepare the financial statements.

When preparing the financial statements in accordance with US GAAP, the management of Neptune must make estimates and judgements that affect the amounts reported in the financial statements and the notes thereto. Such estimates are based on Management’s knowledge of current events and actions that the Company may take in the future.

CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

The consolidated financial statements are prepared in accordance with US GAAP. In preparing the consolidated financial statements for the years ended March 31, 2022 and 2021 and for the three-month periods ended June 30, 2022 and 2021, Management made estimates in determining transaction amounts and statement of financial position balances. Certain policies have more importance than others. We consider them critical if their application entails a substantial degree of judgment or if they result from a choice between numerous accounting alternatives and the choice has a material impact on reported results of operation or financial position. Please refer to the annual consolidated financial statements as at March 31, 2022 for more information about the Company’s most significant accounting policies and the items for which critical estimates were made in the financial statements and should be read in conjunction with the notes to the consolidated financial statements for the years ended March 31, 2022 and 2021.

Estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Critical accounting estimates are:

•	Estimating the write down of inventories

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. As necessary, the Corporation records write-downs for excess, slow moving and obsolete inventory. To determine these amounts, the Corporation regularly reviews inventory quantities on hand and compares them to estimates of historical utilization, future product demand, and production requirements. Write-downs of inventories to net realizable value are recorded in cost of sales in the consolidated financial statements.

In the years ended March 31, 2022 and 2021, inventories have been reduced by $3.7 million and $19.0 million respectively, as a result of a write-down to their net realizable value, which is included in cost of sales. In the quarter ended June 30, 2022 and 2021, inventories have been reduced by $3.1 million and $0 million respectively, as a result of a write-down to their net realizable value, which is included in cost of sales.

The write-off of inventory in fiscal 2022 was largely related to the completion of inventory write-downs of legacy Health and Wellness products as well as inventory write downs for legacy products related to the SugarLeaf facility. Both write offs of inventories occurred in the first six months of fiscal 2022, resulting in $3.7 million of expense.

The write-off of inventory in fiscal 2021 was largely related to hand sanitizer products. The write-off of inventory in the quarter ended June 30, 2022 was related to cannabis products. The write-down of inventories during the quarter ended June 30, 2022 is related to assets held for sale inventories that are not expected to be realized.

Net realizable value is subject to measurement uncertainty because it can be difficult to predict market demands and timing of supply due to logistics.

•	Estimating the expected credit losses for trade receivables

An allowance for current expected credit losses is maintained to reflect credit risk for trade accounts receivable based on a current expected credit loss model which factors in changes in credit quality since the initial recognition of trade accounts receivable based on customer risk categories. Current expected credit losses also consider collection history and specific risks identified on a customer-by-customer basis. Trade accounts receivable are presented net of allowances for current expected credit losses.

Most of the Company’s customers are distributors for a given territory and are privately-held, provincially owned and publicly owned companies. The profile and credit quality of the Corporation’s customers vary significantly. Adverse changes in a customer’s financial position could cause the Corporation to limit or discontinue conducting business with that customer, require the Corporation to assume more credit risk relating to that customer’s future purchases or result in uncollectible accounts receivable from that customer. Such changes could have a material adverse effect on business, consolidated results of operations, financial condition and cash flows.

The Corporation’s extension of credit to customers involves judgment and is based on an evaluation of each customer’s financial condition and payment history. From time to time, the Corporation will temporarily transact with customers on a prepayment basis where circumstances warrant. The Corporation’s credit controls and processes cannot eliminate credit risk.

During the year ended March 31, 2022, the Corporation transacted with a few new customers for which financial positions deteriorated during the year. The Corporation has recorded specific provisions related to these customers.

The expected credit loss for the year ended March 31, 2022 was $1.7 million and for March 31, 2021 was $7.0 million. As at March 31, 2022, 69% of our trade receivables are past due (March 31, 2021 – 83%). We have provided for 58% of past due receivables as at March 31, 2022 (March 31, 2021—68%). Most of the past due trade receivables are from legacy customers of B2B cannabis services revenues as well as legacy Health and Wellness customers, for which they were provided for in fiscal 2021. Expected credit loss is subject to estimation risk and measurement uncertainty because the financial health of certain customers is difficult to predict.

The expected credit loss for the quarter ended June 30, 2022 and 2021 $0.02 million and $0.04 million respectively. Expected credit loss is subject to estimation risk and measurement uncertainty because the financial health of certain customers is difficult to predict.

•	Estimating the recoverable amount of non-financial assets, to determine and measure impairment losses on goodwill, intangibles, and property, plant and equipment.

Biodroga – As part of its annual impairment test, Management determined that the fair value of Biodroga was higher than its carrying value and thus no impairment charge was recorded for the reporting unit. The most significant assumptions used to estimate the fair values using discounted cash flow model included the forecasted revenue, gross margins, net working capital investment, terminal value as well as the discount rate. These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. A decrease in the projected cash flow or an increase in discount rate could have resulted in an impairment charge. Should these projections not be realized, an impairment loss may be needed in future periods. As at March 31, 2022, the assumptions used in determining the fair value were not subject to a degree of uncertainty that would have caused impairment to be recorded as there was sufficient headroom between the fair value of the reporting unit and its carrying value.

Sprout – In 2022, as part of the annual impairment test of Sprout, Management determined that the fair value of the reporting unit was lower than its carrying amount. As a result, an impairment charge of $1.5 million was allocated to the Sprout tradename and an impairment charge of $3.3 million was allocated to the goodwill of Sprout. The most significant assumptions used to estimate the fair values using discounted cash flow model included the forecasted revenue, gross margins, net working capital investment, terminal value as well as the discount rate. These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. A decrease in the projected cash flow or an increase in discount rate could have resulted in an impairment charge. Should these projections not be realized, an impairment loss may be needed in future periods. Due to the impairment losses recorded in the fourth quarter of fiscal 2022, there is no headroom between the fair value of the reporting unit and its carrying value and therefore, changes in assumptions in future periods may result in additional impairment charges.

Cannabis – The Corporation identified a trigger of impairment related to its Canadian cannabis asset group. Impairment indicators such as increased operating losses, decline in the share price and negative industry and economic trends were identified in the fourth quarter. The fair value of the asset group was determined to be less than the carrying value, resulting in an impairment loss of $12.3 million allocated between the building and components ($3.1 million) and the laboratory and plant equipment ($9.2 million). Management announced on June 8, 2022 the divestiture of the Canadian cannabis business. As a result, if the Corporation is unable to sell the asset of the Canadian cannabis group at their fair value, additional impairment charges may be required in fiscal 2023.

There were no impairment triggers identified in quarter ended June 30, 2022 and no impairment losses on goodwill, intangibles, and property, plant and equipment recorded, except as noted in following paragraph.

•	Estimating the fair value less costs to sell of our assets held for sale.

On June 8, 2022, the Company announced a planned divestiture of the Canadian cannabis business and the Corporation will focus on winding up its cannabis operations pending one or more sales transactions. Following this announcement, the Corporation had Canadian disposal group assets that met the criteria to be classified as held for sale. As at June 30, 2022, all assets and liabilities related to the Canadian cannabis business are now respectively shown under assets held for sale and liabilities directly associated with assets held for sale on Neptune’s balance sheet Comparative balance sheet amounts have not been reclassified. The disposal group has been measured at fair value less cost to sell using market prices for comparative assets (level 3) and an estimate of disposal costs which resulted in an impairment loss of $815,661 for the three-month period ended June 30, 2022.

•	Estimating the revenue from contracts with customers subject to variable consideration. Refer to note 2(c) of the consolidated financial statements for more details).

The Corporation’s revenue-generating activities from the sale of products in the course of ordinary activities are recognized at a point in time when control of the products is transferred to the customer and the Corporation’s obligations have been fulfilled. The Corporation transfers control generally on shipment of the goods or in some cases, upon reception by the customer. Revenue is measured as the amount of consideration the Corporation expects to receive in exchange for the Corporation’s product as specified in the customer contract. Certain of the Corporation’s customer contracts, most notably those with the Canadian provincial and territorial agencies, may provide the customer with a right of return. In certain circumstances, the Corporation may also provide a retrospective price adjustment to a customer. These items give rise to variable consideration, which is recognized as a reduction of the transaction price based upon the expected amounts of the product returns and price adjustments at the time revenue for the corresponding product sale is recognized. The determination of the reduction of the transaction price for variable consideration requires that the Corporation make certain estimates and assumptions that affect the timing and amounts of revenue recognized. The Corporation estimates this variable consideration by taking into account factors such as historical information, current trends, forecasts, provincial and territorial inventory levels, availability of actual results and expectations of demand. For fiscal 2022, the Corporation revised its estimated provision for returns of the cannabis sales as a result of new information and experience with sales returns. The impact of the revised estimate for year ended March 31, 2022 is a reduction of the provision of $1.1 million and an increase in revenue from sales and services.

The Corporation recognizes a liability for sales refunds within other current liabilities with a corresponding decrease in revenues. Furthermore, the Corporation recognizes an asset for the value of inventory which is expected to be returned within prepaid expenses and other assets on the consolidated balance sheets with a corresponding reduction of cost of sale.

•	Judgment related to revenue recognition in determining whether the Company is the principal or the agent for the arrangements with suppliers of products the Corporation does not manufacture.

The Corporation may be involved with other parties, including suppliers of products, in providing goods or services to a customer when it enters into revenue transactions for the sale of products that it does not manufacture. In these instances, the Corporation must determine whether it is a principal in these transactions by evaluating the nature of its promise to the customer. The Corporation is a principal and records revenue on a gross basis if it controls a promised good before transferring that good to the customer. On the other hand, the Corporation records revenue as the net amount when it does not meet the criteria to be considered a principal.

•	Estimating the fair value of bonus based on market conditions (note 16 of the consolidated financial statements)

According to the employment agreement with the CEO, a long-term incentive of $15 million is payable if the Corporation’s US market capitalization is at least $1 billion. The Corporation values the long-term incentive with the risk-neutral Monte Carlo simulation method. Based on the model, the Corporation could reach this market capitalization in 6.51 years. The incentive is being recognized over the estimated period to reach the market capitalization. The risk-neutral Monte-Carlo simulation uses level 3 inputs. The assumptions used in the simulation include a risk free-rate of 2.32% and a volatility of 67.35% (respectively 1.74% and 66.46% for the previous year). The assumptions used in the simulation include a risk free-rate of 2.98% and a volatility of 70.32% for the quarter ended June 30, 2022 (respectively 1.45% and 65.48% for the quarter ended June 30, 2021). An increase or decrease in the volatility assumption significantly impacts the fair value of the long-term incentive.

•

Judgment related to the recognition period to be used in recording stock-based compensation that is based on market and non-market conditions and measurement of warrants issued in securities offerings (notes 14 and 16 of the consolidated financial statements)

On July 8, 2019, the Corporation granted 157,143 market performance options under the Corporation stock option plan at an exercise price of $4.43 per share to the CEO, expiring on July 8, 2029. The options were vest after the attainment of market performance conditions within the following ten years. The market condition was factored into the fair value. Some of these market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revaluated up to the date of approval of the amendments (grant date).

On July 8, 2019, the Corporation granted 100,000 non-market performance options under the Corporation stock option plan at an exercise price of $4.43 per share to the CEO, expiring on July 8, 2029. These options vest after the attainment of non-market performance conditions within the following ten years. These non-market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revalued up to the date of approval of the amendments (grant date) These options are valued based on level 3 inputs. During the twelve-month period ended March 31, 2022, changes in estimated probability of achievement of the non-market performance conditions or the expected number of years to achieve the performance conditions resulted in a recovery of stock-based compensation recognized under this plan. None of these non-market performance options have vested as at March 31, 2022 or June 30, 2022. Changes in these assumptions would impact the timing of which the expense is recognized. Changes in these assumptions would impact the timing of which the expense is recognized. These options were not exercisable as at June 30, 2022 and March 31, 2022 and 2021.

On June 23, 2022, Neptune issued a total of 645,526 pre-funded warrants (“Pre-Funded Warrants”), along with 1,300,000 common shares of the Corporation, as part of a registered direct offering (“June 2022 Direct Offering”). Each Pre-Funded Warrant was exercisable for one Common Share. The common shares and the Pre-Funded Warrants were sold together with 1,945,526 Series C Warrants (the “Series C Warrants”), and 1,945,526 Series D Warrants (the “Series D Warrants”) and collectively, the “June 2022 Common Warrants”. Each common share and Pre-Funded Warrants and the accompanying June 2022 Common Warrants were sold together at a combined offering price of $2.57, for aggregate gross proceeds of $5.0 million before deducting fees and other estimated offering expenses. The Pre-Funded Warrants are funded in full at closing except for a nominal exercise price of $0.0001 and are exercisable commencing on the closing date and will terminate when such Pre-Funded Warrants are exercised in full. The Series C Warrants and the Series D Warrants have an exercise price of $2.32 per share and can be exercised for a period of 5 years and 2 years respectively from the date of issuance.

Proceeds of the June 2022 Direct Offering were allocated between common shares and warrants first by allocating proceeds to the warrants classified as a liability based on their fair value and then allocating the residual to the equity instruments, which includes the Pre-Funded Warrants. The fair value of the liability-classified warrants was determined using the Black-Scholes model, resulting in an initial warrant liability of $4,046,836 for the Series C Warrants and $3,080,121 for the Series D Warrants. Because the fair value of the liability classified warrant exceeds the total proceeds, no consideration was allocated to the Common

Shares and Pre-Funded Warrants and a loss of $2,126,955 was immediately recognized in the net loss of the period as there were no additional rights or privileges identified. Total issue costs related to this private placement of $465,211, was recorded under finance costs.

•

Estimating the fair value of the identifiable assets acquired, liabilities assumed, and consideration transferred of the acquired business, including the related call option (the “Call Option”) (note 4 of the consolidated financial statements).

The allocation of the purchase price was based on management’s estimate of the fair values of the acquired identifiable assets and assumed liabilities using valuation techniques including income, cost and market approaches (Level 3). The Corporation utilized both the cost and market approaches to value fixed assets, which consider external transactions and other comparable transactions, estimated replacement and reproduction costs, and estimated useful lives and consideration for physical, functional and economic obsolescence. We utilized the income approach to value intangible assets, which considers the present value of the net cash flows expected to be generated by the intangible assets, and excluding cash flows related to contributory assets.

As at the close of the transaction, the value of the asset related to the Call Option was determined to be $5.5 million, representing the difference between the market price and the contract value of the Call Option, discounted at a rate of 8.9% and assuming the transaction would take place on January 1, 2023. To establish the market price, the multiples selected were 2.3x for revenues and 12.0x for EBITDA, based on analysis of average and median industry multiples, and were adjusted to consider a 20% discount; the multiples to be used as per the contract are 3.0x for revenues and 15.0x for EBITDA, weighted at 50%.

CHANGES IN ACCOUNTING POLICIES AND FUTURE ACCOUNTING CHANGES

The accounting policies and basis of measurement applied in the consolidated financial statements for the years ended March 31, 2022 and 2021 and for the three months ended June 30, 2022 and 2021 are the same other than as disclosed, if any, in note 3 to the consolidated financial statements.

ISSUED AND OUTSTANDING SECURITIES

The following table details the number of issued and outstanding securities as at the date of this prospectus, and taking into account the 35-to-1 consolidation that went into effect on June 13, 2022:

Number of Securities Issued and Outstanding
Common shares	11,725,451
Share options	733,933
Deferred share units	4,308
Restricted share units	2,790
Warrants	11,236,559

Total number of securities	23,703,041

The Company’s common shares are being traded on NASDAQ Capital Market under the symbol “NEPT”. Effective August 15, 2022, the Company’s common shares no longer trade on the TSX. Each option, restricted share, restricted share unit, deferred share unit and warrant is exercisable into one common share to be issued from the treasury of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Transactions

Other than the compensation agreements and other arrangements described under “Executive Compensation” and “Director Compensation” discussed below in this prospectus and the transactions described below, since April 1, 2020, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

In March 2022, we completed a registered direct offering (the “March Offering”), pursuant to which we issued and sold an aggregate of 528,572 common shares and equivalents and 1,428,572 warrants to purchase common shares, at a price equal to $11.20 per share and accompanying warrants. Armistice Capital Master Fund Ltd., a beneficial owner of more than 5% of our voting securities, was the sole investor in the March Offering.

In June 2022, we completed a registered direct offering (the “June Offering”), pursuant to which we issued and sold an aggregate of 1,945,526 common shares and equivalents and 3,891,052 warrants to purchase common shares, at a price equal to $2.57 per share and accompanying warrants. Armistice Capital Master Fund Ltd. and Sabby Volatility Warrant Master Fund, Ltd., beneficial owners of more than 5% of our voting securities, each purchased 972,763 common shares and equivalents and were each issued warrants to purchase 1,945,526 common shares in the June Offering.

On October 11, 2022, the Company announced the closing of a registered direct offering of 3,208,557 of its Common Shares and the Warrants in the concurrent Private Placement. Armistice Capital Master Fund Ltd., Sabby Volatility Warrant Master Fund, Ltd., and Empery Asset Master, LTD (and related entities), beneficial owners of more than 5% of our voting securities, each purchased 1,069,519 common shares, in the registered direct offering and were each issued warrants to purchase 2,139,048 common shares, respectively, in the Private Placement.

Director Independence

Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: the source of compensation to the director, including any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors has determined that all members of the board of directors, except Michael Cammarata, are independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common shares. There are no family relationships among any of our directors or executive officers. Mr. Cammarata is not an independent director under these rules because he is an executive officer of the Company.

MANAGEMENT

Director and Executive Officer Biographies

The following table provides information regarding our executive officers and directors as of October 31, 2022:

Name	Age	Position(s)
Executive Officers:
Michael Cammarata	36	President and Chief Executive Officer, Director
Raymond Silcock	71	Chief Financial Officer
John S. Wirt	58	Executive Vice President, Legal & Business Affairs (Chief Legal Officer)
Non-Employee Directors:
Julie Phillips	40	Chairperson of the Board
Joseph Buaron	41	Director
Michael De Geus	45	Director
Ronald Denis	70	Director
Philip Sanford	68	Director

Executive Officers

Michael Cammarata was appointed as President, Chief Executive Officer and a director of Neptune on July 8, 2019. He invested in and cofounded Schmidt’s Naturals, one of the world’s fastest growing wellness brands, leading it from fledgling start-up to acquisition in 2017 by Unilever and onto record breaking growth in 2018. He remained CEO of Schmidt’s Naturals until June 2019, leading its rapid expansion into new and innovative products, retailers and global markets. Mr. Cammarata is a new breed of unconventional CEO with a personal mission to invest and scale companies globally that will make sustainable innovation and modern wellness solutions accessible to the world. He believes that natural products are the future and that every person deserves natural products that work and minimize their harm to people, the planet and animals. Through all his investments, Mr. Cammarata is looking toward future technologies, including AI and machine learning to create stronger connections and personalized products for customers. He is a passionate advocate for ending animal testing in cosmetics. Raised in New York, Mr. Cammarata’s dyslexia made school challenging, but that perspective allowed him to identify opportunities others missed. We believe that Mr. Cammarata is qualified to serve as a member of our board of directors based on the perspective and experience he brings as our President and Chief Executive Officer.

Raymond Silcock was named Chief Financial Officer in July 2022. Prior to joining Neptune, Mr. Silcock served as Executive Vice President and Chief Financial Officer of Perrigo Company PLC from March 2019, Chief Financial Officer at INW Holdings from 2018 to 2019 and as Executive Vice President and Chief Financial Officer of CTI Foods from 2016 to 2018. In March 2019, CTI Foods filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in U.S. Bankruptcy Court in Delaware. From 2013 until the company’s sale in 2016, Mr. Silcock was Executive Vice President and Chief Financial Officer of Diamond Foods, Inc. and previously held Chief Financial Officer roles at UST, Inc., Swift & Co. and Cott Corporation. He also served on the board of Pinnacle Foods, Inc. from 2008 until the company was sold in 2018. His early career was highlighted by an 18-year tenure in positions of increasing responsibility at Campbell Soup Company. Mr. Silcock is a Fellow of the Chartered Institute of Management Accountants (UK).

John S. Wirt became Chief Legal Officer, Executive Vice President of Legal and Business Affairs, and General Counsel of Neptune in August 2021. Prior to joining Neptune, Mr. Wirt served as the President of Epic Sports & Entertainment, Inc. from 2018 and the CEO of Square Ring, Inc. from 2008, both companies engaged in the sports and entertainment industries. He has also served as the President of the law firm of Wirt & Wirt, P.A.

since 2014. Mr. Wirt is an AV-rated Martindale Hubble attorney who has been practicing law for over thirty years. Mr. Wirt began his legal career as an associate at Jenner & Block and followed that as an associate at Sidley & Austin. He earned his B.A., graduating magna cum laude from Knox College in 1985. In 1986, he received his CPA certificate from the University of Illinois, and in 1989, he graduated with honors from the University of Illinois, where he earned his Jurisprudence degree. Mr. Wirt’s previous business experience includes serving on the Board of Directors for Interactive Television Networks, a NASDAQ listed public company, where he also served as Chair of the Audit Committee. He presently serves as a director of Epic Sports, Square Ring, Wirt & Wirt, and tmc Content Group AG, a publicly-traded Swiss corporation involved in the motion picture and video industries.

Non-Employee Directors

Julie Phillips has been a director of Neptune since August 2021. She currently serves as Chief Operating Officer and Chief Creative Officer for Blackhall, a new streaming video on demand service, launching in 2024. Prior, she served as Vice President for Herschend Entertainment Studios, the media and franchise arm of Herschend Enterprises, which owns, operates and manages family-oriented them parks, aquariums, attractions and hospitality properties in the United States in Canada, where she had held this and prior roles since 2013. Ms. Phillips also has served since April 2019 as a member of the Board of Directors of the Lane Thomas Foundation, which is dedicated to supporting families of children needing life-saving organ transplants. Previously, she served as a business development manager for Miramax and as a senior financial analyst for Raytheon (NYSE: RTX). Ms. Phillips holds an MBA from Harvard Business School and a Bachelor of Arts in Business Administration from Pepperdine University. We believe that Ms. Phillips is qualified to serve as a member of our board of directors based on her experience in marketing and her educational background.

Joseph Buaron has been a director of Neptune since April 2020. He is co-founder and CTO of goPeer, Canada’s first regulated consumer peer-to-peer lender, he additionally serves as Chief Strategy Officer to Loti Wellness Inc., a Canadian self-care consumer brand. Prior, Mr. Buaron served as CTO of Schmidt’s Naturals, where he led the technology, AI, digital marketing and consumer support divisions through transition from start-up to enterprise, and subsequently through the acquisition by Unilever, and the integration that followed. Mr. Buaron is a seasoned CTO with over two-decades related experience as an entrepreneur, investor, programmer, solutions architect, and DevOps engineer. His passion for technology reflects his recognition for the tremendous impact it has on our lives and its potential for creating a better tomorrow. Immersed in technology, Mr. Buaron strives to provide vision, leadership, form relationships, and eliminate barriers to allow the brightest minds to flourish. We believe that Mr. Buaron is qualified to serve on our board of directors due to his experience as a leader in technology roles.

Michael De Geus has been a director of Neptune since April 2020. He is a highly accomplished security executive with domestic and international cyber investigative and physical security experience. He is the founder and Chief Executive Officer of Leatherback Gear, LLC., a producer of bullet proof backpacks. He also served as a Special Agent in federal law enforcement with the Department of Homeland Security and has served on various assignments both physically and with cyber security since 2008. Previously, he served as the Director of Sales at Koro Sun Resort in the Fiji Islands and as a consultant for MD Consulting, working on various projects from developing branding and new store layouts to helping with various start-up companies. Mr. De Geus is a Ph.D. Candidate in Public Policy specializing in Homeland Security at Walden University, holds a Master of Science in International Relations from Troy State University and holds a Bachelor of Science in Criminal Justice from California State University Fullerton. We believe that Mr. De Geus is qualified to serve on our board of directors due to his management and leadership experience.

Ronald Denis has been a director of Neptune since January 2001. He has been Chief of Surgery and director of the Trauma Program at Hôpital du Sacré-Coeur in Montréal since 1997. Also, since 1987, Dr. Denis has occupied the position of medical co-director of the Canadian Formula 1 Grand Prix. Dr. Denis sits on several scientific boards and management committees. We believe that Dr. Denis is qualified to serve on our board of directors because of his extensive scientific experience.

Philip Sanford has been a director of Neptune since May 2022. He previously served on the executive team at N3 LLC, a global technology-enabled inside sales organization that was acquired by Accenture in 2020. He has advised a number of leading private equity firms and investment banks on mergers and acquisitions and going-private transactions in the consumer sector, including Bain Capital, Carlyle, Moelis, Blackstone, Kelso, Mid-Ocean Partners, Morgan Stanley Private Equity and Morgan Stanley Expansion Capital. He currently serves on the Advisory Board of Morgan Stanley Expansion Capital Funds, as well as the Boards of Ecentria, CMX and Image Skincare and formerly served as Chairman of the Board of Sprout Organics. Mr. Sanford has previously served on the Boards of Chattem, Inc and Caribou Coffee. He holds a Bachelor of Science degree in Finance, Economics and Philosophy from Austin Peay State University in Clarksville, Tenn. We believe that Mr. Sanford is qualified to serve on our board of directors due to his business and leadership experience, merger and acquisition experience, and extensive financial, accounting and governance knowledge.

Legal Proceedings with Directors or Executive Officers

There are no legal proceedings related to any of our directors or executive officers that require disclosure pursuant to Items 103 or 401(f) of Regulation S-K.

Family Relationships

There are no family relationships between or among any of our directors or executive officers. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

Board Leadership Structure and Board’s Role in Risk Oversight

Ms. Phillips is the current chairperson of the board of directors. We believe that separating the positions of Chief Executive Officer and chairperson of the board of directors allows our Chief Executive Officer to focus on our day-to-day business, while allowing a chairperson of the board of directors to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairperson, particularly as the board of directors’ oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chairperson and Chief Executive Officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction, and intellectual property. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board of directors committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board of directors committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Information Regarding Committees of the Board

Our board of directors has established an audit committee, a compensation and human resources committee, a nominating committee, and a governance committee. Each of the audit committee, compensation committee, and nominating and corporate governance committee operates under a charter that satisfies the applicable standards of the SEC and Nasdaq. A current copy of the charter for each of the audit committee, compensation committee, nominating and corporate governance committee, and research and development committee is posted on the corporate governance section of our website, http://ir.checkmatepharma.com/corporate-governance/documents-and-charters.

EXECUTIVE COMPENSATION

The information in this section summarizes the compensation earned by our executive officers.

Our named executive officers for the year ended March 31, 2022, which consist of our principal executive officer, up to two other most highly compensated executive officers who were serving as executive officers as of March 31, 2022 and up to two additional individuals who would have been another most highly compensated executive officer but for the fact that such individual was not serving as an executive officer as of March 31, 2022, are:

•	Michael Cammarata, our President and Chief Executive Officer;

•	Randy Weaver, our former Interim Chief Financial Officer*;

•	John S. Wirt, our Executive Vice President, Legal & Business Affairs (Chief Legal Officer and General Counsel); and

•	Toni Rinow, our former Chief Financial Officer and Chief Operating Officer**.

*	Mr. Weaver left the Company on July 25, 2022.
**	Dr. Rinow left the Company on November 15, 2021.

2022 Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years indicated.

	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Michael Cammarata
President and Chief Executive Officer	2022	1,103,628		750,000	1,252,600	(2)	—		58,612	(3)	3,164,840
	2021	1,083,333		750,000	2,762,841	(2)	1,966,117	(2)	1,500,000	(2)	8,062,291
Randy Weaver(4)
Former Interim Chief Financial Officer	2022	144,000		—	—		273,386		—		417,386
	2021	—		—	—		—		—		—
John S. Wirt
Executive Vice President, Legal & Business Affairs	2022	373,653		—	—		978,453		—		1,352,106
Chief Legal Officer and General Counsel	2021	—		—	—		—		—		—
Toni Rinow(5)
Former Chief Financial Officer and	2022	612,237	(6)	—	—		—		—		612,237
Chief Operating Officer	2021	292,979		135,260	—		628,063		—		1,056,302

(1)

The amounts in these columns represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements included in this prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the awards or the sale of the common shares underlying such awards.

(2)	Represents compensation in lieu of additional directors and officers’ insurance required by Mr. Cammarata’s employment agreement.
(3)

All Other Compensation for Mr. Cammarata includes contributions to Mr. Cammarata’s account under retirement plans, country club dues, premiums on group term life insurance, and occasional use of his Company-provided assistant for personal reasons.

(4)	Mr. Weaver was appointed Interim Chief Financial Officer on September 27, 2021 and was replaced by Mr. Raymond Silcock on July 25, 2022.
(5)	Dr. Rinow ceased serving as Chief Financial Officer of the Company on September 27, 2021 but remained in her position as Chief Operating Officer until her separation on November 15, 2021.
(6)	Includes $178,353 for severance pay in connection with Dr. Rinow’s separation.

Narrative Disclosure to Summary Compensation Table

Our board of directors and compensation committee review compensation annually for our chief executive officer and his direct reports. In setting executive base salaries and bonuses, and granting equity incentive awards, board of directors or compensation committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short-and long-term results that are in the best interests of our shareholders, and a long-term commitment to our Company. We target a generally competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus or long-term incentives.

Our board of directors has historically determined our executives’ compensation. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all of his direct reports. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee determines the compensation for each executive officer other than the chief executive officer. Our board of directors discusses the compensation committee’s recommendations and ultimately approves the compensation of our chief executive officer without the chief executive officer and chief financial officer present.

Annual base salary

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and experience. Base salaries for our named executive officers are reviewed annually by our compensation committee, typically in connection with our annual performance review process, and adjusted from time to time, based on the recommendation of the compensation committee, to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. The base salary of each named executive officer is noted below for fiscal 2022:

Name	2022 Base Salary
Michael Cammarata	$1,050,000
John S. Wirt	$600,000
Toni Rinow	$338,602

Mr. Weaver did not earn a base salary as he provided services as Interim Chief Financial Officer pursuant to an independent contractor agreement, as discussed further below.

Bonuses

For the year ended March 31, 2022, Mr. Cammarata was awarded an annual bonus of $750,000. No annual bonuses were paid to our other named executive officers and, except as discussed below, none of our named executive officers received any non-equity incentive compensation.

On September 9, 2021, our board of directors approved the payment to Mr. Cammarata of (i) a cash retention bonus of $750,000 for fiscal year 2022.

Long-term equity incentives

Our equity grant program is intended to align the interests of our named executive officers with those of our shareholders and to motivate them to make important contributions to our performance. In fiscal 2022, we did not grant any long-term equity incentive awards to our named executive officers, with the exception of inducement grants.

Employment and Severance Agreements

Michael Cammarata

The Company entered into an agreement with Mr. Cammarata on July 8, 2019 in connection with his appointment as the President and Chief Executive Officer of the Company (the “Cammarata Employment Agreement”). The Cammarata Employment Agreement provided for an initial annual base salary of $1 million, an annual target bonus opportunity of at least 75% of his base salary, inducement equity incentive awards granted in the form of options and restricted share units, and a one-time cash award of $15 million payable only when the Corporation’s United States market capitalization based on the 30 day volume weighted average trading price of the Common Shares on Nasdaq is at least $1 billion (the “LTIP Award”). His employment agreement contains a 12 month post-employment non-compete covenant and 18 month post-employment customer and employee non-solicit covenants.

The Cammarata Employment Agreement further provides that the Company must maintain certain levels of directors’ and officers’ liability insurance. For fiscal 2020 and 2021, in light of the expense associated with obtaining this coverage, Mr. Cammarata received (i) in fiscal 2020, $1.5 million in cash and 49,954 RSUs, each representing a right to receive one (1) Common Share, and 47,094 options to purchase Common Shares of the Corporation, and (ii) in fiscal 2021, 87,290 RSUs. Mr. Cammarata and the Company signed an amendment to the Cammarata Employment Agreement providing that Mr. Cammarata shall be issued an aggregate of 523,740 RSUs, including the 87,290 RSUs issued in fiscal 2021, in connection with this requirement. Subsequent to the end of fiscal 2021, the Company obtained the required directors’ and officers’ liability coverage.

Mr. Cammarata’s employment may be terminated at any time and for any reason. If Mr. Cammarata’s employment is terminated by the Company without Cause or by Mr. Cammarata for Good Reason, as those terms are defined in the Cammarata Employment Agreement, Mr. Cammarata will, subject to certain conditions, be entitled to (a) an amount equal to (i) 18 months of his then-current base salary; and (ii) one-half times his then current target bonus, payable in substantially equal installments for 18 months, (b) a pro-rated bonus equal to the then-current target bonus for the year in which Mr. Cammarata’s employment was terminated, (c) a lump-sum payment equal to 18 months’ premiums for health coverage, (d) the continued vesting of all of Mr. Cammarata’s unvested equity awards for 18 months and the continued exercisability of all stock options for the remainder of their full term, and (e) continued eligibility for the LTIP Award for 18 months following the date of termination if the conditions of such LTIP Award is met in such period.

Upon a Change in Control (as such term is defined in the Equity Incentive Plan), Mr. Cammarata will be entitled to (a) payment of the LTIP award, if the condition to such award has been met based on the implied valuation under the Change in Control Transaction, and (b) (i) vesting of all unvested equity awards, and (ii) all stock options that have vested shall remain exercisable for the remainder of their full term, in any event only for equity awards that constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended if the Change of Control constitutes a “change of control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5)(i). In the event Mr. Cammarata’s employment is terminated within 24 months following a Change in Control (as defined in the Equity Incentive Plan), Mr. Cammarata will be entitled to (a) an amount equal to the sum of (i) 24 months of his then-current base salary, (ii) two (2) times his then-current target bonus, and (iii) a pro-rated bonus equal to the then current target bonus for the year in which he is terminated, payable as a lump sum, and (b) a lump-sum payment equal to 18 months’ premiums for health coverage.

Randy Weaver

The Company entered into an interim services agreement with CSuite Financial Partners (“CSuite”) on September 23, 2021 (the “Weaver Services Agreement”), pursuant to which Mr. Weaver, a resource of CSuite, was engaged as Interim Chief Financial Officer of the Company. The Weaver Services Agreement provided that CSuite would be paid a monthly fee of $40,000 for the services, and that the Weaver Services Agreement could be terminated upon at least five days’ written notice. Mr. Weaver’s services were terminated as of July 25, 2022.

John S. Wirt

The Company entered into an agreement with Mr. Wirt on August 10, 2021 in connection with his appointment as Executive Vice President, Legal & Business Affairs (Chief Legal Officer and General Counsel) (the “Wirt Employment Agreement”). The Wirt Employment Agreement provided for an initial annual base salary of $600,000, an annual target bonus opportunity of approximately 75% of his base salary, subject to targets set by the board of directors, and an inducement grant of options to purchase 85,715 common shares of the Company. His employment agreement contains a 12 month post-employment non-compete and customer and employee non-solicit covenants.

Mr. Wirt’s employment may be terminated at any time and for any reason. If Mr. Wirt’s employment is terminated by the Company without Cause, as that term is defined in the Wirt Employment Agreement, Mr. Wirt will, subject to certain conditions, be entitled to (a) an amount equal to (i) 12 months of his then-current base salary; and (ii) any unpaid bonus for the immediately prior year, based on actual performance and payable when others are paid, and (b) reimbursement of COBRA premiums for health coverage. Upon a termination in anticipation of or on or following a “Change in Control”, Mr. Wirt will be entitled to 18 months of his then-current base salary.

Toni Rinow

Effective as of November 15, 2021, we entered into a separation agreement (the “Separation Agreement”) with Dr. Rinow in connection with her departure from the Company in her role as Chief Operating Officer of the Company. Pursuant to the Separation Agreement, Dr. Rinow was entitled to receive (i) an amount equal to 26 weeks of her base salary, payable as salary continuation over such period, (ii) reimbursement of the cost of private benefits coverage up to the earlier of 26 weeks or upon her acceptance of employment with another company and (iii) all accrued salary and vacation days. The Separation Agreement also contains a reaffirmation of Dr. Rinow’s confidentiality and non-solicitation obligations to the Company and a general release of claims by Dr. Rinow.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding all outstanding common share awards and options to purchase common shares held by each of our named executive officers as of March 31, 2022.

	Option awards							Share awards
Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Number of securities underlying unexercised unearned options (#)	Option exercise price per share ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(1) ($)
Michael Cammarata	7/8/2019	(2)	5,239	477		155.05	7/8/2029	—	—
	7/8/2019	(3)	21,429	—	235,715	155.05	7/8/2029	—	—
	7/8/2019	(2)	—	—	—	—	—	6,667	51,336
	12/16/2020	(2)	20,674	26,163	—	55.65	12/16/2030	—	—
Randy Weaver	2/14/2022	(4)	—	14,286	28,572	10.50	2/14/2027	—	—
John S. Wirt	8/13/2021	(5)	28,572	57,143	—	25.55	8/13/2026	—	—

(1)

Represents the market value of the unvested shares underlying the share awards as of March 31, 2022, based on the closing price of our common shares on such date, as reported on the Nasdaq Capital Market, which was $7.70 per share. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the share awards or the sale of the common stock underlying such share awards.

(2)	Vests in equal monthly installments over three years, subject to the terms, conditions and restrictions of the award agreement governing the grant.
(3)	Vest in accordance with market-based performance criteria, subject to the terms, conditions and restrictions of the award agreement governing the grant.
(4)

Vests (i) as to 14,286 common share options, in three equal annual installments over three years, and (ii) as to the remaining 28,572 common share options, following the achievement of certain performance criteria, each subject to the terms, conditions and restrictions of the award agreement governing the grants. The grant was canceled following Mr. Weaver’s separation from the Company.

(5)	Vests in equal annual installments over three years, with the first tranche vesting on the date of grant, subject to the terms, conditions and restrictions of the award agreement governing the grant.

Non-Employee Director Compensation

Effective July 21, 2021, our board of directors approved an amended non-employee director compensation policy. Pursuant to such policy, our non-employee directors were paid the following amounts for the year ended March 31, 2022 (prorated for service for a partial year): (i) CDN$100,000 per year to the chairperson of the board; (ii) CDN$50,000 per year to each other non-employee director; (iii) an additional CDN$10,000 per year to the chairperson of the each committee (other than the Audit Committee); (iv) an additional CDN$25,000 per year to the chairperson of the audit committee; and (iv) an additional CDN$10,000 per year to each member of a committee (per committee).

The following table sets forth summary information concerning compensation paid or accrued to the members of our Board of Directors for services rendered to us for the fiscal year ended March 31, 2022.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Joseph Buaron	67,830	—	18,841	—	86,671
Michael De Geus	35,910	—	18,841	—	54,751
Ronald Denis	60,648	—	—	—	60,648
John Moretz(4)	127,680	—	—	—	127,680
Jane Pemberton(5)	21,945	—	—	—	21,945
Frank Rochon(5)	34,912	—	—	—	34,912
Richard Schottenfeld(6)	7,980	—	—	—	7,980
Julie Phillips(7)	61,845	15,329	18,841	—	96,015

(1)

Michael Cammarata, our President and Chief Executive Officer and one of our named executive officers, is not included in this table as he is an employee of ours and therefore receives no compensation for his service as a director. Mr. Cammarata’s compensation is included in the section entitled “Summary Compensation Table” of this prospectus above. Philip Sanford joined our board of directors on May 19, 2022 and is therefore excluded from this table as he did not serve on our board of directors during fiscal 2022.

(2)

The amounts in these columns represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements included in this prospectus. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the awards or the sale of the common shares underlying such awards.

(3)	Represents grants of deferred share units awarded on November 26, 2021 that vest in four equal tranches until August 26, 2022.
(4)	Mr. Moretz resigned from our board of directors on February 10, 2022.
(5)	Ms. Pemberton and Mr. Rochon ceased to be directors as of the 2021 annual shareholder meeting.
(6)	Mr. Schottenfeld resigned from our board of directors on May 17, 2021.
(7)	Ms. Phillips was elected to our board of directors at the 2021 annual shareholder meeting and was named Chair of the board of directors on February 10, 2022.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on our compensation committee.

DESCRIPTION OF THE REGISTRANT’S SECURITIES TO BE REGISTERED

DESCRIPTION OF COMMON SHARES AND PREFERRED SHARES

The authorized share capital of the Company is comprised of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in one or more series. As permitted by the by-laws, in accordance with its articles of incorporation, the Company created the “Series A Preferred Shares”, which are non-voting shares. The Company is offering an aggregate of 6,417,114 Common Shares, which underly the Warrants.

Common Shares

Voting Rights

Each Common Share entitles its holder to receive notice of, and to attend and vote at, all annual or special meetings of the shareholders of the Company. Each Common Share entitles its holder to one vote at any meeting of the shareholders, other than meetings at which only the holders of a particular class or series of shares are entitled to vote due to statutory provisions or the specific attributes of this class or series.

Dividends

Subject to the prior rights of the holders of Preferred Shares ranking before the Common Share as to dividends, the holders of Common Shares are entitled to receive dividends as declared by the board of directors of the Company from the Company’s funds that are duly available for the payment of dividends.

Winding-up and Dissolution

In the event of the Company’s voluntary or involuntary winding-up or dissolution, or any other distribution of the Company’s assets among its shareholders for the purposes of winding up its affairs, the holders of Common Shares shall be entitled to receive, after payment by the Company to the holders of Preferred Shares ranking prior to Common Shares regarding the distribution of the Company’s assets in the case of winding-up or dissolution, share for share, the remainder of the property of the Company, with neither preference nor distinction.

The foregoing description of the terms of the Common Shares does not purport to be complete and is subject to and qualified in its entirety by reference to the articles and general by-laws of the Company, each of which is attached hereto as an exhibit.

Preferred Shares

The Preferred Shares carry no voting rights. Preferred Shares may be issued at any time, in one or more series. The Company’s board of directors has the power to set the number of Preferred Shares and the consideration per share, as well as to determine the provisions attaching to each series of Preferred Shares (including dividends, redemption rights and conversion rights, where applicable). The shares in each series of Preferred Shares rank prior to the Common Shares of the Company with regard to payment of dividends, reimbursement of capital and division of assets in the event of the Company winding-up or dissolution. The holders of Preferred Shares shall not be entitled to receive notice of, or to attend or vote at the meetings of the shareholders, except: (i) in the event of a separate meeting or vote by class or by series as specified by law, (ii) where entitled to vote by class or series on amendments to the attributes attaching to the class or series, or (iii) where applicable, in the event of the Company’s omission to pay the number of periodical dividends, whether consecutive or not, as applicable to any series.

The board of directors of the Company has passed a by-law creating the Series A Preferred Shares. Series A Preferred Shares may be issued only as part of an acquisition by the Company of other companies or material assets. Series A Preferred Shares are non-voting, and entitle holders thereof to a fixed, preferential and non-cumulative annual dividend of 5% of the amount paid for the said shares.

As of the date of this prospectus, there are no Preferred Shares outstanding.

The foregoing description of the terms of the Preferred Shares does not purport to be complete and is subject to and qualified in its entirety by reference to the articles and general by-laws of the Company, each of which is attached hereto as an exhibit.

Listing of Securities

Our Common Shares are listed on the Nasdaq under the symbol “NEPT.”

Transfer Agent and Warrant Agent

The transfer agent for our Common Shares is Computershare Investor Services Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October 31, 2022, with respect to the beneficial ownership of our common shares by:

•	each of our directors;

•	each of the named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our common shares.

The column entitled “Beneficial Ownership of Common Shares” is based on a total of 11,725,451 common shares outstanding as of October 31, 2022.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Common shares subject to options that are currently exercisable or exercisable within 60 days of October 31, 2022 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated below, the address for each natural person listed below is care of Neptune Wellness Solutions Inc., 100-545 Promenade du Centropolis, Laval, Quebec H7T 0A3 Canada.

	Beneficial Ownership of Common Shares
	Number of Shares	%
Greater than 5% Shareholders:
Armistice Capital Master Fund Ltd(1)	975,295	8.3%
Sabby Volatility Warrant Master Fund, Ltd.(2)	910,278	7.8%
Empery Asset Management, LP(3)	1,716,329	13.8%
Named Executive Officers and Directors
Michael Cammarata(4)	468,109	4.0%
Raymond Silcock(5)	9,524	*
John S. Wirt(6)	58,099	*
Joseph Buaron(7)	2,245	*
Michael De Geus(8)	2,425	*
Ronald Denis	—	—
Julie Phillips(9)	5,449	*
Philip Sanford(10)	5,618	*
All current executive officers and directors as a group (8 persons)	551,469	4.7%

*	Denotes less than 1%.
(1)

Comprised of 975,295 common shares held directly (based upon information available to the Company as of October 31, 2022). The amounts presented exclude 5,608,375 common shares issuable upon exercise of warrants (the “Armistice Warrants”) that are currently exercisable (based upon information available to the Company as of October 31, 2022). The Armistice Warrants provide that the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of the then-outstanding common shares following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Armistice Warrants which have not been exercised. The address of this entity is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor New York, NY 10022. Steven Boyd has voting and dispositive power over the securities held by Armistice Capital Master Fund Ltd.

(2)

Comprised of 910,278 common shares held directly (based upon information available to the Company as of October 27, 2022). The amounts presented exclude 3,111,802 common shares issuable upon exercise of warrants (the “Sabby Warrants”) that are currently exercisable (based upon information available to the Company as of October 27, 2022). The Sabby Warrants provide that the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of the then-outstanding common shares following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Sabby Warrants which have not been exercised. The address of this entity is c/o Sabby Management, LLC, 115 Hidden Hills Dr, Spicewood TX 78669. Hal Mintz has voting and dispositive power over the securities held by Sabby Volatility Warrant Master Fund, Ltd.

(3)

Based upon information available to the Company as of October 31, 2022, comprised of (i) 624,158 common shares held by Empery Asset Master Ltd., (ii) 154,207 common shares held by Empery Tax Efficient, LP, (iii) 211,447 common shares held by Empery Tax Efficient III, LP; (iv) 333,240 common shares issuable upon exercise of warrants held by Empery Tax Efficient, LP; and (v) 393,277 common shares issuable upon exercise of warrants held by Empery Tax Efficient III, LP. The amounts presented exclude 1,348,846 common shares issuable upon exercise of warrants held by Empery Asset Master Ltd. and 63,685 common shares issuable upon exercise of warrants held by Empery Tax Efficient III, LP, which warrants provide that the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of the then-outstanding common shares following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The address of these entities is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020. Based upon information available to the Company as of October 31, 2022, Empery Asset Management LP is the authorized agent of each of Empery Asset Master Ltd., Empery Tax Efficient, LP and Empery Tax Efficient III, LP, has discretionary authority to vote and dispose of the securities held by each of these entities and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by each of Empery Asset Master Ltd., Empery Tax Efficient, LP and Empery Tax Efficient III, LP. Each of Empery Asset Master Ltd., Empery Tax Efficient, LP and Empery Tax Efficient III, LP, Martin Hoe and Ryan Lane disclaim any beneficial ownership of these securities.

(4)

Mr. Cammarata’s holdings consist of (i) 409,569 common shares held directly, and (ii) 58,540 common shares issuable pursuant to common share options that are exercisable within 60 days after October 31, 2022.

(5)	Mr. Silcock’s holdings consist of 9,524 common shares issuable pursuant to common share options that are exercisable within 60 days after October 31, 2022.
(6)

Mr. Wirt’s holdings consist of (i) 956 common shares owned by John S. Wirt IRA and (ii) 57,143 common shares issuable pursuant to common share options that are exercisable within 60 days after October 31, 2022.

(7)

Mr. Buaron’s holdings consist of (i) 1,454 common shares issuable pursuant to deferred share units that will be vested within 60 days after October 31, 2022 and (ii) 791 common shares issuable pursuant to common share options that are exercisable within 60 days after October 31, 2022.

(8)

Mr. De Geus’ holdings consist of (i) 180 common shares held directly, (ii) 1,454 common shares issuable pursuant to deferred share units that will be vested within 60 days after October 31, 2022 and (iii) 791 common shares issuable pursuant to common share options that are exercisable within 60 days after October 31, 2022.

(9)

Ms. Phillips’ holdings consist of (i) 1,793 common shares held directly, (ii) 1,036 common shares issuable pursuant to deferred share units that will be vested within 60 days after October 31, 2022 and (iii) 2,620 common shares issuable pursuant to common share options that are exercisable within 60 days after October 31, 2022.

(10	Mr. Sanford’s holdings consist of 5,618 common shares held directly.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Shareholders from time to time of up to 6,417,114 of our common shares. The Selling Shareholders may from time to time offer and sell any or all of the common shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Shareholders” includes the persons listed in the table below, together with any additional selling shareholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interests in the common shares, other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Shareholders, certain information as of October 31, 2022 regarding the beneficial ownership of our common shares by the Selling Shareholders and the common shares being offered by the Selling Shareholders. The applicable percentage ownership of common shares is based on approximately 11,725,451 common shares outstanding as of October 31, 2022. Information with respect to common shares owned beneficially after the offering assumes the sale of all of the common shares registered hereby. The Selling Shareholders may offer and sell some, all or none of their common shares.

Except as set forth in the footnotes below, none of the Selling Shareholders has had a material relationship with us other than as a shareholder at any time within the past three years or has ever been an officer or director of one of our affiliates. Each of the Selling Shareholders has acquired (or will acquire) the common shares to be resold hereunder in the ordinary course of business and, at the time of acquisition, none of the Selling Shareholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the common shares to be resold by such Selling Shareholders under this Registration Statement of which this prospectus forms a part.

Since a Selling Shareholder may sell, some or none of the common shares that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of our common shares that will be held by Selling Shareholders upon the termination of the offering. The information set forth in the following table regarding the beneficial ownership after the resale of shares is based upon the assumption that the Selling Shareholders will sell all of the common shares covered by this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us that Selling Shareholders have sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Shareholders, no Selling Shareholders is a broker-dealer or an affiliate of a broker dealer.

Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the Selling Shareholders’ method of distributing these shares.

	Shares Underlying the Warrants
Name	Number Beneficially Owned Prior to Offering		Number Registered For Sale Hereby	Number Beneficially Owned After Offering		Percent Owned After Offering
Empery Asset Master, Ltd.	624,158	(1)	1,348,846	624,158		3.4%
Empery Tax Efficient, LP	487,447	(2)	333,240	154,207		* %
Empery Tax Efficient III, LP	604,724	(3)	456,952	147,772		1.2%
Sabby Volatility Warrant Master Fund, Ltd.	910,278	(4)	2,139,038	910,278	(5)	5.0%
Armistice Capital Master Fund Ltd.	975,295	(6)	2,139,038	975,038	(7)	5.4%

*	Represents less than 1%.

(1)

Comprised of 624,158 common shares held by Empery Asset Master Ltd. directly (based upon information available to the Company as of October 31, 2022). The amounts presented exclude 1,348,846 common shares issuable upon exercise of warrants (the “Empery Asset Master Ltd. Warrants”) that are currently exercisable (based upon information available to the Company as of October 31, 2022). The Empery Asset Master Ltd. Warrants provide that the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of the then-outstanding common shares following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Empery Asset Master Ltd. Warrants which have not been exercised. The address of this entity is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020. Based upon information available to the Company as of October 31, 2022, Empery Asset Management LP is the authorized agent of Empery Asset Master Ltd., has discretionary authority to vote and dispose of the securities held by this entity and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by Empery Asset Master Ltd. Empery Asset Master Ltd., Martin Hoe and Ryan Lane disclaim any beneficial ownership of these securities.

(2)

Comprised of (i) 624,158 common shares held by Empery Tax Efficient, LP directly and (ii) 333,240 common shares issuable upon exercise of warrants held by Empery Tax Efficient, LP (based upon information available to the Company as of October 31, 2022). The address of this entity is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020. Based upon information available to the Company as of October 31, 2022, Empery Asset Management LP is the authorized agent of Empery Tax Efficient, LP, has discretionary authority to vote and dispose of the securities held by this entity and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Tax Efficient, LP, may also be deemed to have investment discretion and voting power over the securities held by Empery Tax Efficient, LP. Empery Tax Efficient, LP, Martin Hoe and Ryan Lane disclaim any beneficial ownership of these securities.

(3)

Comprised of (i) 211,447 common shares held by Empery Tax Efficient III, LP directly and (ii) 393,277 common shares issuable upon exercise of warrants held by Empery Tax Efficient III, LP (based upon information available to the Company as of October 31, 2022). The amounts presented exclude 63,675 common shares issuable upon exercise of warrants (the “Empery Tax Efficient III, LP Warrants”) that are currently exercisable (based upon information available to the Company as of October 31, 2022). The Empery Tax Efficient III, LP Warrants provide that the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of common shares which would exceed 4.99% of the then-outstanding common shares following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Empery Tax Efficient III, LP Warrants which have not been exercised. The address of this entity is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020. Based upon information available to the Company as of October 31, 2022, Empery Asset Management LP is the authorized agent of Empery Tax Efficient III, LP, has discretionary authority to vote and dispose of the securities held by this entity and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Tax Efficient III, LP, may also be deemed to have investment discretion and voting power over the securities held by Empery Tax Efficient III, LP. Empery Tax Efficient III, LP, Martin Hoe and Ryan Lane disclaim any beneficial ownership of these securities.

(4)

Comprised of 910,278 common shares held directly (based upon information available to the Company as of October 27, 2022). The amounts presented exclude 3,111,802 common shares issuable upon exercise of warrants (the “Sabby Warrants”) that are currently exercisable (based upon information available to the Company as of October 27, 2022). The Sabby Warrants provide that the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of common shares which would exceed 49.99% of the then-outstanding common shares following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Sabby Warrants which have not been exercised. The address of this entity is c/o Sabby Management, LLC, 115 Hidden Hills Dr, Spicewood TX 78669. Hal Mintz has voting and dispositive power over the securities held by Sabby Volatility Warrant Master Fund, Ltd. Includes 2,910,594 common shares underlying currently exercisable warrants.

(5)

Comprised of 910,278 common shares held directly (based upon information available to the Company as of October 27, 2022). The amounts presented exclude 3,111,802 common shares issuable upon exercise of Sabby Warrants that are currently exercisable (based upon information available to the Company as of October 27, 2022).

(6)

Comprised of 975,295 common shares held directly (based upon information available to the Company as of October 31, 2022). The amounts presented exclude 5,608,375 common shares issuable upon exercise of warrants (the “Armistice Warrants”) that are currently exercisable (based upon information available to the Company as of October 31, 2022). The Armistice Warrants provide that the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of common shares which would exceed 94.99% of the then-outstanding common shares following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Armistice Warrants which have not been exercised. Steven Boyd has voting and dispositive power over the securities held by Armistice Capital Master Fund Ltd.

(7)

Comprised of 975,295 common shares held directly (based upon information available to the Company as of October 31, 2022). The amounts presented exclude 3,469,337 common shares issuable upon exercise of Armistice Warrants that are currently exercisable (based upon information available to the Company as of October 31, 2022).

PLAN OF DISTRIBUTION

We are registering 6,417,114 Common Shares underlying Warrants previously issued to the Selling Shareholders to permit the resale of these shares by the holders of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Shares. We will bear all fees and expenses incident to our obligation to register the Common Shares.

The Selling Shareholders may sell all or a portion of the Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the distribution of the Common Shares by any Selling Shareholders to its partners, members or shareholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Common Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Common Shares short and deliver Common Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Common Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Common Shares against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Common Shares registered pursuant to the Registration Statement of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the Common Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

We will pay all expenses of the registration of the Common Shares pursuant to the Registration Statement to which this prospectus forms a part; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with any registration rights agreement entered into between us and a Selling Shareholder, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with any registration rights agreement entered into between us and a Selling Shareholder, or we may be entitled to contribution.

Once sold under the Registration Statement of which this prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Osler, Hoskin & Harcourt LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

KPMG, an independent registered public accounting firm, audited the consolidated financial statements of Neptune as of March 31, 2022 and for the year ended March 31, 2022, which consolidated financial statements have been included herein and in the registration statement in reliance on the report of KPMG LLP, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that states there is substantial doubt about Neptune Wellness Solutions Inc.’s ability to continue as a going concern, including that it requires funding in the very near term in order to continue its operations and if it is unable to obtain funding in the upcoming days, it may have to liquidate its assets. The consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the going concern basis not be valid. The audit report also refers to the adoption of U.S. generally accepted accounting principles and change in its reporting currency from Canadian dollars to U.S. dollars.

The consolidated financial statements of Neptune as of March 31, 2021 and for the year ended March 31, 2021 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, predecessor independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Neptune’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the Registration Statement/prospectus and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.promisneurosciences.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

NEPTUNE WELLNESS SOLUTIONS INC.
Consolidated Financial Statements
For the years ended March 31, 2022 and 2021

Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three-month periods ended June 30, 2022 and 2021

Condensed Consolidated Interim Balance Sheets	F-61
Condensed Consolidated Interim Statements of Loss and Comprehensive Loss	F-62
Condensed Consolidated Interim Statements of Changes in Equity	F-63
Condensed Consolidated Interim Statements of Cash Flows	F-65
Notes to Condensed Consolidated Financial Statements	F-66

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Neptune Wellness Solutions Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Neptune Wellness Solutions Inc. (the Corporation) as of March 31, 2022, the related consolidated statements of loss and comprehensive loss, changes in equity, and cash flows for the year ended March 31, 2022 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as of March 31, 2022, and the results of its operations and its cash flows for the year ended March 31, 2022, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Corporation incurred a net loss and negative cash flows from operations for the year ended March 31, 2022, had an accumulated deficit at March 31, 2022 and has no committed sources of financing available. As of the date the financial statements are authorized for issuance, the cash balance is expected to be sufficient to operate the business for only the next two to three months under the current business plan. The Corporation requires funding in the very near term in order to continue its operations. If the Corporation is unable to obtain funding in the upcoming days, it may have to liquidate its assets. These conditions cast substantial doubt about the Corporation’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Change in Accounting Framework and Reporting Currency
As discussed in Note 2 to the consolidated financial statements, in the year ended March 31, 2022, the Corporation has retrospectively adopted U.S. generally accepted accounting principles. The financial statements were previously prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
As discussed in Note 2 to the consolidated financial statements, the Corporation has changed its reporting currency from Canadian dollars to U.S. dollars, which has been applied retrospectively.
Basis for Opinion
These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Valuation of goodwill and tradenames related to Sprout
As discussed in note 9 to the consolidated financial statements, the Corporation’s tradenames intangible asset balance was $19,272,574 and the goodwill balance was $19,550,590 related to Sprout as of March 31, 2022. As discussed in note 3(k), the Corporation’s long-lived assets, including amortizable tradename intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Corporation identified a trigger of impairment related to its long-lived assets and recorded an impairment charge of $1,527,000 for trademarks. The Corporation also assesses goodwill impairment annually in the fourth quarter. As part of the goodwill impairment test, the Corporation compared the carrying amount of the reporting unit to the fair value and recorded an impairment charge of $3,288,847. The fair value was determined using a discounted cash flow model and for goodwill, the Corporation also used the market multiples valuation approach. Significant assumptions used to estimate the fair values included the forecasted revenue, gross margins and net working capital investment, weighted average cost of capital and terminal value. For the goodwill impairment test, the market revenue multiple was also a significant assumption.
We identified the evaluation of tradenames and goodwill impairment analysis as a critical audit matter. Subjective auditor judgement was involved in evaluating the valuation models used and the significant assumptions used to determine the fair values. Minor changes to certain of the significant assumptions had a significant effect on the Corporation’s estimate of the fair value. Additionally, the audit effort associated with the estimate requires specialized skills and knowledge.
The following are the primary procedures we performed to address this critical audit matter. We compared gross margins, working capital investment and revenue growth rates to historical actual results and to the Corporation’s most recent plans. In addition, we involved valuation professionals with specialized skills and knowledge who assisted in:

•	assessing the appropriateness of the valuation models used by the Corporation;

•	comparing the discount rate used by the Corporation in the valuation to discount rate ranges that were independently developed using publicly available market data for comparable companies;

•	comparing the terminal value used by the Corporation to economic growth forecast;

•	assessing the appropriateness of the revenue market multiples used in the valuation model by comparing to multiples of publicly traded comparable companies.

Valuation of Canadian cannabis long-lived assets
As discussed in note 3(k) to the consolidated financial statements, long-lived assets, such as property plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As discussed in note 7, the carrying value of the Canadian cannabis asset group as of March 31, 2022 was $20,290,929 which included the production facility land and building of $17,101,160 and equipment of $3,189,769. Indicators of impairment such as increased operating losses, decline in the share price and negative industry and economic trends were identified in the fourth quarter. The fair value of the asset group was determined to be less than the carrying value, resulting in an impairment loss of $3,150,663 to the building and components and $9,210,460 to the laboratory and plant equipment. The fair value of the asset group was determined using the market multiple valuation approach with the significant assumption of market revenue multiple. The fair value of the individual assets of land, building and equipment was determined using market prices for comparable asset.
We identified the evaluation of the fair value of the long-lived assets as a critical audit matter. Subjective auditor judgement was involved in evaluating the market revenue multiples and market prices for comparable assets.
The following are the primary procedures we performed to address this critical audit matter. We involved valuation professionals with specialized skills and knowledge, who assisted in evaluating certain assumptions used in the fair value of the asset group and land, building and equipment. They did so by comparing (1) market revenue multiples used in evaluating the asset group to external market data for comparable businesses and (2) market prices to external market data for comparable assets.
/s/ KPMG LLP
We have served as the Corporation’s auditor since 2021.
Montreal, Quebec
July 7, 2022

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Neptune Wellness Solutions Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of
Neptune Wellness Solutions Inc.
(the Corporation) as of March 31, 2021, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year ended March 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation at March 31, 2021, and the results of its operations and its cash flows for the year ended March 31, 2021, in conformity with U.S. generally accepted accounting principles.
The Corporation’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Corporation has suffered recurring losses from operations, has negative cash flows from operations, and has stated that substantial doubt exists about the Corporation’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Corporation’s auditor from 2020 to 2021.
Montréal, Canada
July 7, 2022

NEPTUNE WELLNESS SOLUTIONS INC.
Consolidated Balance Sheets
(in U.S. dollars)

	Notes	As at March 31, 2022	As at March 31, 2021
Assets
Current assets:
Cash and cash equivalents		$8,726,341	$59,836,889
Short-term investment		19,255	19,145
Trade and other receivables	5	7,599,584	8,667,209
Prepaid expenses		3,983,427	3,686,851
Inventories	6	17,059,406	17,317,423

Total current assets		37,388,013	89,527,517

Property, plant and equipment	7	21,448,123	37,345,716
Operating lease right-of-use assets	8	2,295,263	2,899,199
Intangible assets	9	21,655,035	25,956,830
Goodwill	9	22,168,288	25,453,372
Marketable securities	21	—	150,000
Other financial assets	4	—	5,615,167

Total assets		$104,954,722	$186,947,801

Liabilities and Equity

Current liabilities:
Trade and other payables	10	$22,700,849	$19,881,995
Current portion of operating lease liabilities	8	641,698	230,016
Deferred revenues		285,004	1,989,632
Provisions	11	1,118,613	2,245,658
Liability related to warrants	12	5,570,530	10,462,137

Total current liabilities		30,316,694	34,809,438

Operating lease liabilities	8	2,063,421	2,886,940
Loans and borrowings	13	11,648,320	11,312,959
Other liability	16(c)	88,688	393,155

Total liabilities		44,117,123	49,402,492

Shareholders’ Equity:
Share capital—without par value (5,554,456 shares issued and outstanding as of March 31, 2022; 4,732,090 shares issued and outstanding as of March 31, 2021)	14	317,051,125	306,618,482
Warrants	14(f)	6,079,890	5,900,973
Additional paid-in capital		55,980,367	59,625,356
Accumulated other comprehensive loss		(7,814,163)	(8,567,106)
Deficit		(323,181,697)	(248,209,952)

Total equity attributable to equity holders of the Corporation		48,115,522	115,367,753

Non-controlling interest	15	12,722,077	22,177,556

Total shareholders’ equity		60,837,599	137,545,309

Commitments and contingencies	22
Subsequent events	25

Total liabilities and shareholders’ equity		$104,954,722	$186,947,801

See accompanying notes to the consolidated financial statements.

On behalf of the Board:

/s/ Julie Philips	/s/ Michael Cammarata
Julie Philips	Michael Cammarata
Chairman of the Board	President and CEO

NEPTUNE WELLNESS SOLUTIONS INC.
Consolidated Statements of Loss and Comprehensive Loss
(in U.S. dollars)

		Years ended
	Notes	March 31, 2022	March 31, 2021
Revenue from sales and services, net of excise taxes of $1,877,543 (2021—$38,056)		$47,695,828	$34,261,647
Royalty revenues		1,019,861	1,109,678
Other revenues		81,435	28,994

Total revenues	23	48,797,124	35,400,319

Cost of sales other than loss on inventories, net of subsidies of $924,644 (2021—$932,483 )		(52,561,404)	(30,964,709)
Cost of services		—	(12,846,937)
Impairment loss on inventories	6	(3,772,066)	(18,962,254)

Total Cost of sales and services		(56,333,470)	(62,773,900)

Gross profit (loss)		(7,536,346)	(27,373,581)

Research and development expenses, net of tax credits and grants of nil (2021—$12,272 )		(880,151)	(1,922,195)
Selling, general and administrative expenses, net of subsidies of $99,840 (2021—$1,431,033)		(60,538,424)	(63,824,118)
Impairment loss related to intangible assets	9	(1,527,000)	—
Impairment loss related to property, plant and equipment	7	(14,765,582)	(10,747,692)
Impairment loss related to right-of-use assets		—	(107,650)
Impairment loss related to goodwill	9	(3,288,847)	(26,898,016)
Net gain on sale of assets		6,469	—

Loss from operating activities		(88,529,881)	(130,873,252)

Finance income	17	7,123	825,745
Finance costs	17	(2,143,978)	(1,786,781)
Foreign exchange loss		(685,708)	(4,051,418)
Change in revaluation of marketable securities		(107,203)	169,216
Gain on revaluation of derivatives	4, 12, 21	7,035,118	7,974,549

		4,105,352	3,131,311

Loss before income taxes		(84,424,529)	(127,741,941)

Income tax recovery	18	—	3,477,711

Net loss		(84,424,529)	(124,264,230)

Other comprehensive income
Net change in unrealized foreign currency gains on translation of net investments in foreign operations (tax effect of nil for both periods)		750,248	6,737,947

Total other comprehensive income		750,248	6,737,947

Total comprehensive loss		$(83,674,281)	$(117,526,283)

Net loss attributable to:
Equity holders of the Corporation		$(74,971,745)	$(123,170,020)
Non-controlling interest	15	(9,452,784)	(1,094,210)

Net loss		$(84,424,529)	$(124,264,230)

Total comprehensive loss attributable to:
Equity holders of the Corporation		$(74,218,802)	$(116,206,145)
Non-controlling interest		(9,455,479)	(1,320,138)

Total comprehensive loss		$(83,674,281)	$(117,526,283)

Basic and diluted loss per share attributable to:
Equity holders of the Corporation		$(15.54)	$(35.55)
Non-controlling interest		$(1.96)	$(0.32)

Total loss per share	19	$(17.50)	$(35.86)

Basic and diluted weighted average number of common shares		4,824,336	3,465,059

See accompanying notes to the consolidated financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.
Consolidated Statements of Changes in Equity
(in U.S. dollars)

		Share Capital				Accumulated other comprehensive income (loss)
	Notes	Number	Dollars	Warrants	Additional paid-in capital	Cumulative translation account	Deficit	Equity attributable to equity holders of the Corporation	Equity attributable to non-controlling interest	Total
Balance as at March 31, 2021		4,732,090	$306,618,482	$5,900,973	$59,625,356	$(8,567,106)	$(248,209,952)	$115,367,753	$22,177,556	$137,545,309

Net loss for the period		—	—	—	—	—	(74,971,745)	(74,971,745)	(9,452,784)	(84,424,529)
Other comprehensive income for the period		—	—	—	—	752,943	—	752,943	(2,695)	750,248

Total comprehensive loss for the period		—	—	—	—	752,943	(74,971,745)	(74,218,802)	(9,455,479)	(83,674,281)

Transaction with equity holders recorded directly in equity
Contributions by and distribution to equity holders
Share-based payment	16	—	—	—	7,816,845	—	—	7,816,845	—	7,816,845
Warrants in exchange of services rendered by non-employees	14(f)	—	—	178,917	—	—	—	178,917	—	178,917
RSUs released, net of withholding taxes	14(d), 16(b)(ii)	108,079	10,050,319	—	(11,461,834)	—	—	(1,411,515)	—	(1,411,515)

Direct Offering, net of issuance costs	14(h)	714,287	382,324	—	—	—	—	382,324	—	382,324

Total contributions by and distribution to equity holders		822,366	10,432,643	178,917	(3,644,989)	—	—	6,966,571	—	6,966,571

Balance as at March 31, 2022		5,554,456	$317,051,125	$6,079,890	$55,980,367	$(7,814,163)	$(323,181,697)	$48,115,522	$12,722,077	$60,837,599

See accompanying notes to the consolidated financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.
Consolidated Statements of Changes in Equity (Continued)
(in U.S. dollars)

		Share Capital				Accumulated other comprehensive income (loss)
	Notes	Number	Dollars	Warrants	Additional paid-in capital	Cumulative translation account	Deficit	Equity attributable to equity holders of the Corporation	Equity attributable to non-controlling interest	Total
Balance as at March 31, 2020		2,838,233	$181,970,882	$3,997,402	$57,565,035	$(15,530,981)	$(125,039,932)	$102,962,406	$—	$102,962,406

Net loss for the period		—	—	—	—	—	(123,170,020)	(123,170,020)	(1,094,210)	(124,264,230)
Other comprehensive income (loss) for the period		—	—	—	—	6,963,875	—	6,963,875	(225,928)	6,737,947

Total comprehensive loss for the period		—	—	—	—	6,963,875	(123,170,020)	(116,206,145)	(1,320,138)	(117,526,283)

Transaction with equity holders recorded directly in equity
Contributions by and distribution to equity holders
Share-based payment	16	—	—	—	9,885,138	—	—	9,885,138	—	9,885,138
Warrants in exchange of services rendered by non-employees	14(f)	—	—	1,903,571	—	—	—	1,903,571	—	1,903,571
Share options exercised	14(b), 16(a)	142,909	10,992,879	—	(3,513,919)	—	—	7,478,960	—	7,478,960
DSUs released	14(c), 16(b)(i)	1,381	98,093	—	(98,093)	—	—	—	—	—
RSUs released, net of withholding taxes	14(d), 16(b)(ii)	16,414	3,402,824	—	(4,119,959)	—	—	(717,135)	—	(717,135)
Restricted shares issued	14(e), 16(b)(iii)	850	92,846	—	(92,846)	—	—	—	—	—
At-The-Market Offering, net of issuance costs	14(g)	154,619	13,069,149	—	—	—	—	13,069,149	—	13,069,149
Direct Offering, net of issuance costs	14(h)	136,389	12,017,902	—	—	—	—	12,017,902	—	12,017,902
Private Placement, net of issuance costs	14(i)	462,963	21,608,448	—	—	—	—	21,608,448	—	21,608,448
Business combinations	4, 14(j)	192,617	17,595,505	—	—	—	—	17,595,505	23,497,694	41,093,199
Registered Direct Offering Priced At-The-Market and Concurrent Private Placement, net of issuance costs	14(k)	785,715	45,769,954	—	—	—	—	45,769,954	—	45,769,954

Total contributions by and distribution to equity holders		1,893,857	124,647,600	1,903,571	2,060,321	—	—	128,611,492	23,497,694	152,109,186

Balance as at March 31, 2021		4,732,090	$306,618,482	$5,900,973	$59,625,356	$(8,567,106)	$(248,209,952)	$115,367,753	$22,177,556	$137,545,309

See accompanying notes to the consolidated financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.
Consolidated Statements of Cash Flows
(in U.S. dollars)

		Years ended
	Notes	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net loss for the period		$(84,424,529)	$(124,264,230)
Adjustments:
Depreciation of property, plant and equipment		2,723,751	3,961,317
Non-cash lease expense		710,984	320,669
Amortization of intangible assets		3,356,728	15,100,717
Impairment loss on goodwill	9	3,288,847	26,898,016
Share-based payment	16	7,816,845	9,885,138
Impairment loss on inventories	6	3,772,066	18,962,254
Expected credit losses		1,675,390	6,995,747
Non-employee compensation related to warrants	14(f)	178,917	1,903,571
Net finance expense		2,136,855	961,036
Unrealized foreign exchange gain		(117,297)	(1,794,737)
Change in revaluation of marketable securities		107,203	(169,216)
Interest received		8,649	37,911
Interest paid		(970,900)	(689,574)
Revaluation of derivatives		(7,035,118)	(7,974,549)
Impairment loss on property, plant and equipment	7	14,765,582	10,747,692
Impairment loss on right-of-use assets		—	107,650
Impairment loss on intangibles		1,527,000	—
Payment of lease liabilities		(703,686)	(343,064)
Income taxes expense (recovery)		—	(3,477,711)
Net loss from sale of property, plant and equipment		—	(2,635)
Changes in operating assets and liabilities	20	(3,163,414)	(13,811,460)

Net cash used in operating activities		(54,346,127)	(56,645,458)

Cash flows from investing activities:
Maturity of previously restricted short-term investments		—	9,037
Acquisition of a subsidiary, net of cash acquired	4	—	(3,137,242)
Acquisition of property, plant and equipment		(1,938,870)	(6,618,016)
Acquisition of intangible assets		(432,714)	(389,784)
Proceeds from sale of property, plant and equipment		—	14,503
Sales of Acasti shares	21	44,360	—

Net cash used in investing activities:		(2,327,224)	(10,121,502)

Cash flows from financing activities:
Repayment of loans and borrowings		—	(2,457,839)
Withholding taxes paid pursuant to the settlement of non-treasury RSUs		(1,411,515)	(717,135)
Proceeds from the issuance of shares through an At-The-Market Offering	14(g)	—	13,736,868
Proceeds from the issuance of shares and warrants through a Direct Offering	14(h)	8,000,000	12,833,713
Proceeds from the issuance of shares and warrants through a Private Placement	14(i)	—	35,300,844
Proceeds from the issuance of shares and warrants through a Registered Direct Offering Priced At-The-Market and Concurrent Private Placement	14(k)	—	55,000,000
Issuance of shares and warrants costs	14	(636,847)	(6,174,452)
Proceeds from exercise of options and pre-funded warrants	14(b)	650	7,478,960

Net cash provided by financing activities:		5,952,288	115,000,959

Foreign exchange loss on cash and cash equivalents		(389,485)	(185,672)

Net increase (decrease) in cash and cash equivalents		(51,110,548)	48,048,327
Cash and cash equivalents, beginning of period		59,836,889	11,788,562

Cash and cash equivalents as at March 31, 2022 and 2021		$8,726,341	$59,836,889

Cash and cash equivalents is comprised of:
Cash		$8,726,341	$59,836,889

See accompanying notes to the consolidated financial statements.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

1.	Reporting entity:
Neptune Wellness Solutions Inc. (the “Corporation” or “Neptune”) is incorporated under the Business Corporations Act (Québec) (formerly Part 1A of the Companies Act (Québec)). The Corporation is domiciled in Canada and its registered office is located at
100-545
Promenade du Centropolis, Laval, Québec, with a 50,000 square-foot production facility located in Sherbrooke, Quebec and a 24,000 square-foot facility located in North Carolina. The consolidated financial statements of the Corporation comprise the Corporation and its subsidiaries, Biodroga Nutraceuticals Inc. (“Biodroga”), SugarLeaf Labs, Inc. (“SugarLeaf”), 9354-7537 Québec Inc., Neptune Holding USA, Inc., Neptune Health & Wellness Innovation, Inc., Neptune Forest, Inc., Neptune Care, Inc. (formerly known as Neptune Ocean, Inc.), Neptune Growth Ventures, Inc., 9418-1252 Québec Inc., Neptune Wellness Brands Canada, Inc. and Sprout Foods, Inc. (“Sprout”).
Neptune is a diversified and fully integrated health and wellness company. Through its flagship consumer-facing brands, Neptune Wellness, Forest Remedies
™
, Biodroga, MaxSimil
®
, MoodRing
™
, PanHash
™
, Sprout
®
, Nosh
®
and NurturMe
®
, Neptune is redefining health and wellness by building a broad portfolio of natural, plant-based, sustainable and purpose-driven lifestyle brands and consumer packaged goods products in key health and wellness markets, including cannabis, hemp, nutraceuticals, organic baby food, personal care and home care.
Share consolidation
On June 9, 2022, Neptune announced the completion of the Corporation’s proposed consolidation of its common shares (the “Common Shares”) on the basis of one (1) post-consolidation Common Share for every thirty-five (35) pre-consolidation Common Shares (the “Share Consolidation”). The post-Share Consolidation Common Shares commenced trading on the NASDAQ and the TSX at the market open on June 13, 2022. The Share Consolidation reduced the number of Common Shares issued and outstanding from approximately
198 million Common Shares to approximately 5.7 million Common Shares as at June 13, 2022. These consolidated financial statements have been retrospectively adjusted to reflect the Share Consolidation. As a result, the number of common shares, options, deferred share units (“DSUs”), restricted share units (“RSUs”), restricted shares and warrants, issuance and exercise prices of options, DSUs, RSUs, restricted shares and warrants, loss per share reflect the Share Consolidation.
Going concern
These consolidated financial statements have been prepared on a going concern basis, which presumes that the Corporation will continue realizing its assets and discharging its liabilities in the normal course of business for the foreseeable future. The Corporation has incurred significant operating losses and negative cash flows from operations since inception. To date, the Corporation has financed its operations through the public offering and private placement of Common Shares, units consisting of Common Shares and warrants, and convertible debt, the proceeds from research grants and research tax credits, and the exercises of warrants, rights and options. For the year ended March 31, 2022, the Corporation incurred a net loss of $84.4 million and negative cash flows from operations of $54.3 million, and had an accumulated deficit of $323.2 million as at March 31, 2022. Furthermore, as at March 31, 2022, the Corporation’s current liabilities and expected level of expenses for the next twelve months exceed cash on hand of $8.7 million. The Corporation currently has no committed sources of financing available.
As of the date these financial statements are authorized for issuance, the Corporation is required to actively manage its liquidity and expenses. The Corporation currently has minimal available cash balances. Payables

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

are now in excess of available cash balances and payments of payables are not being made as the amounts become due for certain suppliers. As of the date these financial statements are authorized for issuance, the cash balance is expected to be sufficient to operate the business for only the next two to three months under the current business plan. The Corporation requires funding in the very near term in order to continue its operations. If the Corporation is unable to obtain funding in the upcoming days, it may have to liquidate its assets.
These conditions cast substantial doubt about the Corporation’s ability to continue as a going concern.
Going forward, the Corporation will seek additional financing in various forms as part of its plan to have the right funding structure in place. To achieve the objectives of its business plan, Neptune plans to raise the necessary funds through additional financings and the establishment of strategic alliances as well as additional research grants and research tax credits. While the Corporation has limited debt, all of which is subordinated, assets available for financing include real estate, accounts receivable and inventories. The ability of the Corporation to complete the needed financing and ultimately achieve profitable operations is dependent on a number of factors outside of the Corporation’s control. The Corporation’s business plan is dependent upon, amongst other things, its ability to achieve and maintain profitability, and continue to obtain adequate ongoing debt and/or equity financing with creditors, officers, directors and stakeholders to finance operations within and beyond the next twelve months.
While the Corporation has been successful in obtaining financing from public issuances, private placements, and related parties in the past, there is no certainty as to future financings.
Neptune announced on June 8, 2022 the intended divestiture of the cannabis business, which would include the sale of the Mood Ring
™
and PanHash
™
brands, along with the Corporation’s Sherbrooke, Quebec facility, in one or more transactions. In order to accelerate its cost savings, the Corporation will focus on winding up its cannabis operations pending a transaction. This planned action is intended to provide significant cost savings and help maximize operational efficiencies. Finally, the exit of the Canadian cannabis business (see note 25) is expected to reduce the amount of financing the Corporation seeks and is expected to facilitate working with a broader set of financing sources.
On June 23, 2022, Neptune closed an offering with several institutional investors for the purchase and sale of an aggregate of 1,945,526 common shares (including common share equivalents) of the Corporation, and accompanying two series of warrants to purchase up to an aggregate of 2,591,052 common share warrants, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market
under Nasdaq rules. The gross proceeds from the offering are $5 million, and the net proceeds are $4.3 million.
These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the going concern basis not be valid. These adjustments could be material.

2.	Basis of preparation:

(a)	Adoption of U.S. GAAP:
In the year ended March 31, 2022, the Corporation has retrospectively adopted United States generally accepted accounting principles (“US GAAP”). The consolidated financial statements of the Corporation have been prepared in accordance with US GAAP for all periods presented. Comparative figures, which were previously prepared in accordance with International Financial Reporting Standards (”IFRS”) as issued by the International Accounting Standards Board, have been adjusted as required to be compliant with the Corporation’s accounting policies under US GAAP.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

(b)	Functional and reporting currency:
Effective March 31, 2022, the Corporation has changed its reporting currency from Canadian dollars (“CAD”) to U.S. dollars (“USD”). This change in reporting currency has been applied retrospectively such that all amounts in the consolidated financial statements of the Corporation and the accompanying notes thereto are expressed in U.S. dollars. References to “$” and “USD” are U.S dollars and references to “CAD $” and “CAD” are to Canadian dollars. For comparative purposes, historical consolidated financial statements were recast in U.S. dollars by translating assets and liabilities at the closing exchange rate in effect at the end of the respective period, revenues, expenses and cash flows at the average exchange rate in effect for the respective period and equity transactions at historical exchange rates. Translation gains and losses are included as part of the cumulative foreign currency translation adjustment, which is reported as a component of shareholders’ equity under accumulated other comprehensive loss.
The assets and liabilities of foreign operations with a functional currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at the monthly average exchange rates for the period. Differences arising from the exchange rate changes are recorded within foreign currency translation adjustments, a component of other comprehensive income (loss).
Transactions in foreign currencies are translated to the respective functional currencies of the Corporation’s subsidiaries at the average exchange rates for the period. The monetary items denominated in currencies other than the functional currency of a subsidiary are translated at the exchange rates prevailing at the balance sheet date.
Non-monetary
items denominated in currencies other than the functional currency are translated at historical rates. Gains and losses resulting from re-measurement
are recorded in the Corporation’s consolidated statement of loss as foreign exchange gain (loss).

(c)	Use of estimates:
The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from the estimates made by management.
Estimates are based on management’s best knowledge of current events and actions that the Corporation may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Estimates include the following:

•	Estimating the write down of inventory;

•	Estimating expected credit losses for receivables;

•	Estimating the recoverable amount of non-financial assets, to determine and measure impairment losses on goodwill, intangibles, and property, plant and equipment;

•	Estimating the lease term of contracts with extension options and termination options;

•	Estimating the revenue from contracts with customers subject to variable consideration. For the year ended March 31, 2022, the Corporation revised its estimated provision for returns of the

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

cannabis sales as a result of new information and experience with sales returns. The impact of the revised estimate for year ended March 31, 2022 is a reduction of the provision of $1.1 million and an increase in revenue from sales and services;

•	Estimating the fair value of bonus, options and warrants that are based on market and non-market conditions (note 16);

•
Estimating the fair value of the identifiable assets acquired, liabilities assumed, and consideration transferred of the acquired business, including the related contingent consideration and call option (note 4); and

•	Estimating the litigation provision as it depends upon the outcome of proceedings (note 22).

3.	Significant accounting policies:

(a)	Basis of consolidation:
These consolidated financial statements include the accounts of the Corporation and its subsidiaries in which the Corporation has a controlling financial interest. All intercompany balances and transactions have been eliminated from the Corporation’s consolidated financial statements. On February 10, 2021, Neptune acquired a 50.1% interest in Sprout Foods, Inc. (“Sprout” or “Sprout Foods”). The accounts of the subsidiary are included in the consolidated financial statements from that date.

(b)	Business combinations and related goodwill:
Business combinations are accounted for using the acquisition method as at the acquisition date when control is transferred. The consideration transferred for the acquisition of a business is the fair value of the assets transferred, and any liability and equity interests issued by the Corporation to the former owners of the acquired business on the date control of the acquired company is obtained. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are generally measured initially at their fair values at the acquisition date. Restructuring, transaction costs other than those associated with the issue of debt or equity securities, and other direct costs of a business combination are not considered part of the business acquisition transaction and are expensed as incurred.
The Corporation measures goodwill as the fair value for the consideration transferred less the net recognized amount of the identifiable assets acquired and liabilities assumed, including the recognized amount of any non-controlling
interest in the acquiree, all measured at the acquisition date.

(c)	Derivative over its own equity:
The Corporation has issued liability-classified derivatives over its own equity and has a call option on the non-controlling
interest of a subsidiary.
An embedded derivative is separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss.
Derivatives and separable embedded derivatives are recognized initially at fair value and attributable transaction costs are expensed as incurred. Subsequent to the initial recognition, derivatives and separable embedded derivatives are measured at fair value and all changes in the fair value are recognized in profit or loss, in the line item “Gain on revaluation of derivatives”.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

(d)	Cash and cash equivalents:
The Corporation considers all highly liquid, short-term investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist of time deposits with a number of U.S. and
non-U.S.
commercial banks and money market fund investments.

(e)	Investments:
Investments in equity investments in publicly traded companies in which the Corporation does not exercise significant influence are classified as available-for-sale
securities. These securities are reported at fair values; based upon quoted market prices, and subsequent changes in the fair value are recognized in profit or loss, in the line item “Change in revaluation of marketable securities”.

(f)	Trade accounts receivable:
Trade accounts receivable consist of amounts due from normal business activities. An allowance for current expected credit losses is maintained to reflect credit risk for trade accounts receivable based on a current expected credit loss model which factors in changes in credit quality since the initial recognition of trade accounts receivable based on customer risk categories. Current expected credit losses also consider collection history and specific risks identified on a customer-by-customer
basis. Trade accounts receivable are presented net of allowances for current expected credit losses.

(g)	Inventories:
Inventories are measured at the lower of cost and net realizable value. The cost of finished goods, raw materials, supplies and spare parts is based on the weighted-average cost method. The cost of finished goods and work in progress includes expenditures incurred in acquiring the inventories, production or conversion costs, sub-contractor
costs and other costs incurred in bringing them to their existing location and condition, as well as any appropriate share of production overheads based on normal operating capacity.
Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.
As necessary, the Corporation records write-downs for excess, slow moving and obsolete inventory. To determine these amounts, the Corporation regularly reviews inventory quantities on hand and compares them to estimates of historical utilization, future product demand, and production requirements.
Write-downs of inventories to net realizable value are recorded in cost of sales in the consolidated financial statements.

(h)	Property, plant and equipment, net:
Property, plant and equipment are measured at historical cost less accumulated depreciation and accumulated impairment losses, if any. Historical cost includes expenditures that are directly attributable to the acquisition of the asset, including all costs incurred in bringing the asset to its present location and condition.
Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment.
Depreciation is calculated on the cost of an asset using either a straight-line basis or a declining basis over the estimated useful lives of each item of property, plant and equipment.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

The estimated useful lives are as follows:

Asset	Method	Period/Rate
Building and building components	Straight-line	20 to 40 years
Laboratory, and plant equipment	Straight-line	10 to 20 years
Furniture and office equipment	Declining balance	20% to 30%
Computer equipment	Straight-line	2 to 5 years

(i)	Goodwill and other Intangible assets:

(i)	Initial recognition:
Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Intangible assets with finite lives are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the intangible asset.
The estimated useful lives are as follows:

Asset	Method	Period/Rate
Customer relationships (1)	Straight-line	10 years
Farmer relationships (1)	Straight-line	3 years
License agreements	Straight-line	31 months to 12 years
Website and trademarks	Straight-line	4 years
Tradenames	Straight-line	15 years
Computer software	Straight-line	3 to 5 years

(1)	During the year ended March 31, 2021, the amortization of customer relationships and farmer relationships, both related to SugarLeaf, was accelerated and those assets were then fully amortized.

(ii)	Subsequent expenditure:
Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditures, including expenditure on internally generated goodwill and brands, are recognized in profit or loss as incurred.

(j)	Research and development:
Research and development expenditures are expensed as incurred. These costs primarily consist of employees’ salaries and benefits related to research and development activities, consultants that conduct the Corporation’s clinical trials, independent auditors and consultants to perform investigation activities on behalf of the Corporation, clinical trial materials, stock-based compensation expense, and other non-clinical
costs and regulatory approvals. Advance payments for goods and services that will be used in future research and development are recognized in prepaids or other assets and are expensed when the services are performed, or the goods are used.

(k)	Impairment:

(i)	Long-lived assets:
Long-lived assets, such as property, plant, and equipment, and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Corporation first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Any impairment loss recognized is not reversed in future periods.

(ii)	Goodwill:
Goodwill is assessed for impairment annually in the fourth quarter or more frequently if events or changes in circumstances indicate that the carrying value of a reporting unit more likely than not exceeds its fair value. Goodwill is tested for impairment at the reporting unit level, which is the operating segment, or a component, which is one level below that operating segment. Components are aggregated as a single reporting unit if they have similar economic characteristics.
Goodwill is tested for impairment when there is a triggering event indicating that the carrying amount may be impaired. When impairment indicators are identified, the Corporation compares the reporting unit’s fair value to its carrying amount, including goodwill. An impairment loss is recognized as the difference, if any, between the reporting unit’s carrying amount and its fair value, to the extent the difference does not exceed the total amount of goodwill allocated to the reporting unit. Any impairment loss recognized is not reversed in future periods.
For the purposes of annual impairment testing, the carrying amounts of goodwill are allocated to the reporting units. In conducting its annual impairment test, the Corporation first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. Factors considered in a qualitative assessment include, among other things, macroeconomic conditions, industry and market considerations, financial performance of the respective reporting unit and other relevant entity and reporting-unit specific considerations. If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Corporation performs a quantitative assessment. The fair value of the reporting unit is determined by analyzing scenarios of business projections and sensitivities attempting to model various assumptions as to how the revenues and cash flows of the business may evolve depending on factors including macroeconomic conditions, industry and market considerations, cost factors and overall financial performance specific to the reporting unit. The Corporation estimates the fair values of its reporting units based on discounted cash flow (“DCF”) methodology reflecting the latest projections.

(l)	Revenue:
The Corporation’s revenue is comprised of sales of (i) nutraceutical products, (ii) cannabis and hemp products, (iii) food and beverages products, (iv) innovation products and (v) processing services. Payment terms are short-term in nature and are generally less than one year. In addition, if the good is transferred and payment is received within one year, the Company does not determine significant financing components.
Sale of products:
The Corporation’s revenue-generating activities from the sale of products in the course of ordinary activities are recognized at a point in time when control of the products is transferred to the customer

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

and the Corporation’s obligations have been fulfilled. The Corporation transfers control generally on shipment of the goods or in some cases, upon reception by the customer. Revenue is measured as the amount of consideration the Corporation expects to receive in exchange for the Corporation’s product as specified in the customer contract. Certain of the Corporation’s customer contracts, most notably those with the Canadian provincial and territorial agencies, may provide the customer with a right of return. In certain circumstances, the Corporation may also provide a retrospective price adjustment to a customer. These items give rise to variable consideration, which is recognized as a reduction of the transaction price based upon the expected amounts of the product returns and price adjustments at the time revenue for the corresponding product sale is recognized. The determination of the reduction of the transaction price for variable consideration requires that the Corporation make certain estimates and assumptions that affect the timing and amounts of revenue recognized. The Corporation estimates this variable consideration by taking into account factors such as historical information, current trends, forecasts, provincial and territorial inventory levels, availability of actual results and expectations of demand. The Corporation recognizes a liability for sales refunds within other current liabilities with a corresponding decrease in revenues. Furthermore, the Corporation recognizes an asset for the value of inventory which is expected to be returned within prepaid expenses and other assets on the consolidated balance sheets with a corresponding reduction of cost of sale.
Processing services:
The Corporation is involved in the extraction, purification and formulation of health and wellness products. Revenue earned on processing services is recognized as the services are rendered in accordance with contractual terms, recovery of the consideration is probable and the amount of revenue can be measured reliably. The Corporation recognizes revenue from processing services in proportion to the stage of completion of the service at the reporting date. The stage of completion is assessed based on surveys of work performed. All related production costs are expensed as incurred.
Royalty revenues:
Royalties are earned under the terms of the applicable agreement and are recognized when it is probable that the economic benefits associated with the transaction will be received and the amount can be measured reliably.
Principal versus agent arrangements:
The Corporation may be involved with other parties, including suppliers of products, in providing goods or services to a customer when it enters into revenue transactions for the sale of products that it does not manufacture. In these instances, the Corporation must determine whether it is a principal in these transactions by evaluating the nature of its promise to the customer. The Corporation is a principal and records revenue on a gross basis if it controls a promised good before transferring that good to the customer. On the other hand, the Corporation records revenue as the net amount when it does not meet the criteria to be considered a principal.

(m)	Cost of revenue:
Cost of revenue includes all costs directly related to the manufacturing of products, including the cost of raw materials, direct labor, packaging, direct production costs, plant overhead, depreciation expense related to manufacturing and corresponding right-of-use
assets. For manufacturing outsourced to third-party contractors, cost of revenue represents the amount invoiced by the contractors. Cost of revenue

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

also includes the costs relating to warehousing, maintenance, inspection activities, freight and inventory write-downs.

(n)	Selling, general and administrative expenses:
Selling, general and administrative (“SG&A”) expenses include selling and administrative personal costs, sales and marketing expenses, professional fees, depreciation expense related to non-manufacturing
assets, operating lease rent expense,
non-manufacturing
overhead, gains and losses on the sale of property, plant and equipment, and other general and administrative expenses. Additionally, SG&A expenses include a portion of costs related to employee benefits, share-based compensation expense and amortization of customer relationships and other intangibles.

(o)	Government grants:
Government grants, consisting of grants, subsidies and Quebec provincial investment tax credits, are recorded as a reduction of the related expense or cost of the asset acquired. Government grants are recognized when there is reasonable assurance that the Corporation has met or will meet the requirements of the approved grant program and there is reasonable assurance that the grant will be received.
Grants that compensate the Corporation for expenses incurred are recognized in profit or loss in reduction thereof on a systematic basis in the same years in which the expenses are recognized. Grants that compensate the Corporation for the cost of an asset are recognized in profit or loss on a systematic basis over the useful life of the asset.

(p)	Leases:
The Corporation determines if an arrangement is or contains a lease at contract inception and classifies it as either an operating or finance lease. In addition to lease agreements, the Corporation reviews all material contracts that could contain an embedded lease for potential embedded lease obligations. The Corporation recognizes a right-of-use
(ROU) asset and a lease liability at the lease commencement date.
The lease liability is recognized based on the present value of the remaining fixed or in-substance
fixed lease payments discounted using the Corporation’s incremental borrowing rates unless the lessor’s rate implicit in the lease is readily determinable, in which case it is used. The Corporation uses a specific incremental borrowing rate for leases, which is determined based on the geography and term of the lease. These rates are determined based on inputs provided by external banks and updated periodically. The lease liability includes the exercise of a purchase option only if the Corporation is reasonably certain to exercise as of the commencement date of the lease. The residual value guarantee amount is only included in the lease liability calculation to the extent payment is probable to the lessor as of the commencement of the lease. The right-of-use
(“ROU”) asset is calculated based on the lease liability adjusted for any lease payments paid to the lessor at or before the commencement date (i.e., prepaid rent) and initial direct costs incurred by the Corporation and excluding any lease incentives received from the lessor.
Variable lease payments that do not depend on an index or a specified rate are not included in the measurement of lease liabilities but instead are recognized as expenses in the period in which the event or condition that triggers the payment occurs.
The lease term for purposes of lease accounting may include options to extend or terminate the lease when it is reasonably certain that the Corporation will exercise that option as of the commencement date of the lease. For operating leases, the lease expense is recognized on a straight-line basis over the

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

lease term as rent expense. For finance leases, the Corporation amortizes the ROU asset on a straight-line basis and records interest expense on the lease liability created at lease commencement over the lease term.
After the commencement date, the carrying amount of lease liabilities is increased to reflect the accretion of interest and reduced to reflect lease payments made. In addition, the carrying amount of lease liabilities is remeasured when there is a change in future lease payments arising from a change in an index or specified rate, if there is a modification to the lease terms and conditions, a change in the estimate of the amount expected to be payable under residual value guarantee, or if the Corporation changes its assessment of whether it will exercise a termination, extension or purchase option. The re-measurement
amount of the lease liabilities is recognized as an adjustment to the right-of-use
asset, or in the consolidated statement of loss when the carrying amount of the right-of-use
asset is reduced to zero.
Leases with an initial term of twelve months or less are not recorded on the consolidated balance sheets; the Corporation recognizes lease expense for these leases over their lease term.

(q)	Share-based payment:
The Corporation offers a stock option plan, which is further described in Note 16, Share-based payments.
For equity-settled awards, the grant date fair value of share-based payment awards is recognized as an expense, with a corresponding increase in equity, over the applicable vesting period of the awards. The grant date fair value takes into consideration market performance conditions when applicable. The Corporation has elected to record awards that vest on multiple instalments as multiple awards, otherwise referred to as graded vesting. For performance-based options issued, the fair value of the instrument is measured at the grant date and expensed over the vesting term when the performance targets are considered probable of being achieved. The Corporation also elected to adjust the amount recognized as an expense to reflect the number of awards for which the related service and non-market
performance vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market
performance conditions at the vesting date.
Equity based awards, consisting of RSUs, DSUs and cash bonus based on the price of the Corporation common share price, are initially measured based on the fair value of the share-based payment awards at grant date. The cash bonus is remeasured at the end of each reporting period, until settlement.
The fair value of the share-based payment transactions is measured using the Black-Scholes model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on the historical volatility), weighted average expected life of the instruments (based on contractual life, tranche vesting term and general option holder behavior), expected dividends, and the risk-free interest rate (based on government bonds). Service and non-market
performance conditions attached to the transactions, if any, are not taken into account in determining fair value. Certain instruments have a market condition considered in the determination of the fair value of the award. The fair value of those awards considers the market con
d
ition and is determined generally using a Monte Carlo simulation model.

(r)	Income tax:
Income taxes are comprised of current and deferred taxes. These taxes are accounted for using the liability method. Current tax is recognized in connection with income for tax purposes, unrealized tax

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

benefits and the recovery of tax paid in a prior period and measured using the enacted tax rates and laws applicable to the taxation period during which the income for tax purposes arose.
Deferred tax is recognized on the difference between the carrying amount of an asset or a liability, as reflected in the financial statements, and the corresponding tax base, used in the computation of income for tax purposes (temporary differences) and measured using the enacted tax rates and laws as at the balance sheet date that are expected to apply to the income that the Corporation expects to arise for tax purposes in the period during which the difference is expected to reverse. Management assesses the likelihood that a deferred tax asset will be realized, and a valuation allowance is provided to the extent that it is more likely than not that all or a portion of a deferred tax asset will not be realized. The determination of both current and deferred taxes reflects the Corporation’s interpretation of the relevant tax rules and judgement.
An unrealized tax benefit may arise in connection with a period that has not yet been reviewed by the relevant tax authority. A change in the recognition or measurement of an unrealized tax benefit is reflected in the period during which the change occurs.
Income taxes are recognized in the consolidated statement of loss, except when they relate to an item that is recognized in other comprehensive income (loss) or directly in equity, in which case, the taxes are also recognized in other comprehensive income (loss) or directly in equity respectively. Where income taxes arise from the initial accounting for a business combination, these are included in the accounting for the business combination.
Interest and penalties in respect of income taxes are not recognized in the consolidated statement of loss as a component of income taxes but as a component of interest expense.

(s)	Net earnings or loss per share:
Basic net earnings or loss per share is calculated by dividing the profit or loss attributable to common shareholders of the Corporation by the weighted average number of common shares outstanding during the period. Diluted net earnings or loss per share is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for own shares held, for the effects of all dilutive potential common shares, which comprise warrants, share options, deferred share units, restricted share units and restricted shares granted to employees and directors.

(t)	New standards and interpretations not yet adopted:
Accounting pronouncements not yet adopted
In March 2020, the FASB issued ASU
2020-04,
Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which amends ASC Topic 848, Reference Rate Reform. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. This new guidance is optional and may be elected over time through December 31, 2022 as reference rate reform activities occur. This new guidance is not expected to have a material impact on the Corporation’s consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which amends ASC Subtopic
470-20,
Debt with Conversion and Other Options
and ASC Subtopic
815-40,
Derivatives and Hedging – Contracts in Entity’s Own Equity. The ASU simplifies the accounting for convertible instruments by reducing the number of

F-2
1

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

accounting models for convertible debt instruments and convertible preferred stock. In addition, the ASU enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share
guidance and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU
2020-06
is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2021. Management has not yet evaluated the impact of this ASU on the consolidated financial statements.
In October 2021, the FASB issued ASU
2021-08,
Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
, which amends ASC Topic 805, Business Combinations, The ASU improves the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the (1) recognition of an acquired contract liability and (2) payment terms and their direct effect on subsequent revenue recognized by the acquirer. ASU
2021-08
is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2022. Management has not yet evaluated the impact of this ASU on the consolidated financial statements.
The Corporation does not intend to early adopt any of the above amendments.

4.	Business combination:
The Corporation had no business acquisitions for the year ended March 31, 2022. The Corporation acquired the following business for the year ended March 31, 2021:

(a)	Acquisition of a controlling interest in Sprout Foods:
On February 10, 2021, Neptune acquired a 50.1% equity interest in Sprout Foods, Inc. (“Sprout” or “Sprout Foods”). Through Sprout Foods, Neptune entered a new market: the organic baby food market. Sprout is committed to offering products that contain whole foods, no preservatives, no concentrates, no added sugar, are USDA certified organic and are non-GMO.
Sprout’s products target four markets: Stage 2 (children 6 months and up), Stage 3 (children 8 months and up), Toddler (children aged 12 months and up) and Snacks (children 8 months and up).
Upon the acquisition of 50.1% of the outstanding equity of Sprout in February 2021, the Corporation assessed its control of Sprout through its exposure and rights to variable returns from its involvement with Sprout and its ability to affect those returns through its power over Sprout. The former controlling shareholder retained a participation of 39.7% and is a minority representative through the execution of their voting power on Sprout’s Board of Directors, as long as it holds more than half of its current investment. Based on the contractual terms of the acquisition agreement, the Corporation assessed that the voting rights in Sprout, in combination with its majority representation on the Board of Directors, are the dominant factors in deciding who controls Sprout. Therefore, Sprout is consolidated in the Corporation’s consolidated financial statements
The transaction consideration includes a cash payment of $6,000,000 and the issuance of 192,617 Neptune common shares (or 6,741,573 pre-consolidation
shares) having a value of $17,595,505.
Additionally, Neptune is guaranteeing a $10,000,000 note issued by Sprout in favor of Morgan Stanley Expansion Capital (“MSEC”).
Furthermore, Sprout’s other equity interest owners granted Neptune a call option (the “Call Option”) to purchase the remaining 49.9% outstanding equity interests of Sprout, at any time beginning on January 1, 2023 and ending on December 31, 2023. The total consideration payable for the additional

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

shares (“Call Shares”) upon the exercise of the Call Option and the closing of Neptune’s acquisition of the Call Shares would be equal to the total equity value of the Call Shares, which would be based upon the applicable percentage acquired by Neptune of the total enterprise value for Sprout.
As at the close of the transaction, the value of the asset related to the Call Option was determined to be $5,523,255, representing the difference between the market price and the contract value of the Call Option, discounted at a rate of 8.9% and assuming the transaction would take place on January 1, 2023. To establish the market price, the multiples selected were 2.3x for revenues and 12.0x for EBITDA, based on analysis of average and median industry multiples, and were adjusted to consider a 20% discount; the multiples to be used as per the contract are 3.0x for revenues and 15.0x for EBITDA, weighted at 50%. As at March 31, 2022, the fair value of the asset was remeasured to nil (2021 – $5,615,167), generating a loss on re-measurement
of $5,598,198 (2021 – gain of $83,428) accounted under revaluation of derivatives for the year ended on that date.
The cash consideration of this transaction was funded with the proceeds of the previous issuances of shares.
The allocation of the purchase price was based on management’s estimate of the fair values of the acquired identifiable assets and assumed liabilities using valuation techniques including income, cost and market approaches (Level 3). The Corporation utilized both the cost and market approaches to value fixed assets, which consider external transactions and other comparable transactions, estimated replacement and reproduction costs, and estimated useful lives and consideration for physical, functional and economic obsolescence. We utilized the income approach to value intangible assets, which considers the present value of the net cash flows expected to be generated by the intangible assets, and excluding cash flows related to contributory assets.

F-2
3

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

The following table summarizes the final purchase price allocation of the Sprout Foods assets acquired and liabilities assumed at the acquisition date

Fair value recognized on acquisition
Assets acquired
Cash and cash equivalents	$2,862,758
Trade receivables	2,062,773
Inventories	7,705,273
Prepaid expenses and other current assets	178,229
Property and equipment	140,619
Right-of-use asset	892,472
Tradenames	22,364,000
Other assets	5,550,279

41,756,403
Liabilities assumed
Trade and other payables	$5,163,813
Lease liability	892,472
Promissory note	11,446,356

17,502,641
Total identifiable net assets at fair value	24,253,762
Non-controlling interest measured at fair value (49.9%)	(23,497,694)
Goodwill arising on acquisition	22,839,437

Purchase price	$23,595,505

Consist of:
Cash	$6,000,000
Common shares issued, at fair value	17,595,505

Total consideration	$23,595,505

Note:	As part of the acquisition of Sprout, net deferred tax assets of $15,251,439 were acquired for which a full valuation allowance was recognized.
The pending inquiries and potential findings described under note 22(b)(ii) could result in material litigation and may have a material adverse effect on Sprout’s business, financial condition, or results of operations.
From the date of acquisition to March 31, 2021, Sprout Foods has contributed $2,403,074 to the total revenues from sales and services and a net loss of $2,192,805 to the consolidated loss from operating activities.
The following unaudited pro forma information for the years ended March 31, 2021, represents the results of operations of the Corporation as if the acquisition of Sprout Foods had occurred on April 1, 2020. This pro forma information does not purport to be indicative of the results that would have occurred for the periods presented or that may be expected in the future.

(unaudited)	March 31, 2021
Total revenues	53,823,888
Net loss	(150,267,710)

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

Acquisition-related costs for the year ended March 31, 2021 of $314,122 have been excluded from the consideration transferred and have been recognized as an expense within selling, general and administrative expenses in the consolidated statement of loss.

The gross amount of the trade accounts receivable amount to $
3,826,350
of which $
1,763,577
was expected to be uncollectible at the acquisition date.
The goodwill recognized in connection with this acquisition is primarily attributable to synergies with existing business, and other intangibles that do not qualify for separate recognition including assembled workforce. Goodwill and intangible assets are not deductible for income tax purposes.

5.	Trade and other receivables:

	March 31, 2022	March 31, 2021
Trade receivables	$6,987,865	$6,099,627
Sales taxes receivable	497,824	740,201
Accrued and other receivables	47,985	547,039
Tax credits receivable	14,487	—
Grants and subsidies receivables	51,423	1,280,342

	$7,599,584	$8,667,209

Wage and rent subsidies related to the Canada Emergency Wage Subsidy (CEWS) and Canada Emergency Rent Subsidy (CERS) were recorded during the year ended March 31, 2022 in the amount of $1,024,484 with $51,423 receivable as at March 31, 2022 (2021 – $2,363,516 and $1,280,342 respectively). This has been recorded in cost of goods sold and selling, general and administrative expenses, against the related salary and rent expenses, in the amounts of $924,644 and $99,840, respectively, compared to $932,483 and $1,431,033 for the previous year.
The aging of trade receivable balances and the allowance for doubtful accounts as at March 31, 2022 and 2021 were as follows:

	March 31, 2022	March 31, 2021
Current	$4,898,533	$2,372,855
Past due 0-30 days	909,643	1,002,752
Past due 31-120 days	423,836	1,001,901
Past due over 121 days	10,388,106	9,637,609

Trade receivables	16,620,118	14,015,117
Less expected credit loss	(9,632,253)	(7,915,490)

	$6,987,865	$6,099,627

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

The movement in expected credit loss in respect of trade receivables was as follows:

	March 31, 2022	March 31, 2021
Balance, beginning of year	$7,915,490	$514,595
Bad debt expenses	2,505,738	7,339,626
Foreign exchange loss	41,373	405,148
Recoveries collected	(830,348)	(343,879)

Balance, end of year	$9,632,253	$7,915,490

Credit risk is the risk of a loss if a customer or counterparty to a financial asset fails to meet its contractual obligations, and arises primarily from the Corporation’s trade receivables. The Corporation may also have credit risk relating to cash and cash equivalents and short-term investments, which are managed by dealing only with highly-rated Canadian institutions. The carrying amount of these financial assets, as disclosed in the consolidated statements of financial position, represents the Corporation’s credit exposure at the reporting date. The Corporation’s trade receivables and credit exposure fluctuate throughout the year. The Corporation’s average trade receivables and credit exposure during the year may be higher than the balance at the end of that reporting period.
As
 at March
31
,
2022
,
no
customers accounted for more than
10
% of total trade receivables included in trade and other receivables. As at March
31
,
2021
,
one
customer accounted for
23.3
% of total trade accounts included in trade and other receivables.
Most of the Corporation’s customers are distributors for a given territory and are privately-held, provincially owned and publicly owned companies. The profile and credit quality of the Corporation’s customers vary significantly. Adverse changes in a customer’s financial position could cause the Corporation to limit or discontinue conducting business with that customer, require the Corporation to assume more credit risk relating to that customer’s future purchases or result in uncollectible accounts receivable from that customer. Such changes could have a material adverse effect on business, consolidated results of operations, financial condition and cash flows.
The Corporation’s extension of credit to customers involves judgment and is based on an evaluation of each customer’s financial condition and payment history. From time to time, the Corporation will temporarily transact with customers on a prepayment basis where circumstances warrant. The Corporation’s credit controls and processes cannot eliminate credit risk.
During the year ended March 31, 2022, the Corporation transacted with a few new customers, for which financial positions deteriorated during the year. The Corporation has recorded specific provisions related to these customers.

6.	Inventories:

	March 31, 2022	March 31, 2021
Raw materials	$7,920,190	$6,917,716
Work in progress	1,016,916	5,912,935
Finished goods	7,974,690	3,455,365
Supplies and spare parts	147,610	1,031,407

	$17,059,406	$17,317,423

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

During the years ended March 31, 2022 and 2021, inventories have been reduced by $3,772,066 and $18,962,254 respectively, as a result of a write-down to their net realizable value, which is included in cost of sales.

7.	Property, plant and equipment:
The Corporation’s property, plant and equipment balances consisted of the following:

	Years ended
	March 31, 2022	March 31, 2021
Land	$182,831	$182,001
Building and building components	27,226,065	26,499,100
Laboratory and plant equipment	37,372,148	36,583,756
Furniture and office equipment	597,075	539,648
Computer equipment	878,101	692,855

Total	$66,256,220	$64,497,360
Less: Accumulated depreciation and impairment loss	(44,808,097)	(27,151,644)

	$21,448,123	$37,345,716

Depreciation expense has been recorded in the following accounts in the consolidated statements of loss:

	Years ended
	March 31, 2022	March 31, 2021
Cost of sales	$1,902,214	$2,442,208
Selling, general and administrative expenses	821,537	1,519,109

	$2,723,751	$3,961,317

As of March 31, 2022, the Corporation identified a trigger of impairment related to its Canadian cannabis asset group and recorded an impairment charge of $12,361,123. Impairment indicators such as increased operating losses, decline in the share price and negative industry and economic trends were identified in the fourth quarter. The fair value of the asset group was determined to be less than the carrying value, resulting in an impairment loss of $3,150,663 of the building and components and $9,210,460 to the laboratory and plant equipment. After impairment, the carrying value of the Canadian cannabis asset group as of March 31, 2022 was $20,290,929 which included the production facility land and building of $17,101,160 and equipment of $3,189,769. The fair value of the asset group was determined using the market multiple valuation approach with the significant assumption of market revenue multiple. The fair value of the individual assets of land, building and equipment was determined using market prices for comparable asset (level 3).
During the quarter ended September 30, 2021, the Corporation impaired the equipment of the Canadian cannabis long-lived assets that were subject to impairment write downs as of March 31, 2021. As at September 30, 2021, the fair value of these long-lived assets was established to be nil and as such an impairment charge of $1,424,517 was recorded.
During the quarter ended September 30, 2021, the Corporation impaired the long-lived assets of the Sugarleaf reporting unit as they were no longer generating economic benefits. The fair value of these long-lived assets was established to be nil and as such an impairment charge of $979,942 was recorded.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

As of March 31, 2021, as result of Neptune’s transition into the Consumer Packaged Good (“CPG”) industry, the Corporation tested its property, plant and equipment related to its cannabis processing business for impairment. As of March 31, 2021, certain equipment with a carrying value of $10,689,806 were no longer expected to be used. The fair value was estimated to $1,475,880 based on comparable transactions and market data (level 3). Consequently, an impairment loss of $9,213,926 was recognized as at March 31, 2021 on the consolidated statement of loss and comprehensive loss, under impairment loss related to property, plant and equipment.
During the year ended March 31, 2021, the Corporation also impaired $1,533,766 of property, plant, and equipment related to the SugarLeaf reporting unit (refer to note 9). Subsequent to the impairment, the Corporation revised the useful life of certain plant equipment and as a result, an amount of $951,540 of accelerated amortization for these property, plant and equipment was recorded.

8.	Leases:
The Corporation has operating leases for a variety of different assets, which include land, and buildings and certain manufacturing and office equipment.
The operating lease costs, included within cost of sales and general and administrative expenses amounted to $710,984 (2021 – $320,669).
During the year ended March 31, 2021, the Corporation entered into the following significant operating leases:
In January 2021, the Corporation entered into a new building lease and recorded a right-of-use
asset and a lease liability of $1,350,240. Annual payments start at $168,267 and end at $219,540. The lease term is 10 years, which includes the initial lease term of 5 years and a renewal option of 5 years that is reasonably certain to be exercised.

In
 February 2021, the Corporation entered into a new building lease and recorded a right-of-use
asset and a lease liability of $
892,472
. Annual payments start at $
192,772
and end at $
225,153
. The initial lease term expires in
November 2025
. There is
one
renewal option of
5 years
that is not reasonably certain to be exercised.
Additional information related to operating leases was as follows:
The following table summarizes the lease liabilities amounts recognized in the consolidated balance sheets:

	March 31, 2022	March 31, 2021
Current	$641,698	$230,016
Non-current	2,063,421	2,886,940

Total	$2,705,119	$3,116,956

The following table summarizes the movements in cash and
non-cash
flows from operating leases:

	Years ended
	March 31, 2022	March 31, 2021
Operating cash flow payments for operating lease liabilities	$(25,201)	$(36,445)
Operating cash inflow payments for sublease classified as operating lease	61,166	21,320
Operating leases from business combination	—	892,472
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	275,840	1,282,743

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

The Corporation has calculated the weighted-average remaining lease term, presented in years below, and the weighted-average discount rate for the operating lease population. The Corporation uses the incremental borrowing rate as the lease discount rate, unless the lessor’s rate implicit in the lease is readily determinable, in which case it is used.

	March 31, 2022	March 31, 2021
Weighted-average remaining operating lease term (in years)	6.34	5.38
Weighted-average operating lease discount rate	5.69%	6.12%

(a)	Maturity analysis – contractual undiscounted cash flows:

March 31, 2022
2023	$753,444
2024	575,223
2025	457,263
2026	340,263
2027	194,593
2028 and thereafter	878,569

Total lease liabilities payments	$3,199,355
Less: Imputed interest	(494,236)

Total operating lease liabilities	$2,705,119

F-2
9

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

9.	Intangible assets and goodwill:

As at March 31, 2022	Cost	Accumulated amortization	Accumulated impairment losses	Net	Weighted remaining average useful life (in years)
Customer relationships	11,127,771	(9,896,889)	—	1,230,882	4.75
Farmer relationships	10,446,700	(10,446,700)	—	—	—
Patents	288,541	(288,541)	—	—	—
License agreements	4,088,843	(3,050,053)	—	1,038,790	3.79
Website and trademarks	529,441	(457,836)	—	71,605	1.00
Computer software	710,525	(669,341)	—	41,184	0.25
Tradenames	22,504,329	(1,704,755)	(1,527,000)	19,272,574	14.00

Intangible assets	$49,696,150	$(26,514,115)	$(1,527,000)	$21,655,035	7.73

Goodwill	$127,442,658	$—	$(105,274,370)	$22,168,288	N/A

As at March 31, 2021	Cost	Accumulated amortization	Accumulated impairment losses	Net	Weighted remaining average useful life (in years)
Customer relationships	11,077,278	(9,525,598)	—	1,551,680	5.75
Farmer relationships	10,399,298	(10,399,298)	—	—	—
Patents	287,231	(287,231)	—	—	—
License agreements	4,070,290	(2,309,950)	—	1,760,340	4.79
Website and trademarks	95,221	(24,554)	—	70,667	2.00
Computer software	707,301	(297,006)	—	410,295	1.25
Tradenames	22,364,201	(200,353)	—	22,163,848	15.00

Intangible assets	$49,000,820	$(23,043,990)	$—	$25,956,830	8.57

Goodwill	$126,864,388	$—	$(101,411,016)	$25,453,372	N/A

Amortization expense has been recorded in the following accounts in the consolidated statement of loss:

	Years ended
	March 31, 2022	March 31, 2021
Cost of sales	$582,096	$901,856
Selling, general and administrative expenses	2,774,632	14,198,861

	$3,356,728	$15,100,717

The estimated aggregate amortization expense related to intangible assets with finite useful life for each of the next five fiscal years is as follows:

	2023	2024	2025	2026	2027
Estimated aggregate amortization expense	$2,514,571	$2,442,943	$2,442,943	$2,342,144	$2,032,939

F-
30

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

Goodwill as of March 31, 2022 and March 31, 2021 was as follows:

	Notes	Goodwill
Balance as at March 31, 2020		$30,104,661
Business acquisition	4	22,839,437
Impairment loss		(26,898,016)
Effect of movements in exchange rates		(592,710)

Balance as at March 31, 2021		25,453,372
Impairment loss		(3,288,847)
Effect of movements in exchange rates		3,763

Balance as at March 31, 2022		$22,168,288

An impairment test of goodwill is performed on an annual basis, or more frequently if an impairment indicator is triggered. Impairment is determined by assessing the recoverable amount of the reporting unit to which goodwill is allocated and comparing it to the reporting units’ carrying amount. For the purpose of impairment testing, this represents the lowest level within the Corporation at which the goodwill is monitored for internal management purposes.
The aggregate amount of goodwill is allocated to each reporting unit as follows:

	March 31, 2022	March 31, 2021
Biodroga	$2,617,698	$2,613,935
Sprout	19,550,590	22,839,437

	$22,168,288	$25,453,372

(a)	Annual impairment testing of Biodroga:
The Corporation performed its annual impairment testing of the Biodroga goodwill as at March 31, 2022 and 2021. The fair value of the Biodroga reporting unit’s operations was determined to be higher than the carrying value and resulted in no impairment of goodwill recorded in the year ended March 31, 2022 and March 31, 2021.
The fair value of the reporting unit was estimated using discounted cash flow model with a WACC pre-tax
discount rate of 15.175% (2021 – 12.13%) and also used the market multiples valuation approach. The discount rate represents the WACC for comparable companies operating in similar industries as the reporting unit, based on publicly available information. Determination of the WACC requires separate analysis of the cost of equity and debt, and considers a risk premium based on an assessment of risks related to the projected cash flows of the reporting unit. We believe these assumptions are consistent with the assumptions that a hypothetical marketplace participant would use.
Cash flows were projected based on past experience, actual operating results and the three-year business plan including a terminal growth rate of 2.5% (2021 – 2.5%).
The most significant assumptions used to estimate the fair values using discounted cash flow model included the forecasted revenue, gross margins, net working capital investment, terminal value as well as the discount rate. These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. A decrease in the projected cash flow or an increase in discount rate could have resulted in an impairment charge. Should these projections not be realized, an impairment loss may be needed in future periods. As at March 31, 2022, the

F-
31

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

assumptions used in determining the fair value were not subject to a degree of uncertainty that would have caused impairment to be recorded as there was sufficient headroom between the fair value of the reporting unit and its carrying value.
These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. The model is particularly sensitive to the future expected cash flows in the upcoming periods, should these not be realized, an impairment loss may be needed in future periods.

(b)	Accelerated amortization and impairment of SugarLeaf Labs:
During the year ended March 31, 2021, the downturn in oil prices for cannabis persisted (as was the case for the previous year), and the commercial viability of the SugarLeaf reporting unit was reviewed. Management noted that the customers for which a customer relationship intangible asset was acquired with the SugarLeaf reporting unit had ceased placing orders and there were minimal active business relationships with these customers. As the reporting unit was no longer viable given declining pricing and demand, the Corporation would not benefit from these relationships and thus decided to take accelerated amortization for this intangible asset, in the amount of $5,803,135 during the year ended March 31, 2021.
Also, Neptune was not producing or selling any products resulting from the farmer relationships acquired with the SugarLeaf reporting unit. Furthermore, SugarLeaf did not have any contracts with customers and there was no commercial viability to these supplier relationships with the farmers. Neptune will not realize future economic benefits from these relationships and thus, Management decided to take accelerated amortization for this intangible asset, in the amount of $4,749,174 during the year ended March 31, 2021.
Amortization charges are recorded in selling, general and administrative expenses.
As a result of the above events, Management determined there were impairment indicators during the quarter ended December 31, 2020 and performed an impairment test of the SugarLeaf reporting unit, for which the fair value of goodwill of the SugarLeaf reporting unit was estimated at $6.0 million, which resulted in an impairment of goodwill of $26,898,016. Management also tested other long-lived assets for impairment and consequently, Neptune recorded an impairment loss on property, plant and equipment and right-of-use
assets in the amount of $1,533,766 and $107,650 respectively, during the year ended March 31, 2021.
Fair value was determined using the market approach using Level 3 inputs. Significant assumptions used in determining the fair value were the revenue of the SugarLeaf reporting unit and revenue multiples derived from comparable company transactions.
During the year ended March 31, 2022, negative industry and economic trends were identified in the second quarter. The fair value of the asset group was determined to be less than the carrying value, resulting in an impairment loss of $2,323,062 to other long-lived assets. The fair value of the asset group was determined using market multiple valuation approach with the significant assumption of market revenue multiple. The fair value of the individual assets of land, building and equipment was determined using market prices for comparable asset.

(c)	Impairment testing of Sprout:
The Corporation performed an annual impairment testing of the Sprout goodwill in the fourth quarter. The Corporation compared the carrying amount of the reporting unit to the fair value. The fair value of the Sprout reporting unit was determined to be lower than the carrying value and $3,288,847 goodwill impairment expense was recorded in the year ended March 31, 2022.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

The fair value of the reporting unit was estimated using a discounted cash flow model with a WACC pre-tax
discount rate of 9.4% and also used the market multiples valuation approach. The discount rate represents the WACC for comparable companies operating in similar industries as the reporting unit, based on publicly available information. Determination of the WACC requires separate analysis of the cost of equity and debt, and considers a risk premium based on an assessment of risks related to the projected cash flows of the reporting unit.
Cash flows
were projected based on past experience, actual operating results and the three-year business plan including a terminal growth rate of 3%.
The Corporation also identified a trigger of impairment related to its long-lived assets and recorded an impairment charge of $1,527,000 for trademarks. The fair value was determined using a discounted cash flow model.
The most significant assumptions used to estimate the fair values using discounted cash flow model included the forecasted revenue, gross margins, net working capital investment, terminal value as well as the discount rate. These significant assumptions are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. A decrease in the projected cash flow or an increase in discount rate could have resulted in an impairment charge. Should these projections not be realized, an impairment loss may be needed in future periods. Due to the impairment losses recorded in the fourth quarter of fiscal 2022, there is no headroom between the fair value of the reporting unit and its carrying value and therefore, changes in assumptions in future periods may result in additional impairment charges.
The assumptions used by the Corporation in the cash flow forecast discounting model are classified as Level 3 in the fair value hierarchy, signifying that they are not based on observable market data. The model is particularly sensitive to the future expected cash flows in the upcoming periods, should these not be realized, an impairment loss may be needed in future periods.

10.	Trade and other payables:

	March 31, 2022	March 31, 2021
Trade payables	$10,667,780	$12,154,734
Accrued liabilities and other payables	11,211,335	5,841,675
Employee salaries and benefits payable	576,826	1,750,375
Short-term portion of long-term payables	244,908	135,211

	$22,700,849	$19,881,995

11.	Provisions

(a)
During the year ended March 31, 2019, the Corporation received a judgment from the Superior Court of Québec (the “Court”) in respect of certain royalty payments alleged to be owed and owing to a former chief executive officer of the Corporation (the “Former CEO”) pursuant to the terms of an agreement entered into on February 23, 2001 between Neptune and the Former CEO (the “Royalty Agreement”). The Corporation appealed the judgment which was dismissed by the Court of Appeal of Québec in February 2021. Under the terms of the Royalty Agreement and as maintained by the court, annual royalties of 1
% of the sales and other revenue made by the Corporation on a consolidated basis are payable by the Corporation to the Former CEO biannually, but only to the extent that the cost of the

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

royalty would not cause the Corporation to have a loss before interest, taxes and amortization (in which case, the payments would be deferred to the following fiscal year).
As of
March 31, 2022, a provision of $362,809 (March 31, 2021 - $1,489,854) has been recorded by the Corporation. During the current fiscal year, the Corporation increased the provision by $626,914, recorded foreign currency translation adjustments of $4,122 and made payments totaling $1,758,081 to the Former CEO in relation to this provision. During the prior fiscal year, the Corporation increased the provision by $571,619, recorded foreign currency translation adjustments of $124,818 and made no payments to the Former CEO in relation to this provision.

(b)
In September 2020, Neptune submitted a claim and demand for arbitration against Peter M. Galloway and PMGSL Holdings, LLC (collectively “PMGSL”) in accordance with the SugarLeaf Asset Purchase Agreement (“APA”) dated May 9, 2019 between Neptune, PMGSL, Peter M. Galloway and Neptune Holding USA, Inc. Separately, PMGSL submitted a claim and demand for arbitration against Neptune. The Neptune claims and PMGSL claims have been consolidated into a single arbitration and each are related to the purchase by Neptune of substantially all of the assets of the predecessor entities of PMGSL Holdings, LLC. Neptune is claiming, among other things, breach of contract and negligent misrepresentation by PMGSL in connection with the APA and is seeking, among other things, equitable restitution and any and all damages recoverable under law. PMGSL is claiming, among other things, breach of contract by Neptune and is seeking, among other things, payment of certain compensation contemplated by the APA. A merit hearing in the arbitration started in April 2022 with a further week of testimony starting August 1, 2022. On June 15, 2022, a one-day hearing took place on Neptune’s motion to enforce a settlement agreement reached on April 2021 (which was repudiated by PMGSL in June 2021). Final oral argument is scheduled for July

7,
2022, after which the arbitrator will issue a decision on whether the settlement is enforceable. While Neptune believes there is no merit to the claims brought by PMGSL, a judgment in favor of PMGSL may have a material adverse effect on our business and Neptune intends to continue vigorously defending itself. Based on currently available information, a provision of

$600,000 has been recognized for this case as at March 31, 2022 ($600,000 as at March 31, 2021).

(c)
A supplier of cannabis initiated a lawsuit against 9354-7537 Quebec Inc. (operating as Neptune Wellness Solutions, Inc.) (“Neptune”) for breach of a Wholesale Cannabis Supply Agreement (the “Supply Agreement”) for the purchase of cannabis trim. The purchased trim was rejected by Neptune due to quality concerns. The supplier refused to refund the purchase price and ultimately sued Neptune for breach of the Supply Agreement. The matter proceeded to trial in November 2021, and on March 23, 2022, an arbitrator entered an arbitration award against Neptune for the full purchase price of the trim. With fees and costs, the final arbitrator’s award entered against Neptune is of $1,127,024, plus applicable interest. A provision of $1,127,024 has been recognized in trade and other payables.

(d)
On November 15, 2021, the Corporation announced restructuring initiatives. These initiatives resulted in immediate reductions in personnel and a severance charge of $850,799 and was paid before year-end.

(e)	As at March 31, 2022, the Corporation has various additional other provisions for legal obligations for an aggregate amount of $155,804 (March 31, 2021 – $155,804).

12.	Liability related to warrants:
During the years ended March 31, 2022 and 2021, the Corporation issued common share, pre-funded
warrants and warrants as part of its financing arrangements which are exercisable for a variable number of

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

shares. Common shares and
pre-funded
warrants are classified as equity. Warrants are classified as liabilities rather than equity.
On March 14, 2022, Neptune issued a total of 185,715
pre-funded
warrants
(“Pre-Funded
Warrants”), along with 528,572 common shares of the Corporation , as part of a registered direct offering (“Direct Offering”), and with each
Pre-Funded
Warrant, which qualified as equity, exercisable for one Common Share. The common shares and the
Pre-Funded
Warrants were sold together with 714,286 Series A Warrants (the “Series A Warrants”) to purchase up to an aggregate of 714,286 common shares, and with 714,286 Series B Warrants (the “Series B Warrants” and collectively with the Series A Warrants, the “Common Warrants”) to purchase up to another aggregate of 714,286 common shares. Each common share and
Pre-Funded
Warrants and the accompanying Common Warrants were sold together at a combined offering price of $11.20, for aggregate gross proceeds of $8.0 million before deducting fees and other estimated offering expenses. The
Pre-Funded
Warrants are funded in full at closing except for a nominal exercise price of $0.0035 and are exercisable commencing on the Closing Date and will terminate when such
Pre-Funded
Warrants are exercised in full. The Series A Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date and will expire five and a half years from the date of issuance. The Series B Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date and expire 18 months from the date of issuance.

Proceeds of the Direct Offering were allocated between common shares and warrants first by allocating proceeds to the warrants classified as a liability and measured at fair value each period with changes in fair value recorded in the income statement based on their fair value and then allocating the residual to the equity instruments, which includes the
Pre-Funded
Warrants. The fair value of the liability-classified warrants was determined using the Black-Scholes model, resulting in an initial warrant liability of $
4,757,559
for the Series A Warrants and $
2,857,755
for the Series B Warrants. The residual amount of $
306,868
and $
107,818
was then allocated to the Common Share and
Pre-Funded
Warrants on a relative fair value basis. The
Pre-Funded
Warrants were exercised in full on March 30, 2022 for gross proceeds of $

.
The Series A Warrants and Series B Warrants liability was determined using the Black-Scholes model. Series A Warrants and Series B Warrants are revalued each period-end
at fair value through profit and loss in “gain on revaluation of derivatives”. The change in fair value of the warrant liability between the issuance date and the end of the fiscal year was a decrease of $1,572,299.
During the previous fiscal year, on October 22, 2020, Neptune issued a total of 300,926 warrants (“2020 Warrants”) with an exercise price of $78.75 expiring on October 22, 2025. The warrants, issued as part of the Private Placement entered into on October 20, 2020 (see note 14 (i)), are exercisable beginning anytime on or after April 22, 2021 until October 22, 2025. Proceeds were allocated between common shares and warrants first by allocating proceeds to the warrants classified as liability and measured at fair value and then allocating the residual to the equity instruments. The fair value of the warrants was determined using the Black-Scholes model, resulting in an initial warrant liability of $11,831,000. The residual amount of $23,169,000 was then allocated to the Common Share. Warrants are revalued each period-end
at fair value through profit and loss. The change in fair value of this warrant liability for the twelve-month period ended March 31, 2022 was a decrease of $5,877,802 (2021—a decrease of $5,893,160).
On February 19, 2021, the Corporation issued 196,429 warrants (“2021 Warrants”) with an exercise price of $78.75 expiring on August 19, 2026. The warrants, issued as part of a Registered Direct Offering entered into on February 17, 2021 (see note 14(f)(ii)), are exercisable beginning anytime on or after August 19, 2021 until August 19, 2026. Proceeds were allocated between common shares and first by allocating proceeds to the warrants classified as liability and measured at fair value with changes in fair value recorded in the income statement based on their fair value and then allocating the residual to the equity instruments.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

The fair
value of the warrants was determined using the Black-Scholes model, resulting in an initial warrant liability of $6,288,998. The residual amount of $48,711,002 was then allocated to the Common Shares. Warrants are revalued each period-end
at fair value through profit and loss. The change in fair value of this warrant liability for the twelve-month period ended March 31, 2022 was a decrease of $3,990,948 (2021 -1,976,093).
Changes in the value of the liability related to the warrants for the years ended March 31, 2022 and 2021 were as follows:

	Warrants	Amount
Outstanding as at March 31, 2020	—	$—
Warrants issued during the year	497,355	18,119,998
Revaluation		(7,869,253)
Movements in exchange rates		211,392

Outstanding as at March 31, 2021	497,355	10,462,137
Warrants issued during the year	1,428,574	7,585,314
Revaluation		(12,633,316)
Movements in exchange rates		156,395

Outstanding as at March 31, 2022	1,925,929	5,570,530

The following table
provides the relevant information on the outstanding warrants as at March 31, 2022:

Reference	Date of issuance	Number of warrants outstanding	Number of warrants exercisable	Exercise price	Expiry date
2020 Warrants	October 22, 2020	300,926	300,926	$78.75	October 22, 2025
2021 Warrants	February 19, 2021	196,429	196,429	$78.75	August 19, 2026
Series A Warrants	March 14, 2022	714,287	—	$11.20	September 14, 2027
Series B Warrants	March 14, 2022	714,287	—	$11.20	March 14, 2028

		1,925,929	497,355	$28.64

The derivative warrant liabilities are measured at fair value at each reporting period and the reconciliation of changes in fair value is presented in the following tables:

	2020 Warrants		2021 Warrants
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Balance - beginning of year	$6,174,137	$—	$4,288,000	$—
Warrants issued during the year	—	11,831,000	—	6,288,998
Change in fair value	(5,877,802)	(5,893,160)	(3,990,948)	(1,976,093)
Translation effect	13,434	236,297	9,652	(24,905)

Balance - end of year	$309,769	$6,174,137	$306,704	$4,288,000

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

	Series A Warrants		Series B Warrants
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Balance - beginning of year	$—	$—	$—	$—
Warrants issued during the year	4,757,559	—	2,827,755	—
Change in fair value	(1,572,299)	—	(1,192,267)	—
Translation effect	85,556	—	47,753	—

Balance - end of year	$3,270,816	$—	$1,683,241	$—

The fair value of the derivative warrant liabilities was estimated using the Black-Scholes option pricing model and based on the following assumptions:

	2020 Warrants		2021 Warrants
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Share price	$7.70	$45.85	$7.70	$45.85
Exercise price	$78.75	$78.75	$78.75	$78.75
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk-free interest	2.44%	0.80%	2.49%	1.01%
Remaining contractual life (years)	3.57	4.57	4.39	5.39
Expected volatility	83.2%	76.1%	83.5%	72.0%

	Series A Warrants		Series B Warrants
	March 31, 2022	March 14, 2022 (Issue date)	March 31, 2022	March 14, 2022 (Issue date)
Share price	$7.70	$45.85	$7.70	$45.85
Exercise price	$11.20	$11.20	$11.20	$11.20
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk-free interest	1.94%	2.12%	1.46%	1.58%
Remaining contractual life (years)	5.46	5.50	1.46	1.50
Expected volatility	77.5%	76.1%	87.0%	83.3%

The Corporation measured its derivative warrant liabilities at fair value on
a recurring basis. These financial liabilities were measured using level 3 inputs. The Corporation uses the historical volatility of the underlying share to establish the expected volatility of the warrants. An increase or decrease in this assumption to estimate the fair values using the Black-Scholes option pricing model would result in a decrease or an increase in the fair value of the instruments, respectively.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

13.	Loans and borrowings:

	March 31, 2022	March 31, 2021
Loans and borrowings:
Promissory note of $10,000,000 issued by Sprout, guaranteed by the Corporation and secured through a first-ranking mortgage on all movable assets of Sprout current and future, corporeal and incorporeal, and tangible and intangible. The outstanding principal balance bears interest at the rate of 10.0% per annum, payable quarterly in arrears on the last day of each fiscal quarter during the term, commencing March 31, 2021. The principal is payable on February 1, 2024.	$11,648,320	$11,312,959
	11,648,320	11,312,959
Less current portion of loans and borrowings	—	—

Loans and borrowings	$11,648,320	$11,312,959

During the years ended March 31, 2022 and 2021, interest expense of $1,000,000 and $293,250 respectively were recognized on loans and borrowings. There are no covenants to be met for the loans and borrowings outstanding as at March 31, 2022 and 2021.

14.	Capital and other components of equity:

(a)	Share capital:
Authorized capital stock:
Unlimited number of shares without par value:

•	Common shares
Preferred shares, issuable in series, rights, privileges and restrictions determined at time of issuance:

•
Series A preferred shares,
non-voting,
non-participating,
fixed, preferential, and
non-cumulative
dividend of 5% of
paid-up
capital, exchangeable at the holder’s option under certain conditions into common shares (none issued and outstanding).

All issued shares are fully paid.

(b)	Share options exercised:
During the twelve-month period ended March 31, 2022, Neptune issued no common shares of the Corporation upon exercise of stock options.
During the twelve-month period ended March 31, 2021, Neptune issued 142,909 common shares of the Corporation upon exercise of stock options at a weighted average exercise price of $54.61 per common; including, 714 common shares were issued upon exercise of market performance options at a weighted average exercise price of $43.19 per common share, for a total cash consideration of $7,478,960.

(c)	DSUs released:
During the twelve-month period ended March 31, 2022, Neptune issued no common shares of the Corporation to former and current members of the Board of Directors.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

During the
twelve-month period ended March 31, 2021, Neptune issued 1,381 common shares of the Corporation to a former member of the Board of Directors at a weighted average price of $72.44 per common share for past services.

(d)	RSUs released:
During the twelve-month period ended March 31, 2022, Neptune issued 108,079 common shares of the Corporation to the CEO as part of his employment agreement at a weighted average price of $39.74 per common share. Withholding taxes of $1,411,515 were paid by the Corporation pursuant to the issuance of these RSUs resulting in the Corporation not issuing an additional 64,105 RSUs.
During the twelve-month period ended March 31, 2021, Neptune issued 16,414 common shares of the Corporation to the CEO as part of his employment agreement at a weighted average price of $155.05 per common share. Withholding taxes of $717,135 were paid by the Corporation pursuant to the issuance of these RSUs resulting in the Corporation not issuing an additional 10,254 RSUs.

(e)	Restricted shares:
During the twelve-month period ended March 31, 2022, Neptune issued no restricted common shares of the Corporation to employees.
During the twelve-month period ended March 31, 2021, Neptune issued 850 common shares of the Corporation to employees at a weighted average price of $116.74 per common share for past services. Although issued as restricted shares under the equity incentive plan, there was no actual restriction nor restricted period on the shares, and they immediately converted into registered shares upon acceptance by the employees.

(f)	Warrants:
On March 14, 2022, as part of the Direct Offering described under note 14(h), Neptune issued a total of 185,715 pre-funded
warrants
(“Pre-Funded
Warrants”), with each
Pre-Funded
Warrant exercisable for one Common Share. The
Pre-Funded
Warrants are funded in full at closing except for a nominal exercise price of $0.0035 and are exercisable commencing on the Closing Date, and will terminate when such
Pre-Funded
Warrants are exercised in full. The
Pre-Funded
Warrants were exercised in full on March 30, 2022 for gross proceeds of $650.
C
hanges in the
value of equity related to the warrants for the years ended March 31, 2022 and 2021 were as follows:

	March 31, 2022		March 31, 2021
	Weighted average exercise price	Number of warrants	Weighted average exercise price	Number of warrants
Warrants outstanding at April 1, 2021 and 2020	$325.34	176,429	$325.34	176,429
Issued	0.0035	185,715	—	—
Exercised	0.0035	(185,715)	—	—

Warrants outstanding at March 31, 2022 and 2021	$325.34	176,429	$325.34	176,429

Warrants exercisable at March 31, 2022 and 2021	$325.34	176,429	$325.34	147,858

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

Warrants of the Corporation classified as equity are composed of the following as at March 31, 2022 and March 31, 2021:

			March 31, 2022			March 31, 2021
	Number outstanding	Number exercisable	Amount	Number outstanding	Number exercisable	Amount
Warrants IFF (i)	57,143	57,143	$1,630,210	57,143	28,572	$1,451,293
Warrants AMI (ii)	119,286	119,286	4,449,680	119,286	119,286	4,449,680

	176,429	176,429	$6,079,890	176,429	147,858	$5,900,973

(i)
During the year ended March 31, 2020, Neptune granted 57,143 warrants (“Warrants IFF”) with an exercise price of $420.00 expiring on November 7, 2024. The warrants, granted in exchange for services to be rendered by non-employees,
vest proportionally to the services rendered. An expense of $178,917 was recognized during the twelve-month period ended March 31, 2022 (2021 - $822,316) under the research and development expenses.

(ii)
During the year ended March 31, 2020, Neptune granted 119,286 warrants (“Warrants AMI”) with an exercise price of $280.00 with 85,715 expiring on October 3, 2024 and 33,572 expiring on February 5, 2025. The warrants, granted in exchange for services to be rendered by non-employees,
vest proportionally to the services rendered. The warrants fully vested in fiscal year ended March 31, 2021 and as such no expense was recognized in relation to those instruments in the year ended March 31, 2022. During the twelve-month period ended March 31, 2021, expenses of $1,113,884 were recognized in selling, general and administrative expenses.

(g)	At-The-Market Offering:
On March 11, 2020, Neptune entered into an Open Market Sale Agreement with Jefferies LLC pursuant to which the Corporation may from time to time sell, through at-the-market
(ATM) offerings with Jefferies LLC acting as sales agent, such common shares as would have an aggregate offer price of up to $50 million.
During the twelve-month period ended March 31, 2021, the Corporation sold a total of 154,619 shares through the ATM program over the NASDAQ stock market, for gross proceeds of $13,736,868 and net proceeds of $13,069,149. The 3% commissions paid and other transaction costs amounted to $667,719. The shares were sold at the prevailing market prices which resulted in an average of approximately $88.55 per share. The ATM Offering was terminated as of February 16, 2021.

(h)	Direct Offerings:
On March 14, 2022, Neptune issued a total of 528,572 common shares of the Corporation , along with 185,715 pre-funded
warrants
(“Pre-Funded
Warrants”), as part of a registered direct offering (“Direct Offering”), with each
Pre-Funded
Warrant exercisable for one Common Share. The common shares and the
Pre-Funded
Warrants were sold together with 714,287 Series A Warrants (the “Series A Warrants”) and 714,287 Series B Warrants (the “Series B Warrants” and collectively with the Series A Warrants, the “Common Warrants”) to purchase up to an aggregate of 1,428,572 common shares. Each common share and Pre Funded Warrants and the accompanying Common Warrants were sold together at a combined offering price of $11.20, for aggregate gross proceeds of $8.0 million before deducting fees and other estimated offering expenses. The
Pre-Funded
Warrants are funded in full at closing except for a nominal exercise price of $0.0035 and are exercisable commencing on the Closing Date, and will terminate when such
Pre-Funded
Warrants are exercised in full. The Series A Warrants have

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

an exercise price of
$11.20 per share and are exercisable six months after the closing date, and will expire five and one half years from the date of issuance. The Series B Warrants have an exercise price of $11.20 per share and are exercisable six months after the closing date, and expire 18 months from the date of issuance. Common Warrants are recognized as liabilities, as the exercise price of the warrants is in USD, whereas the Corporation’s functional currency is the Canadian dollar. The proceeds were allocated amongst common shares and Pre Funded Warrants using the relative fair value approach after allocating proceeds to the Common Warrants corresponding to their fair value. The residual amount of $306,868 and $107,818 was then allocated to the Common Share and
Pre-Funded
Warrants. Total issue costs related to this private placement amounted to $636,847, of which $33,012 were recorded against share capital and the portion related to the warrants, in the amount of $603,835, was recorded under finance costs.
On July 13, 2020, the Corporation issued 136,389 common shares at an offering price of $92.75 per share for gross proceeds of $12,649,998 and net proceeds of $12,017,902. The transaction costs amounted to $801,462.

(i)	Private placement:
During the year ended March 31, 2021, Neptune completed a private placement with certain US healthcare focused institutional investors for a private placement of 462,963 common shares and 300,926 warrants. Each warrant is exercisable for one common share at an exercise price of $78.75. The gross proceeds of this offering were $35,000,000 before deducting fees and other offering expenses.
Proceeds were allocated first to the warrants based on their fair value and then the residual to the common shares, resulting in an initial warrant liability of $11,831,000 (note 12) and $23,169,000 recorded in the equity of the Corporation. Purchase warrants are recognized as liabilities, as the exercise price of the warrants is in USD, whereas the Corporation’s functional currency is the Canadian dollar. Total issue costs related to this private placement amounted to $2,081,879, of which $1,560,552 were recorded against share capital and the portion related to the warrants, in the amount of $521,327, was recorded under finance costs.

(j)	Business combination:
On February 10, 2021, as part of the consideration paid for the acquisition of a 50.1% interest in Sprout Foods, Inc., Neptune issued 192,617 common shares of the Corporation, for a total consideration of $17,595,505 representing the fair value of the common shares at the date of acquisition (note 4).

(k)	Registered Direct Offering Priced At-The-Market and Concurrent Private Placement:
On February 17, 2021, Neptune entered into definitive agreements with institutional investors for the purchase of

785,715

common shares. The Corporation has also agreed to issue to the investors, in a concurrent private placement, unregistered common share purchase warrants to purchase an aggregate of

196,429
common shares. Each common share and accompanying quarter of a warrant are being sold together at a combined offering price of $
70.00
,
pursuant to a registered direct offering, priced at-the-market under Nasdaq rules, for aggregate gross proceeds of approximately
 $
55.0

million before deducting fees and other estimated offering expenses (the “Offering”). The warrants will have an exercise price of $
78.75
per share, will be exercisable commencing on the six-month anniversary of the date of issuance, and will expire

5.5
years from the date of issuance. The Offering closed on February 19, 2021.
Proceeds
were allocated first to the warrants based on their fair value and then the residual to the common shares, resulting in an initial warrant liability of $6,288,998 (note 12) and $48,711,002

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

recorded in the equity of the Corporation. Purchase warrants are recognized as liabilities, as the exercise price of the warrants is in USD, whereas the Corporation’s functional currency is the Canadian dollar. Total issue costs related to this private placement amounted to
$2,958,406, of which $2,609,043 were recorded against share capital and the portion related to the warrants, in the amount of $349,363, was recorded under finance costs.

15.	Non-controlling interest:
The summarized financial information of Sprout Foods, Inc. subsidiary is provided below, based on their financial statements prepared in accordance with US GAAP. This information is based on amounts before inter-company eliminations and include the effects of the Corporation’s purchase price adjustments.
Summarized statement of loss and comprehensive loss:

	Year ended March 31, 2022	February 10, 2021 to March 31, 2021
Revenue from contracts with customers	$25,971,480	$2,403,074
Cost of sales	(28,200,621)	(3,192,259)
Selling, general and administrative expenses	(9,459,448)	(1,253,251)
Impairment loss on intangible assets	(1,527,000)	—
Impairment loss on goodwill	(3,288,847)	—
Finance costs	(2,427,165)	(140,218)

Loss before tax	(18,931,601)	(2,182,654)
Income tax	(11,854)	(1,398)

Net loss	(18,943,455)	(2,184,052)

Total comprehensive loss	(18,948,855)	(2,635,006)

Loss attributable to the subsidiary’s non-controlling interest	(9,452,784)	(1,094,210)

Comprehensive loss attributable to the subsidiary’s non-controlling interest	$(9,455,479)	$(1,320,138)

Summarized statement of balance sheets:

	March 31, 2022	March 31, 2021
Current assets	$12,260,375	11,338,209
Non-current assets	39,000,367	51,263,341
Current liabilities	5,991,483	6,125,690
Non-current liabilities	25,362,259	12,031,860
Total equity	19,907,000	44,444,000

Attributable to:
Equity holders to parent	$7,184,923	$22,266,444
Non-controlling interest	12,722,077	22,177,556

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

Summarized statement of cash flow:

	Year ended March 31, 2022	February 10, 2021 to March 31, 2021
Cash flow used in operating activities	$(10,214,243)	$(2,225,032)
Cash flow used in investment activities	(122,136)	—
Cash flow from (used in) financing activities (1)	11,280,528	(26,286)

Net increase (decrease) in cash and cash equivalents	$944,149	$(2,251,318)

(1) Cash flow from financing activities is provided through intercompany advances.

16.	Share-based payment:
Under the Corporation’s share-based payment arrangements, a total stock-based compensation of $7,816,845 was recognized in the consolidated statement of loss and comprehensive loss for the twelve-month period ended March 31, 2022 (2021 - $9,885,138).
As at March 31, 2022, the Corporation had the following share-based payment arrangements:

(a)	Corporation stock option plan:

(i)	Stock option plan:
The Corporation has established a stock option plan for directors, officers, employees and consultants. The exercise price of the stock options granted under the plan is not lower than the closing price of the common shares listed on the TSX on the eve of the grant. The terms and conditions for acquiring and exercising options are set by the Board of Directors, subject, among others, to the following limitations: the term of the options cannot exceed ten years and every stock option granted under the stock option plan will be subject to conditions no less restrictive than a minimum vesting period of
18 months
and a gradual and equal acquisition of vesting rights at least on a quarterly basis. The Corporation’s stock-option plan allows the Corporation to issue a number of stock options not exceeding
15
% of the number of common shares issued and outstanding at the time of any grant. The total number of stock options issuable to a single holder cannot exceed 5% of the Corporation’s total issued and outstanding common shares at the time of the grant, with the maximum of 2% for any one consultant.

F-4
3

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

The number and weighted average exercise prices of stock options are as follows:

			2022		2021
	Notes		Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
Options outstanding at April 1st, 2022 and 2021			$65.91	121,208	$65.76	229,784
Granted			25.41	286,554	56.91	57,839
Exercised	14	(b)	—	—	51.88	(142,193)
Forfeited			37.41	(94,298)	127.32	(24,222)
Expired			89.90	(7,143)	—	—

Options outstanding at March 31, 2022 and 2021			$37.41	306,321	$65.91	121,208

Options exercisable at March 31, 2022 and 2021			$56.68	102,883	$67.23	61,526

	2022
	Options outstanding		Exercisable options
Exercise price	Weighted remaining contractual life outstanding	Number of options outstanding	Weighted number of options exercisable	Weighted average exercise price
$43.40 - $66.85	4.87	67,858	—	—
$66.86 - $71.75	4.35	135,071	29,665	69.30
$71.76 - $82.60	5.18	86,294	60,131	74.55
$82.61 - $181.65	2.61	10,350	7,102	149.45
$181.66 - $232.75	6.50	6,748	5,985	210.00

		306,321	102,883

The fair value of options granted has been estimated using the Black-Scholes option pricing model and based on the weighted average of the following assumptions for options granted to employees during the twelve-month period ended March 31, 2022 and 2021 as at the date of grant:

	Year ended March 31, 2022	Year ended March 31, 2021
Exercise price and share price	$25.41	$56.91
Dividend yield	—	—
Risk-free interest	0.94%	0.46%
Estimated life (years)	4.29	3.74
Expected volatility	82.73%	98.65%
The weighted average fair value of the options granted to employees during the twelve-month period ended March 31, 2022 was $13.68 (2021 - $54.00).
Stock-based compensation recognized under this plan amounted to $2,101,474 for the twelve-month period ended March 31, 2022 (2021 - $1,363,318). Unrecognized compensation cost of $1,408,530 as at March 31, 2022 with a weighted average period remaining of 1.16 years. Unrecognized compensation cost of $1,662,751 as at March 31, 2021 with a weighted average period remaining of 1.55 years.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

(ii)	Non-market performance options:
On July 8, 2019, the Corporation granted 100,000
non-market
performance options under the Corporation stock option plan at an exercise price of $155.05 per share to the CEO, expiring on

July 8, 2029
.
These options vest after the attainment of
non-market
performance conditions within the following ten years.
These
non-market
performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revalued up to the date of approval of the amendments (grant date).
None
of these
non-market
performance options have vested as at March 31, 2022. These options were no
t exercisable as at March 31, 2022 and 2021.
During the
twelve-month period ended March 31, 2022, changes in estimated probability of achievement of the non-market
performance conditions or the expected number of years to achieve the performance conditions resulted in a recovery of stock-based compensation recognized under this plan amounted to $(689,464). Stock-based compensation expense of $88,621 was recognized for the year ended March 31, 2021.

(iii)	Market performance options:
On July 8, 2019, the Corporation granted 157,142 market performance options under the Corporation stock option plan at an exercise price of $155.05 per share to the CEO, expiring on July 8, 2029. These options vest after the attainment of market performance conditions within the following ten years. Some of these market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revaluated up to the date of approval of the amendments (grant date).
The number and weighted average exercise prices of market performance options are as follows:

			2022		2021
	Notes		Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
Options outstanding at April 1, 2021 and 2020			$155.05	157,142	$154.12	157,857
Exercised	14	(b)	—	—	40.64	(715)

Options outstanding at March 31, 2022 and 2021			$155.05	157,142	$155.05	157,142

Options exercisable at March 31, 2022 and 2021			$155.05	21,429	$155.05	21,429

Stock-based compensation recognized under this plan amounted to $2,465,163 and $2,337,085 respectively for the years ended March 31, 2022 and 2021. Unrecognized compensation cost at March 31, 2022 is $12,134,126 with a weighted average period remaining of 1.16 years. (2021 - $14,539,128 with a weighted average period remaining of 2.16 years)

(b)	Deferred Share Units, Restricted Share Units and Restricted Shares:
The Corporation has established an equity incentive plan for employees, directors and consultants of the Corporation. The plan provides for the issuance of restricted share units, performance share units, restricted shares, deferred share units and other share-based awards, subject to restricted conditions as may be determined by the Board of Directors. Upon fulfillment of the restricted conditions, as the case may be, the plan provides for settlement of the awards outstanding through shares.
F-4
5

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

(i)	Deferred Share Units (“DSUs”)
The number and weighted average share prices of DSUs are as follows:

			2022		2021
	Notes		Weighted average share price	Number of DSUs	Weighted average share price	Number of DSUs
DSUs outstanding at April 1, 2022 and 2021			$63.00	3,362	$68.39	3,544
Granted			19.26	3,106	63.00	1,199
Released through the issuance of common shares	14	(c)	—	—	68.82	(1,381)

DSUs outstanding at March 31, 2022 and 2021			$66.45	6,468	$63.00	3,362

DSUs exercisable at March 31, 2022 and 2021			$39.93	2,753	$58.50	809

Of the 6,468 DSUs outstanding as at March 31, 2022 (2021 – 3,362), 1,944 DSUs vested upon services to be rendered during a period of twelve months from date of grant (2021 – 809). The fair value of the DSUs is determined to be the share price at the date of grant and is recognized as stock-based compensation, through additional paid-in
capital, over the vesting period.
Stock-based compensation recognized under this plan amounted to $49,826 and $63,407 respectively for the years ended March 31, 2022 and 2021.Unrecognized compensation cost of $11,873 as at March 31, 2022 with a weighted average period remaining of 0.31 years. ($4,992 unrecognized compensation cost as at March 31, 2021 with a weighted average period remaining of 0.11 years).

(ii)	Restricted Share Units (‘’RSUs’’)
During the year ended March 31, 2020, as part of the employment agreement of the CEO, the Corporation granted RSUs which vest over three years in 36 equal instalments. During the year ended March 31, 2021, Neptune granted additional RSUs to the CEO and to executives of the Corporation, which vest over periods ranging from 6 months to 3 years. The fair value of the RSUs is determined to be the share price at the date of grant and is recognized as stock-based compensation, through additional paid-in
capital, over the vesting period. The fair value of the RSUs granted during the twelve-month period ended March 31, 2022 was $16.19 per unit (2021 - $58.50)

			2022		2021
	Notes		Weighted average share price	Number of RSUs	Weighted average share price	Number of RSUs
RSUs outstanding at April 1st, 2022 and 2021			$92.08	95,845	$155.05	59,999
Granted			16.19	111,915	58.50	62,514
Forfeited			51.65	(10,538)	—	—
Released through the issuance of common shares	14	(d)	50.53	(108,079)	155.05	(16,414)
Withheld as payment of withholding taxes	14	(d)	10.61	(64,105)	155.05	(10,254)

RSUs outstanding at March 31, 2022 and 2021			$59.75	25,038	$92.08	95,845

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

Stock-based
compensation recognized under this plan amounted to $3,889,846 and $5,931,983 respectively for the years ended March 31, 2022 and 2021. Unrecognized compensation cost at March 31, 2022 is $235,075 with a weighted average remaining life of 1.30 years (2021 - $5,081,038 unrecognized compensation cost with a weighted average remaining life of 0.6 years).
On November 14, 2021, the Corporation and its CEO entered into an agreement pursuant to which the CEO’s existing employment agreement was amended to waive the Corporation’s obligation to procure directors and officers insurance coverage of up to $15 million for the period covering July 1, 2021 to July 31, 2022. The parties agreed that if the Corporation had successfully completed a strategic partnership prior to December 31, 2021, the CEO would have been entitled to approximately $6.9 million in cash and would have been granted fully vested options to purchase 8.5 million shares of the Corporation’s common stock. As the strategic partnership was not consummated by December 31, 2021, the CEO will be entitled to a grant of vested RSUs with a value of approximately $4.7 million. The Corporation has accrued the liability to the CEO $4,708,063 as at March 31, 2022 in trade and other payables, with a charge to selling general and administrative expenses. The compensation to be settled in RSUs or if the Corporation is unable to grant such RSUs, then a combination of cash and vested RSUs with equivalent value, is not reflected in the number of RSUs outstanding above.

(iii)	Restricted Shares
During the year ended March 31, 2021, the Corporation granted restricted shares to employees for past services. The fair value of the restricted shares is determined to be the higher of the
10-day
VWAP on TSX and Nasdaq prior to the date of grant and is recognized as stock-based compensation, through additional paid-in
capital on date of release.
The number and weighted average share prices of restricted shares are as follows:

			2022		2021
	Notes		Weighted average share price	Number of RSUs	Weighted average share price	Number of RSUs
Restricted shares outstanding at April 1st, 2022 and 2021			$—	—	$—	—
Granted			—	—	146.65	1,004
Forfeited			—	—	146.65	(154)
Released through the issuance of common shares	14	(e)	—	—	146.65	(850)

Restricted shares outstanding at March 31, 2022 and 2021			$—	—	$—	—

Restricted shares exercisable at March 31, 2022 and 2021			$—	—	$—	—

Stock-based compensation recognized under this plan amounted to nil and $100,724 for the years ended March 31, 2022 and 2021.

(c)	Long term cash bonus:
According to the employment agreement with the CEO, a long-term incentive of $15 million is payable if the Corporation’s US market capitalization is at least $1 billion. Based on the risk-neutral Monte Carlo simulation, the Corporation could reach this market capitalization in 6.51 years (2021 – 5.56 years). The incentive is recognized over the estimated period to reach the market capitalization. The

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

assumptions used in the simulation include a risk free-rate o
f 2.32% and a volatility of 67.35% (respectively 1.74% and 66.46% for the previous year). As at March 31, 2022, the liability related to this long-term incentive of $88,688 ($393,155 as at March 31, 2021) is presented in Other liability in the consolidated balance sheets. During the year ended March 31, 2022, a recovery of $304,467 (2021- a recovery of $471,341) was recorded in connection with the long-term incentive under selling, general and administrative expenses in the consolidated statement of loss.

17.	Finance income and finance costs:

(a)	Finance income:

	Years ended
	March 31, 2022	March 31, 2021
Interest income	$7,123	$38,327
Other finance income	—	787,418

Finance income	$7,123	$825,745

(b)	Finance costs:

		Years ended
	Notes	March 31, 2022	March 31, 2021
Interest charges and other finance costs		$540,143	$622,841
Interest expense on loans and borrowings	13	1,000,000	293,250
Warrants issuance costs	12	603,835	870,690

Finance costs		$2,143,978	$1,786,781

18.	Income taxes:
Income tax (recovery) expense:

	2022	2021
Current	$—	$—
Deferred taxes recovery	—	(3,477,711)

Total tax recovery	$—	$(3,477,711)

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

Reconciliation of effective tax rate:

	2022	2021
Loss before income taxes	$(84,424,529)	$(127,741,941)

Basic combined Canadian statutory income tax rate 1	26.50%	26.50%
Income tax	$(22,372,500)	$(33,851,614)
Increase (decrease) resulting from:
Change in valuation allowance	18,982,099	26,696,339
Permanent difference on impairment on goodwill	788,642	999,782
Permanent difference related to derivative	(1,656,038)	(2,004,305)
Non deductible and tax exempt items	71,653	(347,773)
Non-deductible stock-based compensation	2,050,909	2,660,390
Foreign exchange	236,512	(101,188)
Difference in statutory tax rates of foreign subsidiaries	1,121,068	2,778,258
Other permanent differences	474,339	(571,275)
Adjustments in relation to prior years	303,316	263,675

Total tax recovery	$—	$(3,477,711)

1	The Canadian combined statutory income tax rate.

F-4
9

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

Components of the net deferred tax asset (liability)

	March 31, 2022	March 31, 2021
Net operating losses (“NOL”) and tax credit carryforwards	$76,346,005	$61,321,242
Intangible assets and goodwill	554,187	653,006
Reserves and accruals not currently deductible for tax purposes	290,413	389,037
Financing fees not currently deductible for tax purposes	1,446,462	22,651
Research and development costs	3,098,560	533,372
Non-deductible interest	3,349,307	3,985,157
Other	1,693,301	1,723,027

Subtotal	86,778,235	68,627,492
Less: valuation allowance	83,934,321	64,418,752

Total net deferred tax assets	2,843,914	4,208,740

Property, plant and equipment	—	(2,991,756)
Intangible assets and goodwill	(1,921,815)	—
Right-of-use assets	(767,164)	(748,475)
Other	(154,935)	(468,509)

Total deferred tax liabilities	(2,843,914)	(4,208,740)

Net deferred tax	$—	$—

Management assesses the available positive and negative evidence to determine the valuation allowance required with respect to the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the years. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth.
On the basis of this evaluation, as of March 31, 2022, a valuation allowance of $83,934,321 has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized.

F-
50

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

Tax losses carried forward
We have income tax NOL carryforwards which will expire on various dates in the next 20 years as follows:

	Federal	Provincial/State
2027	46,000
2028	—
2029	—
2030	—	149,000
2031	474,000	1,523,000
2032	4,249,000	741,000
2033	11,099,000	11,210,000
2034	16,244,000	15,247,000
2035	11,275,000	10,429,000
2036	18,956,000	18,399,000
2037	9,835,000	9,178,000
2038	22,000	18,000
2039	7,974,000	8,473,000
2040	32,672,000	39,443,000
2041	42,380,000	40,506,000
2042	38,544,000	38,149,000

	$193,770,000	$193,465,000

As at March 31, 2022, the Corporation had NOL that can be carried forward indefinitely ($101,174,000 for federal purposes and $96,884,000 for States purposes).
As at March 31, 2022, the Corporation had realized and unrealized capital losses of $2,060,000 ($2,709,000 in 2021) that can be carried forward indefinitely.

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

Tax credits receivable and recoverable
Unused federal Investment tax credits may be used to reduce federal income tax payable and expire as follows:

2023	$174,000
2024	60,000
2025	43,000
2026	73,000
2027	116,000
2028	51,000
2029	113,000
2030	179,000
2031	216,000
2032	126,000
2033	104,000
2034	94,000
2035	234,000
2036	168,000
2037	127,000
2038	50,000
2039	58,000

$1,986,000

The amounts
recorded as tax credits receivable or recoverable are subject to a government tax audit and the final amount received may differ from those recorded.

19.	Loss per share:
Diluted loss per share was the same amount as basic loss per share, as the effect of options, DSUs, RSUs and warrants would have been anti-dilutive, as the Corporation has incurred losses in each of the periods presented. All outstanding options, DSUs, RSUs and warrants could potentially be dilutive in the future.

20.	Supplemental cash flow disclosure:

(a)	Changes in operating assets and liabilities:

	March 31, 2022	March 31, 2021
Trade and other receivables	$(163,066)	$(8,518,941)
Prepaid expenses	(279,770)	(994,471)
Inventories	(2,674,208)	(17,631,474)
Trade and other payables	2,654,024	11,965,278
Deferred revenues	(1,563,113)	634,393
Provisions	(1,137,281)	733,755

Changes in operating assets and liabilities	$(3,163,414)	$(13,811,460)

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

(b)	Non-cash transactions:

	March 31, 2022	March 31, 2021
Acquired property, plant and equipment included in trade and other payables	$155,352	$158,309
Intangible assets included in trade and other payables	109,971	72,043

21.	Fair-value:
The Corporation uses various methods to estimate the fair value recognized in the consolidated financial statements. The fair value, hierarchy reflects the significance of inputs used in determining the fair values:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

•	Level 3 – Fair value based on valuation techniques which includes inputs related to the asset or liability that are not based on observable market data (unobservable inputs).
Financial assets and liabilities measured at fair value on a recurring basis are the investment in Acasti Pharma Inc. (“Acasti”), the call option granted to Neptune by Sprout’s non-controlling
interest owners of equity (the “Call Option”), the liability to CEO for long-term incentive, and liability related to warrants.
The following
table presents the Corporation’s hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2022 and 2021:

		March 31, 2022
	Notes	Level 1	Level 2	Level 3	Total
Assets
Other financial assets - Sprout Call Option	4	$—	$—	$—	$—

Total		$—	$—	$—	$—

Liabilities
Liability related to warrants	12	$—	$—	$5,570,530	$5,570,530

Total		$—	$—	$5,570,530	$5,570,530

		March 31, 2021
	Notes	Level 1	Level 2	Level 3	Total
Assets
Marketable securities - Acasti Shares		$150,000	$—	$—	$150,000
Other financial assets - Sprout Call Option	4	—	—	5,615,167	5,615,167

Total		$150,000	$—	$5,615,167	$5,765,167

Liabilities
Liability related to warrants	12	$—	$—	$10,462,137	$10,462,137

Total		$—	$—	$10,462,137	$10,462,137

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

As at
March 31, 2022, the Corporation has no common shares of Acasti (31,250 as at March 31, 2021, considering the 8 to 1 reverse stock split). The investment was measured using Acasti’s stock market price. The fair value of the investment in Acasti was $150,000 or $4.80 per share as at March 31, 2021.
During the year ended March 31, 2021, 750,000 Acasti
pre-consolidation
shares were sold on the market for net proceeds of $420,219. During the year ended March 31, 2022, the remaining 31,250 shares, were sold on the market for net proceeds of $55,610.
The net change in fair value of the investment including any gain or loss on the sale of the shares amounted to a $101,634 loss and a $151,799 gain respectively for the years ended March 31, 2022 and 2021 and were recognized in the profit and loss statement.
As at the close of the acquisition of Sprout, 2021, the fair value of the asset related to the Call Option was determined to be $5,523,255, representing the excess of the market price over the contract value of the Call Option, discounted at a rate of 8.9% and assuming the exercise of the Call Option to acquire the remaining interest in Sprout would take place on January 1, 2023. To establish the market price, the multiples selected were 2.3x for revenues and 12.0x for EBITDA, based on analysis of average and median industry multiples, and were adjusted for a 20% discount; the multiples to be used as per the contract are 3.0x for revenues and 15.0x for EBITDA, weighted at 50%. Changes in the underlying assumptions of budgeted revenues as well as lower revenue market multiples resulted in a revaluation of the Call Option to nil during the year ended March 31, 2022. The measurement is based on level 3 inputs.
The following table presents a reconciliation of the beginning and ending balance of the Call Option:

		Years ended
	Notes	March 31, 2022	March 31, 2021
Balance as at April 1st 2021 and 2020		$5,615,167	$—
Increase arising from business combination	4	—	5,523,255
Change in fair value		(5,606,683)	83,428
Effect of movements in exchange rate		(8,484)	8,484

Balance as at March 31, 2022 and 2021		$—	$5,615,167

The liabilities related to warrants were recorded at their fair value using a Black-Scholes pricing model. Warrants are revalued each period-end
at fair value through profit and loss using level 3 inputs (note 12).
The Corporation has determined that the carrying values of its short-term financial assets and liabilities approximate their fair values given the short-term nature of these instruments. The carrying value of the short-term investment also approximates its fair value given the short-term maturity of the reinvested funds. For variable rate loans and borrowings, the fair value is considered to approximate the carrying amount.
The fair value of the fixed rate loans and borrowings and long-term payable is determined by discounting future cash flows using a rate that the Corporation could obtain for loans with similar terms, conditions and maturity dates. The fair value of these instruments approximates the carrying amounts and was measured using level 3 inputs.

22.	Commitments and contingencies:

(a)	Commitments:

(i)	On November 2, 2017, Neptune entered into an exclusive commercial agreement for a specialty ingredient in combination with cannabinoids coming from cannabis or hemp for a period of 11

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

years with minimum annual volumes of sales starting in 2019. On January 31, 2020, Neptune entered into other commercial agreements for the same specialty ingredient in combination with fish oil products for a period of 8 years in replacement of a previous terminated agreement. According to these agreements signed with the same third-party’s beneficial owner, Neptune will pay royalties on sales. To maintain the exclusivity, Neptune must reach minimum annual volumes of sales for the duration of the agreements for which minimum volumes are being reached. The corresponding total remaining amount of minimum royalties is $3,878,449.

(ii)
On April 14, 2020, the Corporation signed a
two-year
agreement with the Jane Goodall Institute (“JGI”) in which Neptune agreed to donate 5% of the net sales of products branded as Forest Remedies with the JGI identification to support continued research, conservation and education efforts. For the year ended March 31, 2022 and 2021, the donations on sales were negligeable.

(iii)
On March 21, 2019, the Corporation received a judgment from the Court regarding certain previously disclosed claims made by a corporation controlled by the former CEO against the Corporation in respect to certain royalty payments alleged to be owed and owing to the former CEO pursuant to the terms of an agreement entered into on February 23, 2001 between Neptune and the former CEO (the “Agreement”). The Court declared that under the terms of the agreement, the Corporation is required to pay royalties of 1% of its revenues in semi-annual instalments, for an unlimited period. Based on currently available information, a provision of $362,809 for royalty payments has been recognized as of March 31, 2022 ($1,489,854 as at March 31, 2021). Refer to note 11.

(iv)
On May 28, 2021, Sprout entered into a license agreement with Moonbug Entertainment Limited (“Moonbug”), pursuant to which it would license certain intellectual property, relating to characters from the children’s entertainment property CoComelon, for use on certain Sprout products through December 31, 2023 in exchange for a royalty on net sales. Sprout is required to make minimum guaranteed annual payments to Moonbug of $200,000 over the term of the agreement. The agreement may be extended for an additional three years in exchange for an additional minimum guaranteed annual payment to Moonbug of $200,000 over the extended term of the agreement. Royalties payable under the agreement are set off against minimum guaranteed payments made.

(b)	Contingencies:
In the normal course of business, the Corporation is involved in various claims and legal proceedings, for which the outcomes, inflow or outflow of economic benefits, are uncertain. The most significant of which are ongoing are as follows:

(i)
In September 2020, Neptune submitted a claim and demand for arbitration against Peter M. Galloway and PMGSL Holdings, LLC (collectively “PMGSL”) in accordance with the SugarLeaf Asset Purchase Agreement (“APA”) dated May 9, 2019 between Neptune, PMGSL, Peter M. Galloway and Neptune Holding USA, Inc. Separately, PMGSL submitted a claim and demand for arbitration against Neptune. The Neptune claims and PMGSL claims have been consolidated into a single arbitration and each are related to the purchase by Neptune of substantially all of the assets of the predecessor entities of PMGSL Holdings, LLC. Neptune is claiming, among other things, breach of contract and negligent misrepresentation by PMGSL in connection with the APA and is seeking, among other things, equitable restitution and any and all damages recoverable under law. PMGSL is claiming, among other things, breach of contract by Neptune and is seeking, among other things, payment of certain compensation contemplated by the APA. A merit hearing

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

in the arbitration started in April 2022 with a further week of testimony starting August 1, 2022. On June 15, 2022, a one-day hearing took place on Neptune’s motion to enforce a settlement agreement reached on April 2021 (which was repudiated by PMGSL in June 2021). Final oral argument is scheduled for July 7, 2022, after which the arbitrator will issue a decision on whether the settlement is enforceable. While Neptune believes there is no merit to the claims brought by PMGSL, a judgment in favor of PMGSL may have a material adverse effect on our business and Neptune intends to continue vigorously defending itself. Based on currently available information, a provision of
$600,000 has been recognized for this case as at March 31, 2022 ($600,000 as at March 31, 2021).

(ii)
On February 4, 2021, the United States House of Representatives Subcommittee on Economic and Consumer Policy, Committee on Oversight and Reform (the “Subcommittee”), published a report, “Baby Foods Are Tainted with Dangerous Levels of Arsenic, Lead, Cadmium, and Mercury” (the “Report”), which stated that, with respect to Sprout, “independent testing of Sprout Organic Foods” has confirmed that their baby foods contain concerning levels of toxic heavy metals.” The Report further stated that after receiving reports alleging high levels of toxic metals in baby foods, the Subcommittee requested information from Sprout but did not receive a response.

On February 11, 2021, following the acquisition of a 50.1% stake in Sprout by Neptune, the Subcommittee contacted Sprout, reiterating its requests for documents and information about toxic heavy metals in Sprout’s baby foods. Sprout provided an initial response to the Subcommittee on February 25, 2021 and is cooperating with the Subcommittee requests.
Further, on February 24, 2021, the Office of the Attorney General of the State of New Mexico (“NMAG”) delivered to Sprout a civil investigative demand requesting similar documents and information with regards to the Report and the NMAG’s investigation into possible violations of the False Advertising Act of New Mexico. Sprout is responding to the requests of the NMAG.
Since February 2021, several putative consumer class action lawsuits have been brought against Sprout alleging that its products (the “Products”) contain unsafe and undisclosed levels of various naturally occurring heavy metals, namely lead, arsenic, cadmium and mercury. There are currently two active putative class action lawsuits, which allege that Sprout violated various state consumer protection laws and make other state and common law warranty and for unjust enrichment claims related to the alleged failure to disclose the presence of these metals, whereas consumers would have allegedly either not purchased the Products or would have paid less had Sprout made adequate disclosures. These putative class actions seek to certify a nationwide class of consumers as well as various state subclasses. These kinds of class actions have also been separately filed against all of the major baby food manufacturers in federal courts across the country. The U.S. Judicial Panel on Multidistrict Litigation (“JPML”) declined a request to centralize all of the consumer class action lawsuits against all of the baby food manufacturers into a single multidistrict proceeding. One of the class actions is currently pending in New Jersey Superior Court. The other class action is currently pending in the U.S. District Court for the Central District of California, but has been ordered to be transferred to the U.S. District for the District of New Jersey. Sprout denies the allegations in these lawsuits and contends that its baby foods are safe and properly labeled. No provision has been recorded in the financial statements for these cases.
In addition to the consumer class actions discussed above, Sprout is currently named in a lawsuit filed on June 16, 2021 in the state court of California alleging some form of personal injury from the ingestion of Sprout’s Products, purportedly due to unsafe and undisclosed levels of various naturally occurring heavy metals. This lawsuit alleges injuries related to neurological development

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

disorders, such as autism spectrum disorder and attention deficit hyperactivity disorder. Sprout denies that its Products contributed to any of these injuries and will defend the case vigorously. No provision has been recorded in the financial statements for this matter.
In addition, the Office of the Attorney General for the District of Columbia (“OAG”) recently sent a letter to Sprout, similar to letters sent to other baby food manufacturers, alleging potential labeling and marketing misrepresentations and omissions regarding the health and safety of its baby food products, constituting an unlawful trade practice. Sprout has agreed to meet with the OAG and will vigorously defend against the allegations. No provision has been recorded in the financial statements for this matter.
These matters may have a material adverse effect on Sprout’s, financial condition, or results of operations.

(iii)
On March 16, 2021, a purported shareholder class action was filed in United States District Court for the Eastern District of New York against the Corporation and certain of its current and former officers alleging violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 with respect to the Corporation’s acquisition of SugarLeaf Labs, Inc. The Corporation believes these claims are without merit and intends to vigorously defend itself. No provision has been recorded in the financial statements for this matter.

(iv)
A supplier of cannabis initiated a lawsuit against 9354-7537 Quebec Inc. (operating as Neptune Wellness Solutions, Inc.) (“Neptune”) for breach of a Wholesale Cannabis Supply Agreement (the “Supply Agreement”) for the purchase of cannabis trim. The purchased trim was rejected by Neptune due to quality concerns. The supplier refused to refund the purchase price and ultimately sued Neptune for breach of the Supply Agreement. The matter proceeded to trial in November 2021, and on March 23, 2022, an arbitrator entered an arbitration award against Neptune for the full purchase price of the trim. With fees and costs, the final arbitrator’s award entered against Neptune is of $1,127,024, plus applicable interest. A provision of $1,127,024 has been recognized in trade and other payables.

The outcome of these claims and legal proceedings against the Corporation cannot be determined with certainty and is subject to future resolution, including the uncertainties of litigation.

23.	Operating Segments:
The Corporation measures its performance based on a single
segment, which is the consolidated level, as the previous segment income (loss) before corporate expenses is not used in internal management reports that are reviewed by the Corporation’s Chief Operating Decision Maker, management believing that such information is no longer relevant in evaluating the results of the Corporation.

a)	Geographical information:
Revenue is attributed to geographical locations based on the origin of customers’ location:

	Years ended
	March 31, 2022	March 31, 2021
Canada	$12,447,125	$13,433,549
United States	35,330,138	20,857,092
Other countries	1,019,861	1,109,678

	$48,797,124	$35,400,319

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

b)	Information about major customers:
During the year ended March 31, 2022, the Corporation realized revenues amounting to $5,005,000 from one customer accounting for 10.26% of consolidated revenues. During the year ended March 31, 2021, the Corporation realized revenues amounting to $5,261,979 from one customer accounting for 14.86% of consolidated revenues.

c)	Revenues
The Corporation derives revenue from the sales of goods which are recognized at a point in time and the processing services which are recognized over time as follows:

	Years ended
	March 31, 2022	March 31, 2021
Recognized at a point in time
Nutraceutical products	$13,622,744	$12,183,362
Cannabis and hemp products	7,779,092	314,827
Food and beverages products	26,220,519	2,403,075
Innovation products	73,473	10,960,359

Recognized over time
Processing services	—	8,400,024

	$47,695,828	$34,261,647

d)	Geographical information on long-lived assets:
Long-lived assets of the Corporation are located in the following geographical location:

	March 31, 2022	March 31, 2021
Canada	$20,724,674	$35,644,781
United States	723,449	1,700,935

Total property, plant and equipment	$21,448,123	$37,345,716

	March 31, 2022	March 31, 2021
Canada	$2,353,054	$3,792,982
United States	19,301,981	22,163,848

Total intangible assets	$21,655,035	$25,956,830

	March 31, 2022	March 31, 2021
Canada	$2,625,851	$2,613,935
United States	19,542,437	22,839,437

Total goodwill	$22,168,288	$25,453,372

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

24.	Related parties:
Related party transactions and balances not disclosed elsewhere in these notes of the financial statements are as follows:
On November 11, 2019, Neptune announced that the Corporation entered into a collaboration agreement with International Flavors & Fragrances Inc. (“IFF”) to co-develop
hemp-derived products for the mass retail and health and wellness markets. App Connect Service, Inc. (“App Connect”), a company indirectly controlled by Michael Cammarata, CEO and Director of Neptune, is also a party to the agreement to provide related branding strategies and promotional activities.
Neptune will be responsible for the marketing and the sales of the products and will receive the amounts from the product sales. Neptune will in turn pay a royalty to IFF and App Connect associated with the sales of the co-developed
products. The payment of royalties to App Connect, subject to certain conditions, has been approved by the TSX.
During the years ended March 31, 2022 and 2021, the Corporation recorded a negligeable amount of royalty expense pursuant to the co-development
contract and no royalties were paid to date.

25.	Subsequent events:
On June 8, 2022, Neptune announced that the launch of a new Consumer Packaged Goods (“CPG”) focused strategic plan to reduce costs, improve the Corporation’s path to profitability and enhance current shareholder value. This plan builds on the Corporation’s initial strategic review that took place in fall of 2021 and focuses on two primary actions: (1) planned accelerated divestiture of the Canadian cannabis business and (2) a realignment of focus and operational resources toward increasing the value of Neptune’s consumer products business. With the planned divestiture of its cannabis business, Neptune is renewing its focus on the core brands – Sprout Organics and Biodroga Solutions.
On June 9, 2022, Neptune announced the completion of the Corporation’s proposed consolidation of its common shares (the “Common Shares”) on the basis of one (1) post-consolidation Common Share for every thirty-five
(35) pre-consolidation
Common Shares (the “Share Consolidation”). The post-Share Consolidation Common Shares commenced trading on the NASDAQ and the TSX at the market open on June 13, 2022 . The Share Consolidation reduced the number of Common Shares issued and outstanding from approximately 198 million Common Shares to approximately 5.7 million Common Shares as at June 13, 2022.
On June 23, 2022, Neptune closed agreements with several institutional investors for the purchase and sale of an aggregate of 1,300,000 common shares of the Corporation, 645,526 pre-funded
warrants and accompanying series of warrants to purchase up to an aggregate of 2,591,052 common shares warrants, at an offering price of $2.57 per share and accompanying warrants in a registered direct offering priced at-the-market
under Nasdaq rules. Each series of warrants have an exercise price of $2.32 per share and are immediately exercisable upon issuance. One series of warrants will expire two years following the date of issuance and one series of warrants will expire five years following the date of issuance. The gross proceeds from the offering are $5 million, prior to deducting placement agent’s fees and other offering expenses payable by Neptune. The
Pre-funded
warrants were fully exercised on June 24, 2022 for $64.55.

(b)	(Unaudited)
On July 13, 2022, Neptune announced that Sprout has entered into an amendment of each of its existing Promissory notes. In connection with this amendment, investment funds managed by MSEC have financed an additional $3 million in Promissory notes to Sprout. The maturity date of the note facility of February 1,

F-5
9

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to Consolidated Financial Statements (Audited)
For the years ended March 31, 2022 and 2021

2024 is consistent with the maturity date of the existing Promissory notes with MSEC and Neptune. The $13.0 million of amended Promissory notes are secured, have a 10% interest rate per annum, increasing by 1% per annum every three months during the term of the Promissory notes. The interest will be compounded and added to the principal amount on a quarterly basis. The amended Promissory notes may be converted, in whole or in part, at any time upon the mutual consent of Sprout, the Corporation and MSEC, into common shares of the Corporation. MSEC was issued 372,670 common shares of Neptune, of an approximate value of $570,000, in connection with this financing.
On October 11, 2022, the Corporation closed a registered direct offering of 3,208,557 common shares and 6,417,114 warrants in a concurrent private placement. The Corporation received gross proceeds of approximately $6.0 million in connection with the offering, before deducting placement agent fees and related offering expenses. The net proceeds to the Corporation from the offering, after deducting the placement agent fees and expenses, and the Corporation’s offering expenses were approximately $5.15 million.
On October 17, 2022, the Corporation announced that it had entered into a binding agreement for the sale of its Canadian cannabis business, including the Sherbrooke building, for $3.8 million (C$5.15 million) to be paid to the Corporation in cash. The Corporation expects to record a loss on remeasurement of the assets to fair value less cost of sale in the approximate amount of $15 million in the second quarter interim financial statements for the three and six-month periods ended September 30, 2022.
On October 21, 2022, the Corporation announced that it had agreed to settle and resolve a putative shareholder class action lawsuit filed against Neptune and certain of its current and former officers and directors (refer to note 22(b)iii) , captioned Gong v. Neptune Wellness Solutions, Inc. pending in the United States District Court for the Eastern District of New York, for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Corporation’s control and dependent on the type of consideration used. The settlement is subject to court approval and certification by the court of the class, and the Corporation has a right to terminate the agreement within 30 days under certain circumstances. The Corporation will record a litigation settlement expense for the full amount in the second quarter interim financial statements for the three and six-month periods ended September 30, 2022.

F-
60

NEPTUNE WELLNESS SOLUTIONS INC.
Condensed Consolidated Interim Balance Sheets
(Unaudited) (in U.S. dollars)

	Notes	As at June 30, 2022	As at March 31, 2022
Assets

Current assets:
Cash and cash equivalents		$6,231,968	$8,726,341
Short-term investment		18,715	19,255
Trade and other receivables		6,182,876	7,599,584
Prepaid expenses		2,865,974	3,983,427
Inventories	4	14,056,514	17,059,406
Assets held for sale	2(d)	21,834,039	—

Total current assets		51,190,086	37,388,013

Property, plant and equipment	5	1,412,323	21,448,123
Operating lease right-of-use assets		2,046,835	2,295,263
Intangible assets		21,013,953	21,655,035
Goodwill	6	22,093,222	22,168,288

Total assets		$97,756,419	$104,954,722

Liabilities and Equity

Current liabilities:
Trade and other payables		$21,296,277	$22,700,849
Current portion of operating lease liabilities		626,928	641,698
Deferred revenues		351,551	285,004
Provisions	7	1,229,462	1,118,613
Liability related to warrants	8	3,167,947	5,570,530
Liabilities directly associated with assets held for sale	2(d)	3,537,176	—

Total current liabilities		30,209,341	30,316,694

Operating lease liabilities		1,873,919	2,063,421
Loans and borrowings	9	11,881,589	11,648,320
Other liability	12(c)	12,931	88,688

Total liabilities		43,977,780	44,117,123

Shareholders’ Equity:
Share capital - without par value (7,614,434 shares issued and outstanding as of June 30, 2022; 5,560,829 shares issued and outstanding as of March 31, 2022)	10(a)	318,921,917	317,051,125
Warrants	10(f)	6,079,890	6,079,890
Additional paid-in capital		56,346,589	55,980,367
Accumulated other comprehensive loss		(10,605,642)	(7,814,163)
Deficit		(327,466,047)	(323,181,697)
Total equity attributable to equity holders of the Corporation		43,276,707	48,115,522

Non-controlling interest	11	10,501,932	12,722,077

Total shareholders’ equity		53,778,639	60,837,599

Commitments and contingencies	15
Subsequent event	18

Total liabilities and shareholders’ equity		$97,756,419	$104,954,722

See accompanying notes to the condensed consolidated interim financial statements.

On behalf of the Board:

/s/ Julie Philips	/s/ Michael Cammarata
Julie Philips	Michael Cammarata
Chair of the Board	President and CEO

F-
6
1

NEPTUNE WELLNESS SOLUTIONS INC.
Condensed Consolidated Interim Statements of Loss and Comprehensive Loss
(Unaudited) (in U.S. dollars)
For the three-month periods ended June 30, 2022 and 2021

	Notes	June 30, 2022	June 30, 2021
Revenue from sales, net of excise taxes of $641,877 (2021 - $140,620 )		$15,968,098	$9,821,640
Royalty revenues		284,189	236,067
Other revenues		19,941	20,802

Total revenues	16	16,272,228	10,078,509

Cost of sales other than loss on inventories, net of subsidies of nil (2021 - $662,495 )		(16,086,578)	(12,401,043)
Impairment loss on inventories	4	(3,079,997)	—

Total Cost of sales		(19,166,575)	(12,401,043)

Gross profit (loss)		(2,894,347)	(2,322,534)

Research and development expenses		(214,687)	(259,666)
Selling, general and administrative expenses, net of subsidies of nil (2021 - $64,299 )		(10,553,734)	(16,014,634)
Impairment loss related to property, plant and equipment	2(d), 5	(815,661)	(529,732)
Net gain on sale of assets		85,002	—

Loss from operating activities		(14,393,427)	(19,126,566)

Finance income		1,424	7,339
Finance costs		(916,522)	(358,116)
Loss on issuance of derivatives	8	(2,126,955)	—
Foreign exchange gains (losses)		1,407,285	(1,287,387)
Change in revaluation of marketable securities		—	(12,212)
Gain on revaluation of derivatives	8, 14	9,523,700	1,933,330

		7,888,932	282,954

Loss before income taxes		(6,504,495)	(18,843,612)

Income tax expense		—	(12,098)

Net loss		(6,504,495)	(18,855,710)

Other comprehensive (loss) income
Net change in unrealized foreign currency (losses) gains on translation of net investments in foreign operations (tax effect of nil for both periods)		(2,791,479)	1,976,562

Total other comprehensive (loss) income		(2,791,479)	1,976,562

Total comprehensive loss		$(9,295,974)	$(16,879,148)

Net loss attributable to:
Equity holders of the Corporation		$(4,284,350)	$(16,907,628)
Non-controlling interest	11	(2,220,145)	(1,948,082)

Net loss		$(6,504,495)	$(18,855,710)

Total comprehensive loss attributable to:
Equity holders of the Corporation		$(7,075,829)	$(14,931,066)
Non-controlling interest		(2,220,145)	(1,948,082)

Total comprehensive loss		$(9,295,974)	$(16,879,148)

Basic and diluted loss per share attributable to:
Equity holders of the Corporation		$(0.72)	$(3.56)
Non-controlling interest		$(0.37)	$(0.41)

Total loss per share	13	$(1.09)	$(3.97)

Basic and diluted weighted average number of common shares		5,958,266	4,744,685

See accompanying notes to the condensed consolidated interim financial statements.

F-
6
2

NEPTUNE WELLNESS SOLUTIONS INC.
Condensed Consolidated Interim Statements of Changes in Equity
(Unaudited) (in U.S. dollars)
For the three-month periods ended June 30, 2022 and 2021

		Share Capital				Accumulated other comprehensive income (loss)
	Notes	Number	Dollars	Warrants	Additional paid-in capital	Cumulative translation account	Deficit	Equity attributable to equity holders of the Corporation	Equity attributable to non-controlling interest	Total
Balance as at March 31, 2022		5,560,829	$317,051,125	$6,079,890	$55,980,367	$(7,814,163)	$(323,181,697)	$48,115,522	$12,722,077	$60,837,599

Net loss for the period		—	—	—	—	—	(4,284,350)	(4,284,350)	(2,220,145)	(6,504,495)
Other comprehensive loss for the period		—	—	—	—	(2,791,479)	—	(2,791,479)	—	(2,791,479)

Total comprehensive loss for the period		—	—	—	—	(2,791,479)	(4,284,350)	(7,075,829)	(2,220,145)	(9,295,974)

Transaction with equity holders recorded directly in equity
Contributions by and distribution to equity holders
Share-based payment	12	—	—	—	2,706,153	—	—	2,706,153	—	2,706,153
RSUs released, net of withholding taxes	10(d), 12(b)(ii)	108,079	1,870,792	—	(2,339,931)	—	—	(469,139)	—	(469,139)
Direct Offering, net of issuance costs	10(g)	1,945,526	—	—	—	—	—	—	—	—

Total contributions by and distribution to equity holders		2,053,605	1,870,792	–	366,222	—	—	2,237,014	—	2,237,014

Balance as at June 30, 2022		7,614,434	$318,921,917	$6,079,890	$56,346,589	$(10,605,642)	$(327,466,047)	$43,276,707	$10,501,932	$53,778,639

See accompanying notes to the condensed consolidated interim financial statements.

F-
6
3

NEPTUNE WELLNESS SOLUTIONS INC.
Condensed Consolidated Interim Statements of Changes in Equity (Continued)
(Unaudited) (in U.S. dollars)
For the three-month periods ended June 30, 2022 and 2021

		Share Capital				Accumulated other comprehensive income (loss)
	Notes	Number	Dollars	Warrants	Additional paid-in capital	Cumulative translation account	Deficit	Equity attributable to equity holders of the Corporation	Equity attributable to non-controlling interest	Total
Balance as at March 31, 2021		4,732,090	$306,618,482	$5,900,973	$59,625,356	$(8,567,106)	$(248,209,952)	$115,367,753	$22,177,556	$137,545,309

Net loss for the period		—	—	—	—	—	(16,907,628)	(16,907,628)	(1,948,082)	(18,855,710)
Other comprehensive income for the period		—	—	—	—	1,976,562	—	1,976,562	—	1,976,562

Total comprehensive loss for the period		—	—	—	—	1,976,562	(16,907,628)	(14,931,066)	(1,948,082)	(16,879,148)

Transaction with equity holders recorded directly in equity
Contributions by and distribution to equity holders
Share-based payment	12	—	—	—	3,080,269	—	—	3,080,269	—	3,080,269
Warrants in exchange of services rendered by non-employees	10(f)	—	—	92,685	—	—	—	92,685	—	92,685
RSUs released, net of withholding taxes	10(d), 12(b)(ii)	41,660	4,161,800	—	(5,140,497)	—	—	(978,697)	—	(978,697)

Total contributions by and distribution to equity holders		41,660	4,161,800	92,685	(2,060,228)	—	—	2,194,257	—	2,194,257

Balance as at June 30, 2021		4,773,750	$310,780,282	$5,993,658	$57,565,128	$(6,590,544)	$(265,117,580)	$102,630,944	$20,229,474	$122,860,418

See accompanying notes to the condensed consolidated interim financial statements.

F-
6
4

NEPTUNE WELLNESS SOLUTIONS INC.
Condensed Consolidated Interim Statements of Cash Flows
(Unaudited) (in U.S. dollars)
For the three-month periods ended June 30, 2022 and 2021

	Three-month periods ended
	Notes	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net loss for the period		$(6,504,495)	$(18,855,710)
Adjustments:
Depreciation of property, plant and equipment		401,548	755,675
Non-cash lease expense		157,881	96,290
Amortization of intangible assets		479,209	491,565
Share-based payment	12	2,706,153	3,080,269
Impairment loss on inventories	4	3,079,997	—
Expected credit losses		15,000	37,485
Non-employee compensation related to warrants	10(f)	—	92,685
Loss on issuance of derivatives		2,126,955	—
Net finance expense		915,098	350,777
Unrealized foreign exchange (gain) loss		(137,909)	868,195
Change in revaluation of marketable securities		—	12,212
Interest received		—	5,303
Interest paid		—	(302,781)
Revaluation of derivatives		(9,523,700)	(1,933,330)
Impairment loss on property, plant and equipment	5	—	529,732
Payment of lease liabilities		—	(74,304)
Income tax expense		—	12,098
Net gains from sale of property, plant and equipment		(85,002)	—
Changes in operating assets and liabilities		(828,526)	(4,424,058)
Income taxes paid		—	(12,098)

Net cash used in operating activities		(7,197,791)	(19,269,995)

Cash flows from investing activities:
Acquisition of property, plant and equipment		—	(470,408)
Acquisition of intangible assets		—	(73,679)

Net cash used in investing activities:		—	(544,087)

Cash flows from financing activities:
Withholding taxes paid pursuant to the settlement of non-treasury RSUs		—	(978,697)
Proceeds from the issuance of shares and warrants through a Direct Offering	10(g)	5,000,002	—
Issuance of shares and warrants costs	10(g)	(465,211)	—
Proceeds from exercise of options and pre-funded warrants	10(g)	65	—

Net cash provided by (used in) financing activities:		4,534,856	(978,697)

Foreign exchange loss on cash and cash equivalents		168,562	132,415

Net decrease in cash and cash equivalents		(2,494,373)	(20,660,364)
Cash and cash equivalents, beginning of period		8,726,341	59,836,889

Cash and cash equivalents as at June 30, 2022 and 2021		$6,231,968	$39,176,525

Cash and cash equivalents is comprised of:
Cash		$6,231,968	$39,176,525

See accompanying notes to the condensed consolidated interim financial statements.

F-
6
5

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

1.	Reporting entity:
Neptune Wellness Solutions Inc. (the “Corporation” or “Neptune”) is incorporated under the Business Corporations Act (Québec) (formerly Part 1A of the Companies Act (Québec)). The Corporation is domiciled in Canada and its registered office is located at
100-545
Promenade du Centropolis, Laval, Québec, with a 50,000 square-foot production facility located in Sherbrooke, Quebec and a 24,000 square-foot facility located in North Carolina. The condensed consolidated interim financial statements of the Corporation comprise the Corporation and its subsidiaries, Biodroga Nutraceuticals Inc. (“Biodroga”), SugarLeaf Labs, Inc. (“SugarLeaf”), 9354-7537 Québec Inc., Neptune Holding USA, Inc., Neptune Health & Wellness Innovation, Inc., Neptune Forest, Inc., Neptune Care, Inc. (formerly known as Neptune Ocean, Inc.), Neptune Growth Ventures, Inc., 9418-1252 Québec Inc., Neptune Wellness Brands Canada, Inc. and Sprout Foods, Inc. (“Sprout”).
Neptune is a diversified and fully integrated health and wellness company. Through its flagship consumer-facing brands, Neptune Wellness, Forest Remedies
™
, Biodroga, MaxSimil
®
, MoodRing
™
, PanHash
™
, Sprout
®
, Nosh
®
and NurturMe
®
, Neptune is redefining health and wellness by building a broad portfolio of natural, plant-based, sustainable and purpose-driven lifestyle brands and consumer packaged goods products in key health and wellness markets, including cannabis, hemp, nutraceuticals, organic baby food, personal care and home care.
On June 8, 2022, Neptune announced the launch of a new Consumer Packaged Goods (“CPG”) focused strategic plan to reduce costs, improve the Company’s path to profitability and enhance current shareholder value. This plan builds on the Company’s initial strategic review that took place in fall of 2021 and focuses on two primary actions: (1) planned divestiture of the Canadian cannabis business and (2) a realignment of focus and operational resources toward increasing the value of Neptune’s consumer products business. Refer to note 2(d).
Share consolidation and delisting from TSX
On June 9, 2022, Neptune announced the completion of the Corporation’s proposed consolidation of its common shares (the “Common Shares”) on the basis of one (1) post-consolidation Common Share for every thirty-five
(35) pre-consolidation
Common Shares (the “Share Consolidation”). The post-Share Consolidation Common Shares commenced trading on the NASDAQ and the TSX at the market open on June 13, 2022 . The Share Consolidation reduced the number of Common Shares issued and outstanding from approximately 198 million Common Shares to approximately 5.7 million Common Shares as at June 13, 2022. These consolidated financial statements have been retroactively adjusted to reflect the Share Consolidation. As a result, the number of common shares, options, deferred share units (“DSUs”), restricted share units (“RSUs”), restricted shares and warrants, issuance and exercise prices of options, DSUs, RSUs, restricted shares and warrants, loss per share reflect the Share Consolidation.
On July 29, 2022, Neptune announced that it has applied and received approval for a voluntary delisting of its common shares from the Toronto Stock Exchange (“TSX”). The delisting from the TSX will not affect the Corporation’s listing on the Nasdaq Capital Market (“Nasdaq”). Neptune’s common shares will be delisted from the TSX at the close of trading on August 15, 2022.
Going concern
These condensed consolidated interim financial statements have been prepared on a going concern basis, which presumes that the Corporation will continue realizing its assets and discharging its liabilities in the normal course of business for the foreseeable future. The Corporation has incurred significant operating

F-6
6

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

losses

and negative cash flows from operations since inception. To date, the Corporation has financed its operations through the public offering and private placement of Common Shares, units consisting of Common Shares and warrants, and convertible debt, the proceeds from research grants and research tax credits, and the exercises of warrants, rights and options. For the three-month period ended June 30, 2022, the Corporation incurred a net loss of $
6.5
 million and negative cash flows from operations of $
7.2
 million, and had an accumulated deficit of $
327.5
 million as at June
30
,
2022
. For the year ended March
31
,
2022
, the Corporation incurred a net loss of $
84.4
 million and negative cash flows from operations of $
54.3
 million. Furthermore, as at June
30
,
2022
, the Corporation’s current liabilities and expected level of expenses for the next twelve
months exceed cash on hand of $
6.2
 million. The Corporation currently has
no
committed sources of financing available.
As of the date these financial statements are authorized for issuance, the Corporation is required to actively manage its liquidity and expenses. The Corporation currently has minimal available cash balances. Payables are now in excess of available cash balances and payments of payables are not being made as the amounts become due for certain suppliers. As of the date these financial statements are authorized for issuance, the cash balance is expected to be sufficient to operate the business for only the next two to three months under the current business plan. The Corporation requires funding in the very near term in order to continue its operations. If the Corporation is unable to obtain funding in the upcoming days, it may have to liquidate its assets.
These conditions cast substantial doubt about the Corporation’s ability to continue as a going concern.
Going forward, the Corporation will seek additional financing in various forms as part of its plan to have the right funding structure in place. To achieve the objectives of its business plan, Neptune plans to raise the necessary funds through additional financings and the establishment of strategic alliances as well as additional research grants and research tax credits. While the Corporation has limited debt, all of which is subordinated, assets available for financing include real estate, accounts receivable and inventories. The ability of the Corporation to complete the needed financing and ultimately achieve profitable operations is dependent on a number of factors outside of the Corporation’s control. The Corporation’s business plan is dependent upon, amongst other things, its ability to achieve and maintain profitability, and continue to obtain adequate ongoing debt and/or equity financing with creditors, officers, directors and stakeholders to finance operations within and beyond the next twelve months.
While the Corporation has been successful in obtaining financing from public issuances, private placements, and related parties in the past, there is no certainty as to future financings.
Neptune announced on June 8, 2022 the intended divestiture of the cannabis business, which would include the sale of the Mood Ring
™
and PanHash
™
brands, along with the Corporation’s Sherbrooke, Quebec facility, in one or more transactions. In order to accelerate its cost savings, the Corporation will focus on winding up its cannabis operations pending a transaction. This planned action is intended to provide significant cost savings and help maximize operational efficiencies. Finally, the exit of the Canadian cannabis business is expected to reduce the amount of financing the Corporation seeks and is expected to facilitate working with a broader set of financing sources.
These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the going concern basis not be valid. These adjustments could be material.

F-6
7

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

2.	Basis of preparation:

(a)	Adoption of U.S. GAAP:
As at March 31, 2022, the Corporation has retroactively adopted United States generally accepted accounting principles (“US GAAP”). The consolidated financial statements of the Corporation have been prepared in accordance with US GAAP for all periods presented. Comparative figures, which were previously prepared in accordance with International Financial Reporting Standards (”IFRS”) as issued by the International Accounting Standards Board, have been adjusted as required to be compliant with the Corporation’s accounting policies under US GAAP.

(b)	Functional and reporting currency:
Effective March 31, 2022, the Corporation has changed its reporting currency from Canadian dollars (“CAD”) to U.S. dollars (“USD”). This change in reporting currency has been applied retroactively such that all amounts in the consolidated financial statements of the Corporation and the accompanying notes thereto are expressed in U.S. dollars. References to “$” and “USD” are U.S dollars and references to “CAD $” and “CAD” are to Canadian dollars. For comparative purposes, historical consolidated financial statements were recast in U.S. dollars by translating assets and liabilities at the closing exchange rate in effect at the end of the respective period, revenues, expenses and cash flows at the average exchange rate in effect for the respective period and equity transactions at historical exchange rates. Translation gains and losses are included as part of the cumulative foreign currency translation adjustment, which is reported as a component of shareholders’ equity under accumulated other comprehensive loss.
The assets and liabilities of foreign operations with a functional currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at the monthly average exchange rates for the period. Differences arising from the exchange rate changes are recorded within foreign currency translation adjustments, a component of other comprehensive income (loss).
Transactions in foreign currencies are translated to the respective functional currencies of the Corporation’s subsidiaries at the average exchange rates for the period. The monetary items denominated in currencies other than the functional currency of a subsidiary are translated at the exchange rates prevailing at the balance sheet date.
Non-monetary
items denominated in currencies other than the functional currency are translated at historical rates. Gains and losses resulting from re-measurement
are recorded in the Corporation’s consolidated statement of loss as foreign exchange gain (loss).
The functional currency of the Corporation is the Canadian dollars.

(c)	Use of estimates:
The preparation of the condensed consolidated interim financial statements in accordance with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from the estimates made by management.
Estimates are based on management’s best knowledge of current events and actions that the Corporation may undertake in the future. Estimates and underlying assumptions are reviewed on an

F-6
8

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Estimates include the following:

•	Estimating the write down of inventory;

•	Estimating expected credit losses for receivables;

•	Estimating the recoverable amount of non-financial assets, to determine and measure impairment losses on goodwill, intangibles, and property, plant and equipment;

•	Estimating the lease term of contracts with extension options and termination options;

•	Estimating the revenue from contracts with customers subject to variable consideration.

•	Estimating the fair value of bonus, options and warrants that are based on market and non-market conditions (note 12);

•
Estimating the fair value of the identifiable assets acquired, liabilities assumed, and consideration transferred of the acquired business, including the related contingent consideration and call option;

•	Estimating the litigation provision as it depends upon the outcome of proceedings (note 7); and

•	Estimating fair value less costs to sell of assets held for sale (note 2 (d)).

(d)	Assets and liabilities held for sale:
On June 8, 2022, the Company announced a planned divestiture of the Canadian cannabis business and the Corporation will focus on winding up its cannabis operations pending one or more sales transactions. Following this announcement, the Corporation had Canadian cannabis disposal group assets that met the criteria to be classified as held for sale. As at June 30, 2022, all assets and liabilities related to the Canadian cannabis business are now respectively shown under assets held for sale and liabilities directly associated with assets held for sale on Neptune’s balance sheet. Comparative balance sheet amounts have not been reclassified. The disposal group has been measured at fair value less cost to sell using market prices for comparative assets (level 3) and an estimate of disposal costs which resulted in an impairment loss of $815,661 for the three-month period ended June 30, 2022.
The Corporation expects that the cannabis disposal group will be sold within the next twelve months through a sale.

F-6
9

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

The following table presents information related to the major classes of assets and liabilities that were classified as held for sale:

June 30, 2022
Trade and other receivables	$2,096,537
Prepaid expenses	204,610
Inventories	791,105
Building and building components	15,629,366
Laboratory and plant equipment	3,015,218
Intangible assets	97,203

Assets held for sale	$21,834,039

Trade and other payables	3,314,508
Deferred revenues	12,928
Provisions	209,740

Liabilities directly associated with assets held for sale	$3,537,176

3.	Significant accounting policies:
These unaudited Consolidated Interim Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and on a basis consistent with those accounting principles followed by the Corporation and disclosed in note 2 of its Annual Consolidated Financial Statements for the year ended March 31, 2022, except as disclosed in note 3 – Significant accounting policies and should be read in conjunction with and Notes thereto.

(a)	Basis of consolidation:
These consolidated financial statements include the accounts of the Corporation and its subsidiaries in which the Corporation has a controlling financial interest. All intercompany balances and transactions have been eliminated from the Corporation’s consolidated financial statements. On February 10, 2021, Neptune acquired a 50.1% interest in Sprout Foods, Inc. (“Sprout” or “Sprout Foods”). The accounts of the subsidiary are included in the consolidated financial statements from that date.

(b)	New standards and interpretations not yet adopted:
Accounting pronouncements not yet adopted
In March 2020, the FASB issued ASU
2020-04,
Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which amends ASC Topic 848, Reference Rate Reform. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. This new guidance is optional and may be elected over time through December 31, 2022 as reference rate reform activities occur. This new guidance is not expected to have a material impact on the Corporation’s consolidated financial statements.
In October 2021, the FASB issued ASU
2021-08,
Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
, which amends ASC Topic 805, Business Combinations, The ASU improves the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the (1) recognition of an
F-
70

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

acquired contract liability and (2) payment terms and their direct effect on subsequent revenue recognized by the acquirer. ASU
2021-08
is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2022. Management has not yet evaluated the impact of this ASU on the Corporation’s consolidated financial statements.
The Corporation does not intend to early adopt any of the above amendments.

(c)	Assets held for sale:
The Corporation classifies long-lived assets or disposal groups to be sold as held for sale in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the asset or disposal group; the asset or disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets or disposal groups; an active program to locate a buyer and other actions required to complete the plan to sell the asset or disposal group have been initiated; the sale of the asset or disposal group is probable, and transfer of the asset or disposal group is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the asset or disposal group beyond one year; the asset or disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.
Assets and liabilities directly associated with assets held for sale are measured at the lower of carrying amount and fair value less costs to sell immediately prior to their classification. Any loss resulting from this measurement is recognized in the period in which the held-for-sale
criteria are met. Conversely, gains are not recognized on the sale of a long-lived asset or disposal group until the date of sale.
Assets classified as held for sale, and the assets and liabilities included within a disposal group classified as held for sale are presented separately on the face of the statement of balance sheet.
Non-current
assets that are classified as held for sale are not depreciated.

4.	Inventories:

	June 30, 2022	March 31, 2022
Raw materials	$6,231,095	$7,920,190
Work in progress	—	1,016,916
Finished goods	7,825,419	7,974,690
Supplies and spare parts	—	147,610

	$14,056,514	$17,059,406

During
the three-month periods ended June 30, 2022 and 2021, inventories have been reduced by $3,079,997 and nil respectively. The write-down of inventories during the quarter ended June 30, 2022 is related to assets held for sale inventories that are not expected to be realized.

5.	Property, plant and equipment:
As at June 30, 2022, property, plant and equipment in the amount of $18.6 million related to the Canadian cannabis asset group were reclassified to assets held for sale on the balance sheet (refer to note 2(d)).

F-7
1

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

During the first quarter of June 30, 2021, the Corporation impaired certain cannabis property, plant and equipment in the amount of $529,732.

6.	Goodwill:
The aggregate amount of goodwill is allocated to each reporting unit as follows:

	June 30, 2022	March 31, 2022
Biodroga	$2,550,785	$2,625,851
Sprout	19,542,437	19,542,437

	$22,093,222	$22,168,288

7.	Provisions

(a)
During the year ended March 31, 2019, the Corporation received a judgment from the Superior Court of Québec (the “Court”) in respect of certain royalty payments alleged to be owed and owing to a former chief executive officer of the Corporation (the “Former CEO”) pursuant to the terms of an agreement entered into on February 23, 2001 between Neptune and the Former CEO (the “Royalty Agreement”). The Corporation appealed the judgment which was dismissed by the Court of Appeal of Québec in February 2021. Under the terms of the Royalty Agreement and as maintained by the court, annual royalties of 1% of the sales and other revenue made by the Corporation on a consolidated basis are payable by the Corporation to the Former CEO biannually, but only to the extent that the cost of the royalty would not cause the Corporation to have a loss before interest, taxes and amortization (in which case, the payments would be deferred to the following fiscal year).

As of June 30, 2022, a provision of $477,982 (March 31, 2022 - $362,809) has been recorded by the Corporation. During the current quarter, the Corporation increased the provision by $126,204, recorded foreign currency translation adjustments of $(11,031) and made no payments to the Former CEO in relation to this provision. During the period ended June 30, 2021, the Corporation increased the provision by $116,467, recorded foreign currency translation adjustments of $31,773 and made payments totaling $1,417,219 to the Former CEO in relation to this provision.

(b)
In September 2020, Neptune submitted a claim and demand for arbitration against Peter M. Galloway and PMGSL Holdings, LLC (collectively “PMGSL”) in accordance with the SugarLeaf Asset Purchase Agreement (“APA”) dated May 9, 2019 between Neptune, PMGSL, Peter M. Galloway and Neptune Holding USA, Inc. Separately, PMGSL submitted a claim and demand for arbitration against Neptune. The Neptune claims and PMGSL claims have been consolidated into a single arbitration and each are related to the purchase by Neptune of substantially all of the assets of the predecessor entities of PMGSL Holdings, LLC. Neptune is claiming, among other things, breach of contract and negligent misrepresentation by PMGSL in connection with the APA and is seeking, among other things, equitable restitution and any and all damages recoverable under law. PMGSL is claiming, among other things, breach of contract by Neptune and is seeking, among other things, payment of certain compensation contemplated by the APA. A merit hearing in the arbitration started in April 2022 with a further week of testimony from August 1-5, 2022. On June 15, 2022, a one-day hearing took place on Neptune’s motion to enforce a settlement agreement reached on April 2021 (which was repudiated by PMGSL in June 2021). Following oral argument on July 7, 2022, that motion was denied. While Neptune believes there is no merit to the claims brought by PMGSL, a judgment in favor of PMGSL

F-
7
2

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

may have a material adverse effect on our business and Neptune intends to continue vigorously defending itself. Based on currently available information, a provision of $600,000 has been recognized for this case as at June 30, 2022 ($600,000 as at March 31, 2022).

(c)
A supplier of cannabis initiated a lawsuit against 9354-7537 Quebec Inc. (operating as Neptune Wellness Solutions, Inc.) (“Neptune”) for breach of a Wholesale Cannabis Supply Agreement (the “Supply Agreement”) for the purchase of cannabis trim. The purchased trim was rejected by Neptune due to quality concerns. The supplier refused to refund the purchase price and ultimately sued Neptune for breach of the Supply Agreement. The matter proceeded to trial in November 2021, and on March 23, 2022, an arbitrator entered an arbitration award against Neptune for the full purchase price of the trim. With fees and costs, the final arbitrator’s award entered against Neptune is of $1,127,024, plus applicable interest. During the quarter ended June 30, 2022, the parties engaged into settlement negotiations which resulted in the signature of a settlement agreement dated July 13, 2022. As at June 30, 2022, the payable was revised to the settlement amount of $543,774 which resulted in the recognition of a settlement gain of $583,430 under Selling, general and administrative expenses for the three-month period ended June 30, 2022.

(d)
As at June 30, 2022, the Corporation has various additional other provisions for legal obligations for an aggregate amount of $361,221 (March 31, 2022 – $155,804), of which $209,740 (March 31, 2022 - nil) are related to liabilities directly associated with assets held for sale (refer to note 2(d)).

8.	Liability related to warrants:
The Corporation has issued common share,
pre-funded
warrants and warrants as part of its financing arrangements which are exercisable for a variable number of shares. Common shares and pre-funded
warrants are classified as equity. Warrants are classified as liabilities rather than equity.
On June 23, 2022, Neptune issued a total of 645,526
pre-funded
warrants
(“Pre-Funded
Warrants”), along with 1,300,000 common shares of the Corporation, as part of a registered direct offering (“June 2022 Direct Offering”). Each
Pre-Funded
Warrant was exercisable for one Common Share. The common shares and the
Pre-Funded
Warrants were sold together with 1,945,526 Series C Warrants (the “Series C Warrants”), and 1,945,526 Series D Warrants (the “Series D Warrants”) and collectively, the “June 2022 Common Warrants”. Each of the June 2022 Common Warrant is exercisable for one common share. Each common share and
Pre-Funded
Warrants and the accompanying June 2022 Common Warrants were sold together at a combined offering price of $2.57, for aggregate gross proceeds of $5.0 million before deducting fees and other estimated offering expenses. The
Pre-Funded
Warrants are funded in full at closing except for a nominal exercise price of $0.0001 and are exercisable commencing on the Closing Date and will terminate when such
Pre-Funded
Warrants are exercised in full. The Series C Warrants and the Series D Warrants have an exercise price of $2.32 per share and can be exercised for a period of 5 years and 2 years respectively from the date of issuance.
Proceeds of the June 2022 Direct Offering were allocated between common shares and warrants first by allocating proceeds to the warrants classified as a liability based on their fair value and then allocating the residual to the equity instruments, which includes the
Pre-Funded
Warrants. The fair value of the liability-classified warrants was determined using the Black-Scholes model, resulting in an initial warrant liability of $4,046,836 for the Series C Warrants and $3,080,121 for the Series D Warrants. Because the fair value of the liability classified warrant exceeds the total proceeds, no consideration was allocated to the Common Shares and
Pre-Funded
Warrants and a loss $2,126,955 was immediately recognized in the net loss of the period as there were no additional rights or privileges identified. The Corporation is in need of financing to be able to continue its activities as described in note 1. The
Pre-Funded
Warrants were exercised in full on

F-
7
3

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

June 24, 2022 for gross proceeds of $65. Total issue costs related to this private placement of $465,211, was recorded under finance costs.
The fair value of the Series C Warrants and Series D Warrants liability was determined using the Black-Scholes model. Warrants are revalued each period-end
at fair value through profit and loss in “gain on revaluation of derivatives”.
Changes in the value of the liability related to the warrants for the three-month periods ended June 30, 2022 and 2021 were as follows:

	Warrants	Amount
Outstanding as at March 31, 2021	497,355	$10,462,000

Warrants issued during the period	—	—
Revaluation		(1,829,330)
Movements in exchange rates		156,669

Outstanding as at June 30, 2021	497,355	8,789,339

Outstanding as at March 31, 2022	1,925,929	$5,570,530

Warrants issued during the period	3,891,052	7,126,957
Revaluation		(9,523,700)
Movements in exchange rates		(5,840)

Outstanding as at June 30, 2022	5,816,981	3,167,947

The following table provides the relevant information on the outstanding warrants as at June 30, 2022:

Reference	Date of issuance	Number of warrants outstanding	Number of warrants exercisable	Exercise price	Expiry date
2020 Warrants	October 22, 2020	300,926	300,926	$78.75	October 22, 2025
2021 Warrants	February 19, 2021	196,429	196,429	$78.75	August 19, 2026
Series A Warrants	March 14, 2022	714,287	714,287	$11.20	September 14, 2027
Series B Warrants	March 14, 2022	714,287	714,287	$11.20	March 14, 2028
Series C Warrants	June 23, 2022	1,945,526	1,945,526	$2.32	June 23, 2027
Series D Warrants	June 23, 2022	1,945,526	1,945,526	$2.32	June 24, 2024

		5,816,981	5,816,981	$11.04

The derivative warrant liabilities are measured at fair value at each reporting period and the reconciliation of changes in fair value is presented in the following tables:

	2020 Warrants		2021 Warrants
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Balance - beginning of period	$309,769	$6,174,000	$306,704	$4,288,000
Change in fair value	(288,585)	(1,100,996)	(284,062)	(728,334)
Translation effect	(1,598)	93,052	(8,985)	63,617

Balance - end of period	$19,586	$5,166,056	$13,657	$3,623,283

F-
7
4

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

	Series A Warrants		Series B Warrants
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Balance - beginning of period	$3,270,816	$—	$1,683,241	$—
Warrants issued during the period	—	—	—	—
Change in fair value	(2,862,450)	—	(1,608,960)	—
Translation effect	(17,994)	—	(7,900)	—

Balance - end of period	$390,372	$—	$66,381	$—

	Series C Warrants		Series D Warrants
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Balance - beginning of period	$—	$—	$—	$—
Warrants issued during the period	4,046,836	—	3,080,121	—
Change in fair value	(2,415,483)	—	(2,064,160)	—
Translation effect	17,379	—	13,258	—

Balance - end of period	$1,648,732	$—	$1,029,219	$—

F-7
5

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

The fair value of the derivative warrant liabilities was estimated using the Black-Scholes option pricing model and based on the following assumptions:

	2020 Warrants		2021 Warrants
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Share price	$1.40	$40.95	$1.40	$40.95
Exercise price	$78.75	$78.75	$78.75	$78.75
Dividend yield	—	—	—	—
Risk-free interest	2.99%	0.73%	3.00%	0.89%
Remaining contractual life (years)	3.32	4.32	4.14	5.14
Expected volatility	92.6%	77.6%	89.2%	73.6%

	Series A Warrants		Series B Warrants
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Share price	$1.40	$—	$1.40	$—
Exercise price	$11.20	$—	$11.20	$—
Dividend yield	—	—	—	—
Risk-free interest	3.01%	—	2.83%	—
Remaining contractual life (years)	5.21	—	1.21	—
Expected volatility	85.4%	—	96.4%	—

	Series C Warrants		Series D Warrants
	June 30, 2022	June 23, 2022 (Grant date)	June 30, 2022	June 23, 2022 (Grant date)
Share price	$1.40	$2.90	$1.40	$2.90
Exercise price	$2.32	$2.32	$2.32	$2.32
Dividend yield	—	—	—	—
Risk-free interest	3.01%	3.38%	2.92%	3.21%
Remaining contractual life (years)	4.98	5.00	1.98	2.00
Expected volatility	86.3%	84.0%	93.5%	88.7%

The Corporation measured its derivative warrant liabilities at fair value on a recurring basis. These financial liabilities were measured using level 3 inputs. The Corporation uses the historical volatility of the underlying share to establish the expected volatility of the warrants. An increase or decrease in this assumption to estimate the fair values using the Black-Scholes option pricing model would result in a decrease or an increase in the fair value of the instruments, respectively.

F-
7
6

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

9.	Loans and borrowings:

	June 30, 2022	March 31, 2022
Loans and borrowings:
Promissory note of $10,000,000 issued by Sprout, guaranteed by the Corporation and secured through a first-ranking mortgage on all movable assets of Sprout current and future, corporeal and incorporeal, and tangible and intangible. The outstanding principal balance bears interest at the rate of 10.0% per annum. Interest is accrued and added to the principal amount of the loan. The principal is payable on February 1, 2024.	$11,881,589	$11,648,320

	11,881,589	11,648,320
Less current portion of loans and borrowings	—	—

Loans and borrowings	$11,881,589	$11,648,320

During the three-month periods ended June 30, 2022 and 2021, interest expense of $250,000 and $252,778 respectively were recognized on loans and borrowings. There are no covenants to be met for the loans and borrowings outstanding as at June 30, 2022 and March 31, 2022.

10.	Capital and other components of equity:

(a)	Share capital:
Authorized capital stock:
Unlimited number of shares without par value:

•	Common shares
Preferred shares, issuable in series, rights, privileges and restrictions determined at time of issuance:

•
Series A preferred shares,
non-voting,
non-participating,
fixed, preferential, and
non-cumulative
dividend of 5% of
paid-up
capital, exchangeable at the holder’s option under certain conditions into common shares (none issued and outstanding).

All issued shares are fully paid.

(b)	Share options exercised:
During the three-month periods ended June 30, 2022 and 2021, Neptune issued no common shares of the Corporation upon exercise of stock options.

(c)	DSUs released:
During the three-month periods ended June 30, 2022 and 2021, Neptune issued no common shares of the Corporation for the release of DSUs to former and current members of the Board of Directors.

(d)	RSUs released:
During the three-month period ended June 30, 2022, Neptune issued 108,079 common shares of the Corporation for RSUs released to the CEO as part of his employment agreement at a weighted average price of $8.74 per common share. The Corporation did not issue an additional 68,697 RSUs since withholding taxes of $469,139 will be paid pursuant to the issuance of the common shares.

F-
7
7

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

During

the
three
-month period ended June
30
,
2021
, Neptune issued
41,660
common shares of the Corporation to the CEO as part of his employment agreement at a weighted average price of $
155.05
per common share. Withholding taxes of $
978,697
were paid by the Corporation pursuant to the issuance of these RSUs resulting in the Corporation not issuing an additional
21,011
RSUs.

(e)	Restricted shares:
During the three-month periods ended June 30, 2022 and 2021, Neptune issued no restricted common shares of the Corporation to employees.

(f)	Warrants:
On June 23, 2022, as part of the June 2022 Direct Offering described under note 8, Neptune issued a total of 645,526 pre-funded
warrants
(“Pre-Funded
Warrants”), with each
Pre-Funded
Warrant exercisable for one Common Share. The
Pre-Funded
Warrants were funded in full at closing except for a nominal exercise price of $0.001 and were exercisable commencing on the Closing Date, and were to terminate when such
Pre-Funded
Warrants would be exercised in full. The
Pre-funded
warrants were fully exercised on June 24, 2022 for $65.
Changes in the value of equity related to the warrants were as follows:

	June 30, 2022		March 31, 2022
	Weighted average exercise price	Number of warrants	Weighted average exercise price	Number of warrants
Warrants outstanding at April 1, 2022 and 2021	$325.34	176,429	$325.34	176,429
Issued	0.0001	645,526	0.0035	185,715
Exercised	0.0001	(645,526)	0.0035	(185,715)

Warrants outstanding at June 30, 2022 and March 31, 2022	$325.34	176,429	$325.34	176,429

Warrants exercisable at June 30, 2022 and March 31, 2022	$325.34	176,429	$325.34	176,429

Warrants of the Corporation classified as equity are composed of the following as at June 30, 2022 and March 31, 2022:

	June 30, 2022			March 31, 2022
	Number outstanding	Number exercisable	Amount	Number outstanding	Number exercisable	Amount
Warrants IFF (i)	57,143	57,143	$1,630,210	57,143	57,143	$1,630,210
Warrants AMI (ii)	119,286	119,286	4,449,680	119,286	119,286	4,449,680

	176,429	176,429	$6,079,890	176,429	176,429	$6,079,890

(i)
During the year ended March 31, 2020, Neptune granted 57,143 warrants (“Warrants IFF”) with an exercise price of $420.00 expiring on November 7, 2024. The warrants, granted in exchange for services to be rendered by non-employees,
vest proportionally to the services rendered. No expense was recognized during the three-month period ended June 30, 2022 (2021 - $92,685) under the research and development expenses.

(ii)
During the year ended March 31, 2020, Neptune granted 119,286 warrants (“Warrants AMI”) with an exercise price of $280.00 with 85,715 expiring on October 3, 2024 and 33,572 expiring on February 5, 2025. The warrants, granted in exchange for services to be rendered by non-employees,
vest proportionally to the services rendered. The warrants fully vested in fiscal year ended March 31, 2021 and as such no expense was recognized in relation to those instruments since then.

F-7
8

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

11.	Non-controlling interest:
The summarized financial information of Sprout Foods, Inc. subsidiary is provided below. This information is based on amounts before inter-company eliminations and include the effects of the Corporation’s purchase price adjustments.
Summarized statement of loss and comprehensive loss:

	Three-month period ended
	June 30, 2022	June 30, 2021
Revenue from contracts with customers	$8,157,597	$5,647,427
Cost of sales	(8,312,289)	(5,569,279)
Selling, general and administrative expenses	(3,755,529)	(4,041,149)
Finance income (costs)	(538,967)	71,128

Loss before tax	(4,449,188)	(3,891,873)
Income tax	—	(12,098)

Net loss	(4,449,188)	(3,903,971)

Total comprehensive loss	(4,449,188)	(3,903,971)

Loss attributable to the subsidiary’s non-controlling interest	(2,220,145)	(1,948,082)

Comprehensive loss attributable to the subsidiary’s non-controlling interest	$(2,220,145)	$(1,948,082)

Summarized statement of balance sheets:

	June 30, 2022	March 31, 2022
Current assets	$11,430,620	12,260,375
Non-current assets	38,751,184	39,000,367
Current liabilities	7,963,838	5,991,483
Non-current liabilities	26,760,154	25,362,259
Total equity	15,457,812	19,907,000

Attributable to:
Equity holders of the Corporation	$4,955,880	$7,184,923
Non-controlling interest	10,501,932	12,722,077

Summarized statement of cash flow:

	Three-month period ended
	June 30, 2022	June 30, 2021
Cash flow used in operating activities	$(2,082,940)	$(3,749,412)
Cash flow used in investment activities	—	—
Cash flow from financing activities (1)	648,022	3,663,605

Net decrease in cash and cash equivalents	$(1,434,918)	$(85,807)

(1)	Cash flow from financing activities is provided through intercompany advances.

F-7
9

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

12.	Share-based payment:
Under the Corporation’s share-based payment arrangements, a total stock-based compensation expense of $2,706,153 was recognized on equity based share based awards and a gain $3,154,328 on liability based awards and were recognized in the consolidated statement of loss and comprehensive loss for the three-month period ended June 30, 2022 (three-month period ended June 30, 2021 - equity expense of $3,080,269 and liability of nil).

As

at June
30
,
2022
, the Corporation had the following share-based payment arrangements:

(a)	Corporation stock option plan:

(i)	Stock option plan:
The Corporation has established a stock option plan for directors, officers, employees and consultants. The exercise price of the stock options granted under the plan is not lower than the closing price of the common shares listed on the TSX on the eve of the grant. The terms and conditions for acquiring and exercising options are set by the Board of Directors, subject, among others, to the following limitations: the term of the options cannot exceed ten years and every stock option granted under the stock option plan will be subject to conditions no less restrictive than a minimum vesting period of 18 months and a gradual and equal acquisition of vesting rights at least on a quarterly basis. The Corporation’s stock-option plan allows the Corporation to issue a number of stock options not exceeding 15% of the number of common shares issued and outstanding at the time of any grant. The total number of stock options issuable to a single holder cannot exceed 5% of the Corporation’s total issued and outstanding common shares at the time of the grant, with the maximum of 2% for any one consultant.

F-
80

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

The number and weighted average exercise prices of stock options are as follows:

			2022		2021
	Notes		Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
Options outstanding at April 1st, 2022 and 2021			$37.41	306,321	$65.91	121,208
Granted			—	—	—	—
Exercised	11	(b)	—	—	—	—
Forfeited/Cancelled			10.60	(14,286)	4.88	(166)
Expired			36.98	(1,094)	—	—

Options outstanding at June 30, 2022 and 2021			$36.98	290,941	$70.38	121,042

Options exercisable at June 30, 2022 and 2021			$56.82	106,476	$72.38	67,612

	June 30, 2022
	Options outstanding		Exercisable options
Exercise price	Weighted remaining contractual life outstanding	Number of options outstanding	Weighted number of options exercisable	Weighted average exercise price
$17.57 - $55.42	4.48	187,549	28,571	42.35
$55.43 - $92.36	4.93	84,150	61,912	90.42
$92.37 - $106.33	0.45	2,143	2,143	95.97
$106.34 - $233.84	2.36	10,350	7,101	178.11
$233.85 - $274.39	6.25	6,749	6,749	259.65

		290,941	106,476

The fair value of options granted has been estimated using the Black-Scholes option pricing model and based on the weighted average of certain assumptions. There were no options granted to employees during the three-month period ended June 30, 2022 and 2021.
Stock-based compensation recognized under this plan amounted to $480,411 for the three-month period ended June 30, 2022 (three-month period ended June 30, 2021 - $400,544). Unrecognized compensation cost at June 2022 is $918,873 with a weighted average period remaining of 1.18 years (2021 - $1,357,686 with a weighted average period remaining of 1.47 years)

(ii)	Non-market performance options:
On July 8, 2019, the Corporation granted 100,000
non-market
performance options under the Corporation stock option plan at an exercise price of $155.05 per share to the CEO, expiring on July 8, 2029. These options vest after the attainment of non-market
performance conditions within the following ten years. These non-market
performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revalued up to the date of approval of the amendments (grant date). None of these non-market
performance options have vested as at June 30, 2022. These options were not exercisable as at June 30, 2022 and 2021.
No stock-based compensation expense was recognized during the three-month period ended June 30, 2022 (three-month period ended June 30, 2021- $101,319).

F-8
1

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

(iii)	Market performance options:
On July 8, 2019, the Corporation granted 157,142 market performance options under the Corporation stock option plan at an exercise price of $155.05 per share to the CEO, expiring on July 8, 2029. These options vest after the attainment of market performance conditions within the following ten years. Some of these market performance options required the approval of amendments to the stock option plan and therefore the fair value of these options was revaluated up to the date of approval of the amendments (grant date).
The number and weighted average exercise prices of market performance options are as follows:

		2022		2021
	Notes	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
Options outstanding at April 1, 2022 and 2021		$155.05	157,142	$155.05	157,142

Options outstanding at June 30, 2022 and 2021		$155.05	157,142	$155.05	157,142

Options exercisable at June 30, 2022 and 2021		$155.05	21,429	$155.05	21,429

Stock-based compensation recognized under this plan amounted to $601,034 and $627,261 respectively for the three-month periods ended June 30, 2022 and 2021. Unrecognized compensation cost at June 30, 2022 is $11,188,736 with a weighted average period remaining of 7.26 years (2021 - $14,110,008 with a weighted average period remaining of 8.26 years).

(b)	Deferred Share Units and Restricted Share Units:
The Corporation has established an equity incentive plan for employees, directors and consultants of the Corporation. The plan provides for the issuance of restricted share units, performance share units, restricted shares, deferred share units and other share-based awards, subject to restricted conditions as may be determined by the Board of Directors. Upon fulfillment of the restricted conditions, as the case may be, the plan provides for settlement of the awards outstanding through shares.

(i)	Deferred Share Units (“DSUs”)
The number and weighted average share prices of DSUs are as follows:

		2022		2021
	Notes	Weighted average share price	Number of DSUs	Weighted average share price	Number of DSUs
DSUs outstanding at April 1, 2022 and 2021		$66.45	6,468	$63.00	3,362

DSUs outstanding at June 30, 2022 and 2021		$66.45	6,468	$63.00	3,362

DSUs exercisable at June 30, 2022 and 2021		$39.93	2,753	$67.82	1,917

Of

the
6,468
DSUs outstanding as at June 30, 2022 (2021 –
3,362
),
1,944
DSUs vested upon services to be rendered during a period of twelve months from date of grant (2021 –
1,108
). The fair value of the DSUs is determined to be the share price at the date of grant and is recognized as stock-based compensation, through additional paid-in
capital, over the vesting period.
Stock-based compensation recognized under this plan amounted to $9,194 and $4,204 respectively for the three-month periods ended June 30, 2022 and 2021.

F-8
2

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

(ii)	Restricted Share Units (‘’RSUs’’)
During the year ended March 31, 2020, as part of the employment agreement of the CEO, the Corporation granted RSUs which vest over three years in 36 equal instalments. During the year ended March 31, 2021, Neptune granted additional RSUs to the CEO and to executives of the Corporation, which vest over periods ranging from 6 months to 3 years. The fair value of the RSUs is determined to be the share price at the date of grant and is recognized as stock-based compensation, through additional paid-in
capital, over the vesting period. The fair value of the RSUs granted during the three-month period ended June 30, 2022 was $6.83 per unit (2021 - $—)

			2022		2021
	Notes		Weighted average share price	Number of RSUs	Weighted average share price	Number of RSUs
RSUs outstanding at April 1st, 2022 and 2021			$59.75	25,038	$92.08	95,845
Granted			6.83	174,579	—	—
Released through the issuance of common shares	10	(d)	8.74	(108,079)	155.05	(41,660)
Withheld as payment of withholding taxes	10	(d)	5.31	(68,697)	155.05	(21,011)

RSUs outstanding at June 30, 2022 and 2021			$50.57	22,841	$148.49	33,174

Stock-based compensation recognized under this plan amounted to $1,615,514 and $1,946,941 respectively for the three-month periods ended June 30, 2022 and 2021. Unrecognized compensation cost at June 30, 2022 is $142,141 with a weighted average remaining life of 1.55 years (2021 - $1,061,082 unrecognized compensation cost with a weighted average remaining life of 0.8 years).
In addition to above, on November 14, 2021, the Corporation and its CEO entered into an agreement pursuant to which the CEO’s existing employment agreement was amended to waive the Corporation’s obligation to procure directors and officers insurance coverage of up to $15 million for the period covering July 1, 2021 to July 31, 2022. The parties agreed that if the Corporation had successfully completed a strategic partnership prior to December 31, 2021, the CEO would have been entitled to approximately $6.9 million in cash and would have been granted fully vested options to purchase 8.5 million shares of the Corporation’s common stock. As the strategic partnership was not consummated by December 31, 2021, the CEO will be entitled to a grant of vested RSUs with a value of approximately $0.8 million. The balance of the liability accrual to the CEO is $833,786 as at June 30, 2022, in trade and other payables. The revaluation of the liability amounted to a gain of $3,154,328 for the three-month period ended June 30, 2022 and was recorded into SG&A. During the three-months ended June 30, 2022, settlement in RSUs was of $1,187,221. The compensation to be settled in RSUs or if the Corporation is unable to grant such RSUs, then a combination of cash and vested RSUs with equivalent value, is not reflected in the number of RSUs outstanding above.

(c)	Long term cash bonus:
According to the employment agreement with the CEO, a long-term incentive of $15 million is payable if the Corporation’s US market capitalization is at least $1 billion. The Company uses a risk-neutral Monte Carlo simulation to estimate the fair-value of this instrument and recognizes the incentive over the estimated period to reach the market capitalization. As at June 30, 2022, the liability related to this long-term incentive of $12,931 ($88,688 as at March 31, 2022) is presented in Other liability in the consolidated balance sheets. During the three-month period ended June 30, 2022, a recovery of

F-8
3

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

$
75,757
(2021 - an expense of $
95,845
) was recorded in connection with the long-term incentive under selling, general and administrative expenses in the consolidated statement of loss.

13.	Loss per share:
Diluted loss per share was the same amount as basic loss per share, as the effect of options, DSUs, RSUs and warrants are anti-dilutive, as the Corporation has incurred losses in each of the periods presented. All outstanding options, DSUs, RSUs and warrants could potentially be dilutive in the future.

14.	Fair-value:
The Corporation uses various methods to estimate the fair value recognized in the consolidated financial statements. The fair value, hierarchy reflects the significance of inputs used in determining the fair values:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

•	Level 3 – Fair value based on valuation techniques which includes inputs related to the asset or liability that are not based on observable market data (unobservable inputs).
Financial assets and liabilities measured at fair value on a recurring basis are the investment in Acasti Pharma Inc. (“Acasti”), the call option granted to Neptune by Sprout’s non-controlling
interest owners of equity (the “Call Option”), and liability related to warrants.
The following table presents the Corporation’s hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2022 and March 31, 2022:

		June 30, 2022
	Notes	Level 1	Level 2	Level 3	Total
Liabilities
Liability related to warrants	8	$—	$—	$3,167,947	$3,167,947

Total		$—	$—	$3,167,947	$3,167,947

		March 31, 2022
	Notes	Level 1	Level 2	Level 3	Total
Liabilities
Liability related to warrants	8	$—	$—	$5,570,530	$5,570,530

Total		$—	$—	$5,570,530	$5,570,530

On February 10, 2021, Sprout’s other equity interest owners granted Neptune a call option (the “Call Option”) to purchase the remaining 49.9% outstanding equity interests of Sprout, at any time beginning on January 1, 2023 and ending on December 31, 2023. On June 30, 2022 and March 31, 2022, the Call Option was measured based on level 3 inputs to nil. For the three months ended June 30, 2022, the Company recorded a gain on re-measurement
of nil (gain of $104,000 for the three months ended June 30, 2021). The liabilities related to warrants were recorded at their fair value using a Black-Scholes pricing model. Warrants are revalued each period-end
at fair value through profit and loss using level 3 inputs (note 8).

F-
8
4

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

The Corporation has determined that the carrying values of its short-term financial assets and liabilities approximate their fair values given the short-term nature of these instruments. The carrying value of the short-term investment also approximates its fair value given the short-term maturity of the reinvested funds. For variable rate loans and borrowings, the fair value is considered to approximate the carrying amount.

The fair value of the fixed rate loans and borrowings and long-term payable is determined by discounting future cash flows using a rate that the Corporation could obtain for loans with similar terms, conditions and maturity dates. The fair value of these instruments approximates the carrying amounts and was measured using level 3 inputs.

15.	Commitments and contingencies:

(a)	Commitments:

(i)
On November 2, 2017, Neptune entered into an exclusive commercial agreement for a specialty ingredient in combination with cannabinoids coming from cannabis or hemp for a period of 11 years with minimum annual volumes of sales starting in 2019. On January 31, 2020, Neptune entered into other commercial agreements for the same specialty ingredient in combination with fish oil products for a period of 8 years in replacement of a previous terminated agreement. According to these agreements signed with the same third-party’s beneficial owner, Neptune will pay royalties on sales. To maintain the exclusivity, Neptune must reach minimum annual volumes of sales for the duration of the agreements for which minimum volumes are being reached. The corresponding total remaining amount of minimum royalties is $3,767,576.

(ii)
On March 21, 2019, the Corporation received a judgment from the Court regarding certain previously disclosed claims made by a corporation controlled by the former CEO against the Corporation in respect to certain royalty payments alleged to be owed and owing to the former CEO pursuant to the terms of an agreement entered into on February 23, 2001 between Neptune and the former CEO (the “Agreement”). The Court declared that under the terms of the agreement, the Corporation is required to pay royalties of 1% of its revenues in semi-annual instalments, for an unlimited period. Based on currently available information, a provision of $477,982 for royalty payments has been recognized as of June 30, 2022 ($362,809 as at March 31, 2022). Refer to note 7.

(iii)
On May 28, 2021, Sprout entered into a license agreement with Moonbug Entertainment Limited (“Moonbug”), pursuant to which it would license certain intellectual property, relating to characters from the children’s entertainment property CoComelon, for use on certain Sprout products through December 31, 2023 in exchange for a royalty on net sales. Sprout is required to make minimum guaranteed annual payments to Moonbug of $200,000 over the term of the agreement. The agreement may be extended for an additional three years in exchange for an additional minimum guaranteed annual payment to Moonbug of $200,000 over the extended term of the agreement. Royalties payable under the agreement are set off against minimum guaranteed payments made.

(b)	Contingencies:
In the normal course of business, the Corporation is involved in various claims and legal proceedings, for which the outcomes, inflow or outflow of economic benefits, are uncertain. The most significant of which are ongoing are as follows:

(i)	In September 2020, Neptune submitted a claim and demand for arbitration against Peter M. Galloway and PMGSL Holdings, LLC (collectively “PMGSL”) in accordance with the SugarLeaf

F-
8
5

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

Asset Purchase Agreement (“APA”) dated May 9, 2019 between Neptune, PMGSL, Peter M. Galloway and Neptune Holding USA, Inc. Separately, PMGSL submitted a claim and demand for arbitration against Neptune. The Neptune claims and PMGSL claims have been consolidated into a single arbitration and each are related to the purchase by Neptune of substantially all of the assets of the predecessor entities of PMGSL Holdings, LLC. Neptune is claiming, among other things, breach of contract and negligent misrepresentation by PMGSL in connection with the APA and is seeking, among other things, equitable restitution and any and all damages recoverable under law. PMGSL is claiming, among other things, breach of contract by Neptune and is seeking, among other things, payment of certain compensation contemplated by the APA. A merit hearing in the arbitration started in April 2022 with a further week of testimony from August
1-5,
2022. On June 15, 2022, a
one-day
hearing took place on Neptune’s motion to enforce a settlement agreement reached on April 2021 (which was repudiated by PMGSL in June 2021). Following oral argument on July 7, 2022, that motion was denied. While Neptune believes there is no merit to the claims brought by PMGSL, a judgment in favor of PMGSL may have a material adverse effect on our business and Neptune intends to continue vigorously defending itself. Based on currently available information, a provision of $600,000 has been recognized for this case as at June 30, 2022 ($600,000 as at March 31, 2022).

(ii)
On February 4, 2021, the United States House of Representatives Subcommittee on Economic and Consumer Policy, Committee on Oversight and Reform (the “Subcommittee”), published a report, “Baby Foods Are Tainted with Dangerous Levels of Arsenic, Lead, Cadmium, and Mercury” (the “Report”), which stated that, with respect to Sprout, “independent testing of Sprout Organic Foods” has confirmed that their baby foods contain concerning levels of toxic heavy metals.” The Report further stated that after receiving reports alleging high levels of toxic metals in baby foods, the Subcommittee requested information from Sprout but did not receive a response.

On February 11, 2021, following the acquisition of a 50.1% stake in Sprout by Neptune, the Subcommittee contacted Sprout, reiterating its requests for documents and information about toxic heavy metals in Sprout’s baby foods. Sprout provided an initial response to the Subcommittee on February 25, 2021 and is cooperating with the Subcommittee requests.
Further, on February 24, 2021, the Office of the Attorney General of the State of New Mexico (“NMAG”) delivered to Sprout a civil investigative demand requesting similar documents and information with regards to the Report and the NMAG’s investigation into possible violations of the False Advertising Act of New Mexico. Sprout is responding to the requests of the NMAG.
Since February 2021, several putative consumer class action lawsuits have been brought against Sprout alleging that its products (the “Products”) contain unsafe and undisclosed levels of various naturally occurring heavy metals, namely lead, arsenic, cadmium and mercury. There are currently two active putative class action lawsuits, which allege that Sprout violated various state consumer protection laws and make other state and common law warranty and for unjust enrichment claims related to the alleged failure to disclose the presence of these metals, whereas consumers would have allegedly either not purchased the Products or would have paid less had Sprout made adequate disclosures. These putative class actions seek to certify a nationwide class of consumers as well as various state subclasses. These kinds of class actions have also been separately filed against all of the major baby food manufacturers in federal courts across the country. The U.S. Judicial Panel on Multidistrict Litigation (“JPML”) declined a request to centralize all of the consumer class action lawsuits against all of the baby food manufacturers into a single multidistrict proceeding. One of the class actions is currently pending in New Jersey Superior Court. The other class action is currently pending in the U.S. District Court for the Central District

F-8
6

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

of California, but has been ordered to be transferred to the U.S. District for the District of New Jersey. Sprout denies the allegations in these lawsuits and contends that its baby foods are safe and properly labeled. No provision has been recorded in the financial statements for these cases.
In addition to the consumer class actions discussed above, Sprout is currently named in a lawsuit filed on June 16, 2021 in the state court of California alleging some form of personal injury from the ingestion of Sprout’s Products, purportedly due to unsafe and undisclosed levels of various naturally occurring heavy metals. This lawsuit alleges injuries related to neurological development disorders, such as autism spectrum disorder and attention deficit hyperactivity disorder. Sprout denies that its Products contributed to any of these injuries and will defend the case vigorously. No provision has been recorded in the financial statements for this matter.

Furthermore, the Office of the Attorney General for the District of Columbia (“OAG”) in October 2021 sent a letter to Sprout, similar to letters sent to other baby food manufacturers, alleging potential labeling and marketing misrepresentations and omissions regarding the health and safety of its baby food products, constituting an unlawful trade practice. Sprout has agreed to meet with the OAG and will vigorously defend against the allegations. No provision has been recorded in the financial statements for this matter.
These matters may have a material adverse effect on Sprout’s, financial condition, or results of operations.

(iii)
On March 16, 2021, a purported shareholder class action was filed in United States District Court for the Eastern District of New York against the Corporation and certain of its current and former officers alleging violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 with respect to the Corporation’s acquisition of SugarLeaf Labs, Inc. The Corporation believes these claims are without merit and intends to vigorously defend itself. No provision has been recorded in the financial statements for this matter.

The outcome of these claims and legal proceedings against the Corporation cannot be determined with certainty and is subject to future resolution, including the uncertainties of litigation.

16.	Operating Segments:
The Corporation measures its performance based on a single segment, which is the consolidated level used in internal management reports that are reviewed by the Corporation’s Chief Operating Decision Maker.

a)	Geographical information:
Revenue is attributed to geographical locations based on the origin of customers’ location:

	Three-month periods ended
	June 30, 2022	June 30, 2021
Canada	$5,056,502	$2,283,224
United States	10,931,537	7,559,218
Other countries	284,189	236,067

	$16,272,228	$10,078,509

F-8
7

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

Long-lived assets of the Corporation are located in the following geographical location:

	June 30, 2022	March 31, 2022
Canada	$308,743	$20,724,674
United States	1,103,580	723,449

Total property, plant and equipment	$1,412,323	$21,448,123

	June 30, 2022	March 31, 2022
Canada	$2,066,151	$2,353,054
United States	18,947,802	19,301,981

Total intangible assets	$21,013,953	$21,655,035

	June 30, 2022	March 31, 2022
Canada	$2,550,785	$2,625,851
United States	19,542,437	19,542,437

Total goodwill	$22,093,222	$22,168,288

Assets held for sale by the Corporation are located in the following geographical location:

	June 30, 2022	March 31, 2022
Canada	$21,834,039	$—

Total assets held for sale	$21,834,039	$—

b)	Revenues
The Corporation derives revenue from the sales of goods which are recognized at a point in time as follows:

	Three-month periods ended
	June 30, 2022	June 30, 2021
Nutraceutical products	$5,126,114	$3,200,668
Cannabis and hemp products	2,699,970	939,065
Food and beverages products	8,142,014	5,647,427
Innovation products	—	34,480

	$15,968,098	$9,821,640

17.	Related parties:
Related party transactions and balances not disclosed elsewhere in these notes of the financial statements are as follows:
On November 11, 2019, Neptune announced that the Corporation entered into a collaboration agreement with International Flavors & Fragrances Inc. (“IFF”) to co-develop
hemp-derived products for the mass retail and health and wellness markets. App Connect Service, Inc. (“App Connect”), a company indirectly controlled by Michael Cammarata, CEO and Director of Neptune, is also a party to the agreement to provide related branding strategies and promotional activities.

F-8
8

NEPTUNE WELLNESS SOLUTIONS INC.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements
For the three-month periods ended June 30, 2022 and 2021

Neptune will be responsible for the marketing and the sales of the products and will receive the amounts from the product sales. Neptune will in turn pay a royalty to IFF and App Connect associated with the sales of the co-developed
products. The payment of royalties to App Connect, subject to certain conditions, has been approved by the TSX.
During the three-month periods ended June 30, 2022 and 2021, the Corporation recorded a negligible amount of royalty expense pursuant to the co-development
contract and no royalties were paid to date.

18.	Subsequent event:
On July 13, 2022, Neptune announced that Sprout Foods Inc. (“Sprout”), the Corporation’s organic plant-based baby food and toddler snack company, has entered into an amendment of each of its existing Secured Promissory Notes. In connection with this amendment, investment funds managed by Morgan Stanley Expansion Capital (“Morgan Stanley” or “MSEC”) have agreed to immediately commit an additional $3 million in Secured Promissory Notes to Sprout. The maturity date of the note facility of February 1, 2024 is consistent with the maturity date of the existing Secured Promissory Notes with MSEC and Neptune. The $13.0 million of amended Secured Promissory Notes have a 10% interest rate per annum, increasing by 1% per annum every three months during the term of the Secured Promissory Notes. The interest will be compounded and added to the principal amount on a quarterly basis. The amended Secured Promissory Notes may be converted, in whole or in part, at any time upon the mutual consent of Sprout, the Corporation and MSEC, into common shares of the Corporation. MSEC was issued 372,670 common shares of Neptune, of an approximate value of $570,000, in connection with this commitment.
On October 11, 2022, the Corporation closed a registered direct offering of 3,208,557 common shares and 6,417,114 warrants in a concurrent private placement. The Corporation received gross proceeds of approximately $6.0 million in connection with the offering, before deducting placement agent fees and related offering expenses. The net proceeds to the Corporation from the offering, after deducting the placement agent fees and expenses, and the Corporation’s offering expenses were approximately $5.15 million.
On October 17, 2022, the Corporation announced that it had entered into a binding agreement for the sale of its Canadian cannabis business, including the Sherbrooke building, for $3.8 million (C$5.15 million) to be paid to the Corporation in cash. The Corporation expects to record a loss on remeasurement of the assets to fair value less cost of sale in the approximate amount of $15 million in the second quarter interim financial statements for the three and six-month periods ended September 30, 2022.
On October 21, 2022, the Corporation announced that it had agreed to settle and resolve a putative shareholder class action lawsuit filed against Neptune and certain of its current and former officers and directors (refer to note 22(b)iii) , captioned Gong v. Neptune Wellness Solutions, Inc. pending in the United States District Court for the Eastern District of New York, for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Corporation’s control and dependent on the type of consideration used. The settlement is subject to court approval and certification by the court of the class, and the Corporation has a right to terminate the agreement within 30 days under certain circumstances. The Corporation will record a litigation settlement expense for the full amount in the second quarter interim financial statements for the three and six-month periods ended September 30, 2022.

F-
8
9

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses payable by the registrant in connection with the offering described in this registration statement. All amounts are estimates except the SEC registration fee.

SEC expenses		$1,145
Accounting fees and expenses		$100,000
Legal fees and expenses		*
Miscellaneous		*

Total(1)	$	*

*	To be provided by an amendment.
(1)

Discounts, concessions, commissions and similar selling expenses attributable to the sale of common shares covered by this prospectus will be borne by the Selling Shareholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, as estimated in the table above.

Item 14. Indemnification of Directors and Officers

Under the Business Corporations Act (Québec) (the “QBCA”), a corporation must indemnify a director or officer of the corporation, a former director or officer of the corporation or any other person who acts or acted at the corporation’s request as a director or officer of another group, against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved if (1) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and (2) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful. The corporation must also advance moneys to such a person for the costs, charges and expenses of a proceeding referred to above. In the event that a court or any other competent authority judges that the conditions set out in (1) and (2) are not fulfilled, the corporation may not indemnify the person and the person must repay to the corporation any moneys advanced for such purposes. Furthermore, the corporation may not indemnify such person if the court determines that the person has committed an intentional or gross fault. In such a case, the person must repay to the corporation any moneys advanced. A corporation may also, with the approval of the court, in respect of an action by or on behalf of the corporation or other group as referred to above, against such a person, advance the necessary moneys to the person or indemnify the person against all costs, charges and expenses reasonably incurred by the person in connection with the action, if the person fulfills the conditions set out in this paragraph.

In accordance with and subject to the QBCA, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, to the extent permitted by the QBCA, as set forth above.

The Registrant maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay, to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Registered Direct Offering and Concurrent Private Placement

On October 6, 2022, the Company entered into the Purchase Agreement with certain institutional investors, pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Offering”), 3,208,557 of its common shares (the “Common Shares”), and the 6,417,114 Warrants being registered in this Registration Statement/prospectus in the Private Placement. The combined purchase price of each Common Share and accompanying Warrants was $1.87. The Purchase Agreement contains customary representations, warranties, covenants and indemnification rights and obligations of the Company and each of the purchasers. The Offering closed on October 11, 2022. A.G.P./Alliance Global Partners served as exclusive placement agent in connection with the Offering.

The Company received gross proceeds of approximately $6.0 million in connection with the Offering, before deducting placement agent fees and related offering expenses. The net proceeds to the Company from the Offering, after deducting the placement agent fees and expenses, and the Company’s estimated offering expenses, were approximately $5.15 million.

The Common Shares were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-267070) filed with the SEC and declared effective by the SEC on September 23, 2022 (the “Registration Statement”), and a prospectus supplement thereto dated October 11, 2022.

The Warrants and the Common Shares underlying the Warrants sold in the Private Placement were issued in a private placement under Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder Each Warrant is exercisable for one Common Share at an exercise price of $1.62 per share. The Warrants are immediately exercisable and expire five years from the issuance date. A holder (together with its affiliates) may not exercise any portion of the Warrant or Pre-Funded Warrant, as applicable, to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of the Company’s outstanding Common Shares immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant.

In lieu of making the cash payment otherwise contemplated to be made to the Company upon exercise of a Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Warrants, provided that such cashless exercise shall only be permitted if a registration statement registering the issuance of the Common Shares underlying the Warrants is not effective at the time of such exercise or if the prospectus to which the registration statement is a part is not available for the issuance of Common Shares to the Warrant holder.

In July and September 2022, the Company issued to two accredited investors an aggregate of 409,435 common shares in connection with loans to Sprout Foods, Inc. On July 13, 2022, the Company issued an amended and restated secured promissory note in favor of NH Expansion Credit Fund Holdings LP, an investment fund managed by Morgan Stanley Expansion Capital, in the principal amount of $13,000,000. The amended note amended and restated the prior promissory note in the principal amount of $10,000,00 in connection with a loan of an additional $3,000,000 to Sprout from Morgan Stanley Expansion Capital. The common shares were issued in a private placement under Section 4(a)(2) under the Securities Act.

In June 2022, the Company issued 7,104 common shares to the Company’s financial advisor in connection with its proposed divestiture of our Canadian cannabis business. The common shares were issued in a private placement under Section 4(a)(2) under the Securities Act as consideration for the services provided by the financial advisor.

In October 2020, the Company issued 462,963 common shares and 300,926 warrants to purchase common shares at an offering of $75.60 per share to institutional investors for gross proceeds of $35 million. The warrants and the common shares underlying the warrants were issued in a private placement under Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder.

The Company’s use of proceeds from the above referenced offerings is for general corporate purposes.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

Exhibit No.	Description of Exhibit

3.1	Translation of Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

3.2	Translation of Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 13, 2022, and incorporated by reference herein)

3.3	Amended & Restated General By-Law (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 27, 2022, and incorporated by reference herein)

3.4	Advance Notice By-Law (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

4.1	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on July 8, 2022, and incorporated by reference herein)

4.2	Amended and Restated Promissory Note, dated July 13, 2022, issued in favor of NH Expansion Credit Fund Holdings LP by Sprout Foods, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 13, 2022, and incorporated by reference herein)

4.3	Form of Common Share Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 24, 2022, and incorporated by reference herein)

4.4	Form of Pre-Funded Common Share Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 24, 2022, and incorporated by reference herein)

4.5	Form of Common Share purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 12, 2022, and incorporated by reference herein)

4.6	Amendment No. 1 to Series C Common Stock Purchase Warrant between Neptune Wellness Solutions Inc. and Armistice Capital Master Fund Ltd, dated October 6, 2022 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 12, 2022, and incorporated by reference herein)

5.1	Opinion of Osler, Hoskin & Harcourt LLP

10.1#	Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

10.2#	Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

10.3#	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

10.4#	Form of Award Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

10.5#	Form of Indemnification Agreement between the Registrant and its directors and officers (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

10.6#	Employment Agreement by and between the Registrant and Michael Cammarata dated July 7, 2019 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

10.7#†	Letter Agreement by and between the Registrant and Michael Cammarata dated November 14, 2021 (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

10.8#	Interim Services Agreement by and among the Registrant, CSuite Financial Partners and Randy Weaver dated September 23, 2021 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

10.9#	Employment Agreement by and between the Registrant and John Wirt dated August 10, 2021 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-3 filed on January 28, 2022, and incorporated by reference herein)

10.10	Amended and Restated Secured Promissory Note issued by Sprout Foods, Inc. to NH Expansion Credit Fund Holdings LP, dated July 13, 2022 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 18, 2022, and incorporated by reference herein)

10.11#	Employment Agreement by and between the Registrant and Raymond Silcock dated June 13, 2022 (incorporated by reference to the Company’s Current Report on Form 8-K filed on June 14, 2022, and incorporated by reference herein)

10.12*	Securities Purchase Agreement, dated June 21, 2022, by and between Neptune Wellness Solutions Inc. and certain institutional investors.

10.13*	Securities Purchase Agreement between Neptune Wellness Solutions Inc. and the Purchasers, dated October 6, 2022.

10.14*	Leak-Out Agreement between Neptune Wellness Solutions Inc. and the Purchasers, dated October 6, 2022.

10.15	Placement Agency Agreement between Neptune Wellness Solutions Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 12, 2022, and incorporated by reference herein)

10.16	Asset Purchase Agreement by and among N Real Estate L.P., Neptune Wellness Solutions Inc., 9354-7537 Quebec Inc. and PurCann Pharma Inc., dated October 16, 2022 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed October 18, 2022, and incorporated by reference herein)

10.17	Stock Purchase Agreement by and among Sprout Foods, Inc., Neptune Growth Ventures, Inc. and NH Expansion Credit Fund Holdings LP, dated February 10, 2021 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed August 15, 2022, and incorporated by reference herein)

10.18	First Amendment to Stock Purchase Agreement by and among Sprout Foods, Inc., Neptune Growth Ventures, Inc. and NH Expansion Credit Fund Holdings LP, dated July 13, 2022 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed August 15, 2022, and incorporated by reference herein)

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Independent Registered Public Accounting Firm

23.3*	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

101.INS*	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

107*	Filing Fee Table

#	Indicates a management contract or compensatory plan or arrangement.
†	Certain identified information has been excluded from the exhibit pursuant to Item 601(a) (6) and/or Item 601(b) (10) (iv) of Regulation S-K
*	Filed herewith

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the United States, on November 7, 2022.

NEPTUNE WELLNESS SOLUTIONS INC.

By:	/s/ Raymond Silcock
Raymond Silcock
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Michael Cammarata, Raymond Silcock, and John S. Wirt, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on November 7, 2022.

NAME	POSITION	DATE

/s/ Michael Cammarata Michael Cammarata	President, Chief Executive Officer and Director	November 7, 2022

/s/ Raymond Silcock Raymond Silcock	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 7, 2022

/s/ Julie Phillips Julie Phillips	Director	November 7, 2022

/s/ Joseph Buaron Joseph Buaron	Director	November 7, 2022

/s/ Michael de Geus Michael de Geus	Director	November 7, 2022

/s/ Dr. Ronald Denis Dr. Ronald Denis	Director	November 7, 2022

/s/ Philip Sanford Philip Sanford	Director	November 7, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on November 7, 2022.

NEPTUNE WELLNESS SOLUTIONS INC.

By:	/s/ Raymond Silcock
Name: Raymond Silcock
Title: Chief Financial Officer